As filed with the Securities and Exchange Commission on July 10, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERIS BANCORP

(Exact name of registrant as specified in its charter)

Georgia	6022	58-1456434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Ameris Bancorp 310 First St., S.E. Moultrie, Georgia 31768 (229) 890-1111	Mr. Edwin W. Hortman, Jr. Chief Executive Officer Ameris Bancorp 310 First St., S.E. Moultrie, Georgia 31768 (229) 890-1111
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

COPIES TO:

Jody L. Spencer, Esq. Lori A. Gelchion, Esq. Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, NE Atlanta, Georgia 30303 (404) 522-4700 (404) 525-2224 (facsimile)	John P. Greeley, Esq. Smith Mackinnon, PA 255 South Orange Avenue Suite 800 Orlando, Florida 32801 (407) 843-7300 (407) 843-2448 (facsimile)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer    ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $1.00 par value	1,181,125	N/A	$16,906,105	$2,306

(1)	Represents the maximum number of shares of common stock of Ameris Bancorp estimated to be issuable upon completion of the merger described herein in exchange for shares of the common stock of The Prosperity Banking Company that are currently outstanding. Pursuant to Rule 416, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Based on the aggregate book value of the Prosperity common stock to be canceled upon completion of the merger described herein, as of March 31, 2013, the latest practicable date prior to the date of filing this registration statement, in accordance with Rule 457(f)(2). Prosperity is a privately held company, and no market exists for its common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION DATED JULY 10, 2013

Proxy Statement of The Prosperity Banking Company	Prospectus of Ameris Bancorp

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

To the Shareholders of The Prosperity Banking Company:

Ameris Bancorp (“Ameris”) and The Prosperity Banking Company (“Prosperity”) have entered into a definitive merger agreement that provides for the combination of the two companies. Under the merger agreement, Prosperity will merge with and into Ameris, with Ameris as the surviving company in the merger. Before the merger can be completed, Prosperity shareholders must approve the merger agreement pursuant to Florida law. Prosperity shareholders will vote to approve the merger agreement at a special meeting of shareholders to be held on             , 2013. No vote of Ameris shareholders is required to complete the merger. This document, which serves as Prosperity’s proxy statement for the special meeting of its shareholders and as a prospectus for the shares of Ameris common stock to be issued in the merger to Prosperity shareholders, gives you detailed information about the special meeting and the merger.

Under the terms of the merger agreement, Prosperity shareholders will be entitled to receive, at their election, for each share of Prosperity voting common stock they hold, 3.125 shares of Ameris common stock or $41.50 in cash, subject to the requirement that no more than 50% of the shares of Prosperity voting common stock may receive cash in the merger (with Prosperity shareholder elections subject to customary proration and allocation procedures applicable to oversubscription for cash consideration). In addition, if the average closing sale price of the Ameris common stock during a specified time period prior to the completion of the merger is less than $11.10 per share and, based on such average closing sale price, the Ameris common stock underperforms the Keefe Bruyette & Woods Regional Banking Index by more than 20% from the date of the merger agreement through a specified time period prior to the completion of the merger, then Prosperity may terminate the merger agreement unless Ameris contributes additional cash consideration for payment to Prosperity shareholders electing to receive Ameris common stock in the merger equal to the difference between such average closing sale price and $11.10 per share.

The value of the shares of Ameris common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the Ameris common stock. The Ameris common stock is traded on the Nasdaq Global Select Market under the symbol “ABCB.” The Prosperity common stock is not listed or traded on any established securities exchange or quotation system.

The Prosperity board of directors has determined that the merger is fair to, and in the best interests of, Prosperity and its shareholders and unanimously recommends that Prosperity shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meeting and the merger. In particular, you should read carefully the information set forth under “Risk Factors ” beginning on page 18.

On behalf of the Prosperity board of directors, thank you for your prompt attention to this important matter.

Sincerely,

Eddie Creamer
President and Chief Operating Officer,
The Prosperity Banking Company

The shares of Ameris common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Ameris or Prosperity, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2013, and is being first mailed to Prosperity shareholders on or about             , 2013.

THE PROSPERITY BANKING COMPANY

100 Southpark Boulevard

St. Augustine, Florida 32086

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2013

Dear Shareholder of The Prosperity Banking Company:

The Prosperity Banking Company (“Prosperity”) will hold a special meeting of shareholders at its corporate headquarters, located at 100 Southpark Boulevard, St. Augustine, Florida, at      a.m., local time, on             , 2013, to consider and vote on:

1.	a proposal to approve the Agreement and Plan of Merger, dated as of May 1, 2013, by and between Ameris Bancorp (“Ameris”) and Prosperity, as it may be amended from time to time, pursuant to which Prosperity will merge with and into Ameris, with Ameris as the surviving company in the merger (referred to as the “merger agreement”);

2.	any proposal of the Prosperity board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.	such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Prosperity board of directors has determined that the merger is fair to, and in the best interests of, Prosperity and its shareholders. The Prosperity board of directors unanimously recommends that Prosperity shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Prosperity board of directors to adjourn or postpone the special meeting, if necessary.

            , 2013 has been fixed as the record date for the determination of Prosperity shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Prosperity voting common stock (referred to as “Prosperity common stock”) at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

You are cordially invited to attend the special meeting in person. Please vote, sign, date and return the enclosed proxy card in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the special meeting. No additional postage is required if mailed in the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Prosperity shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying proxy statement/prospectus.

In connection with the merger, Prosperity shareholders will have the opportunity to exercise appraisal rights in accordance with the procedures specified in Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (the “FBCA”), which sections are included in the accompanying proxy statement/prospectus as Appendix C. A dissenting Prosperity shareholder who follows the required appraisal procedures may receive cash in an amount equal to the fair value of his or her shares of Prosperity common stock instead of receiving the merger consideration. A Prosperity shareholder who chooses to assert appraisal rights pursuant to Section 607.1302 of the FBCA may provide the required notice specified in Section 607.1321 of the FBCA to Prosperity’s principal executive offices at 100 Southpark Boulevard, St. Augustine, Florida 32086, Attention: Eddie Creamer. For additional details about appraisal rights, see “The Merger — Appraisal Rights for Prosperity Shareholders” and Appendix C to the accompanying proxy statement/prospectus.

By Order of the Board of Directors,

Eddie Creamer
President and Chief Operating Officer,
The Prosperity Banking Company

St. Augustine, Florida

            , 2013

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Ameris files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that Ameris files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Ameris files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Ameris by accessing Ameris’s website at www.amerisbank.com under the heading “Investor Relations.” Copies can also be obtained, free of charge, by directing a written or oral request to:

Ameris Bancorp

310 First St., S.E.

Moultrie, Georgia 31768

Telephone: (229) 890-1111

Attn: Corporate Secretary, Ameris Bancorp

Ameris has filed a Registration Statement on Form S-4 to register with the SEC up to 1,181,125 shares of the Ameris common stock to be issued in the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Ameris or upon written or oral request to Ameris at the address and telephone number set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Ameris that is not included in or delivered with this document, including incorporating by reference documents that Ameris has previously filed with the SEC. These documents contain important information about Ameris and its financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written or oral request to Ameris at the address and telephone number listed above.

To obtain timely delivery of these documents, you must request them no later than             , 2013 in order to receive them before the special meeting of shareholders.

Ameris supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Ameris, and Prosperity supplied all information contained in this proxy statement/prospectus relating to Prosperity.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Prosperity shareholders nor the issuance of Ameris common stock or the payment of cash by Ameris in the merger shall create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why do Ameris and Prosperity want to merge?

A:	We believe the combination of Ameris and Prosperity will create a leading community banking franchise in the Jacksonville, Palm Coast, Daytona Beach, Ormond Beach and Panama City, Florida metropolitan areas, while further expanding Ameris’s existing Southeastern footprint in several attractive Florida markets. The Prosperity board of directors has determined that the merger is fair to, and in the best interests of, Prosperity and its shareholders, and unanimously recommends that Prosperity shareholders vote for approval of the merger agreement. You should review the reasons for the merger described in greater detail under “The Merger — Prosperity’s Reasons for the Merger; Recommendation of the Prosperity Board of Directors” and “The Merger — Ameris’s Reasons for the Merger.”

Q:	What will I receive in the merger for my shares of Prosperity common stock?

A:	Under the terms of the merger agreement, Prosperity shareholders will be entitled to receive, at their election, for each share of Prosperity common stock they hold, 3.125 shares of Ameris common stock or $41.50 in cash, subject to the requirement that no more than 50% of the shares of Prosperity common stock may receive cash in the merger (with Prosperity shareholder elections subject to customary proration and allocation procedures applicable to oversubscription for cash consideration). Due to these limitations, Prosperity shareholders who elect to receive cash for their shares of Prosperity common stock may not receive cash consideration for all such shares and, instead, may receive shares of Ameris common stock.

In addition, if the average closing sale price of the Ameris common stock during a specified time period prior to the completion of the merger is less than $11.10 per share and, based on such average closing sale price, the Ameris common stock underperforms the Keefe Bruyette & Woods Regional Banking Index by more than 20% from the date of the merger agreement through a specified time period prior to the completion of the merger, then Prosperity may terminate the merger agreement unless Ameris contributes additional cash consideration for payment to Prosperity shareholders electing to receive Ameris common stock in the merger equal to the difference between such average closing sale price and $11.10 per share. See “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Termination.”

The value of the shares of Ameris common stock to be issued to Prosperity shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when this merger will be completed. You are advised to obtain current sale prices for the Ameris common stock, which is traded on the Nasdaq Global Select Market under the symbol “ABCB.”

Q:	How and when does a Prosperity shareholder elect the form of consideration he or she prefers to receive?

A:

An election statement with instructions for making the election as to the form of consideration preferred is being mailed to Prosperity shareholders simultaneously with this proxy statement/prospectus. To make an election, a Prosperity shareholder must submit an election statement, to Ameris’s exchange agent under the merger agreement (referred to as the “exchange agent”) by 5:00 p.m., Eastern Time, on the date prior to the fifth (5th) business day immediately preceding the closing date of the merger (or such other time and date as Ameris and Prosperity may mutually agree). This date is referred to as the “election deadline.” Election choices and election procedures are described under “The Merger Agreement — Elections” and “The Merger Agreement — Election Statements; Exchange of Stock Certificates.”

NOTE: The actual election deadline is not currently known. Ameris and Prosperity anticipate issuing a press release to announce the date of the election deadline at least five (5) business days before that deadline. Additionally, Ameris and Prosperity also anticipate posting the date of the election deadline on their respective web sites at least five (5) business days before that deadline.

Q:	May a Prosperity shareholder change his or her election once it has been submitted?

A:	Yes. An election may be revoked or changed but only by written notice by the person submitting such election received by the exchange agent prior to the election deadline. If an election is revoked, and unless a subsequent properly executed election statement is actually received by the exchange agent by the election deadline, then the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Prosperity common stock. See “The Merger Agreement — Election Statements; Exchange of Certificates.”

Q:	How are outstanding Prosperity stock options addressed in the merger agreement?

A:	The merger agreement requires Prosperity to cause all outstanding and unexercised options to purchase shares of Prosperity common stock awarded under the Prosperity 2005 Stock Option and Incentive Plan and the Prosperity 2010 Officers’ and Employees’ Stock Option Plan to be canceled prior to the effective time of the merger (collectively referred to as the “Prosperity stock plans”). The termination of the Prosperity stock options (by their own terms or otherwise) is a condition to Ameris’s obligation to complete the merger. Ameris will not assume any outstanding Prosperity stock option or any Prosperity stock plan, and none of the outstanding Prosperity stock options will be converted to, or represent rights to acquire, Ameris common stock. See “The Merger Agreement — Stock Options” and “The Merger Agreement — Conditions to Completion of the Merger.”

No payment will be made to any holder of Prosperity stock options with respect to their cancellation, except that certain executive officers of Prosperity will receive, at the closing of the merger, shares of restricted Ameris common stock (not to exceed 25,000 shares in the aggregate) in respect of the cancellation of certain of their Prosperity stock options. See “The Merger — Interests of Prosperity Executive Officers and Directors in the Merger — Prosperity Stock Options.”

Q:	What happens if an election is not made prior to the election deadline?

A:	If a Prosperity shareholder fails to submit an election statement to the exchange agent by the election deadline, then that holder will be deemed to have made no election and will be issued shares of Ameris common stock in exchange for all shares of Prosperity common stock held by such Prosperity shareholder. See “The Merger Agreement — Elections” and “The Merger Agreement — Election Statements; Exchange of Stock Certificates.”

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to take place on , 2013, at a.m., local time, at its corporate headquarters, located at 100 Southpark Boulevard, St. Augustine, Florida.

Q:	What will be voted on at the special meeting?

A:	At the special meeting, the holders of Prosperity common stock will be asked to approve the merger agreement, as well as any proposal of the Prosperity board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q:	What should I do now?

A:	After you have carefully read this proxy statement/prospectus, please vote your shares promptly. If you hold shares of Prosperity common stock in your own name as a shareholder of record, you should complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please vote by proxy even if you plan to attend the special meeting. If you hold your shares of Prosperity common stock through a bank, broker or other nominee (commonly referred to as held in “street name”), you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them.

If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously returned your proxy. Please note that if you hold your shares in street name, you must obtain a legal proxy from your bank, broker or other nominee in order to vote your shares in person at the special meeting.

Q:	Why is my vote important?

A:	We cannot complete the merger unless Prosperity shareholders approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Prosperity common stock. Accordingly, if you do not vote or if you abstain from voting, it will have the same effect as voting against approval of the merger agreement.

Q:	If my shares are held in street name with a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	No. Without instructions from you, your bank, broker or other nominee will not be able to vote your shares. This will have the same effect as voting against approval of the merger agreement.

Q:	Can I change my vote before the special meeting?

A:	Yes. If you are the record holder of your shares, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to the Corporate Secretary of Prosperity stating that you would like to revoke your proxy.

•

Second, you may complete and submit a new proxy card bearing a later date. Your proxy card bearing the latest date (and received before the special meeting) will be counted, and any earlier proxy will be revoked.

•

Third, you may attend the special meeting in person and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy you may have given.

If you hold your shares of Prosperity common stock in street name with a bank, broker or other nominee, then you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Q:	What if I want to exercise appraisal rights?

A:	If you want to exercise appraisal rights and receive the fair value of your shares of Prosperity common stock in cash instead of the merger consideration, then you must file a written objection with Prosperity prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will be automatically voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. See “The Merger — Appraisal Rights for Prosperity Shareholders.”

Q:	What are the U.S. federal income tax consequences of the merger to Prosperity shareholders?

A:	It is currently unclear, and will remain unclear until the closing date of the merger, whether the merger will qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 as amended. Therefore, it is possible that Prosperity shareholders will be required to recognize gain or loss for U.S. federal income tax purposes taking into account the amount realized (as defined herein on page 49). Prosperity shareholders should vote to adopt the merger agreement only if they are willing to approve a taxable transaction in which they fully recognize gain or loss.

Q:	When do you currently expect to complete the merger?

A:	We expect to complete the merger in the third quarter of 2013. However, we make no assurances as to whether or if the merger will be completed. We must first obtain the approval of Prosperity shareholders at the special meeting and the necessary regulatory approvals, and the other conditions to completing the merger must be satisfied or waived. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Should I send in my Prosperity stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card. Promptly after the effective time of the merger, the exchange agent will mail Prosperity shareholders a letter of transmittal and instructions for the surrender of stock certificates for the merger consideration. See “The Merger Agreement — Election Statements; Exchange of Stock Certificates.”

Q:	Whom should I call with questions?

A:	If you have any questions about the merger or any of the proposals to be considered at the special meeting, need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Prosperity at:

The Prosperity Banking Company

100 Southpark Boulevard

St. Augustine, Florida 32086

Telephone: (904) 824-9111

Attn: Eddie Creamer

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should read this entire document carefully and in its entirety, including the appendices and the other documents incorporated by reference into this proxy statement/prospectus, to fully understand the merger and the related transactions. For a list of the documents incorporated by reference into this proxy statement/prospectus, see “Documents Incorporated By Reference.”

Except as otherwise indicated or unless the context requires, as used in this proxy statement/prospectus: (i) references to “Ameris” refer to Ameris Bancorp and its consolidated subsidiaries; and (ii) references to “Prosperity” refer to The Prosperity Banking Company and its consolidated subsidiaries.

The Companies (see page 78)

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Telephone: (229) 890-1111

Internet Address: www.amerisbank.com

Ameris Bancorp, a Georgia corporation, is a bank holding company whose business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Ameris (“Ameris Bank”). As a bank holding company, Ameris performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank.

Ameris is headquartered in Moultrie, Georgia, and, through Ameris Bank, provides a full range of banking services to its retail and commercial customers through branches primarily concentrated in select markets in Georgia, Alabama, Florida and South Carolina. These branches serve distinct communities in Ameris’s business areas with autonomy but do so as one bank, leveraging Ameris’s favorable geographic footprint in an effort to acquire more customers.

Ameris was incorporated on December 18, 1980 as a Georgia corporation. Ameris operates 57 domestic banking offices with no foreign activities. At December 31, 2012, Ameris had approximately $3.00 billion in total assets, $1.96 billion in total loans, $2.62 billion in total deposits and stockholders’ equity of $279.0 million. Deposits with Ameris Bank are insured, up to applicable limits, by the Federal Deposit Insurance Corporation (the “FDIC”).

The Ameris common stock is traded on the Nasdaq Global Select Market under the symbol “ABCB.”

The information on Ameris’s website is not a part of this proxy statement/prospectus, and the reference to Ameris’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

The Prosperity Banking Company

100 Southpark Boulevard

St. Augustine, Florida 32086

Telephone: (904) 824-9111

Internet Address: www.prosperitybank.com

The Prosperity Banking Company is a bank holding company located in St. Augustine, Florida. Prosperity’s wholly owned subsidiaries are Prosperity Bank (“Prosperity Bank”) and Prosperity Land Holdings, LLC (“PLH”).

Prosperity Bank is a Florida state-chartered bank. Its deposits are insured up to applicable limits by the FDIC. Prosperity Bank offers a variety of community banking services, including residential, commercial and consumer loan products, consumer and business deposit products, ATM and debit cards, cash management service, and safe deposit boxes. These services are offered through 12 banking offices located in St. Johns, Duval, Flagler, Bay, Putnam and Volusia Counties, Florida. Prosperity Bank has no foreign activities. PLH was organized to facilitate certain land acquisition transactions.

Prosperity was incorporated on November 12, 2004 as a Florida corporation. At March 31, 2013, Prosperity had approximately $761.0 million in total assets, $470.6 million in total loans, $498.3 million in total deposits and shareholders’ equity of $16.9 million.

The information on Prosperity’s website is not a part of this proxy statement/prospectus, and the reference to Prosperity’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

The Merger (see page 36)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Prosperity will merge with and into Ameris, with Ameris as the surviving company in the merger. It is expected that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Prosperity Bank will merge into Ameris Bank, with Ameris Bank as the surviving bank of such merger. The merger of Ameris Bank and Prosperity Bank may be abandoned at the election of Ameris Bank at any time. We refer to the merger of Ameris Bank and Prosperity Bank as the “bank merger.”

Closing and Effective Time of the Merger (see page 59)

Unless both Ameris and Prosperity agree to a later date, the closing of the merger will take place on a date no later than three (3) business days after all of the conditions to the completion of the merger have been satisfied or waived, other than those that by their nature are to be satisfied or waived at the closing of the merger. Simultaneously with the closing of the merger, Ameris will file articles of merger with the Secretary of State of the State of Georgia and the Department of State of the State of Florida. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

Merger Consideration (see page 60)

Under the terms of the merger agreement, each share of Prosperity common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares, defined below) will be converted into the right to receive, at the election of the holder, either:

•	3.125 shares of Ameris common stock (referred to as the “per share stock consideration”); or

•	$41.50 in cash (referred to as the “per share cash consideration”).

The foregoing is subject to the requirement that the number of shares of Prosperity common stock receiving the per share cash consideration in the merger may not exceed 50% of the aggregate number of outstanding shares of Prosperity common stock convertible in the merger plus the number of dissenting shares (collectively referred to as the “maximum cash shares”). Prosperity shareholder elections are subject to customary proration and adjustment procedures if the per share cash consideration is oversubscribed.

No fractional shares of Ameris common stock will be issued in connection with the merger. Instead, Ameris will make to each Prosperity shareholder who would otherwise receive a fractional share of Ameris common stock a cash payment as specified in the merger agreement. We refer to the per share stock consideration, the per share cash consideration and cash in lieu of any fractional shares, collectively, as the “merger consideration.”

In addition, if the Average Ameris Stock Price (as defined below) is less than $11.10 per share and, based on the Average Ameris Stock Price, the Ameris common stock underperforms the Keefe Bruyette & Woods Regional Banking Index by more than 20%, considering the performance of such Index during the same period used to calculate the Average Ameris Stock Price as compared to the closing price of such Index on the day immediately prior to the date of the merger agreement, then Prosperity may terminate the merger agreement unless Ameris contributes additional cash consideration for payment to Prosperity shareholders electing to receive Ameris common stock in the merger equal to the difference between the Average Ameris Stock Price and $11.10 per share. We refer to this additional cash consideration generally as the “Pricing Differential.” The specific calculation of the Pricing Differential is set forth in “The Merger Agreement — Termination.” The “Average Ameris Stock Price” means the average closing sale price of Ameris common stock on the Nasdaq Global Select Market for the twenty (20) consecutive trading days prior to and ending on the fifth (5th) business day immediately preceding the closing date of the merger, rounded to the nearest whole cent.

A Prosperity shareholder also has the right to obtain the fair value of his or her shares of Prosperity common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the Florida Business Corporation Act (the “FBCA”). Shares of Prosperity common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.”

Equivalent Prosperity Per Share Value (see page 28)

Ameris common stock trades on the Nasdaq Global Select Market under the symbol “ABCB.” Prosperity common stock is not listed or traded on any established securities exchange or quotation system. The following table presents the closing sale price of Ameris common stock on May 1, 2013, the last trading day before the date of the public announcement of the merger agreement, and             , 2013, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Prosperity common stock on those dates (assuming such share is converted into the right to receive the per share stock consideration and excluding cash in payment of the Pricing Differential), calculated by multiplying the closing sale price of Ameris common stock on those dates by 3.125).

Date	Ameris Closing Sale Price	Equivalent Prosperity Per Share Value
May 1, 2013	$13.32	$41.63
, 2013	$	$

The value of the shares of Ameris common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the Ameris common stock.

Surrender of Stock Certificates

Prior to the effective time of the merger, Ameris will appoint as the exchange agent under the merger agreement either its transfer agent, Computershare Investor Services, or an unrelated bank or trust company reasonably acceptable to Prosperity. Promptly after the effective time of the merger, the exchange agent will mail to each holder of record of Prosperity common stock (other than a holder of dissenting shares) a letter of transmittal and instructions for the surrender of the holder’s Prosperity stock certificate(s) for the merger consideration (including cash in lieu of any fractional Ameris shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 46)

It is currently unclear, and will remain unclear until the closing date of the merger, whether the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the merger qualifies as a tax-free reorganization, then the holders of shares of Prosperity common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares in the merger, except to the extent of the total per share cash consideration, cash in lieu of any fractional shares of Ameris common stock and cash in payment of the Pricing Differential (if any) received by such holders. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Prosperity common stock would recognize any gain with respect to the entire consideration received in the merger, including the per share stock consideration received.

The U.S. federal income tax consequences described above may not apply to all holders of Prosperity common stock. Tax matters are very complicated and the consequences of the merger to any particular Prosperity shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page 52 and Appendix C to this proxy statement/prospectus)

Under Florida law, Prosperity shareholders have the right to dissent from the merger and receive cash equal to the fair value of their shares of Prosperity common stock instead of receiving the merger consideration. To exercise appraisal rights, Prosperity shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the FBCA, which include filing a written objection with Prosperity prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement.

Opinion of Allen C. Ewing & Co. (see pages 41 and Appendix B)

On April 26, 2013, Allen C. Ewing & Co. (“Ewing”) rendered to the Prosperity board of directors Ewing’s verbal opinion, which was subsequently confirmed in writing by delivery of Ewing’s written opinion also dated April 26, 2013, with respect to the fairness of the merger consideration to be received by Prosperity shareholders, from a financial point of view.

Ewing’s opinion is directed to the Prosperity board of directors and relates only to the fairness of the merger consideration to be received by Prosperity shareholders, from a financial point of view. Ewing’s opinion does not address any other aspect of the merger and is not a recommendation to any Prosperity shareholder as to how such shareholder should vote at the special meeting.

The full text of Ewing’s April 26, 2013 opinion is included as Appendix B to this proxy statement and is incorporated by reference herein. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Ewing in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Prosperity shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.

Recommendation of the Prosperity Board of Directors (see page 31)

The Prosperity board of directors has determined that the merger is fair, and in the best interests of, Prosperity and its shareholders and unanimously recommends that Prosperity shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

In determining whether to approve the merger agreement, the Prosperity board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Prosperity board of directors also considered the factors described under “The Merger — Prosperity’s Reasons for the Merger; Recommendation of the Prosperity Board of Directors.”

Interests of Prosperity Directors and Executive Officers in the Merger (see page 56)

Some of the executive officers and directors of Prosperity and Prosperity Bank have interests in the merger that are in addition to, or different from, the interests of Prosperity shareholders generally. These interests include the following:

•

Eddie Creamer (President and Chief Operating Officer of Prosperity and President and Chief Executive Officer of Prosperity Bank) (i) will enter into, at the closing of the merger, a three-year employment agreement with Ameris with an anticipated annual base salary of $250,000.00, (ii) will enter into, at the closing of the merger, a three-year non-competition and non-disclosure agreement with Ameris providing for an anticipated annual payment of $350,000.00, and (iii) will receive, at the closing of the merger, 16,277 shares of restricted Ameris common stock in respect of the cancellation of certain of his outstanding Prosperity stock options;

•

each of Christopher J. Kaminski, Shirley P. Fiano and Kevin Haynie (each an executive officer of Prosperity Bank) (i) will enter into, at the closing of the merger, a one-year employment agreement with Ameris with an anticipated annual base salary of $165,000.00, $165,000.00 and $137,500.00, respectively, (ii) will enter into, at the closing of the merger, a one-year non-competition and non-disclosure agreement with Ameris providing for an anticipated one-time payment of $171,000.00, $171,000.00 and $143,000.00, respectively, and (iii) will receive, at the closing of the merger, 3,701, 2,511 and 2,511 shares of restricted Ameris common stock, respectively, in respect of the cancellation of certain of their Prosperity stock options;

•

each of Randall D. Peterson, Heather B. Hunter and Jason Raymond (each an executive officer of Prosperity Bank) will enter into, at the closing of the merger, a one-year non-competition and non-disclosure agreement with Ameris providing for an anticipated one-time payment of $206,227.00, $196,416.00 and $203,602.00, respectively;

•

each non-employee member of the Prosperity board of directors will enter into, at the closing of the merger, a one-year non-competition and non-disclosure agreement with Ameris providing for a one-time payment of $30,000.00; and

•

Prosperity’s directors and executive officers will be entitled to indemnification by Ameris with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy for six (6) years after the merger.

The Prosperity board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Treatment of Prosperity Stock Options

The merger agreement requires Prosperity to cause all outstanding and unexercised options to purchase shares of Prosperity common stock awarded under the Prosperity 2005 Stock Option and Incentive Plan and the Prosperity 2010 Officers’ and Employees’ Stock Option Plan (collectively referred to as the “Prosperity stock plans”) to be canceled prior to the effective time of the merger. The termination of the Prosperity stock options (by their own terms or otherwise) is a condition to Ameris’s obligation to complete the merger. Ameris will not assume any outstanding Prosperity stock option or Prosperity stock plan, and none of the outstanding Prosperity stock options will be converted to, or represent rights to acquire, Ameris common stock.

No payment will be made to any holder of Prosperity stock options with respect to their cancellation, except that certain executive officers of Prosperity or Prosperity Bank will receive at the closing of the merger shares of restricted Ameris common stock (not to exceed 25,000 shares in the aggregate) in respect of the cancellation of certain of their Prosperity stock options. See “The Merger— Interests of Prosperity Executive Officers and Directors in the Merger.”

In the merger agreement, Prosperity has represented to Ameris that, except for the Prosperity stock options granted under the Prosperity stock plans, Prosperity does not have any outstanding options, warrants, rights or other agreements calling for the issuance of Prosperity common stock or other securities of Prosperity.

Regulatory Approvals

Under federal law, the merger must be approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the bank merger must be approved by the FDIC. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. In addition, the Georgia Department of Banking and Finance (the “GDBF”) also must approve the merger and the bank merger.

Once the Federal Reserve approves the merger, we must wait for up to thirty (30) days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve to do so, then the merger may be completed on or after the fifteenth (15th) day after approval from the Federal Reserve. Similarly, after we receive approval of the bank merger from the FDIC, we must wait for up to thirty (30) days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the FDIC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the FDIC.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. We make no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Prosperity or Prosperity Bank, that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger. It is a condition to Ameris’s obligation to complete the merger that no such regulatory condition be imposed. See “The Merger Agreement — Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 73)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the merger agreement by Prosperity shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of Ameris common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”);

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•

the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, without any condition, or carryover of any condition applicable to Prosperity or Prosperity Bank, that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger, and the expiration of all statutory waiting periods;

•

accuracy, generally in all material respects, of Ameris’s and Prosperity’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•	performance in all material respects by Ameris and Prosperity of their respective obligations under the merger agreement;

•	as a condition to Ameris’s obligation to complete the merger, the termination of all outstanding Prosperity stock options;

•	as a condition to Ameris’s obligation to complete the merger, the dissenting shares constituting less than 10% of the outstanding shares of Prosperity common stock;

•

as a condition to Ameris’s obligation to complete the merger, each of Eddie Creamer (President and Chief Operating Officer of Prosperity and President and Chief Executive Officer of Prosperity Bank) and Christopher J. Kaminski, Shirley P. Fiano and Kevin Haynie (each an executive officer of Prosperity Bank) entering into employment agreements and non-competition and non-disclosure agreements with Ameris;

•

as a condition to Ameris’s obligation to complete the merger, each of Randall D. Peterson, Heather B. Hunter and Jason Raymond (each an executive officer of Prosperity Bank) entering into non-competition and non-disclosure agreements with Ameris; and

•	as a condition to Ameris’s obligation to complete the merger, each non-employee member of the Prosperity board of directors entering into a non-competition and non-disclosure agreement with Ameris.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 70)

Until the completion of the merger, with some exceptions, Prosperity is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal for the acquisition of Prosperity, such as a merger or other business combination transaction, with any person other than Ameris. Prosperity may respond to an unsolicited proposal if it is a “superior proposal” as defined in the merger agreement.

Termination (see page 74)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Prosperity shareholders:

•	by mutual written consent of Ameris and Prosperity;

•

by either Ameris or Prosperity, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•

by either Ameris or Prosperity, if the merger has not been completed by December 31, 2013, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

by either Ameris or Prosperity, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within twenty (20) days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•

by Ameris, if (i) the Prosperity board of directors fails to recommend that the Prosperity shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to Ameris, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to Ameris, such recommendation (referred to as a “change in recommendation”), or (ii) Prosperity materially breaches any of the provisions of the merger agreement relating to third party proposals;

•

by Prosperity, prior to obtaining the approval of the merger agreement by the Prosperity shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals (provided that Prosperity has not materially breached any such provisions and pays Ameris the required termination fee);

•	by either Ameris or Prosperity, if the Prosperity shareholders fail to approve the merger agreement at a duly held meeting of Prosperity shareholders or any adjournment or postponement thereof; and

•

by Prosperity, in the event that the Average Ameris Stock Price is less than $11.10 per share and, based on the Average Ameris Stock Price, the Ameris common stock underperforms the Keefe Bruyette & Woods Regional Banking Index by more than 20%, considering the performance of such Index during the same period used to calculate the Average Ameris Stock Price as compared to the closing price of such Index on the day immediately prior to the date of the merger agreement, provided that, in lieu of such termination, Ameris may contribute additional cash consideration equal to the Pricing Differential for payment to Prosperity shareholders electing to receive Ameris common stock in the merger.

Termination Fees (see page 76)

Prosperity Termination Fee. Prosperity must pay Ameris a termination fee of $2.25 million:

•

if the merger agreement is terminated by Ameris because the Prosperity board of directors did not recommend that the Prosperity shareholders approve the merger agreement or made a change in recommendation, or because Prosperity materially breached any of the provisions of the merger agreement relating to third party proposals;

•

if the merger agreement is terminated by Prosperity, prior to obtaining approval of the merger agreement by the Prosperity shareholders, in order to enter into an agreement relating to a superior proposal; or

•

if the merger agreement is terminated by Ameris or Prosperity because the Prosperity shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal (as defined in the merger agreement) and, within six (6) months of such termination, Prosperity or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal.

Ameris Termination Fee. Ameris must pay Prosperity a termination fee:

•

equal to $3.20 million, if the merger agreement is terminated by Prosperity as a result of a willful and material breach by Ameris of any of its covenants or agreements set forth in the merger agreement; or

•

equal to $1.25 million, if the merger agreement is terminated by Ameris because a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and (i) the regulatory or governmental entity conditioned its provision of such approval solely on an increase in any minimum regulatory capital requirements of Ameris (as the surviving corporation in the merger) or Ameris Bank (as the resulting institution in the bank merger) or (ii) Ameris withdrew any application seeking such approval because such approval would have included a condition increasing any such minimum regulatory capital requirements.

Comparison of Shareholder Rights (see page 104)

Prosperity is incorporated under the laws of the State of Florida and Ameris is incorporated under the laws of the State of Georgia. The rights of holders of Prosperity common stock are governed by Florida law and Prosperity’s articles of incorporation and bylaws and the rights of holders of Ameris common stock are governed by Georgia law and Ameris’s articles of incorporation and bylaws. Some of the key differences between Florida law and Georgia law and between Prosperity’s and Ameris’s articles of incorporation and bylaws are:

•

the total number of shares of authorized capital stock of Ameris is 105,000,000 shares (100,000,000 common and 5,000,000 preferred), compared to 65,000,000 shares for Prosperity (3,000,000 voting common, 57,000,000 non-voting common and 5,000,000 preferred);

•

Ameris’s bylaws provide that any action permitted to be taken at a meeting of Ameris shareholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing by each shareholder; Prosperity’s bylaws provide that any action permitted to be taken at a meeting of Prosperity shareholders may instead be taken without a meeting by the written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action;

•

Ameris’s bylaws provide that special meetings of Ameris shareholders may be called upon the written request of Ameris shareholders owning at least 50% of the issued and outstanding capital stock of Ameris; Prosperity’s bylaws provide that special meetings of Prosperity shareholders may be called upon the written request of the holders of at least 10% of the shares entitled to be voted at such meeting; and

•

the Ameris board of directors is divided into three classes, with the directors serving staggered three-year terms and approximately one-third of the directors elected by Ameris shareholders annually; all of the directors of Prosperity are elected by Prosperity shareholders annually.

Nasdaq Listing (see page 16)

Ameris shall use its commercially reasonable best efforts to cause the shares of Ameris common stock to be issued to the holders of Prosperity common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 51)

Ameris will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Prosperity Special Meeting (see page 31)

The special meeting of Prosperity shareholders will be held on             , 2013, at              a.m., local time, at its corporate headquarters, located at 100 Southpark Boulevard, St. Augustine Florida. At the special meeting, Prosperity shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;

•

any proposal of the Prosperity board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the special meeting if you owned Prosperity common stock as of the close of business on             , 2013. On that date, there were              shares of Prosperity common stock outstanding and entitled to vote, approximately             % of which were owned and entitled to be voted by Prosperity directors and executive officers and their affiliates. As of the record date, neither Ameris nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of Prosperity common stock. You can cast one vote for each share of Prosperity common stock you owned on that date.

In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of Prosperity common stock entitled to vote must vote in favor of doing so. Prosperity’s directors have entered into shareholder voting agreements with Ameris under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 85,291 shares of Prosperity common stock, representing approximately 22.57% of the outstanding shares of Prosperity common stock entitled to vote at the special meeting, are subject to these shareholder voting agreements.

Market Prices and Dividend Information (see page 29)

The Ameris common stock is traded on the Nasdaq Global Select Market under the symbol “ABCB.” The Prosperity common stock is not listed or traded on any established securities exchange or quotation system. The following table sets forth the reported high and low sales prices of shares of Ameris common stock, as adjusted for stock dividends, and the quarterly cash dividends per share of Ameris common stock declared, in each case for the periods indicated. Prosperity has never paid cash dividends on the Prosperity common stock. The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Ameris Common Stock
	High	Low	Dividends
2013
First Quarter	$14.51	$12.79	—
Second Quarter	16.94	13.16	—
Third Quarter (through July , 2013)			—
2012
First Quarter	$13.32	$10.34	—
Second Quarter	13.40	10.88	—
Third Quarter	12.88	11.27	—
Fourth Quarter	12.71	10.50	—
2011
First Quarter	$11.20	$9.15	—
Second Quarter	10.25	8.49	—
Third Quarter	10.36	8.31	—
Fourth Quarter	10.98	8.51	—

The holders of Ameris common stock receive dividends if and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of the Ameris preferred stock.

As of             , 2013, the outstanding shares of Ameris common stock were owned by approximately      holders of record and the outstanding shares of Prosperity common stock were owned by approximately      holders of record.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Ameris’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the matters addressed under “Forward-Looking Statements,” Prosperity shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement.

Because the sale price of the Ameris common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger if you elect to receive the per share stock consideration.

Under the terms of the merger agreement, each share of Prosperity common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive, at the election of the holder, either 3.125 shares of Ameris common stock or $41.50 in cash, subject to the requirement that the number of shares of Prosperity common stock receiving the per share cash consideration in the merger may not exceed the maximum cash shares (with Prosperity shareholder elections subject to customary proration and allocation procedures applicable to oversubscription for cash consideration). The value of the shares of Ameris common stock to be issued to Prosperity shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Ameris and Prosperity. We make no assurances as to whether or when the merger will be completed. Prosperity shareholders should obtain current sale prices for shares of Ameris common stock before voting their shares of Prosperity common stock at the special meeting and before submitting an election statement indicating the type of merger consideration they wish to receive.

Prosperity shareholders may receive a form of merger consideration different from what they elect.

Although each Prosperity shareholder may make a cash or stock election with respect to the type of merger consideration they wish to receive in the merger for their shares of Prosperity common stock, the number of shares of Prosperity common stock receiving the per share cash consideration in the merger may not exceed the maximum cash shares (with Prosperity shareholder elections subject to customary proration and allocation procedures applicable to oversubscription for cash consideration). As a result, if the cash consideration is oversubscribed, then a Prosperity shareholder who makes a cash election for such holder’s shares of Prosperity common stock may nevertheless receive some stock consideration in respect of such shares. See “The Merger Agreement — Elections” and “The Merger Agreement — Proration and Adjustment Procedures.”

Ameris may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Ameris’s ability to realize anticipated cost savings and to combine the businesses of Ameris and Prosperity in a manner that does not materially disrupt the existing customer relationships of either Ameris or Prosperity or result in decreased revenues from customers of either of them. If Ameris is not able to successfully achieve these objectives, then the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

Ameris and Prosperity have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of either Ameris’s or Prosperity’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Ameris or Prosperity to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts by Ameris and Prosperity will also divert management attention and resources. These integration matters could have an adverse effect on each of Ameris and Prosperity during the transition period and on the combined company following completion of the merger.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire Prosperity.

Until the completion of the merger, with some exceptions, Prosperity is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire Prosperity, such as a merger or other business combination transaction, with any person other than Ameris. In addition, Prosperity has agreed to pay to Ameris in certain circumstances a termination fee equal to $2.25 million. These provisions could discourage other companies from trying to acquire Prosperity even though those other companies might be willing to offer greater value to Prosperity shareholders than Ameris has offered in the merger. The payment of any termination fee could also have a material adverse effect on Prosperity’s financial condition. See “The Merger Agreement — Third Party Proposals,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees.”

The opinion that Prosperity has obtained from Ewing has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

The opinion issued to the Prosperity board of directors by Ewing, financial advisor to Prosperity, with respect to the fairness of the merger consideration to be received by Prosperity shareholders, from a financial point of view, speaks only as of April 26, 2013. Changes in the operations and prospects of Ameris or Prosperity, general market and economic conditions and other factors which may be beyond the control of Ameris and Prosperity, and on which the opinion was based, may have altered the value of Ameris or Prosperity or the sale prices of shares of Ameris common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Ewing does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Because Prosperity does not currently anticipate asking Ewing to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Prosperity board of directors’ recommendation that Prosperity shareholders vote “FOR” approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. See “The Merger — Opinion of Ewing” and Appendix B to this proxy statement/prospectus.

The merger and the bank merger are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on Ameris.

Before the merger and the bank merger can be completed, various approvals or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or the bank merger or require changes to their terms. While Ameris and Prosperity do not currently expect that any such conditions or changes will be imposed, there is no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of Ameris following the merger, any of which might have a material adverse effect on Ameris following the merger. Neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any condition applicable to Prosperity or Prosperity Bank that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

The merger may not qualify as a tax-free “reorganization” within the meaning of the Code.

It is currently unclear, and will remain unclear until the closing date of the merger, whether the merger will qualify as a tax-free “reorganization” within the meaning of the Code. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Prosperity common stock would recognize any gain with respect to the entire consideration received in the merger, including the per share stock consideration received.

Tax matters are very complicated and the consequences of the merger to any particular Prosperity shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Ameris and Prosperity. Although Ameris and Prosperity have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger.

Shares of Ameris common stock to be received by Prosperity shareholders as a result of the merger will have rights different from the shares of Prosperity common stock.

Upon completion of the merger, the rights of former Prosperity shareholders who receive Ameris common stock in the merger, and thereby become Ameris shareholders, will be governed by the articles of incorporation and bylaws of Ameris. The rights associated with Prosperity common stock are different from the rights associated with Ameris common stock. In addition, the rights of shareholders under Georgia law, where Ameris is incorporated, may differ from the rights of shareholders under Florida law, where Prosperity is incorporated. See “Comparison of Shareholder Rights.”

Ameris has various provisions in its articles of incorporation that could impede a takeover of Ameris.

The articles of incorporation of Ameris contain provisions providing for, among other things, a classified board of directors and the ability to issue preferred stock without shareholder approval. Although these provisions were not adopted for the express purpose of preventing or impeding the takeover of Ameris without the approval of the Ameris board of directors, such provisions may have that effect. Such provisions may prevent former Prosperity shareholders who receive shares of Ameris common stock in the merger from taking part in a transaction in which Ameris shareholders could realize a premium over the current market price of Ameris common stock. See “Comparison of Shareholders Rights.”

Prosperity’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Prosperity shareholders.

Executive officers of Prosperity negotiated the terms of the merger agreement with Ameris, and the Prosperity board of directors unanimously approved and recommended that Prosperity shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Prosperity executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Prosperity shareholders generally. See “The Merger — Interests of Prosperity Executive Officers and Directors in the Merger” for information about these financial interests.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Ameris’s and Prosperity’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Ameris’s and Prosperity’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Ameris with the SEC that are incorporated by reference into this proxy statement/prospectus, as well as the following:

•

the merger may not be completed when expected because the requisite regulatory approvals for the merger, and/or the approval of the merger agreement by Prosperity shareholders, might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•

the sale price for the Ameris common stock could decline, before the completion of the merger, including as a result of the financial performance of Prosperity, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•

the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which Ameris and Prosperity operate;

•	Prosperity’s business may not be integrated into Ameris’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, Ameris’s and Prosperity’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to Ameris or Prosperity or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” Ameris and Prosperity undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMERIS

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2012, 2011, 2010, 2009 and 2008 is derived from the audited consolidated financial statements of Ameris. The following selected historical consolidated financial data as of and for the three months ended March 31, 2013 and 2012, is derived from the unaudited consolidated financial statements of Ameris and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Ameris’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the three months ended March 31, 2013, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2013. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ameris’s audited consolidated financial statements and accompanying notes included in Ameris’s Annual Report on Form 10-K for the twelve months ended December 31, 2012; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ameris’s unaudited consolidated financial statements and accompanying notes included in Ameris’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data and ratios)
Selected Balance Sheet Data:
Total assets	$2,861,651	$3,043,234	$3,019,052	$2,994,307	$2,972,168	$2,423,970	$2,407,090
Total legacy loans, gross	1,492,753	1,323,844	1,450,635	1,332,086	1,374,757	1,584,359	1,695,777
Covered assets (loans and OREO)	538,639	739,180	595,985	650,106	609,922	146,585	—
Total deposits	2,489,973	2,665,360	2,624,663	2,591,566	2,535,426	2,123,116	2,013,525
Investment securities	324,029	371,791	346,909	339,967	322,581	245,556	367,894
Stockholders’ equity	283,722	297,697	279,017	293,770	273,407	194,964	239,359

Selected Income Statement Data:
Interest income	30,873	32,282	129,479	141,071	119,071	114,573	129,008
Interest expense	2,535	4,555	15,074	27,547	29,794	40,550	56,343
Net interest income	28,338	27,727	114,405	113,524	89,277	74,023	72,665
Provision for loan losses	2,923	12,882	31,089	32,729	50,521	42,068	35,030
Other income	11,360	27,264	57,874	52,807	35,248	58,353	19,149
Other expenses	28,884	34,246	119,470	101,953	81,188	124,800	62,753
Income (loss) before tax	7,891	7,863	21,720	31,649	(7,184)	(34,492)	(5,969)
Income tax expense (benefit)	2,606	2,498	7,285	10,556	(3,195)	7,297	(2,053)
Net income (loss)	5,285	5,365	14,435	21,093	(3,989)	(41,789)	(3,916)
Preferred stock dividends	441	815	3,577	3,241	3,213	3,161	328
Net income (loss) available to common stockholders	4,844	4,550	10,858	17,852	(7,202)	(44,950)	(4,244)

Per Share Data:
Earnings (loss) per share available to common shareholders:
Basic	$0.20	$0.19	$0.46	$0.76	$(0.35)	$ (3.27)	$(0.31)
Diluted	$0.20	$0.19	$0.46	$0.76	$(0.35)	$ (3.27)	$(0.31)
Common book value per share (period end)	$10.72	$10.36	$10.56	$10.23	$ 9.44	$10.52	$14.06
Tangible book value per share (period end)	$10.57	$10.15	$10.39	$10.06	$ 9.22	$10.17	$9.74
Cash Dividends per share	$—	$—	$—	$—	$ —	$ 0.10	$0.38
Stock dividend	—	—	—	—	3 for 157	2 for 130	—

Profitability Ratios:
Net income (loss) to average total assets	0.75%	0.72%	0.49%	0.60%	(0.37%)	(0.52%)	(0.19%)
Net income (loss) to average stockholders’ equity	8.53%	8.89%	5.99%	7.21%	(4.44%)	(6.25%)	(2.22%)
Net interest margin (TE)	4.79%	4.48%	4.60%	4.57%	4.11%	3.52%	3.65%
Efficiency ratio	72.76%	62.28%	69.35%	61.30%	65.20%	74.61%	68.35%

Asset Quality Ratios:
Net charge-offs to average total loans*	0.76%	5.79%	2.76%	2.23%	3.33%	2.77%	1.36%
Non-performing assets to total assets	2.72%	2.91%	2.61%	4.05%	4.62%	4.85%	2.91%
Non-performing assets to total loans and OREO*	5.08%	6.50%	5.28%	8.76%	8.38%	6.87%	4.13%
Allowance for loan losses to total loans*	1.57%	2.17%	1.63%	2.64%	2.52%	2.26%	2.33%
Allowance for loan losses to nonperforming loans*	62.39%	54.90%	60.67%	49.64%	43.61%	37.20%	60.62%

Liquidity Ratios:
Loans to total deposits*	59.95%	49.67%	55.27%	51.40%	54.22%	74.62%	84.22%
Loans to average earning assets	80.43%	79.66%	77.83%	76.72%	76.50%	79.26%	82.32%
Noninterest-bearing deposits to total deposits	19.72%	16.68%	19.46%	15.26%	11.91%	11.16%	10.36%

Capital Adequacy Ratios:
Common stockholders’ equity to total assets	9.91%	9.78%	9.24%	9.81%	9.20%	8.04%	7.91%
Tangible common equity to tangible assets	8.83%	7.95%	8.20%	7.99%	7.35%	5.86%	5.74%

*	Excludes covered assets

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROSPERITY

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2012, 2011, 2010, 2009 and 2008 is derived from the audited consolidated financial statements of Prosperity. The following selected historical consolidated financial data as of and for the three months ended March 31, 2013, and 2012 is derived from the unaudited consolidated financial statements of Prosperity and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Prosperity’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the three months ended March 31, 2013, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2013. You should read the following selected historical consolidated financial data in conjunction with Prosperity’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, audited consolidated financial statements and accompanying notes for the twelve months ended December 31, 2012, and unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2013, each of which are included elsewhere in this proxy statement/prospectus. See “The Companies — Prosperity’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Prosperity’s Consolidated Financial Statements.”

	Three Months Ended March 31,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data and ratios)
Selected Balance Sheet Data:
Total assets	$761,005	$804,584	$ 741,708	$ 783,742	$ 844,423	$ 935,234	$ 1,108,117
Total loans, gross	470,585	482,753	463,683	481,403	551,908	621,721	719,799
Total deposits	498,335	549,485	477,369	532,149	588,794	673,379	822,233
Investment securities	186,952	194,489	169,462	176,558	134,147	137,150	203,218
Stockholders’ equity	16,904	17,454	17,965	16,751	17,910	26,346	26,199

Selected Income Statement Data:
Interest income	6,913	7,962	31,007	34,974	40,183	49,762	60,077
Interest expense	1,933	2,355	9,010	10,401	14,208	23,381	31,089

Net interest income	4,980	5,607	21,997	24,573	25,975	26,381	28,988
Provision for loan losses	1,257	275	3,583	5,261	13,825	15,256	25,082
Other income	453	479	4,813	(90)	4,800	2,440	10,723
Other expenses	5,205	5,898	22,791	24,853	28,154	29,891	33,335

Income (loss) before tax	(1,029)	(87)	436	(5,631)	(11,204)	(16,326)	(18,706)
Income tax expense (benefit)	(388)	(922)	(732)	(799)	(4,296)	(7,115)	(5,744)

Net income (loss) available to common stockholders	(641)	835	1,168	(4,832)	(6,908)	(9,211)	(12,962)

Per Share Data:
Earnings (loss) per share available to common shareholders:
Basic	$(1.69)	$2.21	$3.09	$(12.78)	$(18.28)	$(34.86)	$(69.57)
Diluted	$(1.69)	$2.21	$3.09	$(12.78)	$(18.28)	$(34.86)	$(69.57)
Common book value per share (period end)	$44.72	$46.18	$47.53	$44.32	$47.39	$69.71	$137.05
Tangible book value per share (period end)	$44.14	$45.43	$46.90	$43.53	$46.42	$68.58	$128.85
Cash Dividends per share	$—	$—	$—	$—	$—	$—	$9.63

Profitability Ratios:
Net income (loss) to average total assets	(0.52%)	0.42%	0.15%	(0.59%)	(0.77%)	(0.90%)	(1.23%)
Net income (loss) to average stockholders’ equity	(23.11%)	19.52%	6.46%	(25.04%)	(30.55%)	(36.73%)	(40.34%)
Net interest margin (TE)	2.96%	3.20%	3.17%	3.43%	3.34%	2.90%	3.03%
Efficiency ratio	94.57%	98.13%	86.95%	102.71%	99.23%	100.48%	81.09%

Asset Quality Ratios:
Net charge-offs to average total loans*	1.30%	1.15%	1.33%	1.92%	2.07%	2.60%	2.33%
Non-performing assets to total assets	2.54%	3.07%	3.04%	3.75%	5.44%	4.67%	4.34%
Non-performing assets to total loans and OREO*	4.05%	4.98%	4.76%	5.90%	8.18%	6.89%	6.59%
Allowance for loan losses to total loans*	1.69%	2.04%	1.77%	2.27%	2.82%	2.25%	2.26%
Allowance for loan losses to nonperforming loans*	71.99%	112.31%	71.07%	103.56%	76.10%	52.92%	46.49%

Liquidity Ratios:
Loans to total deposits*	94.43%	87.86%	97.13%	90.46%	93.74%	92.33%	87.54%
Average loans to average earning assets	69.96%	68.91%	66.83%	66.80%	69.51%	66.63%	73.62%
Noninterest-bearing deposits to total deposits	31.16%	26.32%	27.85%	24.36%	21.40%	16.02%	12.83%

Capital Adequacy Ratios:
Common stockholders’ equity to total assets	2.22%	2.17%	2.42%	2.14%	2.12%	2.82%	2.36%
Tangible common equity to tangible assets	2.19%	2.13%	2.39%	2.10%	2.08%	2.77%	2.23%

*	Excludes covered assets

SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

The following table presents selected unaudited pro forma combined consolidated financial data about the financial condition and results of operations of Ameris giving effect to the merger. See “The Merger — Accounting Treatment.”

The following table presents the information as if the merger had become effective on March 31, 2013, with respect to financial condition data, and on January 1, 2012, with respect to the results of operations data. The selected unaudited pro forma combined consolidated financial data have been derived from, and should be read in conjunction with, the historical financial information that Ameris and Prosperity have incorporated by reference into, or included, in this proxy statement/prospectus as of and for the indicated periods. See “Unaudited Pro Forma Combined Consolidated Financial Information,” “Documents Incorporated by Reference” and “Index to Prosperity’s Consolidated Financial Statements.”

The selected unaudited pro forma combined consolidated financial data are presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	Three Months Ended March 31, 2013	Year Ended December 31, 2012
	(In thousands, except per share data and ratios)
Pro Forma Condensed Consolidated Income Statement Data:
Net interest income	$ 33,318	$136,402
Provision for loan losses	4,180	34,672
Income before tax	6,608	21,140
Net income	4,479	14,943
Preferred stock dividends	441	3,577
Net income available to common stockholders	4,038	11,366

Per Share Data:
Earnings (loss) per share available to common shareholders:
Basic	$ 0.16	$ 0.45
Diluted	$ 0.16	$ 0.45
Cash Dividends per share	$ —	$ —

Pro Forma Condensed Consolidated Balance Sheet Data:
Total loans, net	$2,363,018
Total assets	3,608,176
Total deposits	2,988,308
Borrowings	181,442
Stockholders’ equity	303,208

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Ameris and Prosperity is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the twelve months ended December 31, 2012 and as of and for the three months ended March 31, 2013. The information presented below should be read together with: (i) Ameris’s audited consolidated financial statements and accompanying notes included in Ameris’s Annual Report on Form 10-K for the twelve months ended December 31, 2012, and Ameris’s unaudited consolidated financial statements and accompanying notes included in Ameris’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, both of which are incorporated by reference into this proxy statement/prospectus; and (ii) Prosperity’s audited consolidated financial statements and accompany notes for the twelve months ended December 31, 2012, and unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2013, both of which are included elsewhere in this proxy statement/prospectus. See “Index to Prosperity’s Consolidated Financial Statements” and “Documents Incorporated by Reference.”

The unaudited pro forma combined and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2012, or March 31, 2013, in the case of the book value data, and as if the merger had been effective as of January 1, 2012, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Prosperity into Ameris’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2012.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Ameris management believes are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions of the merger on revenues, expense efficiencies, asset dispositions, among other factors. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Prosperity will be reflected in the consolidated financial statements of Ameris on a prospective basis.

	(In thousands, except per share data and ratios)
	As of and for the Three Months Ended March 31, 2013				As of and for the Twelve Months Ended December 31, 2012
	Ameris Historical	Prosperity Historical	Pro forma Combined	Per Equivalent Prosperity Share (1)	Ameris Historical	Prosperity Historical	Pro forma Combined	Per Equivalent Prosperity Share (1)
Net Income (Loss) Per Common Share - Basic	$ 0.20	$(1.69)	$ 0.17	$(0.54)	$ 0.46	$ 3.09	$ 0.48	$ 0.99
Net Income (Loss) Per Common Share - Diluted	0.20	(1.69)	0.17	(0.54)	0.46	3.09	0.48	0.99
Cash Dividends Per Common Share	—	—	—	—	—	—	—	—
Book Value Per Common Share	10.72	44.72	10.99	14.31	10.56	47.53	10.84	15.21

(1)	The equivalent share information in the above table is computed using 1,181,125 shares additional shares of Ameris common stock issued to Prosperity shareholders at a price of $16.50 per share at an exchange rate of 3.125 shares of Ameris common stock for each share of Prosperity common stock.

MARKET PRICES AND DIVIDEND INFORMATION

The Ameris common stock is traded on the Nasdaq Global Select Market under the symbol “ABCB.” The Prosperity common stock is not listed or traded on any established securities exchange or quotation system. As of                 , 2013, the outstanding shares of Ameris common stock were owned by approximately                  holders of record and the outstanding shares of Prosperity common stock were owned by approximately                  holders of record. The following table sets forth the reported high and low sales prices of shares of Ameris common stock, as adjusted for stock dividends, in each case for the periods indicated. The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. Neither Ameris nor Prosperity has paid cash dividends on their respective common stock during the periods indicated below.

	Ameris Common Stock
	High	Low	Dividends
2013
First Quarter	$14.51	$12.79	—
Second Quarter	16.94	13.16	—
Third Quarter (through July , 2013)			—
2012
First Quarter	$13.32	$10.34	—
Second Quarter	13.40	10.88	—
Third Quarter	12.88	11.27	—
Fourth Quarter	12.71	10.50	—
2011
First Quarter	$11.20	$9.15	—
Second Quarter	10.25	8.49	—
Third Quarter	10.36	8.31	—
Fourth Quarter	10.98	8.51	—

Ameris Dividend Restrictions

The holders of Ameris common stock receive dividends if and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of the preferred stock. The prior approval of applicable regulatory authorities is required if the total amount of all dividends declared by Ameris Bank in any calendar year exceeds 50% of Ameris Bank’s net profits for the previous year. The relevant federal and state regulatory agencies also have authority to prohibit a state member bank or bank holding company, which would include Ameris and Ameris Bank, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute an unsafe or unsound banking practice in conducting its business.

Under Georgia law, the prior approval of the GDBF is required before any cash dividends may be paid by a state bank if: (i) total classified assets at the most recent examination of such bank exceed 80% of the equity capital (as defined, which includes the reserve for loan losses) of such bank; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; or (iii) the ratio of equity capital to adjusted total assets is less than 6%. There were no amounts of retained earnings of Ameris Bank available for payment of cash dividends under applicable regulations without obtaining regulatory approval as of December 31, 2012.

In addition, Ameris Bank is subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in and certain other transactions with Ameris. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Furthermore, under rules and regulations of the Economic Stabilization Act of 2008 to which Ameris is subject, no dividends may be declared or paid on Ameris common stock unless the dividends due with respect to Ameris preferred stock have been paid in full.

Prosperity Dividend Restrictions

Prosperity has not paid any cash dividends on the Prosperity common stock. Prosperity has agreed that it will not pay any cash dividends without prior approval of the Federal Reserve. The ability of Prosperity to pay dividends on the shares of Prosperity common stock also is subject to statutory restrictions on cash dividends applicable to Florida corporations and on Prosperity Bank’s right to pay such dividends, since Prosperity’s primary source of funds is the dividends it receives from Prosperity Bank.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information about the special meeting that Prosperity has called to allow Prosperity shareholders to vote on the approval of the merger agreement. The Prosperity board of directors is mailing this proxy statement/prospectus to you, as a Prosperity shareholder, on or about             , 2013. Together with this proxy statement/prospectus, the Prosperity board of directors is also sending to you a notice of the special meeting of Prosperity shareholders and a form of proxy that the Prosperity board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on             , 2013 at     a.m., local time, at its corporate headquarters, located at 100 Southpark Boulevard, St. Augustine, Florida.

Matters to be Considered at the Meeting

At the special meeting, Prosperity shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement;

•

any proposal of the Prosperity board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Prosperity board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Prosperity Board of Directors

The Prosperity board of directors unanimously recommends that Prosperity shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Prosperity board of directors to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. See “The Merger — Prosperity’s Reasons for the Merger; Recommendation of the Prosperity Board of Directors.”

Record Date and Quorum

            , 2013 has been fixed as the record date for the determination of Prosperity shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were     shares of Prosperity common stock outstanding and entitled to vote at the special meeting, held by     holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Prosperity common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Prosperity common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Prosperity common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of Prosperity common stock entitled to vote at the special meeting is necessary to approve the merger agreement. With respect to the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote, this will have the same effect as voting against approval of the merger agreement.

A proposal of the Prosperity board of directors to adjourn or postpone the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Prosperity common stock represented in person or by proxy at the special meeting. Abstentions on this proposal will have the same effect as voting against the proposal. A failure to vote on this proposal will have no effect on the outcome of the vote on this proposal.

Each share of Prosperity common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote - Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the special meeting, if necessary. Please do not send in your Prosperity stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Prosperity stock certificates for the merger consideration.

How to Vote - Shares Held in “Street Name”

If your shares of Prosperity common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger agreement or any proposal of the Prosperity board of directors to adjourn or postpone the special meeting, if necessary. Not voting these shares will have the effect of voting against these proposals. Alternatively, if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to Prosperity’s Corporate Secretary.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of 85,291 shares of Prosperity common stock, representing approximately 22.57% of the outstanding shares of Prosperity common stock entitled to vote at the special meeting, are subject to shareholder voting agreements between Ameris and each of Prosperity’s directors. Pursuant to his or her respective shareholder voting agreement, each director has agreed to, at any meeting of Prosperity shareholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of Prosperity common stock held by such director to be counted as present for purposes of calculating a quorum; and

•

vote all shares of Prosperity common stock beneficially owned by such director (i) in favor of the approval of the merger agreement, (ii) against action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of Prosperity in the merger agreement and (iii) against any acquisition proposal (as defined in “The Merger Agreement — Third Party Proposals”) or any other action, agreement or transaction that is intended or could reasonably be expected to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of Prosperity common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement.

As of the record date, Prosperity’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of      shares of Prosperity common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately     % of the outstanding shares of Prosperity common stock entitled to vote at the special meeting. For more information about the beneficial ownership of the Prosperity common stock by each greater than 5% beneficial owner of Prosperity common stock, each director and executive officer of Prosperity and all Prosperity directors and executive officers as a group, see “The Companies — Security Ownership of Certain Beneficial Owners and Management of Prosperity.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the Prosperity board of directors. Prosperity will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The Merger Agreement — Expenses.” Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Prosperity in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Prosperity common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Prosperity’s express written consent.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Prosperity at:

The Prosperity Banking Company

100 Southpark Boulevard

St. Augustine, Florida 32086

Telephone: (904) 824-9111

Attn: Eddie Creamer

THE MERGER

Background of the Merger

From time to time, the boards of directors of Ameris and Prosperity have each engaged in reviews and discussions of their long-term strategies and objectives, considering ways that they might enhance shareholder value and their respective company’s performance and prospects in light of competitive and other relevant factors. Generally, these reviews have centered on strategies to improve the respective company’s existing operations or to pursue opportunities in new markets or lines of business. Often these assessments included discussions and analysis of potential merger transactions as a means to enhance or improve shareholder value.

In early 2010, executive officers of Ameris and Prosperity began meeting from time to time to discuss general banking conditions, regulatory developments and relevant economic trends, as well as the resultant impact of the foregoing on credit quality, revenue and expense trends and other operational matters. While these conversations were general in nature, certain important synergies were identified between the companies that led to broad-based conversations regarding the potential advantages and disadvantages of a merger transaction between them. However, the discussions remained informal and preliminary in nature until the fourth quarter of 2012. During that time, Edwin W. Hortman, Jr., Ameris’s President and Chief Executive Officer, reported on the details of these discussions in his regular monthly reports to the board of directors of Ameris.

On October 31, 2012, Eddie Creamer, Prosperity’s President and Chief Operating Officer, met with Mr. Hortman and Dennis J. Zember Jr., Ameris’s Executive Vice President and Chief Financial Officer, in Moultrie, Georgia for general discussions. During these discussions, Mr. Creamer indicated that Prosperity was actively seeking investors and making presentations for the purpose of recapitalizing Prosperity. Mr. Creamer did not disclose the names of any interested or proposed investors, the price at which shares might be offered or the amount of capital Prosperity was seeking to raise. Messrs. Hortman and Zember conveyed to Mr. Creamer that Ameris would be interested in exploring a potential merger transaction with Prosperity. Additionally, they assured Mr. Creamer that a rather firm offer could be provided quickly to the board of directors of Prosperity, given the depth of past conversations and the familiarity that the companies had with one another.

After the meeting concluded and Mr. Creamer departed, Messrs. Hortman and Zember discussed at length a potential transaction with Prosperity and, using general assumptions, determined a range of possible prices Ameris might be in position to pay for Prosperity. On the evening of October 31, 2012, Mr. Zember contacted Mr. Creamer and stated that, subject to a satisfactory due diligence examination of Prosperity and Prosperity Bank, Ameris would be willing to offer between $30 and $35 per share for the outstanding shares of Prosperity common stock if Prosperity’s contemplated capital raise proved to be unsuccessful. Mr. Creamer discussed the meeting and the follow-up call on November 1, 2012 with Messrs. Mark Bailey and Tracy Upchurch, Prosperity’s Chairman and Vice Chairman, respectively.

On November 2, 2012, Ameris and Prosperity entered into a mutual confidentiality agreement for the purposes of sharing certain information between the two parties. Mr. Hortman indicated that it was Ameris’s desire to offer a letter of intent in the coming month to Prosperity with terms that Mr. Hortman was confident could be acceptable to both parties and ultimately memorialized in a final merger agreement. To this end, Ameris began to review certain high level information regarding Prosperity and Prosperity Bank designed to help determine the fair value of loans, FHLB advances and other balance sheet items. This review continued until December 14, 2012.

On January 11, 2013, Messrs. Hortman and Creamer met in St. Augustine Florida at Prosperity’s corporate offices. Mr. Creamer updated Mr. Hortman on continuing efforts to recapitalize Prosperity and progress in the current private placement of Prosperity shares. Mr. Creamer did not disclose interested investors, pricing or size of the offering. Messrs. Hortman and Creamer again discussed the synergies between the two companies and a possible merger.

Mr. Hortman updated the board of directors of Ameris on January 15, 2013 regarding discussions with Prosperity. At that time, he reviewed with the board the terms of a letter of intent proposed to be provided to Prosperity, including a purchase price of up to $35 for each share of Prosperity common stock.

On January 29, 2013, Messrs. Hortman and Zember met with Mr. Creamer in St. Augustine, Florida at Prosperity’s corporate offices. At the meeting, Mr. Hortman outlined the content of a letter of intent from Ameris, with the anticipated offer being $35 per share for all of the outstanding shares of Prosperity common stock. Mr. Hortman left the letter of intent, as executed by Ameris, for Mr. Creamer to review and discuss with Prosperity’s legal counsel and representatives of Prosperity’s board of directors. Mr. Creamer provided a signed copy of the accepted letter of intent, executed by Prosperity, to Mr. Zember later that afternoon. Mr. Hortman subsequently notified the board of directors of Ameris that the letter of intent executed by Prosperity had been received.

On January 30, 2013 and continuing from time to time until March 12, 2013, Mr. Hortman and other executive officers and representatives of Ameris and Mr. Creamer and other executives officers and representatives of Prosperity continued to hold periodic conversations about the potential merger transaction. Concurrent with the conversations, each party conducted high level due diligence examinations, designed to identify the general advantages and disadvantages of proceeding with a merger transaction.

On March 13, 2013, Messrs. Hortman and Creamer discussed by phone the potential merger transaction, as well as the identified advantages and disadvantages of a transaction. Mr. Hortman confirmed that, after review of the information provided to date by Prosperity, a price of $35 per share was realistic. Messrs. Hortman and Creamer agreed to move forward with complete due diligence reviews with the goal of reaching a definitive agreement on the merger.

On March 19, 2013, Mr. Hortman discussed with Ameris’s board of directors the preliminary results of the due diligence examination and indicated that he believed that a definitive offer of $35 per share of Prosperity common stock would be appropriate. Mr. Zember reviewed with the board preliminary financial implications of a merger at this price. After extensive discussions, Ameris’s board of directors authorized Mr. Hortman to proceed with the negotiation of a merger agreement with terms similar to those discussed.

On April 8, 2013, Mr. Zember circulated for review a draft merger agreement prepared by Ameris’s counsel, Rogers & Hardin LLP, to Mr. Creamer and Prosperity’s counsel, Smith Mackinnon, PA. Key terms of the merger agreement included fixed consideration per share, with payment to be made solely in the form of Ameris common stock. Mr. Creamer provided the merger agreement to Prosperity’s board of directors and informed them of the key terms.

On April 10, 2013, Messrs. Hortman and Zember attended the lunch session of a meeting of the board of directors of Prosperity, presenting their rationale for proceeding with a proposed merger transaction and the terms offered. Mr. Hortman responded to questions from the directors regarding, among other topics, the strategic plan and the vision of Ameris, current operating trends, analyst opinions of Ameris, future expansion plans and Ameris’s plans for Prosperity’s customers and employees. At the conclusion of the meeting, Messrs. Hortman and Zember discussed with Messrs. Alan Rogers and Errol Parsons of Ewing their desire to introduce a fixed exchange ratio rather than fixed consideration, as originally presented in the draft merger agreement.

Smith Mackinnon, PA provided comments to various provisions of the initial draft, other than those pertaining to the specific terms of the merger consideration, to Rogers & Hardin LLP on April 12, 2013. As Ameris and Prosperity subsequently continued to discuss the merger consideration both internally and with one another, their counsel worked concurrently to refine other provisions of the draft merger agreement.

On April 15, 2013, Mr. Creamer and other executive officers of Prosperity, together with representatives of Ewing, met with certain executive officers of Ameris in Moultrie, Georgia at Ameris’s corporate offices. At the conclusion of the meeting, Mr. Creamer and Mr. Zember discussed the consideration included in the draft merger agreement in conjunction with the trading price for Ameris common stock, which had declined more than 7% since the parties’ execution of a letter of intent.

On April 16, 2013, Mr. Hortman presented a report to the board of directors of Ameris, summarizing the recent due diligence of Prosperity and Prosperity Bank. Mr. Zember discussed the financial implications of the merger and detailed the major assumptions involved. Further discussion was had regarding the terms of a proposed transaction, advantages of and alternatives to a merger with Prosperity and the impact of variability in key assumptions. Mr. Hortman indicated to the board that the recent decline in the price of the Ameris common stock could present a challenge to negotiating a merger agreement with the desired language concerning a fixed exchange ratio, and if that were to occur, some flexibility would be required. The board approved general terms of the transaction as presented.

After the board meeting concluded on April 16, 2013 and continuing from time to time until the evening of April 18, 2013, Mr. Zember and Mr. Creamer discussed various alternatives to the proposed consideration. On the evening of April 18, 2013, after discussing the issue with representatives of Prosperity’s board of directors, Mr. Creamer contacted Mr. Zember and suggested adjusting the fixed exchange ratio from 2.875, as the parties had discussed to that point, to 3.125 shares of Ameris common stock for each share of Prosperity common stock and offering a cash option of $41.50 per share of Prosperity common stock for up to 50% of the total merger consideration. Based upon the closing price of the Ameris common stock on the day prior to such discussions, the new exchange ratio resulted in a value of $41.53 for each share of the Prosperity common stock outstanding (for those shareholders of Prosperity who would elect to receive Ameris common stock in the merger). After discussing the counteroffer with Mr. Hortman, Mr. Zember indicated to Mr. Creamer that the counteroffer was acceptable to Ameris.

On April 19, 2013, a draft of the merger agreement was circulated with the new terms of the proposed transaction. Additional conversations were had between Messrs. Hortman and Zember and Mr. Creamer regarding other incidental terms of the merger agreement until May 1, 2013. From April 24, 2013 through April 30, 2013, Rogers & Hardin LLP and Smith Mackinnon, PA continued to exchange drafts of the merger agreement and revise certain terms thereof, including the circumstances under which the merger agreement might be terminated and fees that may be payable in connection with a termination.

On April 26, 2013, the board of directors of Prosperity held a special meeting at Prosperity’s corporate offices in St. Augustine, Florida. Also present at the meeting were representatives of Ewing. At the meeting, the board reviewed a substantially final version of the merger agreement, as well as information and materials prepared by Ewing to assist Prosperity’s board of directors in evaluating the proposed merger. During the meeting, Ewing made a detailed presentation regarding its analysis of the financial terms of the proposed merger and delivered its oral opinion, later confirmed in writing, that as of the date of the opinion, the merger consideration to be received by the shareholders of Prosperity pursuant to the merger agreement is fair from a financial point of view. The board then voted unanimously to: (i) determine that the merger agreement and the merger are fair and in the best interest of Prosperity and its shareholders; (ii) approve the merger agreement and the merger; and (iii) recommend that the shareholders of Prosperity approve the merger agreement.

On April 30, 2013, Daniel B. Jeter, Chairman of the board of directors of Ameris, called to order a special meeting of the board for the purpose of approving the final merger agreement. Mr. Hortman presented the final agreement and highlighted changes that had been made since April 16, 2013. After discussion, the board unanimously approved the merger agreement.

On the evening of May 1, 2013, both Ameris and Prosperity executed the merger agreement. Additionally, concurrent with the execution of the merger agreement, Ameris and each director of Prosperity executed a shareholder voting agreement. On May 2, 2013, Ameris issued a press release publicly announcing the merger.

Prosperity’s Reasons for the Merger; Recommendation of the Prosperity Board of Directors

In reaching its decision to approve the merger agreement and recommend that Prosperity shareholders approve the merger agreement, the Prosperity board of directors consulted with Prosperity’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of the businesses, operations, financial condition, earnings and prospects of each of Prosperity and Ameris;

•	its views on the valuation of, and strategic opportunities for, Prosperity on a stand-alone basis as compared to the prospects of enhanced value of the combined entity in the future;

•

its knowledge of the current environment in the financial services industry in the Jacksonville, Palm Coast, Daytona Beach, Ormond Beach and Panama City, Florida metropolitan areas, including general economic conditions, the interest rate environment and continued industry consolidation;

•

the impact of certain regulatory matters currently affecting Prosperity, including a Consent Order, dated June 28, 2010, issued to Prosperity Bank by the FDIC and the Florida Office of Financial Regulation (the “FOFR”) and a Written Agreement, dated July 26, 2010, by and between Prosperity and the Federal Reserve Bank of Atlanta (the “FRBA”);

•

the complementary strengths of the Ameris and Prosperity, and its belief that Ameris’s brand, broad product offerings and larger market presence could facilitate accelerated growth in Prosperity’s businesses;

•

its belief that Ameris’s financial strength would result in a combined company that would be well positioned to serve Prosperity’s customers and communities and allow the combined company to grow on a larger geographical platform;

•

the risks and challenges inherent in pursuing a growth strategy for Prosperity in the absence of a transaction like the merger, and the opportunity to achieve a scale of operations that might not be achievable by Prosperity for several years in the absence of the merger, if ever;

•

the financial analysis reviewed and discussed with the Prosperity board of directors by Ewing on April 26, 2013, and Ewing’s oral opinion rendered to the Prosperity board of directors on that date (which was subsequently confirmed in writing by delivery of a written opinion dated April 26, 2013) with respect to the fairness of the merger consideration to be received by Prosperity shareholders from a financial point of view;

•	the financial terms of the merger;

•	the ability for Prosperity shareholders to acquire Ameris common stock as merger consideration, which is more liquid than Prosperity common stock;

•

the interests of Prosperity’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “— Interests of Prosperity Executive Officers and Directors in the Merger”;

•

its assessment of the likelihood that the merger would be completed in a timely manner and that management would be able to successfully integrate and operate the businesses of the combined company after the transaction; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

The foregoing discussion of the factors considered by the Prosperity board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Prosperity board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Prosperity board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Prosperity board of directors considered all these factors as a whole, including discussions with, and questioning of, Prosperity management and Prosperity’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Prosperity board of directors determined that the merger is fair to, and in the best interests of, Prosperity and its shareholders, and approved the merger agreement. The Prosperity board of directors unanimously recommends that the Prosperity shareholders vote “FOR” the approval of the merger agreement.

Ameris’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the Ameris board of directors consulted with Ameris’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•

its knowledge of Ameris’s business, operations, financial condition, earnings and prospects and of Prosperity’s business, operations, financial condition, earnings and prospects, taking into account the results of Ameris’s due diligence review of Prosperity;

•	its belief that Prosperity and Ameris share a compatible community banking model;

•	the fact that Prosperity would enable Ameris to expand its existing presence in the Jacksonville, Florida metropolitan area and to enter the market in the Panama City, Florida metropolitan area;

•	the belief that, on a pro forma basis giving effect to the merger, the combined entity would be the second largest community bank (based on deposits) in the Jacksonville, Florida metropolitan area;

•

the fact that Prosperity shareholders would own no more than             % of the outstanding shares of common stock of the combined company immediately following the merger (assuming 1,181,125 shares of Ameris common stock are issued in the margin and based upon              shares of Ameris common stock outstanding as of             , 2013);

•

the financial and other terms and conditions of the merger agreement, including the fact that no more than 50% of the overall consideration may be in the form of cash, provisions designed to limit the ability of the Prosperity board of directors to entertain third party proposals to acquire Prosperity and provisions providing for payment by Prosperity to Ameris of a termination fee if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

The foregoing discussion of the factors considered by the Ameris board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Ameris board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Ameris board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ameris board of directors considered all these factors as a whole, including discussions with, and questioning of, Ameris management and Ameris’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of Allen C. Ewing & Co.

Ewing is a nationally recognized investment banking firm with a significant focus on financial institutions headquartered in the southeastern United States. In the ordinary course of its investment banking activities, Ewing is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and divestitures and with other corporate finance transactions. By letter dated April 2, 2013, Prosperity retained Ewing to act as its financial advisor in connection with a possible sale or merger transaction involving Prosperity.

At the April 26, 2013 meeting of the Prosperity board of directors, Ewing presented its financial analysis of the proposed merger and verbally opined that, as of that date, the merger consideration was fair, from a financial point of view, to Prosperity shareholders. Following this meeting, Ewing prepared and delivered its written opinion, also dated April 26, 2013, affirming that the merger consideration was fair, from a financial point of view, to Prosperity shareholders.

The full text of Ewing’s April 26, 2013 opinion is included as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Ewing in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Prosperity shareholders to read the entire opinion carefully in connection with their consideration of the merger agreement.

Ewing’s opinion is directed to the Prosperity board of directors and relates only to the fairness of the merger consideration to be received by Prosperity shareholders, from a financial point of view. Ewing’s opinion does not address any other aspect of the merger and is not a recommendation to any Prosperity shareholder as to how such shareholder should vote at the special meeting of shareholders.

Information and Material Considered with Respect to the Merger. In arriving at its April 26, 2013 opinion, Ewing, among other things:

•	reviewed a draft of the merger agreement;

•	held discussions with members of senior management of Prosperity regarding the current business, financial condition, results of operations and business outlook of Prosperity;

•	reviewed current and historical consolidated financial statements and other historical financial and operating information of Prosperity that Ewing deemed relevant;

•	reviewed and discussed with Prosperity’s senior management the internally prepared financial projections of Prosperity for the year ending December 31, 2013;

•	reviewed and analyzed financial and market information relating to publicly traded commercial banking companies considered by Ewing to be reasonably similar to Prosperity;

•

considered certain regulatory matters affecting Prosperity, including the review of a Consent Order, dated June 28, 2010, issued to Prosperity Bank by the FDIC and the FOFR and a Written Agreement, dated July 26, 2010, by and between Prosperity and the FRBA;

•

reviewed and analyzed the pricing ratios and other financial terms of recent business combinations in the commercial banking industry considered by Ewing to be reasonably similar to those contemplated by the merger;

•	held discussions with members of senior management of Ameris regarding Ameris’s current business, its business outlook and the expected benefits to be derived from the merger;

•	reviewed current and historical consolidated financial statements of Ameris and reviewed and analyzed other financial information relating to Ameris that Ewing deemed relevant;

•	reviewed recently published equity research reports relating to Ameris;

•	reviewed publicly available information with respect to current and historical market prices and trading activity of the Ameris common stock;

•	reviewed pro forma financial information showing the effect of the merger;

•	made an assessment of the current financial market environment in general and the commercial banking sector environment in particular; and

•	conducted other due diligence, financial and market studies, analyses and inquiries, and considered other information that Ewing deemed relevant.

In performing its reviews and analyses and in rendering its opinion, Ewing assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or otherwise furnished to, reviewed by or discussed with Ewing, and further relied on the assurances of members of senior management of both Prosperity and Ameris that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.

With respect to the financial projections of Prosperity provided to or discussed with it, Ewing has assumed, without independent verification or investigation, that such projections were reasonably prepared on a basis reflecting the best currently available information, estimates and judgments of Prosperity’s senior management as to the future financial performance of Prosperity.

In arriving at its opinion, Ewing did not conduct a physical inspection of the properties and facilities of Prosperity and did not make nor obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of Prosperity, nor did it examine any individual credit files.

The Ewing opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated, and the information made available to Ewing, as of the date of its opinion. The financial markets in general and the market for the common stock of Ameris, in particular, are subject to volatility, and Ewing’s opinion did not address potential developments in the financial markets or the market for the common stock of Ameris after the date of its opinion. Ewing’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for Prosperity, nor did it address the effect of any other business combination in which Prosperity might engage. For purposes of its opinion, Ewing assumed that the merger would be consummated substantially in accordance with the terms of the merger agreement.

Subsequent developments may affect Ewing’s opinion although Ewing does not have any obligation to update, revise or reaffirm its opinion after the date of the opinion.

In preparing its opinion, Ewing performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying Ewing’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, Ewing believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and Ewing’s opinion.

In performing its analyses, Ewing made numerous assumptions with respect to Prosperity, Ameris, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Prosperity and Ameris. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

Ewing’s opinion was only one of many factors considered by the Prosperity board of directors in its evaluation of the merger, and should not be viewed as determinative of the views of the Prosperity board of directors with respect to the merger or the merger consideration to be received by Prosperity shareholders. The merger consideration was determined on the basis of negotiations between Prosperity and Ameris. Prosperity’s decision to enter into the merger was made solely by the Prosperity board of directors.

The following is a summary of the material financial and comparative analyses presented to the Prosperity board of directors by Ewing on April 26, 2013, in connection with its opinion.

Summary of Proposal. Ewing reviewed the financial terms of the merger which provides that each share of Prosperity common stock shall be converted into the right to receive either 3.125 shares of Ameris common stock or $41.50, subject to the requirement that no more than 50% of the overall merger consideration may be in the form of cash.

For purposes of its presentation to Prosperity’s board of directors on April 26, 2013, Ewing used the midpoint between the high and low closing per share prices of Ameris common stock from January 2, 2013 through April 25, 2013. Such midpoint price was $13.65 per share which, when multiplied by 1,181,125 shares (i.e., Prosperity’s 377,960 outstanding shares of common stock times 3.125), produced merger consideration of $16,122,356. Based upon financial information for Prosperity as of and for the year ended December 31, 2012, Ewing calculated the following transaction ratios:

Transaction Ratios
Transaction value/Earnings	13.80x
Transaction value/Book value	89.74%
Transaction value/Tangible book value	90.94%

Analysis of Selected Publicly Traded Comparable Companies. Ewing identified certain publicly traded financial institutions which it determined to be generally similar to Prosperity (the “Prosperity Peer Group”). The Prosperity Peer Group consisted of the following 34 publicly traded banks and bank holding companies headquartered in the southeastern United States with total assets between $500 million and $1 billion and with NPAs/Assets not exceeding 6.5% as of December 31, 2012:

Prosperity Peer Group
1st Financial Services Corporation	Georgia-Carolina Bancshares, Inc.
Access National Corporation	High Point Bank Corporation
ASB Bancorp, Inc.	Jacksonville Bancorp, Inc.
Auburn National Bancorporation, Inc.	Jefferson Bancshares, Inc.
C&F Financial Corporation	MVB Financial Corp.
Carolina Bank Holdings, Inc.	New Century Bancorp, Inc.
Chesapeake Financial Shares, Inc.	North State Bancorp
Citizens Holding Company	Old Point Financial Corporation
Eagle Financial Services, Inc.	Security Federal Corporation
F&M Bank Corp.	SouthCrest Financial Group, Inc.
Fauquier Bankshares, Inc.	Southern First Bancshares, Inc.
First Bancshares, Inc.	Southern National Bancorp
First Capital Bancorp, Inc.	Stonegate Bank
First Community Corporation	Valley Financial Corporation
First National Bank of Shelby	Virginia Heritage Bank
First National Corporation	Virginia National Bank
First South Bancorp, Inc.	Xenith Bankshares, Inc.

Ewing reviewed selected financial data as of December 31, 2012, of each institution within the Prosperity Peer Group, calculated the average and median amounts of such data and compared the averages and medians to the corresponding data of Prosperity as set forth in the table below.

Prosperity Peer Group Analysis
	Prosperity as of 12/31/2012	Peer Group Average	Peer Group Median
Total assets (in thousands)	$741,708	$703,921	$711,920

Prosperity Peer Group Analysis
	Prosperity as of 12/31/2012	Peer Group Average	Peer Group Median
Net loans (in thousands)	$455,479	$459,837	$428,314
Total deposits (in thousands)	$477,369	$568,304	$577,299
Return on average assets	0.15%	0.32%	0.71%
Return on average equity	6.46%	5.84%	7.49%
Net interest margin	3.28%	3.82%	3.69%
Equity/Assets	2.42%	9.90%	9.29%
Efficiency ratio	86.95%	69.54%	67.70%
Nonperforming assets/Total assets (including restructured loans)	4.51%	3.01%	2.77%
Loan loss reserve/Gross loans	1.77%	1.96%	1.68%
Price/LTM earnings	Not publicly traded	12.45x	10.26x
Price/Book value	Not publicly traded	88.65%	89.73%
Price/Tangible book value	Not publicly traded	92.93%	93.67%

Source: SNL Financial

Ewing applied the average and median price multiples (using pricing data as of March 25, 2013) from the table above to Prosperity’s earnings, book value and tangible book value as of and for the year ended December 31, 2012. This analysis produced implied values of Prosperity common stock ranging from $11,984,000 to $16,607,000. Ewing noted that the merger consideration of $16,122,356 (used for purposes of its presentation to the Prosperity board of directors) fell within the upper end of this range.

In view of Prosperity’s level of nonperforming assets which, as of December 31, 2012, equaled 4.51% of total assets, Ewing identified ten institutions within the Prosperity Peer Group with NPAs/Assets ratios in excess of 4%. Ewing calculated the average and median price multiples of the earnings, book value and tangible book value of such institutions which, when applied to the corresponding data of Prosperity, produced implied values of Prosperity common stock ranging from $10,746,000 to $14,618,000. Ewing noted that the merger consideration of $16,122,356 (used for purposes of its presentation to the Prosperity board of directors) exceeded this range.

Ewing recognized that not any of the companies in the Prosperity Peer Group were identical to Prosperity. Consequently, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the peer group companies and other factors that would affect their market values.

Analysis of Selected Merger and Acquisition Transactions. Ewing reviewed and analyzed the financial terms, to the extent publicly available, of the 11 merger and acquisition transactions involving the following banks and bank holding companies headquartered in the southeastern United States with total assets of $400 million to $1 billion and announced between April 1, 2011 and March 31, 2013:

Buyer Name	Target Name
SCBT Financial Corp.	Peoples Bancorporation, Inc.
WashingtonFirst Bankshares, Inc.	Alliance Bankshares Corp.
Park Sterling Corporation	Citizens South Banking Corp.
BNC Bancorp	First Trust Bank
Customers Bancorp, Inc.	Acacia FSB

Buyer Name	Target Name
City Holding Co.	Community Financial Corp.
SCBT Financial Corp.	Savannah Bancorp, Inc.
Crescent Financial Bancshares	ECB Bancorp, Inc.
Old Florida Bancshares, Inc.	New Traditions National Bank
Bank of the Ozarks, Inc.	First National Bank of Shelby
Bond Street Holdings, Inc.	Atlantic Coast Financial Corp.

For the selected transactions, Ewing analyzed, among other things, the transaction price as a multiple of earnings and as a percentage of book value and tangible book value. All multiples and percentages for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Ewing observed that the majority of the above target institutions either did not have earnings or had insignificant earnings such that meaningful average and median earnings multiples were impossible to calculate. The following table sets forth the average and median multiples and percentages indicated by this analysis:

Comparable Transactions Analysis
	Average Multiple/%	Median Multiple/%
Transaction price/Earnings	Not Meaningful	Not Meaningful
Transaction price/Book value	73.47%	75.86%
Transaction price/Tangible book value	73.97%	75.86%

Source: SNL Financial

Ewing applied the average and median multiples and percentages resulting from the analysis above to Prosperity’s book value and tangible book value, as of December 31, 2012. This analysis produced implied values of Prosperity’s common stock ranging from $13,114,000 to $13,629,000. Ewing noted that the merger consideration of $16,122,356 (used for purposes of its presentation to the Prosperity board of directors) exceeded this range.

Ewing recognized that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the proposed merger. All multiples and percentages for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the periods in which the selected transactions occurred.

Prosperity has paid Ewing a fee of $25,000 for Ewing’s advisory services and its preparation and delivery of the opinion. Prosperity has also reimbursed certain of Ewing’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Ewing and its officers, directors, employees, affiliates, agents, counsel and other advisors against certain expenses and liabilities, including liabilities under securities laws.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion describes material U.S. federal income tax consequences of the merger to holders of Prosperity common stock. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is neither tax or legal advice nor a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the merger agreement.

This discussion applies only to “U.S. holders” (as defined below) of Prosperity common stock who hold their shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, the discussion does not address all aspects of federal income taxation that may be relevant to Prosperity shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

•	foreign persons or U.S. persons whose “functional currency” (as defined in the Code) is not the U.S. dollar;

•	financial institutions, mutual funds or insurance companies;

•	dealers in securities or foreign currencies or traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations;

•	S corporations, partnerships or other pass-through entities;

•	Prosperity shareholders whose shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	Prosperity shareholders who received their Prosperity common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; or

•	Prosperity shareholders who hold their Prosperity common stock as part of a “hedge,” “straddle,” “constructive sale,” or “conversion” transaction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Prosperity common stock that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States (including certain former citizens and former long-term residents); (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, or created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons as defined in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; or (iv) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Prosperity common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Prosperity common stock should consult their own tax advisors.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

None of the matters described herein will be binding on the Internal Revenue Service (the “IRS”). Neither Ameris nor Prosperity intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

PROSPERITY SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS, AS WELL AS OF THE OWNERSHIP AND DISPOSITION OF THE SHARES OF AMERIS COMMON STOCK RECEIVED IN THE MERGER.

Tax Classification of the Merger. As discussed further below, due to the continuity of interest requirement described in Treasury Regulations Section 1.368-1(e), it is not clear as of the date hereof nor will it be clear prior to the special meeting (or otherwise prior to the closing date of the merger) whether the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

Very generally, for the merger to qualify as a tax-free reorganization, numerous requirements, including the “continuity of interest” requirement as described in Treasury Regulations Section 1.368-1(e), must be satisfied. Under the applicable Treasury Regulations, the “continuity of interest” requirement is satisfied if a proprietary interest in Prosperity is preserved, which, under regulatory guidance will be the case, if Ameris common stock constitutes at least 40% of the value of the aggregate consideration Prosperity shareholders receive in the merger. In determining whether this requirement is satisfied, the aggregate per share cash consideration, cash paid in lieu of issuing fractional shares of Ameris common stock, cash paid to dissenters and cash equal to the Pricing Differential, if applicable (see below), are all considered consideration other than Ameris common stock that is received by Prosperity shareholders in the merger.

In a transaction in which the “signing date rule” applies, the continuity of interest requirement would be tested on the last business day before the execution of the merger agreement. The signing date rule generally applies when the consideration to be received in the merger is “fixed” at the time of signing. As discussed in “The Merger Agreement — Merger Consideration,” if the Average Ameris Stock Price is less than $11.10 per share and, based on the Average Ameris Stock Price, the Ameris common stock underperforms the Keefe Bruyette & Woods Regional Banking Index by more than 20%, considering the performance of such Index during the same period used to calculate the Average Ameris Stock Price as compared to the closing price of such Index on the day immediately prior to the date of the merger agreement, then Prosperity may terminate the merger agreement unless Ameris contributes additional cash consideration equal to the Pricing Differential for payment to Prosperity shareholders electing to receive the per share stock consideration in the merger. As a result, Prosperity and Ameris have assumed, and the disclosure reflects the assumption, that the IRS would not regard the consideration to be received by the Prosperity shareholders in the merger as being “fixed” for this purpose and, therefore, that the continuity of interest requirement must be tested as of the closing date rather than the signing date.

Because the continuity of interest requirement will be tested as of the closing date, the value of the Ameris common shares must be determined as of that date. As a result, because the value of the shares of Ameris common stock received by holders of Prosperity common stock may fluctuate until the closing of the merger, it is unclear as of the date of this proxy statement/prospectus, and it will be unclear at the time of the special meeting, whether the “continuity of interest” requirement will be satisfied and therefore whether the merger will be able to qualify as a tax-free reorganization, assuming all other requirements are met.

Tax Consequences to Prosperity Shareholders Who Exchange Their Shares of Prosperity Common Stock if the Merger Qualifies as a Tax-Free Reorganization. If the merger qualifies as a tax-free reorganization, then the U.S. federal income tax consequences to U.S. holders who exchange their shares of Prosperity common stock in the merger will be as follows:

•

Gain will be recognized by a U.S. holder equal to the lesser of (i) the sum of the total per share cash consideration, cash in lieu of fractional shares and any cash in payment of the Pricing Differential received by the Prosperity shareholder (such sum being referred to throughout this “Material U.S. Federal Income Tax Consequences of the Merger” discussion as the “total cash consideration”) and (ii) the difference between (a) the sum of the total cash consideration received plus the total per share consideration received (i.e., the “amount realized” under the Code) and (b) the Prosperity shareholder’s basis in its shares of Prosperity common stock.

•	No loss will be recognized by a U.S. holder other than losses, if any, realized in connection with the receipt of cash in lieu of a fractional share interest, as described below.

•

A U.S. holder’s initial tax basis in the Ameris common stock received will equal the Prosperity shareholder’s aggregate adjusted basis in the shares of Prosperity common stock surrendered in the merger plus the amount of gain recognized (as provided above, but excluding any gain attributable to cash received in lieu of fractional shares) minus the total cash consideration received (excluding cash received in lieu of fractional shares).

•	A U.S. holder’s holding period of the Ameris common stock will include the holding period for the Prosperity common stock surrendered in exchange therefor.

•

A U.S. holder receiving cash in lieu of a fractional share interest will be treated as having received a fractional share of Ameris common stock in the merger and as having that fractional share subsequently redeemed by Ameris.

Any gain that holders of Prosperity common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Prosperity common stock for more than one (1) year as of the date of the merger. Long-term capital gain of non-corporate holders of Prosperity common stock is generally taxed at preferential rates. (Such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below.) In some cases, particularly if a holder actually or constructively owns Ameris stock other than Ameris stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain could be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstance, including the application of the constructive ownership rules, holders of Prosperity common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

The amount of gain or loss must be determined separately for each block of Prosperity common stock (i.e., shares acquired at the same cost in a single transaction) exchanged as part of the merger. The deductibility of capital losses is subject to limitations under the Code.

U.S. holders who exchange their shares of Prosperity common stock in the merger will be required to retain records pertaining to the merger. U.S. holders who owned at least 1% (by vote or value) of the total outstanding Prosperity common stock before the completion of the merger or whose tax basis in the Prosperity common stock surrendered in the merger equals or exceeds $1 million are subject to certain reporting requirements with respect to the merger.

Tax Consequences to Prosperity Shareholders Who Exchange Their Shares of Prosperity Common Stock if the Merger Fails to Qualify as a Tax-Free Reorganization. If the merger fails to qualify as a tax-free reorganization, then the exchange by a U.S. holder of shares of Prosperity common stock pursuant to the merger will be a fully taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder generally will recognize gain or loss at the time of the merger equal to the difference, if any, between:

•

the sum of (i) the total cash consideration and (ii) the total per share stock consideration received by the U.S. Holder in exchange for such Prosperity common stock (again, the “amount realized” under the Code); and

•	the U.S. holder’s adjusted tax basis in such Prosperity common stock.

Any gain that holders of Prosperity common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Prosperity common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Prosperity common stock is generally taxed at preferential rates. (Such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below.) In some cases, particularly if a holder actually or constructively owns Ameris stock other than Ameris stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain could be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstance, including the application of the constructive ownership rules, holders of Prosperity common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

The amount of gain or loss must be determined separately for each block of Prosperity common stock (i.e., shares acquired at the same cost in a single transaction) exchanged as part of the merger. The deductibility of capital losses is subject to limitations under the Code.

A U.S. holder’s initial tax basis in the Ameris common stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the date of the merger.

Treatment of Dissenting Prosperity Shareholders Who Exercise Statutory Appraisal Rights. The discussion above does not apply to Prosperity shareholders who dissent to the merger by properly perfecting statutory appraisal rights with respect to such shareholder’s shares of Prosperity capital stock. See “The Merger — Appraisal Rights for Prosperity Shareholders.”

Holders of shares of Prosperity common stock who dissent with respect to the merger and who receive cash in respect of their shares of Prosperity common stock will be treated as if the Ameris common stock had been received and then redeemed for cash by Ameris. A holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s aggregate tax basis in the Prosperity shares unless the payment under the holder’s particular facts and circumstances is deemed to have the effect of a dividend distribution (as discussed above) and not a redemption treated as an exchange under the principles of Section 302 of the Code. Any Prosperity shareholder that plans to exercise appraisal rights in connection with the merger is urged to consult its own tax advisor to determine the relevant tax consequences.

3.8% Medicare Tax On “Net Investment Income.” Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts are now subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized or amounts received with respect to their shares of Prosperity common stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. Prosperity shareholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received by such shareholder.

Information Reporting and Backup Withholding. Generally, non-corporate Prosperity shareholders may be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to any cash received, in the event the merger qualifies as a tax-free reorganization, or with respect to the entire consideration received, in the event the merger does not qualify as a tax-free reorganization. However, backup withholding will not apply to a Prosperity shareholder who furnishes a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Prosperity shareholder’s U.S. federal income tax liability, provided that the Prosperity shareholder timely furnishes the required information to the IRS.

TAX MATTERS CAN BE QUITE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX OR LEGAL ADVICE AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH PROSPERITY SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH PROSPERITY SHAREHOLDER.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Ameris treated as the acquiror. Under this method of accounting, Prosperity’s assets and liabilities will be recorded by Ameris at their respective fair values as of the date of completion of the merger. Financial statements of Ameris issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Prosperity.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the FDIC. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. In addition, the GDBF also must approve the merger and the bank merger.

Once the Federal Reserve approves the merger, we must wait for up to thirty (30) days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve to do so, the merger may be completed on or after the fifteenth (15th) day after approval from the Federal Reserve. Similarly, after we receive approval of the bank merger from the FDIC, we must wait for up to thirty (30) days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the FDIC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the FDIC.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There is no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Prosperity or Prosperity Bank, that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

Appraisal Rights for Prosperity Shareholders

Holders of Prosperity common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Prosperity shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Prosperity common stock immediately prior to the date of the special meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. You should note that if 10% or more of the outstanding shares of Prosperity common stock validly exercise, or remain entitled to exercise, their appraisal rights, then Ameris will have the right to terminate the merger agreement.

In order to exercise appraisal rights, a dissenting Prosperity shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. Prosperity shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Prosperity shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Appendix C to this proxy statement/prospectus.

A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with Prosperity, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Prosperity common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

The Prosperity Banking Company

100 Southpark Boulevard

St. Augustine, Florida 32086

Attn: Eddie Creamer

All such notices must be signed in the same manner as the shares are registered on the books of Prosperity. If a Prosperity shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Prosperity shareholder will be deemed to have waived his or her appraisal rights.

Within ten (10) days after the completion of the merger, Ameris must provide to each Prosperity shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	Ameris’s estimate of the fair value of the shares of Prosperity common stock;

•

where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by Ameris or its agent, which date may not be fewer than forty (40), nor more than sixty (60), days after the date Ameris sent the appraisal notice and appraisal election form to the shareholder; and

•

the date by which a notice from the Prosperity shareholder of his or her desire to withdraw his or her appraisal election must be received by Ameris, which date must be within twenty (20) days after the date set for receipt by Ameris of the appraisal election form from the Prosperity shareholder.

The form must also contain Ameris’s offer to pay to the Prosperity shareholder the amount that it has estimated as the fair value of the shares of Prosperity common stock, and request certain information from the Prosperity shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	whether the shareholder voted for the merger;

•	whether the shareholder accepts the offer of Ameris to pay its estimate of the fair value of the shares of Prosperity common stock to the shareholder; and

•

if the shareholder does not accept the offer of Ameris, the shareholder’s estimated fair value of the shares of Prosperity common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement.

Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Prosperity common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Ameris within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Ameris. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of Ameris in the appraisal election form to pay Ameris’s estimate of the fair value of the shares of Prosperity common stock, payment for the shares of the dissenting shareholder is to be made within ninety (90) days after the receipt of the appraisal election form by Ameris or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Prosperity in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Prosperity the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Ameris to pay the value of the shares as estimated by Ameris, and Ameris fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of Ameris to pay the value of the shares as estimated by Ameris, and Ameris fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within sixty (60) days after receipt of a written demand from any dissenting shareholder given within sixty (60) days after the date on which the merger was effected, Ameris shall, or at its election at any time within such period of sixty (60) days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Ameris, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If Ameris fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Ameris. A copy of the initial pleading will be served on each dissenting shareholder. Ameris is required to pay each dissenting shareholder the amount found to be due within ten (10) days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Ameris, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) Ameris and in favor of any or all dissenting shareholders if the court finds Ameris did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Ameris or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Ameris, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Ameris fails to make a required payment when a dissenting shareholder accepts Ameris’s offer to pay the value of the shares as estimated by Ameris, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Ameris all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of Ameris Following the Merger

The directors and officers of Ameris immediately prior to the effective time of the merger will be the directors of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Information regarding the executive officers and directors of Ameris is contained in documents filed by Ameris with the SEC and incorporated by reference into this proxy statement/prospectus, including Ameris’s Annual Report on Form 10-K for the year ended December 31, 2012 and its Definitive Proxy Statement on Schedule 14A for its 2013 annual meeting, filed with the SEC on April 5, 2013. See “Documents Incorporated By Reference.”

Interests of Prosperity Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of Prosperity and Prosperity Bank will receive the same merger consideration for their Prosperity shares as the other Prosperity shareholders. In considering the recommendation of the Prosperity board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Prosperity and Prosperity Bank may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Prosperity shareholders generally. The Prosperity board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See “— Prosperity’s Reasons for the Merger; Recommendation of the Prosperity Board of Directors.”

Prosperity Stock Options. The merger agreement requires Prosperity to cause all outstanding and unexercised options to purchase shares of Prosperity common stock awarded under the Prosperity stock plans be canceled prior to the effective time of the merger. The termination of the Prosperity stock options (by their own terms or otherwise) is a condition to Ameris’s obligation to complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

No payment will be made to any holder of Prosperity stock options with respect to their cancellation of Prosperity stock options, except that certain executive officers of Prosperity or Prosperity Bank will receive, at the closing of the merger, shares of restricted Ameris common stock (not to exceed 25,000 shares in the aggregate) in respect of the cancellation of certain of their Prosperity stock options. Specifically, each of Eddie Creamer (President and Chief Operating Officer of Prosperity and President and Chief Executive Officer of Prosperity Bank) and Christopher J. Kamienski, Shirley P. Fiano and Kevin Haynie (each an executive officer of Prosperity Bank) will receive, at the closing of the merger, 16,277, 3,701, 2,511 and 2,511 shares of restricted Ameris common stock, respectively. The shares of restricted Ameris common stock will vest ninety (90) days after the closing date of the merger.

Employment Agreement with Eddie Creamer. As a condition of Ameris’s obligation to complete the merger, Mr. Creamer will enter into an employment agreement with Ameris in a form mutually satisfactory to Mr. Creamer and Ameris. Ameris anticipates that the employment agreement with Mr. Creamer will provide that Mr. Creamer serve as an officer of Ameris Bank for a three-year period, unless the agreement is terminated before such time for specific causes to be described in the employment agreement. Ameris anticipates that pursuant to the employment agreement:

•

Mr. Creamer will receive an annual base salary of $250,000, with the potential of cash bonuses pursuant to any incentive compensation plans adopted by Ameris, with such bonuses to be determined by Ameris’s board of directors in its sole discretion;

•

Mr. Creamer will be entitled to: (i) participate in any present and future employee benefit, retirement and compensation plans (including Ameris’s 401(k) Profit Sharing Plan); (ii) participate in Ameris’s hospitalization, major medical, disability and group life insurance plans; (iii) four (4) weeks paid vacation during each calendar year of his employment; (iv) reimbursement by Ameris for all reasonable business expenses incurred in the course of his employment; (v) an automobile provided by Ameris for use in the performance of his duties; (vi) reimbursement for all mileage driven by Mr. Creamer in his personal automobile in connection with the performance of his duties; and (vii) a country club membership for business and personal use;

•

if the employment agreement is terminated by Ameris without cause or by Mr. Creamer for good reason, then Mr. Creamer will be entitled to receive severance benefits consisting of a continuation of compensation payments under the employment agreement for the lesser of twelve (12) months from the date of termination and the remainder of the term of the employment agreement; and

•

if the employment agreement is terminated by Mr. Creamer upon a change of control of Ameris, or if the employment agreement is terminated by Ameris or Mr. Creamer without cause or reason during the initial seven (7) months of the term of the employment agreement, then Mr. Creamer will be entitled to receive severance benefits consisting of a continuation of compensation payments under the employment agreement for twelve (12) months from the date of termination of the employment agreement.

Employment Agreements with Christopher J. Kamienski, Shirley P. Fiano and Kevin Haynie. As a condition of Ameris’s obligation to complete the merger, each of Mr. Kamienski, Ms. Fiano and Mr. Haynie will enter into employment agreements with Ameris in a form mutually satisfactory to Ameris and such person party to the agreement. Ameris anticipates that the employment agreements with Mr. Kamienski, Ms. Fiano and Mr. Haynie will provide that they each serve as an officer of Ameris Bank for a two-year period, unless the agreements are terminated before such time for specific causes to be described in each employment agreement. Ameris anticipates that, pursuant to the employment agreements:

•

Mr. Kamienski, Ms. Fiano and Mr. Haynie will receive an annual base salary of $165,000, $165,000 and $137,500, respectively, with the potential of cash bonuses of up to 30% of their annual base salaries pursuant to any incentive compensation plans adopted by Ameris, with such bonuses to be determined by Ameris’s board of directors in its sole discretion;

•

Mr. Kamienski, Ms. Fiano and Mr. Haynie will each be entitled to: (i) participate in any present and future employee benefit, retirement and compensation plans (including Ameris’s 401(k) Profit Sharing Plan); (ii) participate in Ameris’s hospitalization, major medical, disability and group life insurance plans; (iii) four (4) weeks paid vacation during each calendar year of his or her employment; (iv) reimbursement by Ameris for all reasonable business expenses incurred in the course of his or her employment; (v) reimbursement for all mileage driven by such employees in their personal automobiles in connection with the performance of their duties; and (vi) a country club membership for business and personal use;

•

if the employment agreement is terminated by Ameris without cause or by the person party to such agreement for good reason, then that person will be entitled to receive severance benefits consisting of a continuation of compensation payments under the employment agreement for the lesser of twelve (12) months from the date of termination and the remainder of the term of the employment agreement; and

•

if the employment agreement is terminated by the person party to such agreement upon a change of control of Ameris, then that person will be entitled to receive severance benefits consisting of a continuation of compensation payments under the employment agreement for twelve (12) months from the date of termination of the employment agreement.

Non-Competition and Non-Disclosure Agreements. As a condition of Ameris’s obligation to complete the merger:

•	each of Messrs. Creamer, Kamienski and Haynie and Ms. Fiano will enter into non-competition and non-disclosure agreements with Ameris in forms mutually satisfactory to such person and Ameris;

•

each of Randall D. Peterson, Heather B. Hunter and Jason Raymond (each an executive officer of Prosperity Bank) will enter into non-competition and non-disclosure agreements with Ameris in forms mutually satisfactory to such person and Ameris; and

•	each non-employee member of the Prosperity board of directors will enter into a non-competition and non-disclosure agreement with Ameris in the form attached as Exhibit C to the merger agreement.

Ameris anticipates that the non-competition and non-disclosure agreements will provide: (i) for Mr. Creamer, a three-year term with an annual cash payment of $350,000.00; (ii) with respect to each of Messrs. Kamienski and Haynie and Ms. Fiano, a one-year term with a one-time payment of $171,000.00, $143,000.00 and $171,000.00, respectively; and (iii) with respect to each of Messrs. Peterson and Raymond and Ms. Hunter, a one-year term and a one-time cash payment of $206,227.00, $203,602.00 and $196,416.00, respectively. The non-competition and non-disclosure agreements for the non-employee members of Prosperity’s board of directors will have a one-year term and will provide for a one-time cash payment of $30,000.00.

Ameris anticipates that the non-competition and non-disclosure agreements will also provide that each person party to the agreement will not: (i) disclose or use any confidential information or trade secrets of Prosperity and its subsidiaries; (ii) solicit or attempt to solicit, for the specified period, any customers or actively sought prospective customers of Ameris, Ameris Bank, Prosperity or Prosperity Bank for the purpose of providing competitive services or products; or (iii) solicit or recruit or attempt to solicit or recruit, for a specified period, any employee of Ameris, Ameris Bank, Prosperity or Prosperity Bank, whether or not such employee is full-time or temporary or is employed pursuant to a written agreement or is an at-will employee. Furthermore, in the case of Messrs. Creamer, Kamienski and Haynie and Ms. Fiano or those persons who were non-employee directors of Prosperity, Ameris anticipates that such persons will also agree not to perform duties and responsibilities that are the same or similar to those they may have previously performed for Prosperity, for the specified period and within fifty (50) miles of Prosperity’s offices in St. Augustine, Florida, for any business which conducts any business similar to that of Ameris, Ameris Bank, Prosperity or Prosperity Bank.

Indemnification and Insurance. As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” for a period of six (6) years after the effective time of the merger, Ameris will indemnify and defend the present and former directors, officers and employees of Prosperity and its subsidiaries against claims pertaining to matters occurring at or prior to the effective time of the merger. Ameris also has agreed, for a period of six (6) years after the effective time of the merger, to use its commercially reasonable efforts to provide directors’ and officers’ liability insurance to reimburse present and former officers and directors of Prosperity with respect to claims arising from facts or events occurring prior to the effective time of the merger. This insurance will contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Prosperity; provided, however, that: (i) if Ameris is unable to maintain or obtain the directors’ and officers’ liability insurance, then Ameris will provide as much comparable insurance as is reasonably available; (ii) officers and directors of Prosperity or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance; and (iii) in satisfaction of its obligations to provide the liability insurance, Ameris may require Prosperity to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event shall Prosperity expend, or Ameris be required to expend, for the tail insurance a premium amount in excess of 150% of the annual premiums paid by Prosperity for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Prosperity or Ameris, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Prosperity and Ameris have each unanimously approved the merger agreement, which provides for the merger of Prosperity with and into Ameris, with Ameris as the surviving company in the merger. Each share of Ameris common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Ameris common stock. Each share of Prosperity common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive, at the election of the holder, either 3.125 shares of Ameris common stock or $41.50 in cash, subject to the requirement that no more than 50% of the overall consideration may be in the form of cash (with Prosperity shareholder elections subject to customary proration and adjustment procedures applicable to oversubscription for cash consideration). See “— Merger Consideration.”

The merger agreement also provides that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Prosperity Bank, a Florida state-chartered bank and wholly owned first-tier subsidiary of Prosperity, will merge with and into Ameris Bank, a Georgia state-chartered bank and wholly owned first-tier subsidiary of Ameris, with Ameris Bank as the surviving bank of such merger. The terms and conditions of the merger of Ameris Bank and Prosperity Bank will be set forth in a separate merger agreement (referred to as the “bank merger agreement”), the form of which is attached as an exhibit to the merger agreement. As provided in the bank merger agreement, the merger of Ameris Bank and Prosperity Bank may be abandoned at the election of Ameris Bank at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of Ameris Bank and Prosperity Bank as the “bank merger.”

Closing and Effective Time of the Merger

Unless both Ameris and Prosperity agree to a later date, the closing of the merger will take place on a date no later than three (3) business days after all of the conditions to the completion of the merger have been satisfied or waived, other than those that by their nature are to be satisfied or waived at the closing of the merger. Simultaneously with the closing of the merger, Ameris will file articles of merger with the Secretary of State of the State of Georgia and the Department of State of the State of Florida. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the third quarter of 2013, subject to the approval of the merger agreement by Prosperity shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Ameris and Prosperity will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of Prosperity common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive, at the election of the holder, either:

•	3.125 shares of Ameris common stock; or

•	$41.50 in cash.

The foregoing is subject to the requirement that the number of shares of Prosperity common stock receiving the per share cash consideration in the merger may not exceed the maximum cash shares (which is 50% of the aggregate number of outstanding shares of Prosperity common stock convertible in the merger plus the number of dissenting shares). Prosperity shareholder elections are subject to customary proration and adjustment procedures if the per share cash consideration is oversubscribed. See “— Elections” and “— Proration and Adjustment Procedures.”

No fractional shares of Ameris common stock will be issued in connection with the merger. Instead, Ameris will make to each Prosperity shareholder who would otherwise receive a fractional share of Ameris common stock a cash payment (rounded to the nearest whole cent) equal to: (i) the fractional share amount multiplied by (ii) the Average Ameris Stock Price (which is the average closing sale price of Ameris common stock on the Nasdaq Global Select Market for the twenty (20) consecutive trading days prior to and ending on the fifth (5th) business day immediately preceding the closing date of the merger, rounded to the nearest whole cent). We refer to the per share stock consideration, the per share cash consideration and cash in lieu of any fractional shares, collectively, as the “merger consideration.”

In addition, if the Average Ameris Stock Price is less than $11.10 per share and, based on the Average Ameris Stock Price, the Ameris common stock underperforms the Keefe Bruyette & Woods Regional Banking Index by more than 20%, considering the performance of such Index during the same period used to calculate the Average Ameris Stock Price as compared to the closing price of such Index on the day immediately prior to the date of the merger agreement, then Prosperity may terminate the merger agreement unless Ameris contributes additional cash consideration equal to the Pricing Differential for payment to Prosperity shareholders electing to receive the per share stock consideration in the merger. See “— Termination.”

A Prosperity shareholder also has the right to obtain the fair value of his or her shares of Prosperity common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Prosperity common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for Prosperity Shareholders.”

Based upon 377,960 shares of Prosperity common stock outstanding as of             , 2013 and the closing sale price of the Ameris common stock on the Nasdaq Global Select Market of $             on such date:

•

if Prosperity shareholders elect to receive in the merger per share stock consideration for all of their shares of Prosperity common stock outstanding immediately prior to the effective time of the merger, then the merger consideration would be valued at approximately $             (excluding cash paid in lieu of any fractional shares);

•

if, however, Prosperity shareholders elect to receive in the merger per share cash consideration for a number of their shares of Prosperity common stock outstanding immediately prior to the effective time of the merger equal to the maximum cash shares, then the merger consideration would be valued at $            , consisting of $             in cash and              in shares of Ameris common stock (excluding cash paid in lieu of any fractional shares).

If Ameris changes the number of shares of Ameris common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the Ameris common stock and the record date for such corporate action is prior to the effective time of the merger, then the per share stock consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to Ameris and Prosperity.

The value of the shares of Ameris common stock to be issued to Prosperity shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Ameris common stock. See “Risk Factors — Because the sale price of the Ameris common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger if you elect to receive the per share stock consideration.”

Elections

Cash Election. The merger agreement provides that each Prosperity shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Prosperity common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares), subject to proration and adjustment, an amount in cash equal to $41.50. The aggregate cash amount (excluding cash in lieu of any fractional shares and cash equal to the Pricing Differential, if any) that Ameris has agreed to pay in the merger is limited to the aggregate per share cash consideration for the maximum cash shares. As a result, even if a Prosperity shareholder makes a cash election, that holder may nevertheless receive some per share stock consideration. If a Prosperity shareholder makes a valid cash election, then such holder’s shares subject to such cash election are referred to as “cash election shares.”

Stock Election. The merger agreement provides that each Prosperity shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Prosperity common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares), 3.125 shares of Ameris common stock. No fractional shares of Ameris common stock will be issued in the merger, and a holder of Prosperity common stock who would otherwise be entitled to a fractional share of Ameris common stock will receive cash in lieu thereof. If a Prosperity shareholder makes a valid stock election, then such holder’s shares subject to such stock election are referred to as “stock election shares.”

No Election. Prosperity shareholders who make no election to receive cash or shares of Ameris common stock in the merger, whose elections are not received by the exchange agent by the election deadline or whose forms of election are improperly completed and/or are not signed will be deemed not to have made an election. Prosperity shareholders not making an election will be paid in Ameris common stock. Shares of Prosperity common stock with respect to which no election is deemed to have been made are referred to as “no election shares.”

Proration and Adjustment Procedures

Cash elections made by Prosperity shareholders are subject to adjustment to ensure that the aggregate cash amount (excluding cash in lieu of any fractional shares and cash equal to the Pricing Differential, if any) that would be paid in the merger does not exceed the aggregate per share cash consideration for the maximum cash shares. As a result, even if a Prosperity shareholder makes a cash election, such Prosperity shareholder may nevertheless receive some per share stock consideration.

Proration Adjustment if Cash Consideration is Oversubscribed. Shares of Ameris common stock may be issued to Prosperity shareholders who make cash elections if the aggregate number of cash election shares plus dissenting shares exceeds the maximum cash shares. In this case:

•	all stock election shares and no election shares will be converted into the right to receive the per share stock consideration;

•	all dissenting shares will be deemed, for the purposes of adjustment and proration, to be converted into the right to receive the per share cash consideration; and

•

the exchange agent will select from among the cash election shares, by a pro rata selection process, a sufficient number of shares such that the aggregate number of cash election shares and dissenting shares equals as closely as practicable the maximum cash shares, and all shares so selected will be converted into the right to receive the per share stock consideration (such shares are referred to as “stock designated shares”).

If the total cash consideration is oversubscribed, then a Prosperity shareholder making a cash election will receive the per share stock consideration for such holder’s shares that are stock designated shares and the per share cash consideration for such holder’s remaining cash election shares, if any.

No Adjustment if Cash Consideration is Undersubscribed. If the total cash consideration is undersubscribed, meaning that the aggregate number of cash election shares plus dissenting shares is less than or equal to the maximum cash shares, then:

•	all cash election shares will be converted into the right to receive the per share cash consideration; and

•	all stock election shares and no election shares will be converted into the right to receive the per share stock consideration.

Election Statements; Exchange of Stock Certificates

Election Statement. An election statement with instructions for making the election as to the form of merger consideration preferred is being mailed to Prosperity shareholders simultaneously with this proxy statement/prospectus. The election statement will allow Prosperity shareholders to make a cash or stock election with respect to the type of merger consideration they wish to receive.

Holders of Prosperity common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the election statement. Prosperity shareholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. All election statements must be received by the exchange agent by 5:00 p.m., Eastern Time, on the election deadline, which is the date prior to the fifth (5th) business day immediately preceding the closing date of the merger (or such other time and date as Ameris and Prosperity may mutually agree). Shares of Prosperity common stock as to which the holder has not made a valid election prior to the election deadline will be treated as no election shares.

NOTE: The actual election deadline is not currently known. Ameris and Prosperity anticipate issuing a press release to announce the date of the election deadline at least five (5) business days before that deadline. Additionally, Ameris and Prosperity also anticipate posting the date of the election deadline on their respective web sites at least five (5) business days before that deadline.

To make an election, a holder of Prosperity common stock must submit a properly completed election statement so that it is actually received by the exchange agent by the election deadline in accordance with the instructions on the election statement, and such election must not be revoked or changed prior to the election deadline. Neither Ameris nor Prosperity is under any obligation to notify any holder of defects in such holder’s election statement.

An election may be revoked or changed but only by written notice by the person submitting such election received by the exchange agent prior to the election deadline. If an election is revoked, and unless a subsequent properly executed election statement is actually received by the exchange agent by the election deadline, then the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Prosperity common stock. Holders will not be entitled to revoke or change their elections after the election deadline.

Subject to the terms of the merger agreement and the election statement, the exchange agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election statement, and any good faith decisions by the exchange agent or Ameris regarding such matters shall be binding and conclusive. To the extent the holder of dissenting shares submits an election statement, such holder’s election statement will have no effect and the exchange agent will disregard such election notice.

Shares of Prosperity common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed to have made no election. If it is determined that any purported cash election or stock election was not properly made, then the purported election will be deemed to be of no force or effect, and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Exchange of Stock Certificates. Prior to the effective time of the merger, Ameris will appoint as the exchange agent under the merger agreement either its transfer agent, Computershare Investor Services, or an unrelated bank or trust company reasonably acceptable to Prosperity. Ameris will also deposit with the exchange agent stock certificates representing the number of shares of Ameris common stock sufficient to deliver the per share stock consideration to be issued pursuant to the merger agreement, cash equal to the aggregate per share cash consideration to be paid pursuant to the merger agreement and, to the extent then determinable, any cash in lieu of fractional shares to be paid pursuant to the merger agreement (collectively referred to as the “exchange fund”).

Promptly after the effective time of the merger, the exchange agent will mail to each holder of record of Prosperity common stock (other than a holder of dissenting shares) a letter of transmittal and instructions for the surrender of the holder’s Prosperity stock certificate(s) for the merger consideration (including cash in lieu of any fractional Ameris shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement. Prosperity shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Prosperity common stock, accompanied by a properly completed letter of transmittal, a Prosperity shareholder will be entitled to promptly receive after the effective time of the merger the merger consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to Ameris common stock after completion of the merger will be paid to the holder of any unsurrendered Prosperity stock certificates with respect to the shares of Ameris common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Prosperity stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Ameris common stock represented by that certificate; and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Ameris common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Ameris common stock issuable in exchange for that certificate.

Shares of Ameris common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Prosperity stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Ameris that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Prosperity other than to settle transfers of shares of Prosperity common stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for Prosperity common stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration (including cash in lieu of any fractional Ameris shares).

Any portion of the exchange fund that remains unclaimed by Prosperity shareholders at the expiration of six (6) months after the effective time of the merger may be paid to Ameris. In that case, any former Prosperity shareholders who have not yet surrendered their Prosperity stock certificates may after that point look only to Ameris with respect to the merger consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on the shares of Ameris common stock to which they are entitled, in each case, without interest. None of Ameris, the exchange agent or any other person will be liable to any former Prosperity shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Prosperity stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Ameris or the exchange agent, post a bond in such amount as Ameris determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options

The merger agreement requires Prosperity to cause all outstanding and unexercised options to purchase shares of Prosperity common stock awarded under the Prosperity stock plans to be canceled prior to the effective time of the merger. The termination of the Prosperity stock options (by their own terms or otherwise) is a condition to Ameris’s obligation to complete the merger. See “— Conditions to Completion of the Merger.” Ameris will not assume any outstanding Prosperity stock option or Prosperity stock plan, and none of the outstanding Prosperity stock options will be converted to, or represent rights to acquire, Ameris common stock. No payment will be made to any holder of Prosperity stock options with respect to their cancellation, except that certain executive officers of Prosperity will receive at the closing of the merger shares of restricted Ameris common stock (not to exceed 25,000 shares in the aggregate) in respect of the cancellation of certain of their Prosperity stock options. See “The Merger — Interests of Prosperity Executive Officers and Directors in the Merger — Prosperity Stock Options.”

In the merger agreement, Prosperity has represented to Ameris that, except for the Prosperity stock options granted under the Prosperity stock plans, Prosperity does not have any outstanding options, warrants, rights or other agreements calling for the issuance of Prosperity common stock or other securities of Prosperity.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Prosperity and Ameris have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•

not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger; and

•

not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

Ameris has also agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of Prosperity, amend its organizational documents (or the organizational documents of any of its significant subsidiaries) in a manner that would adversely affect Prosperity or any of its subsidiaries.

Prosperity has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Prosperity has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following without the prior written consent of Ameris:

•

issue or sell, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any rights to acquire stock or voting debt securities, except pursuant to Prosperity stock options issued under the Prosperity stock plans and outstanding on the date of the merger agreement;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities, debentures or subordinated notes;

•

make, declare, pay or set aside for payment any dividend or other distribution on its capital stock or other ownership interests (other than dividends from wholly owned subsidiaries to Prosperity or to another wholly owned subsidiary of Prosperity);

•

(i) enter into, amend, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (a) at will agreements, (b) normal increases in salary to rank and file employees and (c) severance in accordance with past practice, (ii) hire any new officers, or (iii) promote any employee to a rank of vice president or a more senior position;

•	establish, amend, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•

sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•

enter into, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than any annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•

acquire the assets, business or properties of any person (other than pursuant to foreclosures or acquisitions of control, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement, in each case in the ordinary course of business consistent with past practice);

•

sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving Ameris or Ameris Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights;

•	amend its organizational documents or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract;

•

settle any claim, action or proceeding outside the ordinary course of business consistent with past practice and involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;

•

in the case of Prosperity Bank (i) voluntarily make a material change in its deposit mix, (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit, except in a manner consistent with past practice and competitive factors in the marketplace, (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice, (iv) open any new branch or deposit taking facility, or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	purchase any fixed assets where the amount paid or committed is in excess of $25,000 individually or $50,000 in the aggregate, except for emergency repairs or replacements;

•

materially change its loan underwriting policies or which classes of persons may approve loans or fail to comply with such policies as previously disclosed to Ameris as provided in the merger agreement, or make loans on extensions of credit except in the ordinary course of business consistent with past practice and otherwise within the limits specified in the merger agreement;

•

materially change its interest rate and other risk management policies, procedures and practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material incurrence in its aggregate exposure to interest rate risk;

•

incur any debt for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to any obligations or liabilities of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions specified in the merger agreement;

•	develop market or implement any new lines of business; or

•

make, change or revoke any material tax election (other than in a manner consistent with prior elections), materially amend any tax return, enter into any material tax closing agreement, or settle or compromise any material liability with respect to disputed taxes.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Ameris has filed with the SEC. Each of Ameris and Prosperity have agreed to use its commercially reasonable best efforts to have the Registration Statement on Form S-4 declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement. Upon the Registration Statement on Form S-4 being declared effective, Prosperity will mail or deliver this proxy statement/prospectus to the Prosperity shareholders.

Ameris has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Prosperity has agreed to furnish all information concerning Prosperity and the holders of Prosperity common stock as may be reasonably requested in connection with any such action.

Ameris and Prosperity have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Prosperity and Ameris have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Prosperity or Ameris, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, Ameris and Prosperity will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. Ameris and Prosperity shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement.

Additionally, each of Ameris and Prosperity has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of Ameris, Prosperity or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.

Each of Ameris and Prosperity will promptly advise the other upon receiving any communication from any regulatory or governmental entity the consent or approval of which is required for completion of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

Nasdaq Listing

Ameris shall use its commercially reasonable best efforts to cause the shares of Ameris common stock to be issued to the holders of Prosperity common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, Ameris must maintain employee benefit plans and compensation opportunities for those persons (as a group) who are full-time, active employees of Prosperity and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Ameris or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Ameris or its subsidiaries). Ameris shall give the covered employees full credit for their prior service with Prosperity and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by Ameris in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by Ameris.

With respect to any Ameris health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, Ameris or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Prosperity benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within twelve (12) months after the effective time of the merger, any covered employee is terminated by Ameris or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then Ameris will pay severance to the covered employee in an amount equivalent to the severance to which the employee would have been entitled in connection with the termination had it occurred under Prosperity’s severance policy in effect as of the date of the merger agreement and as previously disclosed by Prosperity to Ameris as provided in the merger agreement. Any severance to which a covered employee may be entitled in connection with a termination occurring more than twelve (12) months after the effective time of the merger will be as set forth in the severance policies of Ameris and its subsidiaries as then in effect.

Indemnification and Directors’ and Officers’ Insurance

For a period of six (6) years after the effective time of the merger, Ameris must indemnify and defend the present and former directors, officers and employees of Prosperity and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Prosperity occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Prosperity or its subsidiaries, as applicable, and the FBCA.

For a period of six (6) years after the effective time of the merger, Ameris will use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Prosperity or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Prosperity; provided, however, that: (i) if Ameris is unable to maintain or obtain the directors’ and officers’ liability insurance, then Ameris will provide as much comparable insurance as is reasonably available; (ii) officers and directors of Prosperity or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance; and (iii) in satisfaction of its obligations to provide the liability insurance, Ameris may require Prosperity to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event shall Prosperity expend, or Ameris be required to expend, for the tail insurance a premium amount in excess of 150% of the annual premiums paid by Prosperity for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Prosperity or Ameris, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

Third Party Proposals

Prosperity has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets (referred to as “Prosperity confidential information”); or (ii) have any discussions with any person relating to any tender or exchange offer, proposal for a merger or consolidation or other business combination involving Prosperity or any of its significant subsidiaries, or any proposal to acquire more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Prosperity or any of its significant subsidiaries (referred to as an “acquisition proposal”).

Notwithstanding this agreement, at any time prior to the approval of the merger agreement by the Prosperity shareholders, if Prosperity receives an unsolicited acquisition proposal that the Prosperity board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal (as defined below), then Prosperity may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Prosperity than the confidentiality agreement entered into by Prosperity and Ameris prior to the execution of the merger agreement; (ii) furnish Prosperity confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the Prosperity board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. Prosperity must advise Ameris in writing within twenty-four (24) hours following receipt of any acquisition proposal and the substance thereof and must keep Ameris apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means a written acquisition proposal that the Prosperity board of directors concludes in good faith is more favorable from a financial point of view to the Prosperity shareholders than the merger (after receiving the advice of its financial advisors, taking into account the likelihood of consummation of such transaction on the terms set forth in such proposal and taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law). Furthermore, in order to constitute a “superior proposal”, an acquisition proposal must be for a tender or exchange offer, proposal for a merger or consolidation or other business combination involving Prosperity or any of its significant subsidiaries or any proposal to acquire more than 50% of the voting power in, or more than 50% of the fair market value of the business, assets or deposits of, Prosperity or any of its significant subsidiaries.

The merger agreement generally prohibits the Prosperity board of directors making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Ameris the recommendation of the Prosperity board of directors’ set forth in this proxy statement/prospectus that the Prosperity shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Ameris such recommendation). At any time prior to the approval of the merger agreement by the Prosperity shareholders, however, the Prosperity board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the Prosperity board of directors determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of the merger agreement offered by Ameris) constitutes a superior proposal if the Prosperity board of directors determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of the merger agreement offered by Ameris) that the failure to make a change in recommendation would constitute, or be reasonably likely to constitute, a violation of its fiduciary duties. The Prosperity board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Prosperity has not breached any of the provisions of the merger agreement relating to third party proposals; and (ii) the Prosperity board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Ameris), Prosperity has given Ameris at least three (3) days’ prior written notice of its intention to take such action and before making such change in recommendation, Prosperity has negotiated in good faith with Ameris during the notice period (to the extent Ameris wishes to negotiate) to enable Ameris to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the Prosperity board of directors makes a change in recommendation, or if Prosperity pursues a superior proposal, Prosperity could be required to pay Ameris a termination fee of $2.25 million in cash. See “— Termination,” and “— Termination Fees.”

Representations and Warranties

The merger agreement contains generally customary representations and warranties of Ameris and Prosperity relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of Ameris and Prosperity have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•

have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Ameris and Prosperity to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of Ameris, the SEC;

•	financial statements;

•	absence of material adverse effect on each party since December 31, 2011;

•	compliance with laws and the absence of regulatory agreements;

•	litigation;

•	transactions with affiliates;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus; and

•	fees paid to financial advisors.

Prosperity has also made representations and warranties to Ameris with respect to:

•	material contracts;

•	the inapplicability to the merger of state takeover laws;

•	employee benefit plans and labor matters;

•	the opinion from Ewing;

•	environmental matters;

•	loan matters;

•	intellectual property;

•	derivative instruments and transactions;

•	administration of fiduciary accounts;

•	tax matters;

•	Community Reinvestment Act compliance;

•	maintenance of insurance policies;

•	ownership and other property rights;

•	liquidity of investment portfolio;

•	accuracy of books and records; and

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Ameris and Prosperity to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Prosperity shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of Ameris common stock to be issued in the merger;

•

the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement; and

•

the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, without any condition, or carryover of any condition applicable to Prosperity or Prosperity Bank, that would increase any of the minimum regulatory capital requirements of Ameris following the merger or of Ameris Bank following the bank merger, and the expiration of all statutory waiting periods.

Additional Closing Conditions for the Benefit of Ameris. In addition to the mutual closing conditions, Ameris’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

the accuracy, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), of the representations and warranties made by Prosperity to the extent specified in the merger agreement, and the receipt by Ameris of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Prosperity to that effect;

•

the performance in all material respects by Prosperity of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and the receipt by Ameris of a certificate signed by the Chief Executive Officer or the Chief Financial Officer of Prosperity to that effect;

•	the termination of all outstanding Prosperity stock options issued under Prosperity stock plans (by their terms or otherwise) as of the effective time of the merger;

•	the dissenting shares constituting less than 10% of the outstanding shares of Prosperity common stock;

•

each of Eddie Creamer (President and Chief Operating Officer of Prosperity and President and Chief Executive Officer of Prosperity Bank) and Christopher J. Kaminski, Shirley P. Fiano and Kevin Haynie (each an executive officer of Prosperity Bank) entering into employment agreements and non-competition and non-disclosure agreements with Ameris in forms mutually satisfactory to such person and Ameris;

•	each of Randall D. Peterson, Heather B. Hunter and Jason Raymond (each an executive officer of Prosperity Bank) entering into non-competition and non-disclosure agreements with Ameris; and

•	each non-employee member of the Prosperity board of directors entering into a non-competition and non-disclosure agreement with Ameris in the form attached as Exhibit C to the merger agreement.

Additional Closing Conditions for the Benefit of Prosperity. In addition to the mutual closing conditions, Prosperity’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

accuracy, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), of the representations and warranties made by Ameris to the extent specified in the merger agreement, and the receipt by Prosperity of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Ameris to that effect;

•

performance in all material respects by Ameris of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and the receipt by Prosperity of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Ameris to that effect; and

•	execution and delivery by Ameris of the employee agreements and the non-competition and non-disclosure agreements discussed above.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Prosperity shareholders, as follows:

•	by mutual written consent of Ameris and Prosperity;

•

by either Ameris or Prosperity, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•

by either Ameris or Prosperity, if the merger has not been completed by December 31, 2013, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

by either Ameris or Prosperity, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within twenty (20) days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•

by Ameris, if the Prosperity board of directors fails to recommend that the Prosperity shareholders approve the merger agreement or makes a change in recommendation, or if Prosperity materially breaches any of the provisions of the merger agreement relating to third party proposals, as described under “— Third Party Proposals”;

•

by Prosperity, prior to obtaining the approval of the merger agreement by the Prosperity shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals, as described under “— Third Party Proposal” (provided that Prosperity has not materially breached any such provisions and pays Ameris the termination fee described under “— Termination Fees”);

•

by either Ameris or Prosperity, if the Prosperity shareholders fail to approve the merger agreement at a duly held meeting of Prosperity shareholders or any adjournment or postponement thereof (provided that the Prosperity board of directors has recommended that the Prosperity shareholders approve the merger agreement and has not made a change in recommendation); and

•

by Prosperity, in the event that both: (i) the Average Ameris Stock price is less than $11.10 (meaning that the average closing sale price of the Ameris common stock during the applicable period declined by more than 20% from the closing sale price of the Ameris common stock on the day immediately prior to the date of the merger agreement); and (ii) the number obtained by dividing the Average Ameris Stock Price by $13.87 is less than the number obtained by (a) dividing the Final Index Price by the Initial Index Price (each as defined below) and then (b) multiplying the quotient so obtained by 0.80 (meaning that the Ameris common stock has underperformed the Keefe Bruyette & Woods Regional Banking Index by more than 20% considering the performance of such Index during the same period used to calculate the Average Ameris Stock Price as compared to the closing price of such Index on the day immediately prior to the date of the merger agreement). However, if Prosperity elects to terminate the merger agreement on this basis, it must provide notice to Ameris, and Ameris may then elect within two (2) business days after receipt of the notice to adjust the merger consideration by paying to holders of stock election shares and no election shares, pro rata and in addition to their receipt of the per share stock consideration otherwise issuable in respect of such shares, cash equal to the Pricing Differential. For purposes of the merger agreement: (i) “Final Index Price” means the average closing price of the KBW Regional Banking Index for the trading days included in the period beginning on the day that is twenty (20) consecutive trading days prior to the fifth (5th) business day immediately preceding the closing date of the merger and ending on such fifth (5th) day; and (ii) “Initial Index Price” means $59.91, which is the closing price of the KBW Regional Banking Index on the trading day immediately prior to the date of the merger agreement. The “Pricing Differential” is the amount of the difference between (i) the aggregate number of stock election shares and no election shares, multiplied by $11.10, and (ii) the aggregate number of stock election shares and no election shares, multiplied by the Average Ameris Stock Price.

Termination Fees

Prosperity must pay Ameris a termination fee of $2.25 million:

•

if the merger agreement is terminated by Ameris because the Prosperity board of directors did not recommend that the Prosperity shareholders approve the merger agreement or made a change in recommendation, or because Prosperity materially breached any of the provisions of the merger agreement relating to third party proposals, as describe under “— Third Party Proposals”;

•

if the merger agreement is terminated by Prosperity, prior to obtaining approval of the merger agreement by the Prosperity shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals, as described under “— Third Party Proposals”; and

•

if the merger agreement is terminated by Ameris or Prosperity because the Prosperity shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal and, within six (6) months of such termination, Prosperity or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal. For purposes of this termination right, the references to 20% in the definition of “acquisition proposal” are deemed to be references to 50%.

Ameris must pay Prosperity a termination fee:

•

equal to $3.20 million, if the merger agreement is terminated by Prosperity as a result of a willful and material breach by Ameris of any of its covenants or agreements set forth in the merger agreement; and

•

equal to $1.25 million, if the merger agreement is terminated by Ameris because a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and (i) the regulatory or governmental entity conditioned its provision of such approval solely on an increase in any minimum regulatory capital requirements of Ameris (as the surviving corporation in the merger) or Ameris Bank (as the resulting institution in the bank merger) or (ii) Ameris withdrew any application seeking such approval because such approval would have included a condition increasing any such minimum regulatory capital requirements.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of Prosperity, Ameris, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that:

•

the provisions of the merger agreement relating to confidentiality obligations of the parties, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

Waiver; Amendment

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the Prosperity shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Prosperity shareholders, there may not be, without further approval of the Prosperity shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Prosperity will bear the costs and expenses of printing and mailing this proxy statement/prospectus and Ameris has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

THE COMPANIES

Ameris

Ameris Bancorp, a Georgia corporation, is a bank holding company whose business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a wholly owned subsidiary of Ameris. As a bank holding company, Ameris performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank.

Ameris is headquartered in Moultrie, Georgia, and provides a full range of banking services to its retail and commercial customers through branches primarily concentrated in select markets in Georgia, Alabama, Florida and South Carolina. These branches serve distinct communities in Ameris’s business areas with autonomy but do so as one bank, leveraging Ameris’s favorable geographic footprint in an effort to acquire more customers.

Ameris was incorporated on December 18, 1980 as a Georgia corporation. Ameris operates 57 domestic banking offices with no foreign activities. At December 31, 2012, Ameris had approximately $3.00 billion in total assets, $1.96 billion in total loans, $2.62 billion in total deposits and stockholders’ equity of $279.0 million. Deposits with Ameris Bank are insured, up to applicable limits, by the FDIC.

The Ameris common stock is traded on the Nasdaq Global Select Market under the symbol “ABCB.”

Ameris’s executive offices are located at 310 First St., S.E., Moultrie, Georgia 31768. Ameris’s telephone number is (229) 890-1111 and website is www.amerisbank.com.

The information on Ameris’s website is not a part of this proxy statement/prospectus, and the reference to Ameris’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about Ameris is included in documents incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated By Reference.”

Prosperity

General. The Prosperity Banking Company is a bank holding company under the Bank Holding Company Act of 1956, as amended. It is the holding company for Prosperity Bank, a Florida state-chartered commercial bank. Prosperity Bank commenced operations in 1983 at its principal office located in St. Augustine, Florida. Prosperity also owns all of the outstanding membership interests of Prosperity Land Holdings, LLC, which facilitates certain land acquisition transaction on behalf of Prosperity. Prosperity Bank is a full service commercial bank, providing a wide range of business and consumer financial services in its target marketplace, which is comprised primarily of St. Johns, Duval, Flagler, Bay, Putnam and Volusia Counties in Florida. Prosperity Bank operates 11 branch offices in addition to its main office.

Prosperity Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. The operations of Prosperity Bank are subject to the supervision and regulation of the FDIC and the FOFR.

Prosperity Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Prosperity Bank include demand noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, debit cards, direct deposits, notary services, money orders, night depository, cashier’s checks, domestic collections, bank drafts, automated teller services, drive-in tellers, banking by mail, online banking, remote deposit capture and a full range of consumer loans, both collateralized and uncollateralized. In addition, Prosperity Bank makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Prosperity Bank provides automated teller machine (“ATM”) cards and is a member of the Star and Cirrus networks, thereby permitting customers to utilize the convenience of Prosperity Bank’s ATM network and Star and Cirrus member machines both nationwide and internationally. Prosperity Bank does not have trust powers and, accordingly, no trust services are provided.

The revenues of Prosperity Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts and residential loan fees, ATM fees and other services. The principal sources of funds for Prosperity Bank’s lending activities are its deposits (primarily consumer deposits), loan repayments and proceeds from investment securities. The principal expenses of Prosperity Bank are operating and general administrative expenses and the interest paid on deposits.

As is the case with banking institutions generally, Prosperity Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Competition. Prosperity Bank encounters strong competition both in making loans and in attracting deposits (the primary source of lendable funds). The deregulation of the banking industry and the widespread enactment of state laws that permit multi-bank holding companies, as well as an increasing level of interstate banking, have combined to create a highly competitive environment for commercial banking. In one or more aspects of its business, Prosperity Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Prosperity Bank does not currently provide. In addition, many of

Prosperity Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. No assurance is given that increased competition from other financial institutions will not have an adverse effect on Prosperity Bank’s operations.

Strategy. Prosperity Bank’s business strategy is to operate as a diversified financial services company providing a variety of banking and other financial services, with an emphasis on commercial business loans to small and medium-sized businesses and consumer and residential mortgage lending. Prosperity Bank emphasizes comprehensive retail and business products and responsive, decentralized decision-making which reflects Prosperity Bank’s knowledge of its local markets and customers. Prosperity Bank offers a wide range of commercial and retail banking and financial services to businesses and individuals.

Prosperity Bank’s marketing strategy is targeted to:

•	capitalize on its personal relationship approach that it believes differentiates it from its larger competitors;

•	provide customers with access to local executives who make key credit and other decisions;

•	pursue commercial lending opportunities with small to mid-sized businesses that are underserved by its larger competitors; and

•	cross-sell its products and services to its existing customers to leverage its relationships and enhance profitability.

Commercial Banking. Prosperity Bank focuses its commercial loan originations on small and mid-sized businesses (generally up to $10 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Prosperity Bank offers a range of cash management services and deposit products to commercial customers. Internet banking and remote deposit capture are currently available to commercial customers.

Retail Banking. Prosperity Bank’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by Prosperity Bank to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, Prosperity Bank offers contemporary products and services, such as debit cards, Internet banking and electronic bill payment services. Consumer loan products offered by Prosperity Bank include home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection and unsecured personal credit lines.

Mortgage Banking. Prosperity Bank’s mortgage banking business is structured to provide a source of fee income from the process of originating product for sale on the secondary market, as well as the origination of loans to be held in Prosperity Bank’s loan portfolio. Mortgage banking capabilities include conventional and nonconforming mortgage underwriting and construction and permanent financing.

Credit Administration. Prosperity Bank’s lending activities are subject to written policies approved by its board of directors to ensure proper management of credit risk. Loans are subject to a defined credit process that includes credit evaluation of borrowers, risk-rating of credits, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for ongoing identification and management of credit deterioration. Regular portfolio reviews are performed to identify potential underperforming credits, estimate loss exposure and ascertain compliance with applicable policies. Management review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral and the effects of economic conditions.

Prosperity Bank generally does not make commercial or consumer loans outside its market area unless the borrower has an established relationship with Prosperity Bank and conducts its principal business operations within Prosperity Bank’s market area. Consequently, Prosperity Bank and its borrowers are affected by the economic conditions prevailing in its market area.

Liquidity. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. In the ordinary course of business, Prosperity Bank’s cash flows are generated from interest and fee income, as well as from loan repayments, the sale or maturity of investments available-for-sale. In addition to cash and due from banks, Prosperity Bank considers all securities available-for-sale as a primary source of asset liquidity. Many factors affect the ability to accomplish these liquidity objectives successfully, including the economic environment, the asset/liability mix within the balance sheet and Prosperity Bank’s reputation in the community. Prosperity Bank’s principal sources of funds are net increases in deposits, principal and interest payments on loans and proceeds from sales and maturities of investments. Prosperity Bank uses its capital resources primarily to fund existing and continuing loan commitments and to purchase investment securities.

Employees. As of March 31, 2013, Prosperity Bank employed 165 persons. The employees are not represented by any collective bargaining group. Prosperity Bank considers its relations with its employees to be good.

Properties. The main office of Prosperity Bank is located at 100 Southpark Boulevard, St. Augustine, Florida. Prosperity Bank also operates 11 additional banking offices.

Legal Proceedings. Prosperity Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans and other issues incident to its business. Prosperity’s management does not believe that there is any pending or threatened proceeding against Prosperity Bank that, if determined adversely, would have a material adverse effect on Prosperity’s or Prosperity Bank’s financial position, liquidity or results of operations.

Regulatory Agreements. As of March 31, 2013, Prosperity Bank is subject to a Consent Order dated June 28, 2010, issued to Prosperity Bank by the FDIC and FOFR. Among other things, the Consent Order requires the board of directors to continue their participation in the affairs of Prosperity Bank and cause Prosperity Bank to: (i) maintain qualified management; (ii) maintain a Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%; (iii) review its assets/liability management policy; (iv) reduce classified assets; (v) submit a written plan for expenses and profitability; (vi) continue to review and determine the adequacy of its allowance for loan and lease losses; and (vii) not declare or pay any dividends, bonuses or interest and principal on subordinated debentures without written approval of the FDIC and the FOFR.

Also, in 2010, Prosperity entered into a written agreement with the FRBA. Among other things, this agreement requires the board of directors to cause Prosperity to: (i) utilize Prosperity’s financial and managerial resources to serve as a source of strength to Prosperity Bank; (ii) not declare or pay any dividends or interest and principal on subordinated debentures without the prior written approval of the

FRBA; (iii) not incur, increase or guarantee any debt without the prior written approval of the FRBA; (iv) submit a written plan to maintain sufficient capital on a consolidated basis; (v) submit a written statement of Prosperity’s planned sources and uses of cash for operating expenses and other purposes; and (vi) not purchase or redeem any shares of its stock without the prior written approval of the FRBA.

Prosperity’s management believes that Prosperity and Prosperity Bank are in substantial compliance with their respective agreements, with the exception of the maintenance of the minimum capital levels.

Provisions of the Consent Order, dated June 28, 2010 issued to Prosperity Bank by the FDIC and the FOFR prevent Prosperity Bank and Prosperity from making distributions of interest without written approval. As such, Prosperity Bank has not made its quarterly interest payments on its subordinated dentures since 2010. Prosperity has not made its quarterly interest payments on its subordinated debentures since 2010.

Prosperity’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the financial condition and results of operations of Prosperity as of March 31, 2013 and 2012 and for the years ended December 31, 2012 and 2011 is intended to review the significant factors affecting the financial condition and results of operations of The Prosperity Banking Company for such periods and should be read in conjunction with the consolidated financial statements of Prosperity, notes to consolidated financial statements and financial data presented elsewhere in this proxy statement/prospectus.

Critical Accounting Policies. The preparation of financial statements and the related disclosures in conformity with accounting principles generally accepted in the United States requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Prosperity believes that its determination of the allowance for loan losses and the fair value of assets affect Prosperity’s most significant judgments and estimates used in the preparation of Prosperity’s consolidated financial statements. Prosperity’s accounting policies are described in detail in Note 1 of its Consolidated Financial Statements for the years ended December 31, 2012, 2011 and 2010. The following is a brief description of Prosperity’s critical accounting policies involving significant management valuation judgment. Management has discussed these critical accounting policies with Prosperity’s audit committee.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The allowance for loan losses is determined based on management’s assessment of several factors including, but not limited to, reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on segments of the loan portfolio, historical loan loss experiences and the level of classified and nonperforming loans.

Loans are considered impaired if, based on current information and events, it is probable that Prosperity Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on either the fair value of the underlying collateral, the present value of the future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses assumptions (e.g., discount rate) and methodologies (e.g., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties.

Management’s assessment is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Changes in various internal and external environmental factors, including, but not limited to, the financial condition of individual borrowers, economic conditions, historical loss experience, or the condition of the various markets in which collateral may be sold may affect the required level of the allowance for loan losses and the associated provision for loan losses. Should these environmental factors change, a different amount may be reported for the allowance for loan losses and the associated provision for loan losses.

Estimates of Fair Value

The estimation of fair value is significant to a number of Prosperity’s assets, including, but not limited to, investment securities, goodwill, other real estate owned, and other repossessed assets. These are all recorded at either fair value or at the lower of cost or fair value. Fair values are volatile and may be influenced by a number of factors. Circumstances that could cause estimates of the fair value of certain assets and liabilities to change include a change in prepayment speeds, discount rates, or market interest rates. Prosperity’s estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

Fair values for most investment securities are based on quoted market prices. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments. The fair values of other real estate owned are typically determined based on appraisals by third parties, less estimated costs to sell.

Results of Operations. The net income (loss) for the three months ended March 31, 2013 and 2012 was ($641,000) and $834,000, respectively. Net income (loss) for the years ended December 31, 2012 and 2011 was $1.2 million and ($4.8 million), respectively. Net loss per share (basic) for March 31, 2013 and 2012 was ($1.69) and $2.21, respectively. Net income (loss) per share (basic) for December 31, 2012 and 2011 was $3.09 and ($12.78), respectively. The decrease in net income from March 31, 2012 to March 2013 was due primarily to a decrease in net interest income and an increase in provision for loan losses. The increase in net income from December 31, 2011 to December 31, 2012 was primarily related to a decrease in provision for loan losses and write-downs of other real estate owned, a reduction in noninterest expense and a one-time federal tax adjustment. Net income for each of the periods as a percent of average assets and average equity was as follows:

Return on Average Assets

Three Months Ended March 31,		Year Ended December 31,
2013	2012	2012	2011

(0.52%)	0.42%	0.15%	(0.59%)

Return on Average Equity

Three Months Ended March 31,		Year Ended December 31,
2013	2012	2012	2011

(23.11%)	19.52%	6.46%	(25.04%)

Net Interest Income. Net interest income is the principal source of Prosperity’s net income and represents the difference between interest income (interest and fees earned on earning assets, primarily loans and investment securities) and interest expense (interest paid on deposits and borrowed funds). Net interest income is affected by the interest rate earned and paid and by volume changes, principally in loans, investment securities, deposits and borrowed funds. The following schedules provide a summary concerning net interest income, average balances and the related interest earned and paid on each major type of asset and liability accounts for the interim periods ended March 31, 2013 and 2012, and the years ended December 31, 2012 and 2011. The average yield on all earning assets and the average cost of all interest-bearing liabilities during each such period are also summarized.

Nonaccruing loans are included in interest-earning assets; however, interest income on such loans is recorded when actually received. Interest-earning assets include tax-exempt loans, and the related income is presented on an actual income basis because tax equivalent basis is not materially different. Prosperity held $6.1 million and $4.7 million in tax-exempt loans as of March 31, 2013 and 2012, respectively. Prosperity held $4.4 million and $4.8 million in tax-exempt loans as of December 31, 2012 and 2011, respectively.

	For the Period Ended March 31, 2013
	Average Balance	Interest Income/Expense	Average Yield/Rate
	(dollar in thousands)
Interest-earning assets:
Loans	$466,014	$6,065	5.21%
Taxable investment securities	183,749	838	1.82%
Other	22,887	10	0.17%

Total interest-earning assets	$672,650	6,913	4.11%

Noninterest-earning assets:
Cash and due from banks	6,360
Premises and equipment	37,493
Other assets	40,235

Allowance for loan losses	(8,366)

Total assets	$748,372

Interest-bearing liabilities:
Savings deposits	34,445	2	0.02%
Other Time deposits	141,564	229	0.65%
FHLB advances	165,000	1,327	3.22%
Subordinated debts	20,000	104	2.08%
Junior subordinated debts	29,500	199	2.70%
Repurchase agreements	22,623	8	0.14%
NOW and money market deposits	169,648	64	0.15%

Total Interest-bearing liabilities	$582,780	1,933	1.33%

Noninterest-bearing liabilities:
Demand deposits	139,924
Other liabilities	7,394

Total Liabilities	730,098
Shareholders’ equity	18,274

Total liabilities and shareholders’ equity	$748,372

Net interest income		$4,980

Net interest margin			2.96%

	For the Period Ended March 31, 2012
	Average Balance	Interest Income/Expense	Average Yield/Rate
	(dollar in thousands)
Interest-earning assets:
Loans	$480,874	$6,815	5.67%
Taxable investment securities	186,674	1,131	2.42%

Other	33,001	16	0.19%

Total interest-earning assets	$700,549	7,962	4.55%

Noninterest-earning assets:

Cash and due from banks	7,101

Premises and equipment	41,368

Other assets	50,423
Allowance for loan losses	(10,684)

Total assets	$788,757

Interest-bearing liabilities:

Savings deposits	32,287	2	0.02%
Other Time deposits	173,806	363	0.84%
FHLB advances	165,000	1,360	3.30%

Subordinated debts	20,000	117	2.34%

Junior subordinated debts	29,500	349	4.73%

Repurchase agreements	14,822	7	0.19%
NOW and money market deposits	197,679	157	0.32%

Total Interest-bearing liabilities	$633,094	2,355	1.49%

Noninterest-bearing liabilities:
Demand deposits	132,274

Other liabilities	6,025

Total Liabilities	771,393

Shareholders’ equity	17,364

Total liabilities and shareholders’ equity	$788,757

Net interest income		$5,607

Net interest margin			3.20%

	For the Year Ended December 31, 2012
	Average Balance	Interest Income/Expense	Average Yield/Rate
	(dollar in thousands)
Interest-earning assets:
Loans	$476,845	$26,731	5.61%
Taxable investment securities	188,835	4,222	2.24%
Other	27,425	54	0.20%

Total interest-earning assets	$693,105	31,007	4.47%

Noninterest-earning assets:
Cash and due from banks	6,998
Premises and equipment	40,729
Other assets	44,990
Allowance for loan losses	(9,243)

Total assets	$776,579

Interest-bearing liabilities:
Savings deposits	33,445	5	0.01%
Other Time deposits	155,598	1,154	0.74%
FHLB advances	165,000	5,450	3.30%
Subordinated debts	20,000	467	2.34%
Junior subordinated debts	29,500	1,408	4.77%
Repurchase agreements	14,368	24	0.17%
NOW and money market deposits	193,768	502	0.26%

Total Interest-bearing liabilities	$611,679	9,010	1.47%

Noninterest-bearing liabilities:
Demand deposits	140,176
Other liabilities	7,197

Total Liabilities	759,052
Shareholders’ equity	17,527

Total liabilities and shareholders’ equity	$776,579

Net interest income		$21,997

Net interest margin			3.17%

	For the Year Ended December 31, 2011
	Average Balance	Interest Income/Expense	Average Yield/Rate
	(dollar in thousands)
Interest-earning assets:
Loans	$513,380	$29,710	5.79%
Taxable investment securities	163,064	5,179	3.18%
Other	39,806	85	0.21%

Total interest-earning assets	$716,250	34,974	4.88%

Noninterest-earning assets:
Cash and due from banks	7,522
Premises and equipment	42,073
Other assets	59,616
Allowance for loan losses	(13,324)

Total assets	$812,137

Interest-bearing liabilities:
Savings deposits	30,750	12	0.04%
Other Time deposits	221,013	2,452	1.11%
FHLB advances	165,000	5,655	3.43%
Subordinated debts	20,000	414	2.07%
Junior subordinated debts	29,500	1,346	4.56%
Repurchase agreements	15,358	33	0.21%
NOW and money market deposits	172,750	489	0.28%

Total Interest-bearing liabilities	$654,371	10,401	1.59%

Noninterest-bearing liabilities:
Demand deposits	135,988
Other liabilities	5,544

Total Liabilities	795,903
Shareholders’ equity	16,234

Total liabilities and shareholders’ equity	$812,137

Net interest income		$24,573

Net interest margin			3.43%

Interest income on earning assets decreased $1.0 million from March 31, 2012 to March 31, 2013, with the average yield also decreasing 44 basis points over the same time period. Interest income also decreased $4.0 million from December 31, 2011 to December 31, 2012, with the average yield decreasing 41 basis points over the same period. The decreases in interest income were primarily due to the decreased volume in earning assets over those time periods and the downward re-pricing of assets in a lower interest rate environment. Interest expense on deposits, FHLB advances, subordinated debt and repurchase agreements decreased $0.4 million from March 31, 2012 to March 31, 2013, which represented a 16 basis point decrease of the cost of funds. These decreases resulted from declines in rates on all classifications of interest-bearing liabilities due to the falling interest rate environment during these time periods. The net interest margin decreased from 3.20% on March 31, 2012 to 2.96% on March 31, 2013, and decreased from 3.52% on December 31, 2011 to 3.28% on December 31, 2012. These decreases were due to the declining interest rate environment and its related impact on the interest income from all earning assets.

Average earning assets decreased from $700.5 million at March 31, 2012 to $672.7 million at March 31, 2013. During the same period, average interest-bearing liabilities decreased from $633.1 million to $582.8 million. Those changes resulted in a decrease in interest income and interest expense. Average earning assets decreased from December 31, 2011 to December 31, 2012. Such assets totaled $697.8 million and $670.8 million, respectively. During the same period, average interest-bearing liabilities decreased from $654.4 million to $611.7 million. Those changes resulted in a decrease in both the interest income and interest expense.

Net interest income is affected by the volume and rate of both interest-earning assets and interest-bearing liabilities. The following table depicts the dollar effect and rate change for the different categories of interest-earning assets and interest-bearing liabilities and the resultant change in interest income and interest expense. Nonperforming loans are included with loans in such table.

	March 31st 2013 Compared to 2012 Increase (Decrease) Due To			December 31st 2012 Compared to 2011 Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest Earned On:
Loans	$(211)	$(539)	$(750)	$(992)	$(1,987)	$(2,979)
Taxable Equivalent Securities	(18)	(275)	(293)	(16)	(941)	(957)
Other	(5)	(1)	(6)	(27)	(4)	(31)

Total Increase (Decrease) in Interest-earning Assets	(234)	(815)	(1,049)	(1,035)	(2,932)	(3,967)

Interest Paid On:
Savings Deposits	—	—	—	1	(8)	(7)
Other Time Deposits	(67)	(67)	(134)	(726)	(572)	(1,298)
FHLB Advances	—	(33)	(33)	—	(205)	(205)
Subordinated debt	—	(13)	(13)	—	53	53
Junior subordinated debt	—	(150)	(150)	—	62	62
Repurchase Agreements	4	(3)	1	(2)	(7)	(9)
NOW & Money Market deposits	(22)	(71)	(93)	59	(46)	13

Total Increase (Decrease) in Interest-bearing Liabilities	(85)	(337)	(422)	(668)	(723)	(1,391)

Increase (Decrease) in Net Interest Income	$(149)	$(478)	$(627)	$(367)	$(2,209)	$(2,576)

Provision for Loan Losses. Provisions for loan losses are incurred as management adjusts the allowance for loan losses based on its estimate of credit risk in the loan portfolio. From March 31, 2012 to March 31, 2013, the provision expense increased $982,000, or 357%, due to an increase in impaired loans requiring specific reserves in that time period. Provision expense decreased by $1,678,000, or 32%, from December 31, 2011 to December 31, 2012, due to a moderate decrease in charge offs in 2012.

Noninterest Income. Income other than from interest-earning assets is derived primarily from services provided to customers for whom fees are charged. These services are chiefly deposit services such as account service charges, overdraft and non-sufficient funds privileges, account analysis, issuance of cashiers’ checks, income for other real estate transactions, income from securities transactions and income from fiduciary duties.

Deposit and service charge income decreased $347,000, or 13%, from March 31, 2012 to March 31, 2013, due primarily to branch closures and compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. Deposit and service charge income decreased by $881,000, or 11%, from December 31, 2011 to December 31, 2012, due primarily to branch closures and compliance with such Act.

Loss on sale and write-downs of other real estate decreased $374,000, or 25%, from March 31, 2012 to March 31, 2013. Loss on sale and write-downs of other real estate decreased $2.3 million, or 40%, from December 31, 2011 to December 31, 2012. These decreases were due to the moderate reduction of other real estate and the recent move toward the stabilization of real estate values.

Other Expenses. Expenses other than those incurred in connection with interest-bearing liabilities include, among other things, those associated with personnel, facilities, equipment and supplies, advertising and professional services. Noninterest expenses, which Prosperity incurs in the course of day-to-day operations, include salaries and benefits and other types of expenses such as occupancy, professional fees, regulatory assessments and supplies.

During 2011, Prosperity had a $3.6 million permanent impairment loss relating to approximately $4.0 million of a minority equity interest in a non-associated company with no readily determinable fair value.

Salaries and benefits decreased from March 31, 2012 to March 31, 2013 by $347,000, or 12.8%. Salaries and benefits decreased from December 31, 2011 to December 31, 2012 by $477,000, or 4.4%. The decrease in both periods was due primarily to a reduction in work force caused by branch closures and department consolidations.

Occupancy and equipment expenses decreased $178,000, or 18.8%, from March 31, 2012 to March 31, 2013. These same expenses decreased $183,000, or 4.7%, from December 31, 2011 to December 31, 2012. The decrease in both periods was due primarily to the reduction of repairs and maintenance, utilities, property taxes and depreciation expenses triggered by branch closures.

Expenses on foreclosed assets decreased by $72,000, or 67.3%, from March 31, 2012 to March 31, 2013. These same expenses decreased by $425,000, or 53.4%, from December 31, 2011 to December 31, 2012. The decrease in both periods was due primarily to a reduction of other real estate owned (“OREO”) and the associated real estate taxes.

FDIC insurance and FOFR regulatory expenses decreased $41,000, or 8.8%, from March 31, 2012 to March 31, 2013. These same expenses decreased $136,000, or 6.9%, from December 31, 2011 to December 31, 2012. The decrease in both periods was due to a decrease in the assessment base caused by a reduction in total assets.

Income Taxes. Income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income and the amount of non-deductible expenses. For the first quarter of 2013, Prosperity reported an income tax benefit of $389,000, compared to a $922,000 income tax benefit in the same period of 2012. For the year ended December 31, 2012, Prosperity reported an income tax benefit of $732,000, compared to a $799,000 income tax benefit in the same period of 2011.

Liquidity. Prosperity Bank recognizes the importance of maintaining adequate liquidity and sources of liquidity in order to meet day-to-day operating needs, such as deposit withdrawals, new loans, new investments and operating expenses. Liquidity may be stored on the balance sheet by way of cash, due from banks, federal funds sold and market value of unencumbered securities. Off-balance sheet sources of liquidity are FHLB borrowings, repurchase agreement lines, federal funds purchased lines, CD listing services and brokered CDs, as allowed by policy. Prosperity Bank’s ability to quickly meet liquidity needs is extremely important. As of March 31, 2013 and December 31, 2012, there was $165 million outstanding on FHLB borrowings with an additional $20 million available to draw. As of March 31, 2013 and December 31, 2012, there were no outstanding borrowings on Prosperity Banks’ federal funds purchased lines. The following liquidity ratios compare sources of liquidity relative to deposits and liabilities:

	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2011
ON Balance Sheet Liquidity as a % of deposits	17.22%	19.64%	20.38%	16.86%
ON Balance Sheet Liquidity as a % of liabilities	12.42%	13.97%	15.14%	12.52%
ON/OFF Balance Sheet Liquidity as a % of deposits	32.47%	35.70%	35.97%	32.72%
ON/OFF Balance Sheet Liquidity as a % of liabilities	23.42%	25.38%	26.85%	24.29%

The normal course of business activity exposes Prosperity Bank to interest rate risk. Interest rate risk is managed within an overall asset and liability framework for Prosperity Bank. The principal objectives of asset and liability management are to predict the sensitivity of net interest spreads to potential changes in interest rates, control risk and enhance profitability. Funding positions are kept within predetermined limits designed to properly manage risk and liquidity. Prosperity employs sensitivity analysis in the form of a net interest income simulation to help characterize the market risk arising from changes in interest rates. In addition, fluctuations in interest rates usually result in changes in the fair market value of Prosperity’s financial instruments, cash flows and net interest income. Prosperity’s interest rate risk position is managed by its ALCO Committee.

Prosperity Bank uses a simulation modeling process to measure interest rate risk and evaluate potential strategies. Interest rate scenario models are prepared using software created and licensed from an outside vendor. Prosperity Bank’s simulation includes all financial assets and liabilities. Simulation results quantify interest rate risk under various interest rate scenarios. Management then develops and implements appropriate strategies. The ALCO Committee has determined that an acceptable level of interest rate risk would be for net interest income to decrease no more than 15.0% given a change in selected interest rate changes ranging from 100 basis points to 500 basis points over any 24-month period.

Capital Resources. Prosperity’s shareholders’ equity was $16.9 million at March 31, 2013 and $18.0 million at December 31, 2012. The net decrease in shareholders’ equity during the three months ended March 31, 2013 consisted of an approximate net loss of $614,000 and $450,000 increase in the unrealized loss on securities available-for-sale (from an approximate unrealized loss of ($709,000) at December 31, 2012 to an approximate unrealized loss ($1,159,000) at March 31, 2013). Prosperity’s total shareholders’ equity was $18.0 million and $16.8 million as of December 31, 2012 and 2011, respectively, reflecting an increase of $1.1 million. This increase was primarily the result of 2012 net profit of $1.2 million, reduced by a $73,000 increase in net unrealized securities loss. There was also an additional change to equity, including stock-based competition. Prosperity’s total shareholders’ equity was 2.22%, 2.42% and 2.14% of total assets as of March 31, 2013, December 31, 2012 and 2011, respectively.

The federal banking regulatory authorities have adopted certain “prompt corrective action” rules with respect to depository institutions. The rules establish five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” The various federal banking regulatory agencies have adopted regulations to implement the capital rules by, among other things, defining the relevant capital measures for the five capital categories. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level. At March 31, 2013, Prosperity Bank met the capital ratios of a “well capitalized” financial institution with a total risk-based capital ratio of 12.39%, a Tier 1 risk-based capital ratio of 10.49%, and a Tier 1 leverage ratio of 6.78%. Depository institutions which fall below the “adequately capitalized” category generally are prohibited from making any capital distribution, are subject to growth limitations and are required to submit a capital restoration plan. There are a number of requirements and restrictions that may be imposed on institutions treated as “significantly undercapitalized” and, if the institution is “critically undercapitalized,” the bank regulatory agencies have the right to appoint a receiver or conservator. As of March 31, 2013, Prosperity Bank is subject to a Consent Order issued by the FDIC and the FOFR, and accordingly is deemed to be “adequately capitalized” even though its capital ratios exceed those generally required to be a “well capitalized” bank.

The following sets forth Prosperity Bank’s capital ratios as of the dates indicated:

	Capital Ratios	Regulatory Requirement Well- Capitalized
At March 31, 2013
Total capital to risk-weighted assets	12.39%	10.0%
Tier I capital to risk-weighted assets	10.49%	6.0%
Tier I capital to total assets - leverage ratio	6.78%	5.0%

At December 31, 2012:
Total capital to risk-weighted assets	12.61%	10.0%
Tier I capital to risk-weighted assets	10.70%	6.0%
Tier I capital to total assets - leverage ratio	6.85%	5.0%

At December 31, 2011:
Total capital to risk-weighted assets	11.44%	10.0%
Tier I capital to risk-weighted assets	9.39%	6.0%
Tier I capital to total assets - leverage ratio	6.18%	5.0%

Loan Portfolio Composition. At March 31, 2013, Prosperity’s loan portfolio totaled $470.6 million, representing approximately 61.8% of total assets of $761.0 million.

The composition of the loan portfolio at March 31, 2013, and December 31, 2012 and 2011 is indicated below.

(dollars in thousands)	At March 31,	At December 31,
	2013	2012	2011
	Amount	Amount	Amount
Commercial	$ 31,150	$28,848	$29,428

Commercial real estate	199,711	199,890	205,663
Construction and land development	32,957	34,158	40,787
Residential real estate	199,083	192,476	195,760
Installment and consumer lines	7,145	7,998	9,711

Total loans	470,046	463,370	481,349
Less: Allowance for loan losses	(7,945)	(8,204)	(10,952)
Less: Net deferred costs	539	313	54

Loans, Net	$462,640	$455,479	$470,451

Non-performing loans as a percentage of gross loans decreased to $11,036, or 2.35%, at March 31, 2013, compared to $11,543, or 2.49%, at December 31, 2012.

Real Estate Mortgage Loans. At March 31, 2013, the real estate loan portfolio (commercial real estate, construction and land development and residential, totaled $431.8 million. Prosperity Bank originates mortgage loans secured by commercial and residential real estate.

Commercial Real Estate. At March 31, 2013, the commercial real estate loan portfolio totaled $199.7 million. Such loans are primarily secured by retail buildings and general purpose business space. Although terms may vary, Prosperity’s commercial mortgages generally are long term in nature, owner-occupied and variable-rate loans. Prosperity seeks to reduce the risks associated with commercial mortgage lending by generally lending in its market area and obtaining periodic financial statements and tax returns from borrowers. It is also Prosperity’s general policy to obtain personal guarantees from the principals of the borrowers and assignments of all leases related to the collateral.

Construction Loans and Land Development. At March 31, 2013, the construction and land development loan portfolio totaled $33.0 million. Prosperity provides interim real estate acquisition, development and construction loans to builders, developers and persons who will ultimately occupy the building. Real estate development and construction loans to provide interim financing on the property are based on acceptable percentages of the appraised value of the property securing the loan in each case. Real estate development and construction loan funds are disbursed periodically at pre-specified stages of completion. Interest rates on these loans are generally adjustable. Management carefully monitors these loans with on-site inspections and control of disbursements.

Development and construction loans are secured by the properties under development or construction and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely in the value of the underlying property, consideration is given to the financial condition and reputation of the borrower and any guarantors, the amount of the borrowers equity in the project, independent appraisals, costs estimates and pre-construction sale information

Residential Real Estate Loans. At March 31, 2013, the residential real estate loan portfolio totaled $199.1 million. Such loans are mainly secured by first mortgages on primary residences and investment properties. Prosperity offers a variety of loan products that vary in terms. Loans to individuals for the construction of their primary or secondary residences are secured by the property under construction. The loan-to-value ratio of construction loans is based on the lesser of the cost to construct or the appraised value of the completed home. Construction loans have a maturity of 12 months. These construction loans to individuals may be converted to permanent loans upon completion of construction.

Commercial Loans. At March 31, 2013, the commercial loan portfolio totaled $31.2 million. Prosperity originates secured and unsecured loans for business purposes. Loans are made for acquisition, expansion and working capital purposes and may be secured by real estate, accounts receivable, inventory, equipment or other assets. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required financial information depends on the size and complexity of the credit and the collateral that secures the loan. It is Prosperity’s general policy to obtain personal guarantees from the principals of the commercial loan borrowers.

Other Installment and Consumer Loans. At March 31, 2013, the consumer loan portfolio totaled $7.1 million. Prosperity offers a variety of consumer loans. These loans are typically secured by residential real estate or personal property, including automobiles and boats. Home equity loans (closed-end and lines of credit) are typically made up to 85% of the appraised value of the property securing the loan, in each case, less the amount of any existing liens on the property. Closed-end loans have terms of up to 15 years. Lines of credit have an original maturity of 10 years. The interest rates on closed-end home equity loans are fixed, while interest rates on home equity lines of credit are variable.

Lending Activities. A significant source of Prosperity’s income is the interest earned on the loan portfolio. At March 31, 2013, total assets were $761.0 million and net loans receivable were $462.6 million, or 60.8% of total assets. At December 31, 2012, total assets were $741.7 million and net loans receivable were $455.5 million, or 61.4% of total assets. At December 31, 2011, total assets were $783.7 million and net loans receivable were $470.5 million, or 60.0% of total assets. The increase in net loans receivable from December 31, 2012 to March 31, 2013 was $7.1 million, or 1.6%. This increase was largely a result of increased residential 1-4 Family loan production and commercial loan production. The decrease in net loan receivable from December 31, 2011 to December 31, 2012 was $15.0 million, or 3.2%. This decrease was largely a result of principal paybacks exceeding loan production in all loan categories.

Lending activities are conducted pursuant to a written policy adopted by Prosperity Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee consisting of certain of Prosperity Bank officers and directors.

Loan Quality. Prosperity’s management seeks to maintain a high quality of loans through sound underwriting and lending practices. As of March 31, 2013, December 31, 2012 and 2011 approximately 91.9%, 92.1% and 91.9%, respectively, of the total loan portfolio consisted of collateralized by commercial and residential real estate mortgages. The level of nonperforming loans and real estate owned also is relevant to the credit quality of a loan portfolio. As of March 31, 2013, December 31, 2012 and 2011, Prosperity had nonperforming loans (those loans where the interest is no longer accruing or over 90 days or more past due), of $11,036,000, $11,543,000 and $10,575,000, respectively. As of the same dates, OREO totaled $8,276,000, or 1.09% of total assets, and $10,984,000 and $18,847,000, respectively. As of the same dates, other foreclosed assets totaled $39,000, $40,000 and $74,000, respectively.

The commercial real estate mortgage loans in the portfolio consist of fixed and adjustable-interest rate loans which were originated at prevailing market interest rates. Prosperity’s policy has been to originate commercial real estate mortgage loans predominantly in its primary market areas. Commercial real estate mortgage loans are generally made in amounts up to 80% of the appraised value of the property securing the loan and entail significant additional risks compared to residential mortgage loans. In making commercial real estate loans, Prosperity primarily considers the net operating income generated by the real estate to support the debt service, the financial resources and income level and managerial expertise of the borrower, the marketability of the collateral and Prosperity’s lending experience with the borrower.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his employment and other income and which are collateralized by real property whose values tend to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower’s ability to make repayment from the cash flow of his business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself, which is subject to adverse conditions in the economy. Commercial loans also entail certain additional risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate and may fluctuate in value based on the success of the business.

Prosperity makes consumer and personal loans that may be collateralized with personal assets, often including automobiles and recreational vehicles. Prosperity’s policy is not to advance more than 90% of collateral value and that the borrowers have established more than one year of residence and demonstrated an ability to repay a similar debt according to credit bureau reports. Consumer and personal loans also are generated. Such loans generally have a term of 60 months or less.

From time to time, Prosperity will originate loans on an unsecured basis. At March 31, 2013 and December 31, 2012, unsecured loans totaled $8,417,000 and $6,566,000, respectively.

Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. On a routine basis, Prosperity monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios and industry trends. As of March 31, 2013 and December 31, 2012 and 2011, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 10% of total loans, except that as of such dates loans collateralized with mortgages on real estate represented 91.9%, 92.1% and 91.9%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

The loan committee of Prosperity Bank’s board of directors concentrates its efforts and resources, and that of senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management has established a review process with the objective of identifying, evaluating and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and nonperforming loans as early as possible.

Classification of Assets. Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is Prosperity’s policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans are generally charged off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income.

Real estate acquired by Prosperity as a result of foreclosure or by deed in lieu of foreclosure is classified as OREO. OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to noninterest expense. As of March 31, 2013 and December 31, 2012 and 2011, Prosperity had OREO of $8,276,000, $10,984,000 and $18,847,000, respectively.

As of March 31, 2013, and December 31, 2012 and 2011, Prosperity had impaired loans of $23.8 million, $24.4 million and $29.1 million, respectively. At such dates, loans on non-accrual status and OREO and certain other related information was as follows:

	As of March 31	As of December 31
	2013	2012	2011
(dollars in thousands)	Amount	Amount	Amount

Total non-accrual loans	$11,036	$11,543	$10,575

Other real estate owned and other foreclosed assets	8,315	11,024	18,921
Past due loans, 90 days or more	-0-	-0-	-0-
Total non-performing assets	19,351	22,567	29,496
Total non-performing assets as a percentage of total assets	2.54%	3.04%	3.76%
Troubled debt restructuring	13,224	8,345	7,235

Past due loans, 30 to 89 days and accruing	5,692	13,128	10,422

Allowance for credit losses as a percentage of:
Total loans	1.69%	1.77%	2.28%

Non-performing loans	71.99%	71.07%	103.57%

As of March 31, 2013, 30 to 89 days delinquencies and still accruing was comprised of 57 customer relationships, which totaled $5.7 million.

Prosperity’s management continually evaluates the collectability of nonperforming loans and the adequacy of the allowance for loan losses to absorb the identified and unidentified losses inherent in the loan portfolio. As a result of these evaluations, loans considered uncollectible are charged off and adjustments to the allowance considered necessary are provided through a provision charged against earnings. These evaluations consider the current economic environment, the real estate market and its impact on underlying collateral values, trends in the level of nonperforming and past-due loans and changes in the size and composition of the loan portfolio.

The provision for loan losses totaled approximately $1,257,000 and $275,000 for the three months ended March 31, 2013 and March 31, 2012, respectively, and $3,583,000 and $5,261,000 for the years ended December 31, 2012 and 2011, respectively. For such periods, net loans charged off totaled $1,516,000, $1,386,000, $6,331,000 and $9,857,000, respectively. At March 31, 2013 and December 31, 2012 and 2011, there were nonperforming loans of $11,036,000, $11,543,000 and $10,575,000, respectively. Considering the nature of the loan portfolio, Prosperity’s management believes that the allowance for credit losses at March 31, 2013 was adequate.

During the three months ended March 31, 2013 and 2012, and the years ended December 31, 2012 and 2011, the activity in the allowance for loan losses was as follows:

	Three months ended March 31,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands)
Allowance at beginning of period	$8,204	$10,952	$10,952	$15,548

Loans charged-off:
Real estate	1,567	1,522	6,058	8,895
Commercial	27	14	393	760
Consumer and other	166	244	836	1,199

Total loans charged-off	1,760	1,780	7,287	10,854

Recoveries:
Real estate	109	123	422	447
Commercial	3	102	112	12
Consumer and other	132	169	422	538

Total recoveries	244	394	956	997

Net loans charged-off	1,516	1,386	6,331	9,857

Provision for losses charged to expense	1,257	275	3,583	5,261

Allowance at end of period	$7,945	$9,841	$8,204	$10,952

Net charge-offs as a percentage of average loans outstanding (annualized for the interim period)	1.30%	1.15%	1.33%	1.92%

Allowance for losses as a percentage of period-end total loans receivable	1.69%	2.04%	1.77%	2.28%

Allowance for losses as a percentage of non-performing loans	71.99%	112.30%	71.07%	103.57%

Average loans outstanding during the period	$466,971	$480,873	$476,845	$513,380
Period-end total loans receivable	$470,046	$482,753	$463,370	$481,349

Nonperforming loans, end of period	$11,036	$8,763	$11,543	$10,575

Provision for losses charged to expense increased from March 31, 2012 to March 31, 2013 primarily due to the impairment of several loans requiring a specific reserve. Provision for losses charged to expense decreased from December 31, 2011 to December 31, 2012 primarily due to fewer loan charge-offs and a smaller loan portfolio.

Investment Securities. The following table sets forth the fair value of Prosperity’s investment portfolio as of March 31, 2013 and December 31, 2012 and 2011:

	At March 31,	At December 31,
	2013	2012	2011
	(in thousands)
Securities available-for-sale:
Mortgage-backed securities	$186,692	$169,145	$176,320
Asset-backed securities	70	147	92
Equity Securities	190	170	146

Total securities available-for-sale	$186,952	$169,462	$176,558

From December 31, 2012 to March 31, 2013, investment securities increased primarily due to additional mortgage-backed securities purchases in an effort to invest lower yielding due-from assets into higher yielding assets. During 2012, investment securities decreased as a result of investment portfolio cash flow being used to fund deposit runoff.

Prosperity Bank has adopted Accounting Standards Codification Topic 320 (“ASC 320”), which requires companies to classify investments securities, including mortgage-backed securities as either held-to-maturity, available-for-sale or trading securities. All of Prosperity’s securities are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax effect, reported as a separate component of stockholders’ equity. As a result of the adoption of ASC 320, under which Prosperity Bank expects to continue to hold investment securities classified as available-for-sale, changes in the underlying market values of such securities can have a material adverse effect on Prosperity Bank’s capital position. Typically, an increase in interest rates results in a decrease in underlying market value and a decrease in the level of principal repayments on mortgage-backed securities.

As a result of changes in market interest rates, changes in the market value of available-for-sale securities resulted in a decrease of $450,000 and an decrease of $73,000 in stockholders’ equity during the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. These fluctuations in stockholders’ equity represent the after-tax impact of changes in interest rates on the value of these investments.

Deposits. Deposits are the major source of Prosperity Bank’s funds for lending and other investment purposes. Deposits are attracted principally from within Prosperity Bank’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including “jumbo” certificates in denominations of $100,000 or more) and retirement savings plans. As of March 31, 2013 and December 31, 2012 and 2011, the distribution by type of Prosperity Bank’s deposit accounts was as follows:

	As of March 31	As of December 31
	2013	2012	2011
(dollars in thousands)	Amount	Amount	Amount

Non-interest bearing deposits	$155,263	$132,971	$129,638

NOW savings and money market	203,571	205,157	220,204
Certificates of deposit:
$100,00 and over	25,291	24,118	21,294
less than $100,000	114,210	115,123	161,013

Total certificates of deposit	139,501	139,241	182,307

Total Deposits	$498,335	$477,369	$532,149

Prosperity Bank’s deposits increased during the first three months of 2013, from $477.4 million at December 31, 2012 to $498.3 million at March 31, 2013, an increase of $20.9 million, or 4.4%. Prosperity Bank’s deposits decreased to $477.4 million as of December 31, 2012, from $532.1 million as of December 31, 2011, a decrease of $54.7 million, or 10.3%. The increase in deposits for the first three months of 2013 was primarily the result of an increase in non-interest bearing deposits attributable to a deposit campaign and cyclical trends. The decrease in deposits during 2012 was primarily the result of a fourth quarter branch sale and a planned deleveraging strategy.

Maturity terms, service fees and withdrawal penalties are established by Prosperity Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

FDIC regulations limit the ability of certain insured depository institutions to accept, renew or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions’ normal market area. Under these regulations, “well capitalized” depository institutions may accept, renew, or roll over deposits at such rates without restriction, “adequately capitalized” depository institutions may accept, renew or roll over deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and “undercapitalized” depository institutions may not accept, renew or roll over deposits at such rates. The regulations contemplate that the definitions of “well capitalized,” “adequately capitalized” and “undercapitalized” will be the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of applicable law. As of March 31, 2013 and December 31, 2012, Prosperity Bank met the definition of a “well capitalized” depository institution. However, as of March 31, 2013, Prosperity Bank is subject to a Consent Order, dated June 28, 2010, issued to Prosperity Bank by the FDIC and FOFR, and, accordingly, is deemed to be “adequately capitalized.”

Time deposits of $100,000 and over, public fund deposits and other large deposit accounts tend to be short-term in nature and more sensitive to changes in interest rates than other types of deposits and, therefore, may be a less stable source of funds. In the event that existing short-term deposits are not renewed, the resulting loss of the deposited funds could adversely affect Prosperity Bank’s liquidity. In a rising interest rate market, such short-term deposits may prove to be a costly source of funds because their short-term nature facilitates renewal at increasingly higher interest rates, which may adversely affect Prosperity Bank’s earnings. However, the converse is true in a falling interest-rate market where such short-term deposits are more favorable to Prosperity Bank.

Subordinated Debentures. In 2006, Prosperity Bank issued $5,000,000 of floating rate junior subordinated debentures due in 2016. The debentures currently bear interest at an annual rate of 1.873%. The interest rate is determined by adding 1.60% to the LIBOR rate for U.S. dollar deposits with a three-month maturity. The amount of subordinated debt qualifying for Tier II treatment is reduced by 20% in each year of the last five years of the debenture term. Interest expense on the debentures during the first three months of 2013, and for 2012 and 2011 was $25,000, $109,000 and $99,000, respectively.

In 2006, Prosperity issued $15,000,000 subordinated debentures due in 2016. The debentures currently bear interest at an annual rate of 2.023%. The interest rate is determined by adding 1.75% to the LIBOR rate for U.S. dollar deposits with a three-month maturity. The amount of subordinated debt qualifying for Tier II treatment is reduced by 20% in each year of the last five years of the debenture term. Interest expense on the debentures during the first three months of 2013, and for 2012 and 2011, was $79,000, $358,000, and $316,000, respectively.

Provisions of a Consent Order, dated June 28, 2010, issued to Prosperity Bank by the FDIC and the FOFR, prevent Prosperity Bank from making any distributions of interest on subordinated debentures. As such, Prosperity Bank did not make the September 2010 and December 2010 quarterly payments or any of the 2011, 2012 or 2013 quarterly payments. Interest payments deferred on Prosperity Bank’s subordinated debt totaled $288,000, $263,000 and $154,000 at March 31, 2013 and December 31, 2012 and 2011, respectively. In addition, provisions of a Written Agreement, dated July 26, 2010, by and between Prosperity and the FRBA, prevent Prosperity from making any distributions of interest on subordinated debentures. As such, Prosperity did not make the December 2010 quarterly payment or any of the 2011, 2012 or 2013 quarterly payments for Prosperity’s subordinated debt. Interest payments deferred on Prosperity’s subordinated debt at March 31, 2013, December 31, 2012 and 2011 totaled $831,000, $752,000 and $393,000, respectively.

Prosperity has formed four statutory trusts for the sole purpose of issuing trust preferred securities. The trusts sold adjustable-rate Trust Preferred Securities (the “Capital Securities”) in pooled trust preferred securities offerings. The proceeds from these sales, along with the proceeds from the sale of the trusts’ common securities, were paid to Prosperity in exchange for its adjustable-rate junior subordinated debentures. The debentures have the same terms as the Capital Securities. The sole assets of the trusts, the obligors on the Capital Securities, are the debentures. Prosperity has guaranteed the trusts’ payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to, the Capital

Securities. Cash distributions on both the Capital Securities and the debentures are payable quarterly in arrears. At March 31, 2013, the outstanding principal balance under the debentures was $30.4 million. Interest expense on the debentures during the first three months of 2013, and for 2012 and 2011 was $199,000, $1,408,000 and $1,346,000, respectively. The terms of the debentures allow Prosperity to defer payments of interest on the debentures by extending the interest payment period at any time during the term of the debentures for up to twenty consecutive quarterly periods. During 2009, Prosperity exercised its right to defer payment of interest on all debentures. Deferred interest payments on all debentures as of March 31, 2013 totaled $5.1 million. Deferred interest payments on all debentures as of December 31, 2012 and 2011 totaled $4.9 million and $3.5 million, respectively.

Off-Balance-Sheet Financial Instruments. In the ordinary course of business, Prosperity has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, construction loans in process, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded. The table below indicates off-balance sheet instruments as of March 31, 2013, and December 31, 2012 and 2011.

	At March 31,	At December 31,
	2013	2012	2011
	(dollars in thousands)
Commitments to extend credit	$8,999	9,133	8,636

Construction loans in process	$4,576	4,134	2,743

Unused lines of credit	$14,083	13,816	19,594

Standby letters of credit	$214	214	182

Security Ownership of Certain Beneficial Owners and Management of Prosperity

The following table sets forth the beneficial ownership of Prosperity common stock as of             , 2013 by: (i) each person or entity who is known by Prosperity to beneficially own more than 5% of the outstanding shares of Prosperity common stock; (ii) each director and executive officer of Prosperity and Prosperity Bank; and (iii) all directors and executive officers of Prosperity as a group. Prosperity is not aware of any person who beneficially owns 5% or more of Prosperity common stock, except for Vernon Smith, David E. Lee and Mark F. Bailey, each whose beneficial ownership of Prosperity common stock is set forth in the following table. Unless otherwise specified, the address of each listed shareholder is c/o The Prosperity Banking Company, 100 Southpark Boulevard, St. Augustine, Florida 32086.

The percentage of beneficial ownership is calculated in relation to the 377,960 shares of Prosperity common stock that were issued and outstanding as of             , 2013. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options or warrants that are exercisable within sixty (60) days of             , 2013. All Prosperity stock options were cancelled in May 2013. Unless otherwise indicated, to Prosperity’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Beneficial Owner	Number of Shares of Prosperity Common Stock Beneficially Owned		Percent of Outstanding Shares of Prosperity Common Stock
Name of Beneficial Owner
5% Beneficial Owners (Excluding Directors and Executive Officers):
Vernon D. Smith	74,482	[1]	19.72%
Directors and Executive Officers:
Mark F. Bailey	22,585		5.98%
Ronal J. Szymanski Revocable Trust	18,028		4.77%
David E. Lee	22,873	[2]	6.05%
Allan Roberts	10,000	[3]	2.65%
James E. Creamer	9,116	[3]	2.41%
Albert G. Volk	8,000	[3]	2.12%
Major B. Harding, Jr.	5,000	[3]	1.32%
Melvin A. McQuaig	4,088		1.08%
Melissa C. Miller	1,470		0.39%
Tracy W. Upchurch	7,133	[4]	1.89%
Karen M. Taylor	450		*
Chris Kamienski	5,175		1.37%
Heather Hunter	1,800	[5]	*
Kevin Haynie	—		—
James E. Creamer	9,116	[3]	2.41%
Shirley Fiano	1,000		*
Jason Raymond	1,000	[3]	*
Randall D. Peterson	922	[6]	*
All Executive Officers and Directors as a Group (16 persons)	118,640		31.40%

*	Less than one percent.
[1]

Includes 11,969 shares of Prosperity common stock held jointly with spouse and 13,461 shares of Prosperity common stock held in an irrevocable trust. Mr. Smith’s address is 3150 North A1A Unit 501, Fort Pierce, Florida 34949.

[2]	Includes 12,873 shares of Prosperity common stock held in trust, 5,000 shares of Prosperity common stock held in an IRA and 5,000 shares of Prosperity common stock held jointly with spouse.

[3]	Owned jointly with spouse.
[4]	Includes 2,606 shares of Prosperity common stock held jointly with spouse, 1,418 shares of Prosperity common stock held in an IRA and 2,052 shares of Prosperity common stock held in trust.
[5]	Includes 300 shares of Prosperity common stock held jointly with daughter.
[6]	Includes 240 shares of Prosperity common stock held jointly with spouse and 57 shares of Prosperity common stock held jointly with parent.

DESCRIPTION OF AMERIS’S CAPITAL STOCK

The following information regarding the material terms of Ameris’s capital stock is qualified in its entirety by reference to Ameris’s articles of incorporation.

General

As of             , 2013, Ameris’s authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $1.00 per share, of which were outstanding; and

•	5,000,000 shares of preferred stock, 28,000 of which were outstanding.

Common Stock

Voting Rights. Each holder of Ameris common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends. Holders of Ameris common stock are entitled to receive dividends only if, as and when declared by the Ameris board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of the preferred stock.

No Preemptive or Conversion Rights. Holders of Ameris common stock do not have preemptive rights to purchase additional shares of any class of Ameris stock, nor do they have conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of Ameris common stock are fully paid and non-assessable.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of Ameris, the holders of Ameris common stock (and the holders of any class or series of stock entitled to participate with Ameris common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of Ameris available for distribution remaining after payment or provision for payment of the debts and liabilities of Ameris and distributions or provision for distributions to holders of the Ameris preferred stock having preference over Ameris common stock.

Preferred Stock

The Ameris board of directors may, from time to time, issue shares of the authorized, undesignated preferred stock in one or more classes or series without shareholder approval. In connection with any such issuance, the board of directors of Ameris may by resolution determine the designation, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions, of such shares of preferred stock.

Preferred Stock – Fixed Rate Cumulative Perpetual Preferred Stock, Series A

The Ameris board of directors has created one series of preferred stock, the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), which Ameris issued to the United States Treasury (the “Treasury”) under the Capital Purchase Program. Pursuant to the

Letter Agreement dated November 21, 2008, and the related Securities Purchase Agreement – Standard Terms, between Ameris and the Treasury, Ameris issued 52,000 shares of Series A Preferred Stock having a liquidation preference per share of $1,000. The Series A Preferred Stock accrues cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year, but such dividends will be paid only if, as and when declared by the Ameris board of directors. The Series A Preferred Stock is non-voting, except in limited circumstances. In the event that Ameris does not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of the Ameris board of directors will automatically be increased by two (2), and the holders of the Series A Preferred Stock shall have the right to elect two (2) directors to fill such newly created directorships at the next annual meeting of shareholders and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full.

On June 14, 2012, all outstanding shares of the Series A Preferred Stock were sold by the Treasury through a registered public offering. In December 2012, Ameris repurchased 24,000 shares of the Series A Preferred Stock from the holders of such shares. As a result, 28,000 shares of Series A Preferred Stock remain outstanding

The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the articles of amendment to the articles of incorporation of Ameris designating such series.

Certain Provisions of Articles of Incorporation and Bylaws of Ameris and the GBCC

The articles of incorporation and bylaws of Ameris contain provisions that could make more difficult an acquisition of Ameris by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with Ameris. Although these provisions may have the effect of delaying, deferring or preventing a change in control, Ameris believes that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Ameris outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

The Georgia Business Corporation Code (the “GBCC”) also provides additional provisions which, if adopted by the Ameris board of directors, would further inhibit certain unsolicited acquisition proposals.

Classified Board of Directors. The bylaws of Ameris provide that the Ameris board of directors shall consist of not less than seven (7) and not more than fifteen (15) members. The bylaws of Ameris provide for a classified board of directors, divided into three (3) classes, with each class consisting as nearly as possible of one-third of the total number of directors, and with shareholders electing one class each year for a three-year term. Between shareholders’ meetings, only the Ameris board of directors is permitted to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Shareholder Action Through Written Consent. The bylaws of Ameris only provide for shareholder action by written consent in lieu of a meeting if all shareholders entitled to vote on such action sign such consent.

Nominations to Board of Directors. The articles of incorporation and bylaws of Ameris provide that nominations for the election of directors may be made by the Ameris board of directors or any committee appointed by the Ameris board of directors or by any shareholder entitled to vote generally in the election of directors. The bylaws of Ameris establish an advance notice procedure for shareholder nominations to the Ameris board of directors. A shareholder may only make a nomination to the Ameris board of directors if he or she complies with the advance notice and other procedural requirements of the bylaws of Ameris and is entitled to vote on such nomination at the meeting.

Removal of Directors; Board of Directors Vacancies. The articles of incorporation of Ameris provide that members of the Ameris board of directors may only be removed for cause and then only with a vote of at least a majority of the outstanding shares entitled to vote in the election of directors. The bylaws of Ameris further provide that only the Ameris board of directors may fill vacant directorships. These provisions would prevent a shareholder from gaining control of the Ameris board of directors by removing incumbent directors and filling the resulting vacancies with such shareholder’s own nominees.

Authorized But Unissued Stock. The authorized but unissued shares of Ameris common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Ameris common stock and preferred stock may enable the Ameris board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the management of Ameris.

Georgia “Fair Price” Statute. Sections 14-2-1110 through 14-2-1113 of the GBCC (the “Fair Price Statute”), generally restrict a company from entering into certain Business Combinations (as defined in the GBCC) with an interested shareholder unless:

•	the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or

•	the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

Georgia “Business Combination” Statute. Sections 14-2-1131 through 14-2-1133 of the GBCC (the “Business Combination Statute”), generally restrict a company from entering into certain business combinations (as defined in the GBCC) with an interested shareholder for a period of five (5) years after the date on which such shareholder became an interested shareholder unless:

•	the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder;

•

the interested shareholder acquires at least 90% of the company’s voting stock in the same transaction (calculated pursuant to GBCC Section 14-2-1132) in which such person became an interested shareholder; or

•

subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to GBCC Section 14-2-1132) of the company’s voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to GBCC Section 14-2-1132).

The GBCC provides that the restrictions set forth in the Fair Price Statute and the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that these provisions of the GBCC are applicable to the corporation (and in certain other situations). Ameris has not elected to be covered by such statutes, but Ameris could do so by action of the Ameris board of directors, without a vote by Ameris shareholders except as may be prohibited by law, at any time.

Transfer Agent and Registrar

The transfer agent and registrar for the Ameris common stock is Computershare Investor Services.

COMPARISON OF SHAREHOLDER RIGHTS

Prosperity is incorporated under the laws of the State of Florida. Ameris is incorporated under the laws of the State of Georgia. The rights of holders of Prosperity common stock are governed by Florida law and Prosperity’s articles of incorporation and bylaws. The rights of holders of Ameris common stock are governed by Georgia law and Ameris’s articles of incorporation and bylaws. Consequently, after the merger, the rights of former shareholders of Prosperity who receive shares of Ameris common stock in the merger will be determined by reference to Ameris’s articles of incorporation and bylaws and Georgia law.

This section describes certain differences between the rights of Prosperity shareholders and Ameris shareholders, including those which may be material. This section does not include a complete description of all differences among the rights of these shareholders, nor does it include a complete description of the specific rights of these shareholders. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to Florida and Georgia law, and to Prosperity’s articles of incorporation and bylaws and Ameris’s articles of incorporation and bylaws.

	PROSPERITY	AMERIS

Capital Stock	Holders of Prosperity capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Prosperity’s articles of incorporation and bylaws.	Holders of Ameris capital stock are entitled to all the rights and obligations provided to capital shareholders under the GBCC and Ameris’s articles of incorporation and bylaws.

Authorized	Prosperity’s authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share (3,000,000 shares of which are designated as voting common stock and 57,000,000 shares of which are designated as non-voting common stock) and 5,000,000 shares of preferred stock, par value $0.01 per share.	Ameris’s authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, stated value $1,000 per share.

Outstanding	As of , 2013, there were 377,960 shares of Prosperity voting common stock outstanding, no shares of Prosperity non-voting common stock outstanding and no shares of Prosperity preferred stock outstanding.	As of , 2013, there were shares of Ameris common stock outstanding and 28,000 shares of Ameris preferred stock outstanding.

Voting Rights	Holders of Prosperity voting common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of Ameris common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

	PROSPERITY	AMERIS
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restrictions	None.	None.

Dividends

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•   the corporation would not be able to pay its debts as they come due in the usual course of business; or

•   the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under the FBCA, a corporation’s redemption of its own common stock is deemed a distribution.

Prosperity’s bylaws provide that the board of directors may, from time to time, declare and pay dividends on its shares in cash, property or its own shares, except when Prosperity is insolvent. Prosperity’s bylaws further provide that dividends in cash or property may be declared and paid only out of the unreserved and unrestricted earned surplus of Prosperity or out of capital surplus, and dividends may be declared and paid in Prosperity’s own treasury shares. Additionally, dividends may be declared and paid in Prosperity’s authorized but unissued shares out of any unreserved and

Holders of Ameris common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor.

	PROSPERITY	AMERIS
unrestricted surplus if issued at not less than the par value thereof (or the stated value fixed by the board of directors if such shares are without par value). No dividend payable in shares of any class shall be paid to holders of shares of any other class unless such payment is authorized by the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of the class in which the payment is to be made.

Number of Directors	Prosperity’s bylaws provide that the number of directors serving on the Prosperity board of directors shall not be less than five (5) nor more than fifteen (15).	Ameris’s bylaws provide that the number of directors serving on the Ameris board of directors shall not be less than seven nor more than fifteen (15).

	There are currently eleven (11) directors serving on the Prosperity board of directors.	There are currently eight (8) directors serving on the Ameris board of directors.

	All directors are elected annually. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	The Ameris board of directors is divided into three (3) classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of Ameris. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Prosperity’s articles of incorporation do not otherwise provide for the vote required to elect directors.	Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote for directors.

	PROSPERITY	AMERIS
Removal of Directors	Prosperity’s bylaws provide that at any meeting of shareholders called expressly for that purpose, directors may be removed, with or without cause, by vote of a majority of the shares entitled to vote at an election of directors.	Ameris’s bylaws provide that directors may be removed from office, with cause, by the vote of shareholders, at any shareholders’ meeting with respect to which notice of such purpose has been given, representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors.

Vacancies on the Board of Directors	Prosperity’s bylaws provide that vacancies in the Prosperity board of directors may be filled by the affirmative vote of the majority of the remaining directors (even if less than a quorum). A director appointed to fill a vacancy shall hold office only until the next election of directors by the shareholders.	Ameris’s bylaws provide that any vacancies in the Ameris board of directors resulting from an increase in the size of the board or the death or resignation of a director may be filled by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. Vacancies in the Ameris board of directors resulting from the removal of a director may be filled at the same meeting at which the removal occurred or any subsequent meeting of shareholders; provided that, to the extent a vacancy is not filled by an election within sixty (60) days after the removal which caused such vacancy, the remaining directors shall, by majority vote, fill the vacancy.

Action by Written Consent	Prosperity’s bylaws provide that Prosperity shareholders may act by written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the action were present and voted.	Ameris’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous consent which sets forth the action is given in writing by each shareholder entitled to vote on the matter.

	PROSPERITY	AMERIS
Advance Notice Requirements for Shareholder Nominations and Other Proposals	Neither Prosperity’s articles of incorporation nor Prosperity’s bylaws provide a means for shareholders to nominate candidates for election as Prosperity directors.

Ameris’s bylaws provide that a shareholder who desires to nominate a person for election to the Ameris board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of Ameris at the principal executive office of Ameris not less than 120 calendar days in advance of the date which is one year later than the date of Ameris’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in Ameris’s articles of incorporation or bylaws.

Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than ten (10), nor more than sixty (60), days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote and to each other shareholder entitled to notice not less than 10, nor more than 70, days before the date of the meeting.

Amendments to Charter	Prosperity’s articles of incorporation may be amended in accordance with the FBCA. Under the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.	Ameris’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the board of directors and the holders of a majority of the outstanding shares of Ameris common stock. Amendment of provisions in the articles of incorporation related to the filling of vacancies on the board of directors require the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock of Ameris then entitled to vote in an election of directors of Ameris.

	PROSPERITY	AMERIS
Amendments to Bylaws	Prosperity’s bylaws may be amended by the majority vote of all of the directors. Under the FBCA, Prosperity’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Prosperity board of directors.	Ameris’s bylaws may be amended by the majority vote of all of the directors, but any bylaws adopted by the board of directors may be altered, amended or repealed and new bylaws adopted by the shareholders by majority vote of all of the shares having voting power.

Special Meeting of Shareholders	Prosperity’s bylaws provide that special meetings of the shareholders may be called by the Prosperity board of directors or by the Chairman or the President and the Chief Executive Officer of Prosperity or when requested in writing by the holders of at least 10% of the shares entitled to be voted at such meeting. A meeting requested by shareholders must be called for a date not less than ten (10), nor more than sixty (60), days after the shareholder request for such meeting. The call for a special meeting of shareholders shall be issued by the Secretary, unless the Chairman or the President and Chief Executive Officer, board of directors or the shareholders requesting the calling of the meeting designate another person to do so.	Ameris’s bylaws provide that special meetings of shareholders may be called by the Chairman or the President of Ameris. In addition, Ameris’s bylaws provide that a special meeting of shareholders shall be called by the Secretary or President of Ameris when so requested by the board of directors or upon the written request of shareholders owning at least 50% of the issued and outstanding capital stock of Ameris entitled to vote at such meeting.

Quorum	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	The holders of a majority of the stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting.

Proxy	Unless otherwise provided in the proxy, a proxy is valid for six (6) months from the date of such proxy. The proxy is revocable unless it states that it is irrevocable and is coupled with an interest.	Under the GBCC and Ameris’s bylaws, a proxy is valid for eleven (11) months after receipt of the appointment form, unless the form provides for a longer period. The proxy is revocable unless it states that it is irrevocable and is coupled with an interest.

Preemptive Rights	Under the FBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. Prosperity’s articles of incorporation do not provide for preemptive rights.	Under the GBCC, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. Ameris’s articles of incorporation do not provide for preemptive rights.

	PROSPERITY	AMERIS
Shareholder Rights Plan/Shareholders’ Agreement	Prosperity does not have a rights plan. Neither Prosperity nor Prosperity shareholders are parties to a shareholders’ agreement with respect to Prosperity’s capital stock.	Ameris does not have a rights plan. Neither Ameris nor Ameris shareholders are parties to a shareholders’ agreement with respect to Ameris’s capital stock.

Limitation of Personal Liability of Directors	Prosperity’s bylaws provide that a director who performs his duties as a director (including his duties as a member of any committee of the board of directors upon which he serves) in good faith, in a manner he reasonably believes to be in the best interests of Prosperity and with care as an ordinary prudent person in a like position shall have no liability by reason of being or having been a director of Prosperity.	Ameris’s bylaws provide that no director of Ameris shall be personally liable to Ameris or its shareholders for monetary damages for breach of such person’s duty of care or other duty as a director except to the extent such liability cannot be eliminated or limited pursuant to the GBCC.

Indemnification of Directors and Officers

Prosperity’s bylaws provide that Prosperity may indemnify its present and former directors, officers, employees and agents for any liability and expense that may be incurred by such person in connection with any threatened, pending or completed action (other than an action by, or in the right of, Prosperity) in which such person may become involved by reason of the fact that he is or was a director, officer, employee or agent of Prosperity; provided that, such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Prosperity and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, Prosperity’s bylaws provide that Prosperity may indemnify its present and former directors, officers, employees and agents for any liability and expense that may be incurred by such person in connection with any threatened, pending or

Ameris’s bylaws provide that Ameris may indemnify its current and former directors and officers for any liability and expense that may be incurred by such person in connection with, or resulting from, any threatened, pending or completed action in which such person may become involved by reason of any action taken or not taken in such person’s capacity as such director or officer or as a member of any committee appointed by the board of directors of Ameris; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Ameris and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

Ameris’s bylaws further provide that those persons who may be entitled to indemnification under the bylaws who have been wholly successful, on the merits or otherwise, with respect to any claim for which indemnification is

PROSPERITY	AMERIS

completed action by, or in the right of, Prosperity to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Prosperity; provided that, such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Prosperity, except that no indemnification will be made with respect to any action as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Prosperity unless, and only to the extent that, the court in which such action was brought determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

Prosperity’s bylaws further provide that those persons who may be entitled to indemnification under the bylaws who have been successful on the merits or otherwise in defense of any action for which indemnification is available shall be entitled to indemnification with respect to expenses (including attorneys’ fees) actually and reasonably incurred. Those persons who have not been successful with respect to any claim for which indemnification is available may be entitled to indemnification if the board of directors, by majority vote of a quorum consisting of directors who were not parties to the action (or in certain circumstances disinterested directors or the shareholders by majority vote), finds the person has met the applicable standard of conduct, as set forth in Prosperity’s bylaws.

available shall be entitled to indemnification as of right without any further action or approval by the board of directors. Those officers and directors who have not been wholly successful with respect to any claim for which indemnification is available may be entitled to indemnification if the board of directors, acting by majority vote, finds the director or officer has met the required standard of conduct, as set forth in Ameris’s bylaws.

Pursuant to its bylaws, Ameris may advance to directors or officers expenses incurred with respect to any claim for which indemnification is available under the bylaws prior to the final disposition thereof upon Ameris’s receipt of an undertaking by, or on behalf of, the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.

	PROSPERITY	AMERIS

Pursuant to its bylaws, Prosperity may advance to directors, officers, employees or agents expenses incurred with respect to any claim for which indemnification is available under the bylaws prior to the final disposition thereof upon a preliminary determination that the applicable standard of conduct has been met (or upon authorization by the board of directors in the specific case) and upon Prosperity’s receipt of an undertaking by, or on behalf of, the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.

The right to indemnification continues even after a person has ceased to serve in the capacity that initially entitled such person to indemnity.

Certain Business Combination Restrictions

State Law. The FBCA does not have a business combination statue like the GBCC, but instead has an affiliated transactions statute.

The FBCA defines an “affiliated transaction” as a merger by a corporation with an “interested shareholder,” a sale, lease or other disposition to the interested shareholder of assets of the corporation above a certain threshold, including 5% or more of the fair market value of all of the assets of the corporation, or the issuance or transfer by the corporation of shares of its capital stock having a fair market value equal to 5% of the fair market value of all of the outstanding shares of the corporation to the interested shareholder, adoption of any plan for liquidation or dissolution involving the interested shareholder, any reclassification of securities, or any receipt by the interested shareholder of any loans, guarantees or other financial assistance. An interested shareholder is any person who is a beneficial owner of more than 10% of the outstanding

State Law. The GBCC contains a business combination statute that protects certain Georgia corporations from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 14-2-1132 of the GBCC prohibits “business combinations,” including mergers, sales and leases of assets, issuances or exchanges of securities, certain loans and other financial benefits and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 10% or more of a corporation’s voting stock, within five (5) years after the person becomes an interested shareholder, unless:

•   prior to the time the person becomes an interested shareholder, the board of directors of the target corporation approved either the business combination or the transaction which will result in the person becoming an interested shareholder;

PROSPERITY	AMERIS
voting shares of the corporation. Beneficial ownership is defined similarly to that defined by the SEC. Generally, the FBCA requires approval of an affiliated transaction by two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. The FBCA further provides that a majority of the disinterested directors may approve an affiliated transaction. The FBCA also regulates the amount of cash and other assets to be received by the corporation’s holders of voting securities. Finally, among other limitations, for a specified three-year period during which the interested shareholder has been an interested shareholder, he or she shall not have received any loans, guarantees or other financial assistance from the corporation.

•   after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers or their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans; or

•   after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers, their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans, and the business combination was approved by the shareholders of the corporation by holders of a majority of the stock entitled to vote on the transaction (with the number of shares outstanding calculated as above and further excluding shares held by the interested shareholder).

The business combination requirements under the GBCC do not apply to a corporation unless the corporation’s bylaws otherwise provide. Neither the articles of incorporation nor the bylaws of Ameris address business combinations.

Charter Provision. Prosperity’s articles of incorporation do not contain any provision regarding business combinations between Prosperity and significant shareholders.	Charter Provision. Ameris’s articles of incorporation do not contain any provision regarding business combinations between Ameris and significant shareholders.

	PROSPERITY	AMERIS
Prevention of Greenmail	Prosperity’s articles of incorporation do not contain a provision designed to prevent greenmail.	Ameris’s articles of incorporation do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	State Law. Under the FBCA, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the (i) affirmative vote of a majority of all the votes entitled to be cast on the matter, and (ii) in limited circumstances, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group.	State Law. Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the (i) affirmative vote of a majority of all the votes entitled to be cast on the matter, and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation.

	Charter Provision. Prosperity’s articles of incorporation do not contain any provision regarding shareholder approval of any fundamental business transaction.	Charter Provision. Ameris’s articles of incorporation do not contain any provision regarding shareholder approval of any fundamental business transaction.

Non-Shareholder Constituency Provision	Prosperity’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Ameris’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for Prosperity Shareholders” and Appendix C.	Under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.

PROSPERITY	AMERIS

Except in limited circumstances, dissenters’ rights are not available to holders of shares of any class or series of shares which is:

•   listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•   held by at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, and beneficial shareholders owning more than 10% of such shares.

A shareholder of a corporation is not entitled to dissent in connection with a merger under the GBCC if:

•   the corporation is a parent corporation merging into its 90% owned subsidiary;

•   each shareholder of the corporation whose shares were outstanding immediately prior to the merger will receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each such shareholder; and

•   the number and kind of shares of the surviving corporation outstanding immediately following the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, will not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the merger.

Additionally, except in limited circumstances, dissenters’ rights are not available to holders of shares:

•   listed on a national securities exchange; or

•   held of record by more than 2,000 shareholders.

LEGAL MATTERS

The validity of the shares of Ameris common stock to be issued in connection with the merger has been passed upon by Rogers & Hardin LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Ameris Bancorp appearing in its Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of its internal control over financial reporting as of December 31, 2012, have been audited by Porter Keadle Moore, LLC, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Prosperity and its subsidiaries as of December 31, 2012, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), statements of stockholders’ equity and statements of cash flows for each of the years then ended, included herein have been audited by Hacker, Johnson & Smith PA, an independent registered public accounting firm, as set forth in its reports thereon, included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Ameris to “incorporate by reference” information into this proxy statement/prospectus, which means that Ameris can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by Ameris:

•

Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013, including the portions of Ameris’s Definitive Proxy Statement on Schedule 14A filed on April 5, 2013, and incorporated into that Form 10-K by reference.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 10, 2013;

•	Current Reports on Form 8-K filed on January 11, 2013, May 2, 2013, and May 23, 2013; and

•

The description of the Ameris common stock contained under the caption “Description of Capital Stock” found in Ameris’s Preliminary Prospectus dated as of April 21, 1994, filed as part of Ameris’s Registration Statement on Form SB-2 (Registration No. 33-77930) with the SEC on April 21, 1994, and any amendments or reports filed for the purpose of updating such description.

In addition, Ameris is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of Prosperity’s shareholders, provided, however, that Ameris is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Ameris files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Ameris files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Ameris and Prosperity and have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger — Accounting Treatment.”

The unaudited pro forma combined consolidated balance sheet as of March 31, 2013 is presented as if the merger had occurred on March 31, 2013. The unaudited pro forma combined consolidated income statements for the twelve months ended December 31, 2012 and the three months ended March 31, 2013 are presented as if the merger had occurred on January 1, 2012. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma combined consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined consolidated financial statements;

•

Ameris’s audited consolidated financial statements and accompanying notes as of and for the twelve months ended December 31, 2012, included in Ameris’s Annual Report on Form 10-K for the twelve months ended December 31, 2012, which is incorporated by reference into this proxy statement/prospectus;

•	Prosperity’s audited consolidated financial statements and accompanying notes as of and for the twelve months ended December 31, 2012, included elsewhere in this proxy statement/prospectus;

•

Ameris’s unaudited consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2013, included in Ameris’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which is incorporated by reference into this proxy statement/ prospectus;

•	Prosperity’s unaudited consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2013, included elsewhere in this proxy statement/prospectus; and

•	other information pertaining to Ameris and Prosperity incorporated by reference into, or included in, this proxy statement/prospectus.

See “Selected Historical Consolidated Financial Data of Ameris,” “Selected Historical Consolidated Financial Data of Prosperity,” “Documents Incorporated by Reference” and “Index to Prosperity’s Consolidated Financial Statements.”

Unaudited Pro Forma Combined Consolidated Balance Sheet

March 31, 2013

(In thousands, except per share data and ratios)

	Ameris	Prosperity						Pro Forma
	March 31, 2013 (as Reported)	March 31, 2013 (as Reported)	Conforming Reclassifi- cations		Pro Forma Adjust- ments		Pro Forma Prosperity	March 31, 2013 Combined
Assets
Cash and due from banks	$50,487	$6,437	$—		$—		$6,437	$56,924
Federal funds sold and interest bearing balances	81,205	25,338	—		—		25,338	106,543
Investment securities available for sale, at fair value	324,029	186,952	—		—		186,952	510,981
Other investments	5,528	8,354	—		—		8,354	13,882
Mortgage loans held for sale	42,332	—	—		—		—	42,332
			—		—		—	0
Loans, net of unearned income	1,492,753	470,585	—		(37,662)	A	432,923	1,925,676
Covered loans	460,724	—	—		—		—	460,724
Less allowance for loan losses	23,382	7,945	—		7,945	B	—	23,382

Loans, net	1,930,095	462,640	—		(29,717)		432,923	2,363,018
Foreclosed assets	40,434	8,315	—		(2,471)	C	5,844	46,278
Covered foreclosed assets	77,915	—	—		—		—	77,915

Total foreclosed assets	118,349	8,315	—		(2,471)		5,844	124,193
Premises and equipment, net	72,340	37,287	—		—		37,287	109,627
Intangible assets, net	2,676		206	a	5,081	D	5,287	7,963
Goodwill	956		—		30,451	E	30,451	31,407
FDIC loss sharing receivable	160,979	—	—		—		—	160,979
Cash value of bank owned life insurance	45,832		—		—		—	45,832
Other assets	26,843	25,682	(18,030)	b	—		7,652	34,495
Total assets	$2,861,651	$761,005	$(17,824)		$3,344		$746,525	$3,608,176

Liabilities
Deposits:
Noninterest-bearing	$490,961	$155,263	$—		$—		$155,263	$646,224
Interest-bearing	1,999,012	343,072			—		343,072	2,342,084

Total deposits	2,489,973	498,335	—		—		498,335	2,988,308
Federal funds purchased & securities sold under agreements to repurchase	22,919	40,553	—		(2,404)	F	38,149	61,068

Other borrowings	0	165,000	—		16,442	G	181,442	181,442
Other liabilities	22,768	9,798	(17,824)	c	2,167	H	(5,859)	16,909
Subordinated deferrable interest debentures	42,269	30,415	—		(15,443)	I	14,972	57,241

Total liabilities	2,577,929	744,101	(17,824)		762		727,039	3,304,968

Stockholders’ equity
Preferred stock	$27,753	$—	$—		$—		$—	$27,753
Common stock	25,239	4	—		1,177	J	1,181	26,420
Capital surplus	165,078	16,403	—		1,902	K	18,305	183,383
Retained earnings	70,554	1,656	—		(1,656)	L	—	70,554
Accumulated other comprehensive income/(loss)	6,274	(1,159)	—		1,159	M	—	6,274
Less treasury stock	(11,176)	0	—		—		—	(11,176)
Total stockholders’ equity	283,722	16,904	—		2,582		19,486	303,208

Total liabilities and stockholders’ equity	$2,861,651	$761,005	$(17,824)		$3,344		$746,525	$3,608,176

a)	Represents core deposit intangible recorded in other assets reclassified to intangible assets for the combined proforma company.
b)	Represents deferred tax asset position recorded in other assets reclassified to deferred tax liabilities and core deposit intangible recorded in other assets reclassified to intangible assets for the combined proforma company.
c)	Represents deferred tax asset position recorded in other assets reclassified to deferred tax liabilities for the combined proforma company.

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information.

Unaudited Pro Forma Combined Consolidated Statement of Income

Three Months Ended March 31, 2013

(In thousands, except per share data and ratios)

	Ameris	Prosperity						Pro Forma
	March 31, 2013 (as Reported)	March 31, 2013 (as Reported)	Conforming Reclassifications		Proforma Adjustments		Proforma Prosperity	March 31, 2013 Combined
INCOME STATEMENT
Interest income
Interest and fees on loans	$28,716	$6,065	$—		$—		$6,065	$34,781
Interest on taxable securities	1,697	838	—		—		838	2,535
Interest on nontaxable securities	375	—	—		—		—	375
Interest on deposits in other banks	85	10	—		—		10	95
Interest on federal funds sold	—	—	—		—		—	—

Total interest income	30,873	6,913	—		—		6,913	37,786

Interest expense
Interest on deposits	$ 2,226	$ 295	$—		$—		$ 295	$ 2,521
Interest on other borrowings	309	1,638	—		—		1,638	1,947

Total interest expense	2,535	1,933	—		—		1,933	4,468

Net interest income	28,338	4,980	—		—		4,980	33,318
Provision for loan losses	2,923	1,257	—		—		1,257	4,180

Net interest income/(loss) after provision for loan losses	$25,415	$3,723	$—		$—		$3,723	$ 29,138

Noninterest income
Service charges on deposit accounts	$ 4,837	$1,510	$—		$—		$1,510	$ 6,347
Mortgage banking activity	4,464	—	—		—		—	4,464
Other service charges, commissions and fees	329	—	—		—		—	329
Gain(loss) on sale of securities	172	(71)	—		—		(71)	101
Gains from acquisitions	—	—	—		—		—	—
Other non-interest income	1,558	(986)	1,119	a	—		133	1,691

Total noninterest income	11,360	453	1,119		—		1,572	12,932

Noninterest expense
Salaries and employee benefits	$13,806	$2,371	—		—		$2,371	$16,177
Occupancy and equipment expenses	2,931	771	—		—		771	3,702
Data processing and telecommunications expenses	2,570	333	—		—		333	2,903
Credit related expenses (1)	4,844	35	1,119	a	—		1,154	5,998
Advertising and marketing expenses	255	—	18	b	—		18	273
Amortization of intangible assets	364	—	16	c	254	A	270	634
Goodwill impairment	—	—	—		—		—	—

Other non-interest expenses	4,114	1,695	(34	) b,c	—		1,661	5,775

Total noninterest expense	28,884	5,205	1,119		254		6,578	35,462

Operating profit/(loss)	$7,891	$(1,029)	$—		$(254)		$(1,283)	$6,608
Income tax (benefit)/expense	2,606	(388)	—		(89	) B	(477)	2,129

Net income/(loss)	$5,285	$(641)	$—		$(165)		$(806)	$4,479

Preferred stock dividends	441	—	—		—		—	441

Net income/(loss) available to common shareholders	$4,844	$(641)	$—		$(165)		$(806)	$4,038
Diluted earnings available to common shareholders	0.20	(1.69)	—		—		—	0.16

a)	Reclassification of loss on sale ($925) and write-down ($194) of foreclosed assets.
b)	Reclassification of advertising and marketing expenses.
c)	Reclassification of amortization of intangible assets.

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information.

Unaudited Pro Forma Combined Consolidated Statement of Income

Year Ended December 31, 2012

(In thousands, except per share data and ratios)

	Ameris	Prosperity					Pro Forma
	December 31, 2012 (as Reported)	December 31, 2012 (as Reported)	Conforming Reclassifications		Proforma Adjustments	Proforma Prosperity	December 31, 2012 Combined
INCOME STATEMENT
Interest income
Interest and fees on loans	$ 119,310	$26,731	$—		$—	$26,731	$ 146,041
Interest on taxable securities	8,250	4,222	—		—	4,222	12,472
Interest on nontaxable securities	1,475	—	—		—	—	1,475
Interest on deposits in other banks	434	54	—		—	54	488
Interest on federal funds sold	10	—	—		—	—	10

Total interest income	129,479	31,007	—		—	31,007	160,486

Interest expense
Interest on deposits	$ 13,327	$1,660	$—		$—	$1,660	$ 14,987
Interest on other borrowings	1,747	7,350	—		—	7,350	9,097

Total interest expense	15,074	9,010	—		—	9,010	24,084

Net interest income	114,405	21,997	—		—	21,997	136,402
Provision for loan losses	31,089	3,583	—		—	3,583	34,672

Net interest income/(loss) after provision for loan losses	$ 83,316	$18,414	$—		$—	$18,414	$101,730

Noninterest income
Service charges on deposit accounts	$ 19,576	$6,936	$—		$—	$6,936	$ 26,512
Mortgage banking activity	12,989	—	—		—	—	12,989
Other service charges, commissions and fees	1,431	—	—		—	—	1,431
Gain(loss) on sale of securities	322	587	—		—	587	1,123
Gains from acquisitions	20,037	—	—		—	—	20,037
Other non-interest income	3,519	(2,710)	3,528	a	—	818	4,123

Total noninterest income	57,874	4,813	3,528		—	8,341	66,215

Noninterest expense
Salaries and employee benefits	$ 53,122	$10,415	—		—	$10,415	$ 63,537
Occupancy and equipment expenses	13,208	3,682	—		—	3,682	16,890
Data processing and telecommunications expenses	10,683	1,359	—		—	1,359	12,042
Credit related expenses (1)	22,416	371	3,528	a	—	3,899	26,315
Advertising and marketing expenses	1,622	—	—		—	—	1,622
Amortization of intangible assets	1,359	—	63	b	1,016	1,079	2,438
Goodwill impairment	—	—	—		—	—	—
Other non-interest expenses	17,060	6,964	(63	) b	—	6,901	23,961

Total noninterest expense	119,470	22,791	3,528		1,016	27,335	146,805

Operating profit/(loss)	$ 21,720	$436	$—		$(1,016)	$(580)	$ 21,140
Income tax (benefit)/expense	7,285	(732)			(356)	(1,088)	6,197

Net income/(loss)	$ 14,435	$1,168	$—		$(660)	$508	$ 14,943
Preferred stock dividends	3,577	—	—		—	—	3,577

Net income/(loss) available to common shareholders	$ 10,858	$1,168	$—		$(660)	$508	$ 11,366
Diluted earnings available to common shareholders	0.46	3.09	—		—	—	0.45

a)	Reclassification of loss on sale ($1,488) and write-down ($2,040) of foreclosed assets.
b)	Reclassification of amortization of intangible assets.

See accompanying notes to Unaudited Pro Forma Combined Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2013 and the unaudited pro forma condensed combined income statements for the three months ended March 31, 2013 and the year ended December 31, 2012 are based on the historical financial statements of Ameris and Prosperity after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Ameris and Prosperity will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2 - Preliminary Estimated Acquisition Consideration

Under the terms of the merger agreement, Prosperity shareholders will have the option to elect to receive either 3.125 shares of Ameris common stock or $41.50 in cash for each share of Prosperity common stock, subject to the requirement that no more than 50% of the shares of Prosperity common stock may receive cash. For purposes of the pro forma financial presentation, it is assumed that all consideration will be paid in Ameris common stock.

Based on Prosperity’s estimated shares of Prosperity common stock outstanding as of March 31, 2013, the preliminary estimated acquisition consideration is as follows, assuming all shares of Prosperity common stock receive the per share stock consideration (in thousands):

Preliminary Estimated Acquisition Consideration

Number of shares of Prosperity common stock outstanding at March 31, 2013	377,960
Per share exchange ratio	3.125
Number of shares of Ameris common stock – as exchanged	1,181,125
Multiplied by Ameris common stock price on June 4, 2013	$16.50
Estimated fair value of Ameris common stock issued	$19,486
Total Preliminary Estimated Acquisition Consideration	$19,486

Note 3 - Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Prosperity based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Ameris management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Ameris common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to Prosperity’s tangible and intangible assets and liabilities as of March 31, 2013 based on their preliminary estimated fair values as follows (in thousands):

Preliminary Estimated Acquisition Consideration Allocation

Cash and due from banks	$6,437
Federal funds sold and interest bearing balances	25,338
Investment securities available for sale	186,952
Other investments	8,354
Loans, net of unearned income	432,923
Foreclosed assets	5,844
Premises and equipment	37,287
Other assets	7,652
Deposits	(498,335)
Federal funds purchased & securities sold under agreements to repurchase	(38,149)
Other borrowings	(181,442)
Subordinated deferrable interest debentures	(14,972)
Other liabilities	5,859
Intangible assets	5,287
Goodwill	30,451

Total Preliminary Estimated Acquisition Consideration	$19,486

Approximately $5.1 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4 - Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Ameris, as the acquirer for accounting purposes, will acquire from Prosperity. The descriptions related to these preliminary adjustments are as follows (in thousands):

Balance Sheet

A	Adjustment to loans to reflect estimated fair value at acquisition date	$(37,662)
B	Adjustment to allowance for loan losses to reflect the reversal of Prosperity’s allowance for loan and lease losses	$7,945
C	Adjustment to foreclosed assets to reflect the fair value at acquisition date	$(2,471)
D	Adjustment to intangible assets to reflect the recording of core deposit intangible	$5,081
E	Adjustment to goodwill to reflect the goodwill generated as a result of consideration paid being greater than the net assets acquired	$30,451
F	Adjustment to federal funds purchased and securities sold under agreements to repurchase to reflect the estimated fair value at acquisition	$(2,404)
G	Adjustment to other borrowings reflect the estimated fair value at acquisition	$16,442
H	Adjustment to other liabilities
	To reflect the fair value adjustment of the non-realizable portion of Prosperity’s deferred tax asset	$11,815
	To reflect the deferred tax asset generated by the net fair value adjustments (rate = 35%)	(9,648)
	Total adjustment to other liabilities	$2,167
I	Adjustment to subordinated deferrable interest debentures
	To reflect the fair value adjustment to the trust preferred securities	$(11,193)
	To reflect the discount obtained by Ameris for purchasing a portion of the debt at a discount	(4,250)
	Total adjustment to subordinated deferrable interest debentures	$(15,443)
J	Adjustment to common stock
	To reflect the reversal of Prosperity’s March 31, 2013 common stock	$(4)
	To reflect the value of Ameris common stock issued to Prosperity shareholders	1,181
	Total adjustment to common stock	$1,177

K	Adjustment to capital surplus
	To reflect the reversal of Prosperity’s March 31, 2013 capital surplus	$(16,403)
	To reflect the value of Ameris common stock issued to Prosperity shareholders	18,305
	Total adjustment to capital surplus	$1,902
L	Adjustment to retained earnings reflects the reversal of Prosperity’s March 31, 2013 retained earnings	$(1,656)
M	Adjustment to accumulated other comprehensive income reflects the reversal of Prosperity’s March 31, 2013 accumulated other comprehensive (income) loss	$1,159

Pursuant to the acquisition method of accounting, the final acquisition consideration will be based on the price of the Ameris common stock immediately prior to the effective time of the merger. A 20% difference in per share price at the closing of the merger compared to the amount used in these unaudited pro forma condensed combined financial statements would increase or decrease total acquisition consideration and goodwill by approximately $3.9 million.

Income Statements

		Three Months Ended March 31, 2013	Year Ended December 31, 2012
A	Adjustment to reflect amortization of core deposit intangible	254	1,016
B	Adjustment to reflect income tax benefit of Pro forma adjustments	89	356

The estimated transaction costs included as part of the unaudited pro forma condensed combined balance sheet as of March 31, 2013 have not been included in the above unaudited pro forma condensed combined income statements.

Note 5 - Earnings per Common Share

Unaudited pro forma earnings per common share for the three months ended March 31, 2013 and for the year ended December 31, 2012 have been calculated using Ameris’s historic weighted average common shares outstanding plus the common shares assumed to be issued to Prosperity shareholders in the merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the three months ended March 31, 2013 and the year ended December 31, 2012 (in thousands, except per share data).

	Three Months Ended March 31, 2013		Year Ended December 31, 2012
	Basic	Diluted	Basic	Diluted
Pro forma net income available to common shareholders	$4,203	$4,203	$12,026	$12,026
Weighted average common shares outstanding:
Ameris	23,868	24,246	23,816	23,857
Common shares issued to Prosperity shareholders	1,181	1,181	1,181	1,181

Pro forma	25,049	25,427	24,997	25,038
Pro forma net income per common share	$0.17	$0.17	$0.48	$0.48

Independent Auditors’ Report

The Board of Directors and Stockholders

The Prosperity Banking Company

St. Augustine, Florida:

We have audited the accompanying consolidated financial statements of The Prosperity Banking Company and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiary as of December 31, 2012 and 2011, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 20, 2013

500 West Cypress Creek Road, Suite 450, Fort Lauderdale, Florida 33309, (954) 772-3039

A Registered Public Accounting Firm

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	At December 31,
	2012	2011
Assets
Cash and due from banks	$6,033	7,228
Interest-earning deposits	28,286	34,108

Total cash and cash equivalents	34,319	41,336
Securities available for sale	169,462	176,558
Loans, net of allowance for loan losses of $8,204 and $10,952	455,479	470,451
Premises and equipment, net	37,540	41,435
Federal Home Loan Bank stock	8,639	8,902
Accrued interest receivable	2,306	2,681
Deferred tax asset, net	17,164	16,271
Mortgage servicing rights, net	147	185
Foreclosed assets	11,024	18,921
Other assets	5,628	7,002

Total assets	$741,708	783,742

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	132,971	129,638
Savings, NOW and money-market deposits	205,157	220,204
Time deposits	139,241	182,307

Total deposits	477,369	532,149
Federal Home Loan Bank advances	165,000	165,000
Other borrowings	41,780	31,984
Junior subordinated debentures	30,415	30,415
Accrued interest payable	7,177	5,849
Other liabilities	2,002	1,594

Total liabilities	723,743	766,991

Commitments and contingencies (Notes 5, 15, 18 and 19)
Stockholders’ equity:
Nonvoting common stock; $.01 par value, 57,000,000 shares authorized, none issued or outstanding	—	—
Voting common stock; $.01 par value, 3,000,000 shares authorized, 377,960 shares issued and outstanding	4	4
Additional paid-in capital	16,373	16,254
Retained earnings	2,297	1,129
Accumulated other comprehensive loss	(709)	(636)

Total stockholders’ equity	17,965	16,751

Total liabilities and stockholders’ equity	$741,708	783,742

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Year Ended December 31,
	2012	2011
Interest income:
Loans	$26,731	29,710
Securities	4,222	5,179
Other	54	85

Total interest income	31,007	34,974

Interest expense:
Deposits	1,660	2,951
Other borrowings	7,350	7,450

Total interest expense	9,010	10,401

Net interest income	21,997	24,573
Provision for loan losses	3,583	5,261

Net interest income after provision for loan losses	18,414	19,312

Noninterest income:
Fees and service charges on deposit accounts	6,936	7,817
Gain on sale of loans	—	648
Gain on sale of securities available for sale	587	291
Loss on sale of foreclosed assets	(1,488)	(2,140)
Write-down of foreclosed assets	(2,040)	(3,715)
Other	818	609
Other-than-temporary impairment on other assets	—	(3,600)

Total noninterest income	4,813	(90)

Noninterest expenses:
Salaries and employee benefits	10,415	10,892
Occupancy and equipment	3,682	3,865
Professional fees	751	2,453
Telephone	586	615
Data processing	773	788
ATM fees	833	788
Expenses of foreclosed assets	371	796
Regulatory assessments	1,832	1,968
Other	3,548	2,688

Total noninterest expenses	22,791	24,853

Earnings (loss) before income tax benefit	436	(5,631)
Income tax benefit	(732)	(799)

Net earnings (loss)	$1,168	(4,832)

Basic and diluted earnings (loss) per share	$3.09	(12.78)

Diluted and diluted earnings (loss) per share	$3.09	(12.78)

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands)

	Year Ended December 31,
	2012	2011
Net earnings (loss)	$1,168	(4,832)
Other comprehensive income:
Change in unrealized loss on investments:
Unrealized gain (loss) arising during the year	470	5,989
Reclassification adjustment for realized gains	(587)	(291)

Net change in unrealized (loss) gain	(117)	5,698
Deferred income taxes on above change	44	2,144

Total other comprehensive (loss) income	(73)	3,554

Comprehensive income (loss)	$1,095	(1,278)

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2012 and 2011

($ in thousands)

					Accumulated
					Other
	Voting		Additional		Compre-
	Common Stock		Paid-In	Retained	hensive
	Shares	Amount	Capital	Earnings	Loss	Total
Balance at December 31, 2010	377,960	$4	16,135	5,961	(4,190)	17,910
Net loss	—	—	—	(4,832)	—	(4,832)
Change in net unrealized loss on securities available for sale, net of taxes	—	—	—	—	3,554	3,554
Stock compensation expense	—	—	119	—	—	119

Balance at December 31, 2011	377,960	4	16,254	1,129	(636)	16,751
Net earnings	—	—	—	1,168	—	1,168
Change in net unrealized loss on securities available for sale, net of taxes	—	—	—	—	(73)	(73)
Stock compensation expense	—	—	119	—	—	119

Balance at December 31, 2012	377,960	$4	16,373	2,297	(709)	17,965

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$1,168	(4,832)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	1,780	1,938
Provision for loan losses	3,583	5,261
Deferred income tax benefit	(849)	(798)
Amortization of core deposit intangible	63	64
Amortization of deferred loan origination fees and costs	126	189
Amortization of premiums and discounts on securities	2,746	1,603
Amortization of mortgage servicing rights	38	126
Proceeds from sale of loans	12,814	13,451
Gain on sale of loans	—	(648)
Write-down of foreclosed assets	2,040	3,715
Loss on sale of foreclosed assets	1,488	2,140
Gain on sale of premises and equipment	(5)	—
Net gain on sale of securities available for sale	(587)	(291)
Other-than-temporary impairment on other assets	—	3,600
Net decrease in accrued interest receivable and other assets	1,686	1,083
Net (decrease) increase in accrued interest payable and other liabilities	1,736	569
Stock compensation expense	119	119

Net cash provided by operating activities	27,946	27,289

Cash flows from investing activities:
Purchases of securities available for sale	(163,930)	(90,420)
Proceeds from sales, maturities and principal repayments of securities available for sale	168,750	52,395
Net (increase) decrease in loans	(2,052)	42,853
Redemption of Federal Home Loan Bank stock	263	501
Purchases of premises and equipment	(592)	(524)
Proceeds from the sale of premises and equipment	2,712	—
Capital improvements on foreclosed assets	(15)	(327)
Net proceeds from sales of foreclosed assets	4,885	7,594

Net cash provided by investing activities	10,021	12,072

Cash flows from financing activities:
Net decrease in deposits	(54,780)	(56,645)
Net increase (decrease) in other borrowings	9,796	(3,446)

Net cash used in financing activities	(44,984)	(60,091)

Net decrease in cash and cash equivalents	(7,017)	(20,730)
Cash and cash equivalents at beginning of year	41,336	62,066

Cash and cash equivalents at end of year	$34,319	41,336

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2012	2011
Supplemental disclosure of cash flow information-
Cash paid during the year for:
Interest	$7,682	9,633

Supplemental disclosure of noncash transactions:
Other comprehensive loss - change in unrealized loss on securities available for sale, net	$(73)	3,554

Loans transferred to foreclosed assets	$2,750	7,889

Foreclosed assets transferred to loans	$2,249	3,086

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012 and 2011 and the Years Then Ended

(1) Summary of Significant Accounting Policies

General. The Prosperity Banking Company (the “Holding Company”) is a one-bank holding company. The Holding Company’s wholly-owned subsidiaries are Prosperity Bank (the “Bank”) and Prosperity Land Holdings, LLC (“PLH”). The Bank is state-(Florida) chartered and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individuals and businesses through twelve banking offices located in St. Johns, Duval, Flagler, Bay, Putnam and Volusia Counties, Florida. PLH was organized to facilitate certain land acquisition transactions.

Basis of Presentation. The consolidated financial statements include the accounts of the Holding Company, the Bank and PLH (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

Use of Estimates. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred tax assets, the valuation of foreclosed assets and the determination of whether an investment security is other-than-temporarily impaired.

Subsequent Events. The Company has evaluated events occurring subsequent to the balance sheet date through March 20, 2013 (the financial statement issuance date), determining no events require additional disclosure in these consolidated financial statements.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and interest-earning deposits with banks.

The Bank is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction deposit accounts. At December 31, 2012 and 2011, these required reserves were approximately $1.0 million and $1.1 million, respectively.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Securities. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are excluded from operations and reported as a net amount in accumulated other comprehensive loss. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

The Company views the determination of whether an investment security is temporarily or other-than-temporarily impaired as a critical accounting policy, as the estimate is susceptible to significant change from period to period because it requires management to make significant judgments, assumptions and estimates in the preparation of its consolidated financial statements. Management considers whether an investment security is other-than-temporarily impaired under the guidance provided in Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities. The Company assesses individual securities in its investment securities portfolio for impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. An investment is impaired if the fair value of the security is less than its carrying value at the financial statement date. When a security is impaired, the Company then determines whether this impairment is temporary or other-than-temporary. In estimating other-than-temporary impairment (“OTTI”) losses, management assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in operations. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in operations is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive loss. Management utilizes cash flow models to segregate impairments to distinguish between impairment related to credit losses and impairment related to other factors. To assess for OTTI, management considers, among other things, (i) the severity and duration of the impairment; (ii) the ratings of the security; (iii) the overall transaction structure (the Company’s position within the structure, the aggregate, near-term financial performance of the underlying collateral, delinquencies, defaults, loss severities, recoveries, prepayments, cumulative loss projections, and discounted cash flows); and (iv) the timing and magnitude of a break in modeled cash flows.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Loans Held for Sale. Loans held for sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to operations. Loan origination fees are deferred and direct loan origination costs are capitalized until the related loan is sold, at which time the net fees are included in the gain on sale of loans in the consolidated statements of operations. At December 31, 2012 and 2011, the Company had no loans held for sale.

Loans. Loans that management has the intent and the Company has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the years ended December 31, 2012 and 2011.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued. The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical loss experience, adjusted for qualitative factors, such as economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding three years. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The historical experience is adjusted for the following qualitative factors, changes in underwriting, lending policies and procedures, nature of volume, or terms of loans, experience of lending management, credit concentrations, volume of past due and nonaccrual loans, quality of loan reviews, international, national, regional, and local economic business conditions and other trends or uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, residential real estate and construction and land development loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify loans less than $50,000 for impairment disclosures.

Premises and Equipment. Land is stated at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the shorter of the estimated useful lives of the assets or related lease term.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Foreclosed Assets. Assets acquired through, or in lieu of, foreclosure, are held for sale and are initially recorded at fair value less disposition costs at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations.

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

Income Taxes. GAAP results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than fifty percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of December 31, 2012, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Income Taxes, Continued. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns. Income taxes are allocated to the Holding Company and Bank as if separate income tax returns were filed.

Stock-Based Compensation. The Company expenses the fair value of any stock options as they vest. The Company recognizes stock-based compensation in the accompanying consolidated statements of operations.

Off-Balance-Sheet Financial Instruments. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, construction loans in process, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Earnings (Loss) Per Share. Earnings (loss) per share is computed on the basis of the weighted-average number of common shares outstanding. For 2011, outstanding stock options were not considered dilutive due to the loss incurred by the Company. Outstanding stock options were not dilutive during the year ended December 31, 2012 because their exercise price was in excess of the per share value of the Company’s common stock.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. The fair values of securities are based on the framework for measuring fair value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for collateral dependent impaired loans are based on the framework for measuring fair value.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is its redemption value, which is its cost of $100 per share.

Accrued Interest Receivable and Payable. The carrying amounts of accrued interest approximate their fair values.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued.

Mortgage Servicing Rights. The fair value of mortgage servicing rights is based on the framework for measuring fair value.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Federal Home Loan Bank Advances. Fair values are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior Subordinated debentures. The junior subordinated debentures are only transferrable in the case of a merger, therefore, the fair value is estimated to be their settlement value which approximates par.

Other Borrowings. The carrying amounts of other borrowings approximate fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net earnings (loss), are components of comprehensive income (loss).

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

Impaired Loans and Foreclosed Assets. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans and foreclosed assets are classified as Level 3.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Value Measurements, Continued.

Mortgage Servicing Rights. Mortgage servicing rights (“MSRs”) do not trade in an active, open market with readily observable prices. While sales of MSRs do occur, the precise terms and conditions typically are not readily available. Accordingly, the Company estimates the fair value of MSRs using discounted cash flow (“DCF”) models.

For MSRs, the Company uses an option adjusted spread (“OAS”) valuation model in conjunction with the Company proprietary prepayment model to project MSR cash flows over multiple interest rate scenarios, which are then discounted at risk-adjusted rates to estimate an expected fair value of the MSRs. The OAS model considers portfolio characteristics, contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, costs to service and other economic factors. Due to the nature of the valuation inputs, MSRs are classified as Level 3.

Recent Pronouncements. In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220). The amendments in this update remove the option to present the components of other comprehensive income as part of the consolidated statements of stockholders’ equity. ASU No. 2011-05 was effective for annual periods, beginning on January 1, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2011, ASU No. 2011-12 Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05 was issued. In order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this ASU supersede certain pending paragraphs in ASU 2011-05. The amendments were made to allow the FASB time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities are required to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by this ASU, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The provisions of ASU 2011-12 had no effect on the Company’s consolidated financial statements.

Reclassifications. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2) Securities

The amortized cost of securities available for sale and their fair value are as follows (in thousands):

	Gross Amortized Cost	Gross Unrealized Gains	Unrealized Losses	Fair Value
At December 31, 2012:
Mortgage-backed securities	$151,934	2,850	(68)	154,716
Collateralized mortgage obligations	14,178	298	(47)	14,429
Trust preferred securities	4,417	—	(4,270)	147
Corporate stock	70	100	—	170

	$170,599	3,248	(4,385)	169,462

At December 31, 2011:
Mortgage-backed securities	168,170	3,367	(59)	171,478
Collateralized mortgage obligations	4,848	—	(6)	4,842
Trust preferred securities	4,234	—	(4,142)	92
Corporate stock	326	50	(230)	146

	$177,578	3,417	(4,437)	176,558

The following summarizes sales of securities available for sale (in thousands):

	Year Ended December 31,
	2012	2011
Proceeds received from sales	$132,367	32,302

Gross gains	1,053	327
Gross losses	(466)	(36)

Net gains from sale of securities	$587	291

Carrying value of securities pledged to secure Federal Home Loan Bank advances, other borrowings, public deposits or for other purposes required or permitted by law, at year end	$125,833	133,069

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

Information pertaining to securities with gross unrealized losses at December 31, 2012, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (in thousands):

	Less Than Twelve Months		Twelve Months or Over
	Gross Unrealized Losses	Approximate Fair Value	Gross Unrealized Losses	Approximate Fair Value
Mortgage-backed securities	$(68)	62,996	—	—
Collateralized mortgage obligations	(47)	1,918	—	—
Trust preferred securities	—	—	(4,270)	147

Total	$(115)	64,914	(4,270)	147

There were no other-than-temporary impairments recognized on trust preferred securities during the years ended December 31, 2012 and 2011. However, cumulative OTTI losses recognized in previous years total $5,522,000.

Management will continue to evaluate the investment ratings in the securities portfolio, severity in pricing declines, market price quotes along with timing and receipt of amounts contractually due. Based upon these and other factors, the securities portfolio may experience further impairment.

The unrealized losses with respect to mortgage-backed securities, collateralized mortgage obligations and trust preferred securities that are not deemed other-than-temporarily impaired are considered by management to be principally attributable to changes in market interest rates, and not to credit risk or deterioration on the part of the issuer. Since the Company has the intent and ability to hold their investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans

Loans are summarized as follows (in thousands):

	At December 31,
	2012	2011
Residential real estate	$192,476	195,760
Commercial real estate	199,890	205,663
Construction and land development	34,158	40,787
Commercial	28,848	29,428
Consumer and other	7,998	9,711

Total loans	463,370	481,349
Allowance for loan losses	(8,204)	(10,952)
Net deferred loan costs	313	54

Loans, net	$455,479	470,451

The Company has divided the loan portfolio into five portfolio segments and classes, each with different risk characteristics and methodologies for assessing risk. The portfolio segments and classes are identified by the Company as follows:

Residential Real Estate Loans. The Company originates adjustable-rate and fixed-rate, residential real estate loans for the construction, purchase or refinancing of a mortgage. These loans are collateralized by owner-occupied properties located in the Company’s market area. Residential real estate loans are underwritten in accordance with polices set forth and approved by the Company’s board of directors. Such standards include repayment capacity and source, value of the underlying property, credit history stability.

Commercial Real Estate Loans. Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, farms, retail and mixed-use properties, churches, warehouses and restaurants located within the market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Construction and Land Development Loans. Construction loans consist of loans to builders and commercial borrowers and, to a limited extent, loans to individuals for the construction of their primary residences. These loans are categorized as construction and land development loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction and land development loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. The funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. To the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project.

Commercial. Commercial loans consist of loans to small—and medium-sized companies in the Company’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Primarily all of the Company’s commercial loans are secured loans, along with a small amount of unsecured loans. The Company’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory and equipment. Commercial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business. The Company seeks to minimize these risks through our underwriting standards.

Consumer and Other. Consumer loans mainly consist of variable-rate and fixed-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Most of the Company’s consumer loans share approximately the same level of risk as residential mortgages.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

An analysis of the change in allowance for loan losses follows (in thousands):

	Residential Real Estate	Commercial Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total
Year Ended December 31, 2012:
Beginning balance	$6,417	686	2,973	678	198	10,952
Provision for loan losses	147	1,386	1,647	91	312	3,583
Charge-offs	(2,692)	(1,178)	(2,188)	(393)	(836)	(7,287)
Recoveries	208	85	129	112	422	956

Ending balance	$4,080	979	2,561	488	96	8,204

Individually evaluated for impairment:
Recorded investment	$8,418	6,431	9,336	150	101	24,436

Balance in allowance for loan losses	$1,134	436	1,003	136	2	2,711

Collectively evaluated for impairment:
Recorded investment	$184,058	193,459	24,822	28,698	7,897	438,934

Balance in allowance for loan losses	$2,946	543	1,558	352	94	5,493

Year Ended December 31, 2011:
Beginning balance	8,184	2,019	4,173	758	414	15,548
Provision (credit) for loan losses	2,482	(841)	2,507	668	445	5,261
Charge-offs	(4,605)	(512)	(3,778)	(760)	(1,199)	(10,854)
Recoveries	356	20	71	12	538	997

Ending balance	$6,417	686	2,973	678	198	10,952

Individually evaluated for impairment:
Recorded investment	$12,786	5,922	9,944	206	240	29,098

Balance in allowance for loan losses	$1,588	150	712	191	18	2,659

Collectively evaluated for impairment:
Recorded investment	$182,974	199,741	30,843	29,222	9,471	452,251

Balance in allowance for loan losses	$4,829	536	2,261	487	180	8,293

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Residential Real Estate	Commercial Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total
Credit Risk Profile by Internally Assigned Grade:
At December 31, 2012:
Grade:
Pass	$161,584	169,115	19,674	28,032	7,341	385,746
Special mention	14,350	12,387	3,171	311	379	30,598
Substandard	16,542	18,388	11,313	505	278	47,026
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$192,476	199,890	34,158	28,848	7,998	463,370

At December 31, 2011:
Grade:
Pass	160,382	169,897	21,662	27,926	8,577	388,444
Special mention	12,579	11,999	4,964	1,016	509	31,067
Substandard	22,799	23,767	14,161	280	625	61,632
Doubtful	—	—	—	206	—	206
Loss	—	—	—	—	—	—

Total	$195,760	205,663	40,787	29,428	9,711	481,349

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Pass – A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard – A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Age analysis of past-due loans is as follows (in thousands):

		Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2012:
Residential real estate	$5,431	3,828	—	9,259	178,803	4,414	192,476
Commercial real estate	1,349	1,179	—	2,528	195,162	2,200	199,890
Construction and land development	840	193	—	1,033	28,218	4,907	34,158
Commercial	55	12	—	67	28,781	—	28,848
Consumer and other	220	21	—	241	7,735	22	7,998

Total	$7,895	5,233	—	13,128	438,699	11,543	463,370

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

		Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2011:
Residential real estate	$2,714	465	—	3,179	187,581	5,000	195,760
Commercial real estate	3,041	1,755	—	4,796	200,071	796	205,663
Construction and land development	1,237	906	—	2,143	34,128	4,516	40,787
Commercial	41	14	—	55	29,317	56	29,428
Consumer and other	186	63	—	249	9,255	207	9,711

Total	$7,219	3,203	—	10,422	460,352	10,575	481,349

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
At December 31, 2012:
Residential real estate	$3,181	4,166	5,237	5,237	1,134	8,418	9,403	1,134
Commercial real estate	1,372	1,705	5,059	5,059	436	6,431	6,764	436
Construction and land development	5,579	7,894	3,757	4,086	1,003	9,336	11,980	1,003
Commercial	—	—	150	150	136	150	150	136
Consumer and other	86	86	15	15	2	101	101	2

	$10,218	13,851	14,218	14,547	2,711	24,436	28,398	2,711

At December 31, 2011:
Residential real estate	5,039	6,179	7,747	8,069	1,588	12,786	14,248	1,588
Commercial real estate	4,181	4,439	1,741	1,741	150	5,922	6,180	150
Construction and land development	5,186	6,842	4,758	5,063	712	9,944	11,905	712
Commercial	—	—	206	206	191	206	206	191
Consumer and other	116	116	124	124	18	240	240	18

	$14,522	17,576	14,576	15,203	2,659	29,098	32,779	2,659

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Year Ended December 31, 2012:
Residential real estate	$7,678	221	335
Commercial real estate	4,083	155	150
Construction and land development	8,197	181	237
Commercial	24	6	6
Consumer and other	143	4	9

	$20,125	567	737

Year Ended December 31, 2011:
Residential real estate	12,207	351	369
Commercial real estate	8,651	385	353
Construction and land development	10,212	230	262
Commercial	15	7	5
Consumer and other	116	4	7

	$31,201	977	996

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following is a summary of loans determined to be troubled debt restructuring during the years ended December 31, 2012 and 2011 (dollars in thousands):

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Year Ended December 31, 2012:
Residential real estate:
Modified interest rates	1	$165	165
Modified interest rate and amortization	6	1,151	1,736
Modified principal	2	419	270
Commercial real estate:
Modified interest rates	1	713	713
Modified interest rate and amortization	5	2,875	2,875
Modified principal	2	1,154	660
Construction and land development:
Modified interest rate and amortization	5	1,386	1,386
Modified principal	1	701	450
Consumer and other-
Modified interest rate	1	90	90

	24	$8,654	8,345

Year Ended December 31, 2011:
Residential real estate:
Modified interest rates	3	1,319	1,319
Modified amortization	3	591	600
Modified interest rate and amortization	6	678	678
Modified principal	2	422	300
Commercial real estate:
Modified interest rates	1	43	43
Modified amortization	2	897	897
Modified interest rate and amortization	4	1,723	1,723
Construction and land development:
Modified interest rates	2	99	114
Modified amortization	1	149	149
Modified interest rate and amortization	5	799	799
Modified principal	2	519	255
Commercial-
Modified interest rate and amortization	2	328	328
Consumer and other:
Modified amortization	2	6	6
Modified interest rate and amortization	4	24	24

	39	$7,597	7,235

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The allowance for loan losses on residential real estate, commercial real estate, construction and land development, commercial and consumer and other loans that have been restructured and are considered trouble debt restructurings (“TDR”) is included in the Company’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. TDR’s that have subsequently defaulted are considered collateral-dependent.

	Number of Contracts	Recorded Investment
Troubled debt restructurings that subsequently defaulted which were restructured during the last twelve months (dollars in thousands)-
Year Ended December 31, 2012:
Residential real estate	1	$369
Construction and land development	2	415

	3	$784

Year Ended December 31, 2011:
Residential real estate	2	124
Construction and land development	2	179

	4	$303

Loans serviced for other entities are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $31.9 million and $40.2 million at December 31, 2012 and 2011, respectively. Loan servicing income, net of amortization of mortgage servicing rights, was $86,000 and $16,000 for the years ended December 31, 2012 and 2011, respectively, and is included in other noninterest income on the consolidated statements of operations.

The balance of capitalized servicing rights at December 31, 2012 and 2011 was $147,000 and $185,000, respectively. The fair value of servicing rights was determined from a third-party valuation using discount rates ranging from 8% to 10% and prepayment speeds ranging from 17.46% to 25.68%, depending upon the stratification of the specific right.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (in thousands):

	Year Ended December 31,
	2012	2011
Mortgage servicing rights capitalized	$—	—
Mortgage servicing rights amortized	$38	126
Valuation allowances	$—	—

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4) Loan Concentrations

The Company grants the majority of its loans to borrowers throughout St. Johns, Clay, Duval, Flagler, Bay, Putnam, Columbia and Volusia Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in these counties.

(5) Premises and Equipment

Premises and equipment are summarized as follows (in thousands):

	At December 31,
	2012	2011
Land	$17,309	18,855
Buildings and improvements	26,624	27,836
Leasehold improvements	308	309
Furniture, fixtures and equipment	10,975	11,198

Total, at cost	55,216	58,198
Less accumulated depreciation and amortization	(17,676)	(16,763)

Premises and equipment, net	$37,540	41,435

The Company leases office space and equipment under operating leases. Some leases contain escalation clauses and expense pass-throughs as well as renewal options. Total rent expense for the years ended December 31, 2012 and 2011 was approximately $161,000 and $160,000, respectively. Approximate future minimum lease payments at December 31, 2012 are as follows (in thousands):

Year Ending December 31,	Amount
2013	$97
2014	45

$142

The Company leases space to third parties. The Company recognized $274,000 and $291,000 in rental income during the years ended December 31, 2012 and 2011, respectively, which is netted against occupancy and equipment expense in the consolidated statements of operations.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(6) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $24.1 million and $21.3 million at December 31, 2012 and 2011, respectively.

A schedule of maturities of time deposits at December 31, 2012 follows (in thousands):

Year Ending December 31,	Amount
2013	$110,662
2014	21,814
2015	4,477
2016	1,636
2017	628
Thereafter	24

$139,241

(7) Federal Home Loan Bank Advances

Federal Home Loan Bank (“FHLB”) advances are as follows (in thousands):

Maturing in Year Ending	Interest Rate		At December 31,
December 31,			2012	2011
2015	2.54%		$5,000	5,000
2015	2.75%		25,000	25,000
2015	2.54%		25,000	25,000
2016	3.16%		—	10,000
2016	2.41%		—	25,000
2016	3.05%		10,000	—
2016	2.30%		25,000	—
2018	4.04	%(b)	15,000	15,000
2018	4.00	%(b)	25,000	25,000
2018	3.86	%(b)	10,000	10,000
2018	3.97	%(b)	25,000	25,000

			$165,000	165,000

(b)	Callable quarterly.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(7) Federal Home Loan Bank Advances, Continued

The advances are collateralized by the Company’s FHLB stock, mortgage-backed securities and qualifying residential and commercial real estate mortgages pledged as collateral under a blanket floating lien agreement. As of December 31, 2012, the Company had $20 million available on their line with the FHLB.

(8) Other Borrowings

The Company offers retail repurchase agreements to its customers that sweep funds from deposit accounts to investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for borrowings under these agreements. The Company pledged securities with carrying values of approximately $22.7 million and $21.2 million in 2012 and 2011, respectively, as collateral for these agreements.

During 2006, the Company issued subordinated debt for Tier II capital. The debentures have a ten year term and mature in 2016. Interest is paid quarterly. The amount of subordinated debt qualifying for Tier II treatment is reduced by 20% in each year of the last five years of the debenture term.

Provisions of a Consent Order issued by the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation, effective June 28, 2010, prevent the Bank from making any distributions of interest on subordinated debentures. As such, the Bank did not make the September 2010 and December 2010 quarterly payments or any of the 2011 or 2012 quarterly payments. Interest payments deferred on the Bank’s subordinated debt totaled $263,000 and $154,000 at December 31, 2012 and 2011, respectively. In addition, provisions of a Written Agreement issued by the Federal Reserve Bank of Atlanta, effective, July 26, 2010, prevent the Company from making any distributions of interest on subordinated debentures. As such, the Company did not make the December 2010 quarterly payment or any of the 2011 or 2012 quarterly payments for the holding company subordinated debt. Interest payments deferred on the holding company subordinated debt at December 31, 2012 and 2011 totaled $752,000 and $393,000, respectively.

The following summarizes the Company’s other borrowings ($ in thousands).

	Interest Rate	Borrowings Outstanding at December 31,		Total Interest Expense For the Year Ended December 31,
Name		2012	2011	2012	2011
Retail repurchase agreements	0.17-.21%(a)	$21,780	11,984	24	33
Fed funds purchased	0.94-94%(a)	—	—	—	—
Subordinated debt (holding co.)	90-day LIBOR +1.75%	15,000	15,000	358	316
Subordinated debt (bank)	90-day LIBOR +1.60%	5,000	5,000	109	99

Total		$41,780	31,984	491	448

(a)	Average rate.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(9) Trust Preferred Securities and Junior Subordinated Debentures

The Company has formed four statutory trusts for the sole purpose of issuing trust preferred securities. The Trusts sold adjustable-rate Trust Preferred Securities (the “Capital Securities”) in pooled trust preferred securities offerings. The proceeds from these sales, along with the proceeds from the sale of the Trusts’ common securities, were paid to the Holding Company in exchange for its adjustable-rate Junior Subordinated Debentures (the “Debentures”). The Debentures have the same terms as the Capital Securities. The sole assets of the Trusts, the obligors on the Capital Securities, are the Debentures. The Holding Company has guaranteed the Trusts’ payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to, the Capital Securities. Cash distributions on both the Capital Securities and the Debentures are payable quarterly in arrears. The terms of the Debenture agreements allow the Company to defer payments of interest on the Debentures by extending the interest payment period at any time during the term of the Debentures for up to twenty consecutive quarterly periods. During 2009, the Company exercised its right to defer payment of interest on all Debentures. Deferred interest payments on all debentures as of December 31, 2012 and 2011 totaled $4.9 million and $3.5 million, respectively. The following summarizes the Company’s outstanding debentures to the Trusts ($ in thousands):

Trust Name	Interest Rate	Debentures Outstanding at December 31,		Optional Prepayment Date	Maturity Date
		2012	2011
	(Adjusts Quarterly)
Prosperity Bank Statutory
Trust II	90-day LIBOR +3.15%	$4,640	4,640	2009	2033
Prosperity Banking
Capital Trust I	90-day LIBOR +2.57%	5,155	5,155	2009	2034
Prosperity Bank
Statutory Trust III	90-day LIBOR +1.60%	10,310	10,310	2011	2036
Prosperity Banking Company
Statutory Trust IV	90-day LIBOR +1.54%	10,310	10,310	2012	2037

Total		$30,415	30,415

The Capital Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Debentures at stated maturity or, at the option of the Holding Company, their earlier redemption in whole upon the occurrence of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in the law such that the Trust would be considered an investment company and (ii) in whole or in part at any time on or after five years from issuance contemporaneously with the optional redemption by the Holding Company of the Debentures in whole or in part. The Debentures are redeemable prior to maturity at the option of the Holding Company (i) on or after five years from issuance, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in law such that the Trust would be considered an Investment Company, required to be registered under the Investment Company Act of 1940.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Fair Value Measurement

Financial assets measured at fair value on a recurring basis, are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012:
Mortgage-backed securities	$154,716	—	154,716	—
Collateralized mortgage obligations	14,429	—	14,429	—
Trust preferred securities	147	—	—	147
Corporate stock	170	170	—	—

	$169,462	170	169,145	147

December 31, 2011:
Mortgage-backed securities	171,478	—	171,478	—
Collateralized mortgage obligations	4,842	—	4,842	—
Trust preferred securities	92	—	—	92
Corporate stock	146	146	—	—

	$176,558	146	176,320	92

No securities were transferred in or out of Level 1, Level 2 or Level 3 during 2012. During 2011, one security for $4,605,000 was transferred out of Level 1 into Level 2 due to changes in inputs.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Fair Value Measurement, Continued

A reconciliation of all available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2012 and 2011 are as follows (in thousands):

Trust Preferred Securities
Balance, December 31, 2010	$54
Total gains or losses (realized/unrealized):
Included in operations	—
Included in other comprehensive loss	(126)
Capitalized interest	164

Balance, December 31, 2011	92
Total gains or losses (realized/unrealized):
Included in operations	—
Included in other comprehensive loss	(129)
Capitalized interest	184

Balance, December 31, 2012	$147

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Fair Value Measurement, Continued

Impaired loans measured at fair value or a nonrecurring basis are as follows (in thousands):

	Fair Value	Losses At Year End			Total Losses	Recorded During the Year
		Level 1	Level 2	Level 3
December 31, 2012:
Residential real estate	$5,963	—	—	5,963	2,269	1,537
Commercial real estate	5,834	—	—	5,834	1,263	793
Construction and land development	5,005	—	—	5,005	3,898	1,948
Commercial	13	—	—	13	136	1
Consumer and other	12	—	—	12	2	—

	$16,827	—	—	16,827	7,568	4,279

December 31, 2011:
Residential real estate	3,543	—	—	3,543	2,069	1,166
Commercial real estate	960	—	—	960	373	244
Construction and land development	3,168	—	—	3,168	2,528	1,094
Commercial	15	—	—	15	191	56
Consumer and other	101	—	—	101	17	8

	$7,787	—	—	7,787	5,178	2,568

Foreclosed assets are recorded at fair value less estimated selling costs. Foreclosed assets which are measured at fair value on a nonrecurring basis are as follows (in thousands):

	Fair Value	Losses At Year End			Total Losses	Recorded During the Year
		Level 1	Level 2	Level 3
December 31, 2012-
Foreclosed assets	$11,024	—	—	11,024	6,349	1,369

December 31, 2011-
Foreclosed assets	$18,921	—	—	18,921	6,689	2,705

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes

Income tax benefit consisted of the following (in thousands):

	Current	Deferred	Total
Year Ended December 31, 2012:
Federal	$117	(751)	(634)
State	—	(98)	(98)

Total	$117	(849)	(732)

Year Ended December 31, 2011:
Federal	(1)	(1,885)	(1,886)
State	—	(302)	(302)
Valuation allowance	—	1,389	1,389

Total	$(1)	(798)	(799)

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

	Year Ended December 31,
	2012		2011
		% of		% of
		Pretax		Pretax
	Amount	Earnings	Amount	Loss
Income taxes (benefit) at statutory rate	$153	35.0%	$(1,971)	(35.0)%
Increase (decrease) resulting from:
State taxes, net of Federal benefit	20	4.6	(196)	(3.5)
Tax-exempt interest	(60)	(13.8)	(67)	(1.2)
Valuation allowance	—	—	1,389	24.7
Internal Revenue Service examination	(882)	(202.3)	—	—
Other	37	8.6	46	.8

Income tax benefit	$(732)	(167.9)%	$(799)	(14.2)%

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	At December 31,
	2012	2011
Deferred tax assets:
Allowance for loan losses	$3,463	4,225
Impaired securities	3,519	3,519
Foreclosed real estate	2,939	3,402
Net operating loss carryforwards	8,356	7,176
Stock-based compensation	293	293
Unrealized losses on securities available for sale	428	384
Impaired loan interest	227	—
Other	506	349

Gross deferred tax assets	19,731	19,348
Less: valuation allowance	1,389	1,389

Net deferred tax assets	18,342	17,959

Deferred tax liabilities:
Premises and equipment	(181)	(708)
Deferred loan costs, net	(628)	(615)
Prepaid expenses	(312)	(294)
Mortgage servicing rights	(57)	(71)

Deferred tax liabilities	(1,178)	(1,688)

Net deferred tax asset	$17,164	16,271

At December 31, 2012, the Company has net operating loss carryforwards of approximately $21.3 million for Federal and $25.5 million for Florida available to offset future taxable income. These carryforwards will begin to expire in 2028.

The Company believes it is more likely than not that it will realize the net deferred tax asset and that no allowance is necessary at December 31, 2012. This determination is based on forecasted earnings and is supported by a strong earnings history exclusive of the loan losses that occurred during 2008, 2009, 2010, 2011 and 2012 which created the future deductible amount. Management believes the magnitude of these loan losses occurred because of the current economic downturn and the situation is unusual and infrequent and an aberration rather than a continuing condition.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes, Continued

The Company did record a valuation allowance at December 31, 2011 related to the other-than-temporary impairment loss that was taken at the Holding Company. This loss was taken on a capital asset which would result in a capital loss when the underlying stock is disposed. For corporations, capital losses can only be offset by capital gains for tax purposes. Since the Company believes that it is more likely than not that it will not be able to generate sufficient capital gains in the future to realize the tax benefit from the capital loss, a corresponding valuation allowance has been recorded.

During the first quarter of 2012, the Internal Revenue Service completed an examination of the Company’s 2008 tax returns. As a result of the examination, the Company recorded a tax benefit of approximately $882,000 related to timing differences between tax years. This tax benefit was recorded by the Company in the first quarter of 2012.

The Company files U.S. and Florida income tax returns. With few exceptions, the Company is no longer subject to U.S. Federal or state and local income tax examinations by taxing authorities for years before 2009.

(12) Related Party Transactions

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. These loans are summarized as follows (in thousands):

	Year Ended December 31,
	2012	2011
Beginning balance	$3,309	3,792
Additions	590	—
Repayments	(431)	(483)

Ending balance	$3,468	3,309

Other significant related party transactions are as follows (in thousands):

	At or During the Year Ended
	December 31,
	2012	2011
Deposits from related parties at year end	$844	1,179

Premiums paid on insurance policies through a related party insurance agency	$1,019	1,036

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(13) Stock Options

The Company sponsors a 2005, 2008 and a 2010 Stock Option Plan (the “Option Plans”) under which certain key officers and employees of the Company have been granted incentive stock options to purchase the Company’s common stock. The expiration of the options range from thirty days from the date they become fully vested to the tenth anniversary of the date of grant. The options vest over periods up to ten years. At December 31, 2012, 14,015 options remain available for grant.

A summary of stock option transactions follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2010	19,590	$115.88
Cancelled	(150)	538.18
Forfeited	(555)	835.74

Outstanding at December 31, 2011	18,885	91.37
Cancelled	(225)	740.00

Outstanding at December 31, 2012	18,660	$83.55	7.28 years

Exercisable at December 31, 2012	7,698	$108.71	7.09 years

The total fair value of shares vested and recognized as compensation expense was $119,000 during the years ended December 31, 2012 and 2011. As of December 31, 2012, the Company had 10,962 stock options not fully vested and there was $310,000 of total unrecognized compensation cost related to these nonvested options. The cost is expected to be recognized over a weighted-average period of 2.6 years.

As part of the Option Plans, participants have the option to receive shares of the Company’s common stock in an amount equal to the excess of current market value of the stock over the option’s exercise price. This “cashless-exercise” option requires the Company to record compensation expense as the value of the underlying stock increases on options expected to be settled through this “cashless exercise” option. No options holders had elected the “cashless-exercise” option during the years ended December 31, 2012 and 2011.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14) Other Employee Benefit Plans

The Company sponsors a 401(k) Profit Sharing Plan (“Plan”) for all employees who have attained age eighteen with at least one month of service. In general, the Company contributes 50% of the first 6% contributed to the Plan by the participant. The Company incurred costs related to the Plan of approximately $270,000 and $137,000 for the years ended December 31, 2012 and 2011, respectively.

(15) Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the Federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).

As of December 31, 2012, the Holding Company has failed to maintain the minimum regulatory capital. Therefore, the Federal Reserve considers the Holding Company to be under capitalized. Absent clear extenuating circumstances, the Federal Reserve will require the Holding Company to submit a comprehensive capital plan that includes a program for achieving compliance with the required minimum ratios within a reasonable time period. The Federal Reserve may institute appropriate supervisory and/or administrative enforcement action, which may include the issuance of a capital directive or denial of applications, unless a capital plan acceptable to the Federal Reserve has been adopted by the Holding Company.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(15) Regulatory Matters, Continued

As of December 31, 2012, the Bank is subject to a Consent Order issued by the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulation, and accordingly is deemed to be “adequately capitalized” even though its capital ratios exceed those generally required to be a “well capitalized” bank. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	%	Amount	%	Amount	%
December 31, 2012:
Total Capital to risk weighted assets:
Company	$15,824	3.36%	$37,654	8.00%	—	—
Bank	59,261	12.61	37,610	8.00	$47,012	10.00%
Tier I Capital to risk weighted assets:
Company	7,912	1.68	18,827	4.00	—	—
Bank	50,311	10.70	18,805	4.00	28,207	6.00
Tier I Capital to average assets:
Company	7,912	1.08	29,434	4.00	—	—
Bank	50,311	6.85	29,375	4.00	36,719	5.00
December 31, 2011:
Total Capital to risk weighted assets:
Company	13,652	2.67	40,850	8.00	—	—
Bank	58,224	11.44	40,724	8.00	50,905	10.00
Tier I Capital to risk weighted assets:
Company	6,826	1.34	20,425	4.00	—	—
Bank	47,781	9.39	20,362	4.00	30,543	6.00
Tier I Capital to average assets:
Company	6,826	0.88	31,128	4.00	—	—
Bank	47,781	6.18	30,929	4.00	38,661	5.00

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(15) Regulatory Matters, Continued

On June 28, 2010, the Bank entered into a Consent Order with the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulation (collectively referred to as “Supervisory Authorities”). Among other things, the Consent Order requires the Board of Directors to cause the Bank to comply with the following: continue Board of Director participation in the affairs of the Bank, maintain qualified management, maintain minimum capital ratios as follows: leverage ratio of 8% and risk-weighted ratios of 12%, review its written asset/liability management policy, reduce classified assets, submit a written plan for expenses and profitability, continue to review and determine the adequacy of the allowance for loan losses and not declare or pay any dividends, bonuses or interest and principal on subordinated debentures without written approval of the Supervisory Authorities.

On July 26, 2010, the Company entered into a Written Agreement with the Federal Reserve Bank of Atlanta (referred to as “Reserve Bank”). Among other things, the Written Agreement requires the Board of Directors to cause the Company to comply with the following: utilize the Company’s financial and managerial resources and to serve as a source of strength to the Bank, not declare or pay any dividends or interest and principal on subordinated debentures without the prior written approval of the Reserve Bank, not incur, increase or guarantee any debt without the prior written approval of the Reserve Bank, submit a written plan to maintain sufficient capital on a consolidated statement, submit a written statement of the Company’s planned sources and uses of cash for operating expenses and other purposes and not purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Management believes the Company and the Bank to be in substantial compliance with the Consent Order and the Written Agreement with the exception of the Company’s capital levels and the Bank’s leverage ratio. Management intends to vigorously seek full compliance with all the provisions of the Consent Order and Written Agreement. Management does not believe that the Consent Order or Written Agreement will have a material impact on the Company’s financial statements.

(16) Dividend Restrictions

The Company is limited in the amount of cash dividends that may be paid by the amount the Bank may pay to the Holding Company. The amount of cash dividends that may be paid by the Bank is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice. At December 31, 2012, the Bank and Holding Company could not pay cash dividends without written approval of the Supervisory Authorities and Reserve Bank.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(17) Fair Value of Financial Instruments

The approximate carrying amounts and estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At December 31,
	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$34,319	34,319	41,336	41,336
Securities	169,462	169,462	176,558	176,558
Loans, net	455,479	471,673	470,451	490,739
Federal Home Loan Bank stock	8,639	8,639	8,902	8,902
Accrued interest receivable	2,306	2,306	2,681	2,681
Mortgage servicing rights, net	147	147	185	185
Financial liabilities:
Deposits	477,369	477,974	532,149	533,071
Federal Home Loan Bank advances	165,000	181,258	165,000	182,561
Other borrowings	41,780	41,780	31,984	31,984
Junior subordinated debentures	30,415	30,415	30,415	30,415
Accrued interest payable	7,177	7,177	5,849	5,849
Off-balance-sheet financial instruments	—	—	—	—

(18) Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, construction loans in process, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for available lines of credit, construction loans in process and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(18) Off-Balance-Sheet Financial Instruments, Continued

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Standby letters of credit and commitments to extend credit typically result in loans with a market interest rate when funded.

A summary of the contractual amounts of the Company’s financial instruments with off-balance-sheet risk follows (in thousands):

	At December 31,
	2012	2011
Commitments to extend credit	$9,133	8,636

Construction loans in process	$4,134	2,743

Unused lines of credit	$13,816	19,594

Standby letters of credit	$214	182

(19) Legal Contingencies

Various legal claims also arise from time to time in the normal course of business. In the opinion of management of the Company, none have occurred that will have a material effect on the Company’s consolidated financial statements.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Only Financial Statements

Condensed unconsolidated financial statements of the Holding Company are presented below (in thousands):

Condensed Balance Sheets

	At December 31,
	2012	2011
Assets
Cash	$716	697
Securities available for sale	—	14
Accrued interest receivable	148	106
Investment in subsidiaries	63,249	60,915
Deferred tax asset	3,711	3,036
Other assets	1,315	1,315

Total	$69,139	66,083

Liabilities and Stockholders’ Equity
Borrowings	15,000	15,000
Junior subordinated debentures	30,415	30,415
Accrued interest payable	5,670	3,903
Other liabilities	89	14
Stockholders’ equity	17,965	16,751

Total	$69,139	66,083

Condensed Statements of Operations

	Year Ended December 31,
	2012	2011
Interest expense	$1,766	1,661

Loss on sale of securities available for sale	(228)	—
Other income	42	41
Other-than-temporary impairment on other assets	—	(3,600)
Other expenses	(192)	(320)

Loss before earnings of subsidiaries	(2,144)	(5,540)
Earnings of subsidiaries	2,550	23

Income tax benefit	762	685

Net earnings (loss)	$1,168	(4,832)

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Only Financial Statements, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$1,168	(4,832)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(2,550)	(23)
Net loss on sale of securities	228	—
Increase in deferred tax asset	(762)	(685)
Net (increase) decrease in accrued interest receivable and other assets	(42)	3,749
Net increase in accrued interest payable and other liabilities	1,842	1,661
Stock compensation expense	119	119

Net cash provided by (used in) operating activities	3	(11)

Cash flows from investing activities:
Proceeds from sale of available for sale security	16	—

Net increase (decrease) in cash	19	(11)
Cash at beginning of year	697	708

Cash at end of year	$716	697

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(21) Consolidating Financial Statements

Consolidating Balance Sheet

At December 31, 2012

(In thousands)

	The Prosperity Banking Company	Prosperity Bank	Prosperity Land Holdings, LLC	Eliminations		Consolidated
Assets
Cash and cash equivalents	$716	34,319	370	(1,086	)(b)	34,319
Securities available for sale		169,462	—	—		169,462
Loans, net	—	455,479	—	—		455,479
Premises and equipment, net	—	37,540	—	—		37,540
Federal Home Loan Bank stock	—	8,639	—	—		8,639
Accrued interest receivable	148	2,158	—			2,306
Investment in subsidiaries	63,249	—	—	(63,249	)(a)	—
Deferred tax asset	3,711	13,453	—	—		17,164
Mortgage servicing rights, net	—	147	—	—		147
Foreclosed assets	—	11,024	—	—		11,024
Other assets	1,315	4,313	—	—		5,628

Total	$69,139	736,534	370	(64,335)		741,708

Liabilities and Stockholders’ Equity
Deposits	—	478,455	—	(1,086	)(b)	477,369
Federal Home Loan Bank advance	—	165,000	—	—		165,000
Other borrowings	15,000	26,780	—	—		41,780
Junior subordinated debentures	30,415	—	—	—		30,415
Accrued interest payable	5,670	1,507	—	—		7,177
Other liabilities	89	1,913	—	—		2,002
Stockholders’ equity	17,965	62,879	370	(63,249	)(a)	17,965

Total	$69,139	736,534	370	(64,335)		741,708

(a)	To eliminate investment in subsidiaries
(b)	To eliminate intercompany cash balances

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(21) Consolidating Financial Statements, Continued

Consolidating Statement of Operations

Year Ended December 31, 2012

(In thousands)

	The Prosperity Banking Company	Prosperity Bank	Prosperity Land Holdings, LLC	Eliminations		Consolidated
Interest income:
Loans	$—	26,731	—	—		26,731
Securities	—	4,222	—	—		4,222
Other	—	54	—	—		54

Total interest income	—	31,007	—	—		31,007

Interest expense:
Deposits	—	1,660	—	—		1,660
Other borrowings	1,766	5,584	—	—		7,350

Total interest expense	1,766	7,244	—	—		9,010

Net interest (expense) income	(1,766)	23,763	—	—		21,997
Provision for loan losses	—	3,583	—	—		3,583

Net interest (expense) income after provision for loan losses	(1,766)	20,180	—	—		18,414

Noninterest income:
Fees and service charges on deposit accounts	—	6,936	—	—		6,936
Gain on sale of securities available for sale	(228)	815	—	—		587
Loss on sale of foreclosed assets	—	(1,488)	—	—		(1,488)
Write-down of foreclosed assets	—	(2,040)	—	—		(2,040)
Other	42	776	—	—		818
Earnings of subsidiaries	2,550	—	—	(2,550	)(a)	—

Total noninterest income	2,364	4,999	—	(2,550)		4,813

Noninterest expenses:
Salaries and employee benefits	119	10,296	—	—		10,415
Occupancy and equipment	—	3,682	—	—		3,682
Professional fees	68	683	—	—		751
Telephone	—	586	—	—		586
Data processing	—	773	—	—		773
ATM fees	—	833	—	—		833
Expenses of foreclosed assets	—	371	—	—		371
Regulatory assessments	—	1,832	—	—		1,832
Other	5	3,543	—	—		3,548

Total noninterest expenses	192	22,599	—	—		22,791

Income tax (benefit) expense	(762)	30	—	—		(732)

Net income	$1,168	2,550	—	(2,550)		(1,168)

(a)	To eliminate earnings of subsidiaries.

(continued)

Independent Auditors’ Report

The Board of Directors and Stockholders

The Prosperity Banking Company

St. Augustine, Florida:

We have audited the accompanying consolidated balance sheets of The Prosperity Banking Company and Subsidiaries (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

April 16, 2012

500 West Cypress Creek Road, Suite 450, Fort Lauderdale, Florida 33309, (954) 772-3039

A Registered Public Accounting Firm

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	At December 31,
	2011	2010
Assets
Cash and due from banks	$7,228	6,955
Interest-earning deposits	34,108	55,111

Total cash and cash equivalents	41,336	62,066
Securities available for sale	176,558	134,147
Loans, net of allowance for loan losses of $10,952 and $15,548	470,451	536,360
Premises and equipment, net	41,435	42,849
Federal Home Loan Bank stock	8,902	9,403
Accrued interest receivable	2,681	2,747
Deferred tax asset, net	16,271	17,617
Mortgage servicing rights, net	185	311
Foreclosed assets	18,921	27,240
Other assets	7,002	11,683

Total assets	$783,742	844,423

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	129,638	125,979
Savings, NOW and money-market deposits	220,204	204,401
Time deposits	182,307	258,414

Total deposits	532,149	588,794
Federal Home Loan Bank advances	165,000	165,000
Other borrowings	31,984	35,430
Junior subordinated debentures	30,415	30,415
Accrued interest payable	5,849	5,081
Other liabilities	1,594	1,793

Total liabilities	766,991	826,513

Commitments and contingencies (Notes 5, 15, 18 and 19)
Stockholders’ equity:
Nonvoting common stock; $.01 par value, 57,000,000 shares authorized, none issued or outstanding	—	—
Voting common stock; $.01 par value, 3,000,000 shares authorized, 377,960 shares issued and outstanding	4	4
Additional paid-in capital	16,254	16,135
Retained earnings	1,129	5,961
Accumulated other comprehensive loss	(636)	(4,190)
Total stockholders’ equity	16,751	17,910

Total liabilities and stockholders’ equity	$783,742	844,423

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Year Ended December 31,
	2011	2010
Interest income:
Loans	$29,710	34,686
Securities	5,179	5,365
Other	85	132

Total interest income	34,974	40,183

Interest expense:
Deposits	2,951	6,317
Other borrowings	7,450	7,891

Total interest expense	10,401	14,208

Net interest income	24,573	25,975
Provision for loan losses	5,261	13,825

Net interest income after provision for loan losses	19,312	12,150

Noninterest income:
Fees and service charges on deposit accounts	7,817	7,710
Gain on sale of loans held for sale	648	—
Gain on sale of securities available for sale	291	2,547
Loss on sale of foreclosed assets	(2,140)	(1,472)
Write-down of foreclosed assets	(3,715)	(4,243)
Loss on sale of premises and equipment	—	(48)
Other	609	451
Other-than-temporary impairment on other assets	(3,600)	—
Other-than-temporary impairment on securities available for sale:
Total other than-temporary impairment loss	—	(161)

Less: Portion of other-than-temporary losses recognized in other comprehensive income	—	16

Net impairment loss recognized in operations	—	(145)

Total noninterest income	(90)	4,800

Noninterest expenses:
Salaries and employee benefits	10,892	11,443
Occupancy and equipment	3,865	4,626
Professional fees	2,453	1,445
Telephone	615	711
Data processing	788	879
ATM fees	788	698
Expenses of foreclosed assets	796	2,253
Regulatory assessments	1,968	2,545
Other	2,688	3,554

Total noninterest expenses	24,853	28,154

Loss before income tax benefit	(5,631)	(11,204)
Income tax benefit	(799)	(4,296)

Net loss	$(4,832)	(6,908)

Basic loss per common share	$(12.78)	(18.28)

Diluted loss per common share	$(12.78)	(18.28)

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2011 and 2010

($ in thousands)

	Voting Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss
	Shares	Amount				Total
Balance at December 31, 2009	377,960	$4	16,015	12,869	(2,542)	26,346

Comprehensive loss:
Net loss	—	—	—	(6,908)	—	(6,908)
Change in net unrealized loss on securities available for sale, net of taxes	—	—	—	—	(1,648)	(1,648)

Comprehensive loss						(8,556)

Stock compensation expense	—	—	120	—	—	120

Balance at December 31, 2010	377,960	4	16,135	5,961	(4,190)	17,910
Comprehensive loss:
Net loss	—	—	—	(4,832)	—	(4,832)
Change in net unrealized loss on securities available for sale, net of taxes	—	—	—	—	3,554	3,554

Comprehensive loss						(1,278)

Stock compensation expense	—	—	119	—	—	119

Balance at December 31, 2011	377,960	$4	16,254	1,129	(636)	16,751

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(4,832)	(6,908)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,938	2,412
Provision for loan losses	5,261	13,825
Deferred income tax benefit	(798)	(4,296)
Amortization of core deposit intangible	64	63
Amortization of deferred loan origination fees and costs	189	230
Amortization of premiums and discounts on securities	1,603	936
Amortization of mortgage servicing rights	126	115
Proceeds from sale of loans held for sale	13,451	—
Gain on sale of loans held for sale	(648)	—
Write-down of foreclosed assets	3,715	4,243
Loss on sale of foreclosed assets	2,140	1,472
Loss on sale of premises and equipment	—	48
Net gain on sale of securities available for sale	(291)	(2,547)
Other-than-temporary impairment on securities available for sale	—	145
Other-than-temporary impairment on other assets	3,600	—
Net decrease in accrued interest receivable and other assets	1,083	1,774
Net increase (decrease) in accrued interest payable and other liabilities	569	(581)
Stock compensation expense	119	120

Net cash provided by operating activities	27,289	11,051

Cash flows from investing activities:
Purchases of securities available for sale	(90,420)	(245,595)
Proceeds from sales, maturities and principal repayments of securities available for sale	52,395	247,293
Net decrease in loans	42,853	36,844
Redemption of Federal Home Loan Bank stock	501	45
Purchases of premises and equipment	(524)	(384)
Proceeds from the sale of premises and equipment	—	1,714
Capital improvements on foreclosed assets	(327)	—
Net proceeds from sales of foreclosed assets	7,594	4,618

Net cash provided by investing activities	12,072	44,535

Cash flows from financing activities:
Net decrease in deposits	(56,645)	(84,585)
Net (decrease) increase in other borrowings	(3,446)	2,791

Net cash used in financing activities	(60,091)	(81,794)

Net decrease in cash and cash equivalents	(20,730)	(26,208)
Cash and cash equivalents at beginning of year	62,066	88,274

Cash and cash equivalents at end of year	$41,336	62,066

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2011	2010
Supplemental disclosure of cash flow information-
Cash paid during the year for:
Interest	$9,633	14,631

Supplemental disclosure of noncash transactions:
Other comprehensive loss - change in unrealized loss on securities available for sale, net	$3,554	(1,648)

Loans transferred to loans held for sale	$12,803	—

Loans transferred to foreclosed assets	$7,889	21,365

Foreclosed assets transferred to loans	$3,086	1,200

See accompanying notes to consolidated financial statements.

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011 and 2010 and the Years Then Ended

(1) Summary of Significant Accounting Policies

General. The Prosperity Banking Company (the “Holding Company”) is a one-bank holding company. The Holding Company’s wholly-owned subsidiaries are Prosperity Bank (the “Bank”) and Prosperity Land Holdings, LLC (“PLH”). The Bank is state-(Florida) chartered and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individuals and businesses through sixteen banking offices located in St. Johns, Duval, Flagler, Bay, Putnam, Columbia and Volusia Counties, Florida. PLH was organized to facilitate certain land acquisition transactions.

Basis of Presentation. The consolidated financial statements include the accounts of the Holding Company, the Bank and PLH (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

Use of Estimates. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred tax assets, the valuation of foreclosed assets and the determination of whether an investment security is other-than-temporarily impaired.

Subsequent Events. The Company has evaluated events occurring subsequent to the balance sheet date through April 16, 2012 (the financial statement issuance date), determining no events require additional disclosure in these consolidated financial statements.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and interest-earning deposits with banks.

The Bank is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction deposit accounts. At December 31, 2011 and 2010, these required reserves were approximately $1.1 million.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Securities. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are excluded from operations and reported as a net amount in accumulated other comprehensive loss. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

The Company views the determination of whether an investment security is temporarily or other-than-temporarily impaired as a critical accounting policy, as the estimate is susceptible to significant change from period to period because it requires management to make significant judgments, assumptions and estimates in the preparation of its consolidated financial statements. Management considers whether an investment security is other-than-temporarily impaired under the guidance provided in Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities. The Company assesses individual securities in its investment securities portfolio for impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. An investment is impaired if the fair value of the security is less than its carrying value at the financial statement date. When a security is impaired, the Company then determines whether this impairment is temporary or other-than-temporary. In estimating other-than-temporary impairment (“OTTI”) losses, management assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in operations. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in operations is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive loss. Management utilizes cash flow models to segregate impairments to distinguish between impairment related to credit losses and impairment related to other factors. To assess for OTTI, management considers, among other things, (i) the severity and duration of the impairment; (ii) the ratings of the security; (iii) the overall transaction structure (the Company’s position within the structure, the aggregate, near-term financial performance of the underlying collateral, delinquencies, defaults, loss severities, recoveries, prepayments, cumulative loss projections, and discounted cash flows); and (iv) the timing and magnitude of a break in modeled cash flows.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Loans Held for Sale. Loans held for sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to operations. Loan origination fees are deferred and direct loan origination costs are capitalized until the related loan is sold, at which time the net fees are included in the gain on sale of loans in the consolidated statements of operations. At December 31, 2011 and 2010, the Company had no loans held for sale.

Loans. Loans that management has the intent and the Company has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the year ended December 31, 2011.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued. The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical loss experience, adjusted for qualitative factors, such as economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding three years. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The historical experience is adjusted for the following qualitative factors, changes in underwriting, lending policies and procedures, nature of volume, or terms of loans, experience of lending management, credit concentrations, volume of past due and nonaccrual loans, quality of loan reviews, international, national, regional, and local economic business conditions and other trends or uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, residential real estate and construction and land development loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify loans less than $50,000 for impairment disclosures.

Premises and Equipment. Land is stated at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the shorter of the estimated useful lives of the assets or related lease term.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Foreclosed Assets. Assets acquired through, or in lieu of, foreclosure, are held for sale and are initially recorded at fair value less disposition costs at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations.

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

Income Taxes. GAAP results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than fifty percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of December 31, 2011, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Income Taxes, Continued. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns. Income taxes are allocated to the Holding Company and Bank as if separate income tax returns were filed.

Stock-Based Compensation. The Company expenses the fair value of any stock options as they vest. The Company recognizes stock-based compensation in the accompanying statements of operations.

Off-Balance-Sheet Financial Instruments. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, construction loans in process, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Loss Per Share. Loss per share is computed on the basis of the weighted-average number of common shares outstanding. In 2011 and 2010, outstanding stock options are not considered dilutive due to the losses incurred by the Company.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. The fair values of securities are based on the framework for measuring fair value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are based on the framework for measuring fair value.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is its redemption value, which is its cost of $100 per share.

Accrued Interest Receivable and Payable. The carrying amounts of accrued interest approximate their fair values.

Mortgage Servicing Rights. The fair value of mortgage servicing rights is based on the framework for measuring fair value.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances and Junior Subordinated Debentures. Fair values are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Other Borrowings. The carrying amounts of other borrowings approximate fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Loss. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net loss, are components of comprehensive loss.

The components of other comprehensive loss are as follows (in thousands):

	Year Ended December 31,
	2011	2010
Unrealized holding gain (loss) on securities available for sale	$5,989	(369)
Reclassification adjustment for net gain realized in operations	(291)	(2,547)
Reclassification adjustment for other-than-temporary impairment of securities available for sale	—	145

Change in unrealized amount	5,698	(2,771)
Income tax expense (benefit)	2,144	(1,123)

Net amount	$3,554	(1,648)

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

Impaired Loans and Foreclosed Assets. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans and foreclosed assets are classified as Level 3.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Value Measurements, Continued.

Mortgage Servicing Rights. Mortgage servicing rights (“MSRs”) do not trade in an active, open market with readily observable prices. While sales of MSRs do occur, the precise terms and conditions typically are not readily available. Accordingly, the Company estimates the fair value of MSRs using discounted cash flow (“DCF”) models.

For MSRs, the Company uses an option adjusted spread (“OAS”) valuation model in conjunction with the Company proprietary prepayment model to project MSR cash flows over multiple interest rate scenarios, which are then discounted at risk-adjusted rates to estimate an expected fair value of the MSRs. The OAS model considers portfolio characteristics, contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, costs to service and other economic factors. Due to the nature of the valuation inputs, MSRs are classified as Level 3.

Recent Pronouncements. In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, Receivables (Topic 310) A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This amends the guidance for troubled debt restructurings. The guidance clarifies the guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. ASU No. 2011-02 was effective for annual periods on January 1, 2012 and should be applied retrospectively to the beginning of the annual period of adoption. The adoption of the ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 applies to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity’s shareholders’ equity in the financial statements. ASU 2011-04 is expected to result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, it changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements of ASU 2011-04, it is not intended for the amendments to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements, including the following: (1) measuring the fair value of financial instruments that are managed within a portfolio; (2) application of premiums and discounts in a fair value measurement; and (3) additional disclosures about fair value measurements. ASU 2011-04 was effective for annual periods beginning on January 1, 2012 and is to be applied prospectively. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Recent	Pronouncements, Continued. In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220). The amendments in this update remove the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. ASU No. 2011-05 was effective for annual periods, beginning on January 1, 2012. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Reclassifications.	Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

(2) Securities

The amortized cost of securities available for sale and their fair value are as follows (in thousands):

	Gross Amortized Cost	Gross Unrealized Gains	Unrealized Losses	Fair Value
At December 31, 2011:
Mortgage-backed securities	$168,170	3,367	(59)	171,478
Collateralized mortgage obligations	4,848	—	(6)	4,842
Trust preferred securities	4,234	—	(4,142)	92
Corporate stock	326	50	(230)	146

	$177,578	3,417	(4,437)	176,558

At December 31, 2010:
Mortgage-backed securities	136,465	71	(2,653)	133,883
Trust preferred securities	4,070	—	(4,016)	54
Corporate stock	330	102	(222)	210

	$140,865	173	(6,891)	134,147

The following summarizes sales of securities available for sale (in thousands):

	Year Ended December 31,
	2011	2010
Proceeds received from sales	$32,302	229,306

Gross gains	327	2,602
Gross losses	(36)	(55)

Net gains from sale of securities	$291	2,547

Carrying value of securities pledged to secure Federal Home Loan Bank advances, other borrowings, public deposits or for other purposes required or permitted by law, at year end	$133,069	103,575

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

Information pertaining to securities with gross unrealized losses at December 31, 2011, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (in thousands):

	Less Than Twelve Months		Twelve Months or Over
	Gross Unrealized Losses	Approximate Fair Value	Gross Unrealized Losses	Approximate Fair Value
Mortgage-backed securities	$(59)	26,023	—	—
Collateralized mortgage obligations	(6)	4,842	—	—
Trust preferred securities	—	—	(4,142)	92
Corporate stock	—	—	(230)	14

Total	$(65)	30,865	(4,372)	106

During 2011 the Company had no permanent impairment losses as relating to $9.8 million in trust preferred securities. In 2010 the Company had a $145,000 permanent impairment loss relating to approximately $9.6 million in trust preferred securities. The trust preferred securities consist of investments in two pooled trust preferred debt securities issued by other financial institutions, real estate companies, insurance companies and real estate developers that have been deemed other-than-temporarily impaired. The estimated fair value of these trust preferred securities have been and continue to be depressed due to the unusual credit conditions that these industries have faced since the middle of 2008 and a weakening economy, which has severely reduced the demand for these securities and rendered their trading market inactive. The pooled trust preferred securities have experienced defaults amongst some of the individual issuers included in the pools. Based on the lack of an active market and the results of the Company’s continuing valuation of the underlying collateral and cash flows of these securities, both pooled trust preferred investments have been deemed as other-than-temporarily impaired.

The following table provides information regarding the Company’s trust preferred securities deemed other-than-temporarily impaired (in thousands):

	Year Ended December 31, 2011
	Other- Than- Temporary Impairment
	At December 31, 2011				(OTTI)
	Amortized Cost	Fair Value	Unrealized Loss	Credit Portion	Other	Total

Trust-preferred securities	$4,234	92	(4,142)	—	—	—

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

	Year Ended December 31, 2010
	Other- Than- Temporary Impairment
	At December 31, 2010				(OTTI)
	Amortized Cost	Fair Value	Unrealized Loss	Credit Portion	Other	Total
Trust-preferred securities	$4,070	54	(4,016)	(145)	(16)	(161)

The table below provides a cumulative roll forward of credit losses recognized in operations for the year ending December 31, 2011 and 2010 relating to the Company’s trust preferred securities (in thousands):

	Year Ended December 31,
	2011	2010
Estimated credit losses, at beginning of year	$5,522	5,377
Additions for credit losses not previously recognized	—	145

Estimated credit losses, at end of year	$5,522	5,522

Management will continue to evaluate the investment ratings in the securities portfolio, severity in pricing declines, market price quotes along with timing and receipt of amounts contractually due. Based upon these and other factors, the securities portfolio may experience further impairment.

The unrealized losses with respect to mortgage-backed securities, collateralized mortgage obligations and corporate stock that are not deemed other-than-temporarily impaired are considered by management to be principally attributable to changes in market interest rates, and not to credit risk or deterioration on the part of the issuer. Since the Company has the intent and ability to hold their investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans

Loans are summarized as follows (in thousands):

	At December 31,
	2011	2010
Residential real estate	$195,760	235,920
Commercial real estate	205,663	216,377
Construction and land development	40,787	55,802
Commercial	29,428	29,946
Consumer and other	9,711	13,676

Total loans	481,349	551,721
Allowance for loan losses	(10,952)	(15,548)
Net deferred loan costs	54	187

Loans, net	$470,451	536,360

The Company has divided the loan portfolio into five portfolio segments and classes, each with different risk characteristics and methodologies for assessing risk. The portfolio segments and classes are identified by the Company as follows:

Residential Real Estate Loans. The Company originates adjustable-rate and fixed-rate, residential real estate loans for the construction, purchase or refinancing of a mortgage. These loans are collateralized by owner-occupied properties located in the Company’s market area. Residential real estate loans are underwritten in accordance with polices set forth and approved by the Company’s board of directors. Such standards include repayment capacity and source, value of the underlying property, credit history stability.

Commercial Real Estate Loans. Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, farms, retail and mixed-use properties, churches, warehouses and restaurants located within the market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Construction and Land Development Loans. Construction loans consist of loans to builders and commercial borrowers and, to a limited extent, loans to individuals for the construction of their primary residences. These loans are categorized as construction and land development loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction and land development loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. The funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. To the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project.

Commercial. Commercial loans consist of loans to small—and medium-sized companies in the Company’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Primarily all of the Company’s commercial loans are secured loans, along with a small amount of unsecured loans. The Company’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory and equipment. Commercial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business. The Company seeks to minimize these risks through our underwriting standards.

Consumer and Other. Consumer loans mainly consist of variable-rate and fixed-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Most of the Company’s consumer loans share approximately the same level of risk as residential mortgages.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

An analysis of the change in allowance for loan losses follow (in thousands):

	Year Ended December 31, 2011
	Residential Real Estate	Commercial Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total	Comparative Total 2010
Beginning balance	$8,184	2,019	4,173	758	414	15,548	14,012
Provision (credit) for loan losses	2,482	(841)	2,507	668	445	5,261	13,825
Charge-offs	(4,605)	(512)	(3,778)	(760)	(1,199)	(10,854)	(13,422)
Recoveries	356	20	71	12	538	997	1,133

Ending balance	$6,417	686	2,973	678	198	10,952	15,548

Individually evaluated for impairment:
Recorded investment	$12,786	5,922	9,944	206	240	29,098	56,438

Balance in allowance for loan losses	$1,588	150	712	191	18	2,659	6,863

Collectively evaluated for impairment:
Recorded investment	$182,974	199,741	30,843	29,222	9,471	452,251	495,283

Balance in allowance for loan losses	$4,829	536	2,261	487	180	8,293	8,685

The following summarizes the loan credit quality at December 31 (in thousands):

	2011
	Residential Real Estate	Commercial Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total	2010 Comparative Totals
Credit Risk Profile by Internally Assigned Grade:
Grade:
Pass	$160,382	169,897	21,662	27,926	8,577	388,444	420,018
Special mention	12,579	11,999	4,964	1,016	509	31,067	49,756
Substandard	22,799	23,767	14,161	280	625	61,632	81,586
Doubtful	—	—	—	206	—	206	361
Loss	—	—	—	—	—	—	—

Total	$195,760	205,663	40,787	29,428	9,711	481,349	551,721

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

Pass – A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard – A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Age analysis of past-due loans is as follows at December 31, 2011 (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
Residential real estate	$2,714	465	—	3,179	187,581	5,000	195,760
Commercial real estate	3,041	1,755	—	4,796	200,071	796	205,663
Construction and land development	1,237	906	—	2,143	34,128	4,516	40,787
Commercial	41	14	—	55	29,317	56	29,428
Consumer and other	186	63	—	249	9,255	207	9,711

Total	$7,219	3,203	—	10,422	460,352	10,575	481,349

Comparative totals for 2010	$10,975	4,983	329	16,287	515,333	20,101	551,721

The following summarizes the amount of impaired loans at December 31, 2011 (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
Residential real estate	$5,039	6,179	7,747	8,069	1,588	12,786	14,248	1,588
Commercial real estate	4,181	4,439	1,741	1,741	150	5,922	6,180	150
Construction and land development	5,186	6,842	4,758	5,063	712	9,944	11,905	712
Commercial	—	—	206	206	191	206	206	191
Consumer and other	116	116	124	124	18	240	240	18

	$14,522	17,576	14,576	15,203	2,659	29,098	32,779	2,659

Comparative totals for 2010	$37,982	42,124	18,456	12,303	6,863	56,438	54,427	6,863

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	For the Year Ended December 31, 2011
	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Residential real estate	$12,207	351	369
Commercial real estate	8,651	385	353
Construction and land development	10,212	230	262
Commercial	15	7	5
Consumer and other	116	4	7

	$31,201	977	996

Comparative totals for 2010	$36,217	1,119	1,162

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following is a summary of loans determined to be troubled debt restructuring during the year ended December 31, 2011 (dollars in thousands):

		Pre-	Post-
		Modification	Modification
	Number	Outstanding	Outstanding
	of	Recorded	Recorded
	Contracts	Investment	Investment
Troubled Debt Restructurings:
Residential real estate:
Modified interest rates	3	$1,319	1,319
Modified amortization	3	591	600
Modified interest rate and amortization	6	678	678
Modified principal	2	422	300
Commercial real estate:
Modified interest rates	1	43	43
Modified amortization	2	897	897
Modified interest rate and amortization	4	1,723	1,723
Construction and land development:
Modified interest rates	2	99	114
Modified amortization	1	149	149
Modified interest rate and amortization	5	799	799
Modified principal	2	519	255
Commercial-
Modified interest rate and amortization	2	328	328
Consumer and other:
Modified amortization	2	6	6
Modified interest rate and amortization	4	24	24

	39	$7,597	7,235

The allowance for loan losses on residential real estate, commercial real estate, construction and land development, commercial and consumer and other loans that have been restructured and are considered trouble debt restructurings (“TDR”) is included in the Company’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. TDR’s that have subsequently defaulted are considered collateral-dependent.

	Number of Contracts	Recorded Investment

Troubled debt restructurings that subsequently defaulted which were restructured during the last twelve months (dollars in thousands):
Residential real estate	2	$124
Construction and land development	2	179

	4	$303

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Loans serviced for other entities are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $40.2 million and $45.7 million at December 31, 2011 and 2010, respectively. Loan servicing income, net of amortization of mortgage servicing rights, was $16,000 and $49,000 for the years ended December 31, 2011 and 2010, respectively, and is included in other noninterest income on the consolidated statements of operations.

The balance of capitalized servicing rights at December 31, 2011 and 2010 was $185,000 and $311,000, respectively. The fair value of servicing rights was determined from a third-party valuation using discount rates ranging from 8% to 10% and prepayment speeds ranging from 27.12% to 42.72%, depending upon the stratification of the specific right.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (in thousands):

	Year Ended December 31,
	2011	2010
Mortgage servicing rights capitalized	$—	—
Mortgage servicing rights amortized	$126	115
Valuation allowances	$—	—

(4) Loan Concentrations

The Company grants the majority of its loans to borrowers throughout St. Johns, Clay, Duval, Flagler, Bay, Putnam, Columbia and Volusia Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in these counties.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(5) Premises and Equipment

Premises and equipment are summarized as follows (in thousands):

	At December 31,
	2011	2010
Land	$18,855	18,855
Buildings and improvements	27,836	27,871
Leasehold improvements	309	429
Furniture, fixtures and equipment	11,198	11,910

Total, at cost	58,198	59,065
Less accumulated depreciation and amortization	(16,763)	(16,216)

Premises and equipment, net	$41,435	42,849

The Company leases office space and equipment under operating leases. Some leases contain escalation clauses and expense pass-throughs as well as renewal options. Total rent expense for the years ended December 31, 2011 and 2010 was approximately $160,000 and $149,000, respectively. Approximate future minimum lease payments at December 31, 2011 are as follows (in thousands):

Year Ending December 31,	Amount
2012	$154
2013	72
2014	43

$269

The Company leases space to third parties. The Company recognized $291,000 and $326,000 in rental income during the years ended December 31, 2011 and 2010, respectively, which is netted against occupancy and equipment expense in the consolidated statements of operations.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(6) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $21.3 million and $49.4 million at December 31, 2011 and 2010, respectively.

A schedule of maturities of time deposits at December 31, 2011 follows (in thousands):

Year Ending December 31,	Amount
2012	$151,674
2013	19,778
2014	5,397
2015	3,444
2016	1,983
Thereafter	31

$182,307

(7) Federal Home Loan Bank Advances

Federal Home Loan Bank (“FHLB”) advances are as follows (in thousands):

Maturing in Year Ending	Interest		At December 31,
December 31,	Rate		2011	2010
2014	2.74%		$—	5,000
2014	3.02%		—	25,000
2014	2.75%		—	25,000
2015	2.54%		5,000	—
2015	2.75%		25,000	—
2015	2.54%		25,000	—
2016	3.16%		10,000	—
2016	2.41%		25,000	—
2017	3.99	%(a)	—	10,000
2017	3.10	%(b)	—	25,000
2018	4.04	%(b)	15,000	15,000
2018	4.00	%(b)	25,000	25,000
2018	3.86	%(b)	10,000	10,000
2018	3.97	%(b)	25,000	25,000

			$165,000	165,000

(a)	Callable quarterly, first call date in 2009.
(b)	Callable quarterly, first call date in 2008.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(7) Federal Home Loan Bank Advances, Continued

The advances are collateralized by the Company’s FHLB stock, mortgage-backed securities and qualifying residential and commercial real estate mortgages and pledged as collateral under a blanket floating lien agreement. As of December 31, 2011, the Company had no remaining amounts available on their line with the FHLB.

(8) Other Borrowings

The Company offers retail repurchase agreements to its customers that sweep funds from deposit accounts to investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for borrowings under these agreements. The Company pledged securities with carrying values of approximately $21.2 million and $17.0 million in 2011 and 2010, respectively, as collateral for these agreements.

During 2006, the Company issued subordinated debt for Tier II capital. The debentures have a ten year term and mature in 2016. Interest is paid quarterly. The amount of subordinated debt qualifying for Tier II treatment is reduced by 20% in each year of the last five years of the debenture term.

Provisions of a Consent Order issued by the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation, effective June 28, 2010, prevent the Bank from making any distributions of interest on subordinated debentures. As such, the Bank did not make the September 2010 and December 2010 quarterly payments or any of the 2011 quarterly payments. Interest payments deferred on the Bank’s subordinated debt totaled $154,000 and $55,000 at December 31, 2011 and 2010, respectively. In addition, provisions of a Written Agreement issued by the Federal Reserve Bank of Atlanta, effective, July 26, 2010, prevent the Company from making any distributions of interest on subordinated debentures. As such, the Company did not make the December 2010 quarterly payment or any of the 2011 quarterly payments for the holding company subordinated debt. Interest payments deferred on the holding company subordinated debt at December 31, 2011 and 2010 totaled $393,000 and $77,000, respectively.

The following summarizes the Company’s other borrowings ($ in thousands).

	Interest Rate	Borrowings Outstanding at December 31,		Total Interest Expense For the Year Ended December 31,
Name		2011	2010	2011	2010
Retail repurchase agreements	.21-.39%(a)	$11,984	15,430	33	47
Fed funds purchased	.94 -.95%(a)	—	—	—	1
Subordinated debt (holding co.)	90-day LIBOR +1.75%	15,000	15,000	316	317
Subordinated debt (bank)	90-day LIBOR +1.60%	5,000	5,000	99	98

Total		$31,984	35,430	448	463

(a)	Average rate.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(9) Trust Preferred Securities and Junior Subordinated Debentures

The Company has formed four statutory trusts for the sole purpose of issuing trust preferred securities. The Trusts sold adjustable-rate Trust Preferred Securities (the “Capital Securities”) in pooled trust preferred securities offerings. The proceeds from these sales, along with the proceeds from the sale of the Trusts’ common securities, were paid to the Holding Company in exchange for its adjustable-rate Junior Subordinated Debentures (the “Debentures”). The Debentures have the same terms as the Capital Securities. The sole assets of the Trusts, the obligors on the Capital Securities, are the Debentures. The Holding Company has guaranteed the Trusts’ payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to, the Capital Securities. Cash distributions on both the Capital Securities and the Debentures are payable quarterly in arrears. The terms of the Debenture agreements allow the Company to defer payments of interest on the Debentures by extending the interest payment period at any time during the term of the Debentures for up to twenty consecutive quarterly periods. During 2009, the Company exercised its right to defer payment of interest on all Debentures. Deferred interest payments on all debentures as of December 31, 2011 and 2010 totaled $3.5 million and $2.2 million, respectively. The following summarizes the Company’s outstanding debentures to the Trusts ($ in thousands):

	Interest Rate	Debentures Outstanding at December 31,		Optional Prepayment Date	Maturity Date
Trust Name		2011	2010
	(Adjusts Quarterly)
Prosperity Bank Statutory
Trust II	90-day LIBOR +3.15%	$4,640	4,640	2009	2033
Prosperity Banking
Capital Trust I	90-day LIBOR +2.57%	5,155	5,155	2009	2034
Prosperity Bank
Statutory Trust III	90-day LIBOR +1.60%	10,310	10,310	2011	2036
Prosperity Banking Company
Statutory Trust IV	Fixed at 6.428% until December 15, 2012	10,310	10,310	2012	2037
Total		$30,415	30,415

The Capital Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Debentures at stated maturity or, at the option of the Holding Company, their earlier redemption in whole upon the occurrence of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in the law such that the Trust would be considered an investment company and (ii) in whole or in part at any time on or after five years from issuance contemporaneously with the optional redemption by the Holding Company of the Debentures in whole or in part. The Debentures are redeemable prior to maturity at the option of the Holding Company (i) on or after five years from issuance, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of certain changes in the tax treatment or capital treatment of the Capital Securities, or a change in law such that the Trust would be considered an Investment Company, required to be registered under the Investment Company Act of 1940.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Fair Value Measurement

Financial assets measured at fair value on a recurring basis, are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2011:
Mortgage-backed securities	$171,478	—	171,478	—
Collateralized mortgage obligations	4,842	—	4,842	—
Trust preferred securities	92	—	—	92
Corporate stock	146	146	—	—
Mortgage servicing rights	185	—	—	185

	$176,743	146	176,320	277

December 31, 2010:
Mortgage-backed securities	133,883	15,424	118,459	—
Trust preferred securities	54	—	—	54
Corporate stock	210	210	—	—
Mortgage servicing rights	311	—	—	311

	$134,458	15,634	118,459	365

No securities were transferred in or out of Level 1, Level 2 or Level 3 during 2010. During 2011, one security for $4,605,000 was transferred out of Level 1 into Level 2 due to changes in inputs.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Fair Value Measurement, Continued

A reconciliation of all available for sale securities and mortgage service rights measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2011 and 2010 are as follows (in thousands):

	Trust Preferred Securities	Mortgage Servicing Rights
Balance, December 31, 2009	$52	426
Total gains or losses (realized/unrealized):
Included in operations	(145)	(115)
Included in other comprehensive loss	(16)	—
Capitalized interest	163	—

Balance, December 31, 2010	54	311
Total gains or losses (realized/unrealized):
Included in operations	—	(126)
Included in other comprehensive loss	(126)	—
Capitalized interest	164	—

Balance, December 31, 2011	$92	185

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Fair Value Measurement, Continued

Impaired loans measured at fair value or a nonrecurring basis are as follows (in thousands):

	Fair Value	Losses At Year End			Total Losses	Recorded During the Year
		Level 1	Level 2	Level 3
December 31, 2011:
Residential real estate	$3,543	—	—	3,543	2,069	1,166
Commercial real estate	960	—	—	960	373	244
Construction and land development	3,168	—	—	3,168	2,528	1,094
Commercial	15	—	—	15	191	56
Consumer and other	101	—	—	101	17	8

	$7,787	—	—	7,787	5,178	2,568

December 31, 2010:
Residential real estate	8,627	—	—	8,627	5,499	3,046
Commercial real estate	5,252	—	—	5,252	1,696	1,201
Construction and land development	4,287	—	—	4,287	4,080	2,090
Commercial	15	—	—	15	367	305
Consumer and other	146	—	—	146	73	73

	$18,327	—	—	18,327	11,715	6,715

Foreclosed assets are recorded at fair value less estimated selling costs. Foreclosed assets which are measured at fair value on a nonrecurring basis are as follows (in thousands):

	Fair Value	Losses At Year End			Total Losses	Recorded During the Year
		Level 1	Level 2	Level 3
December 31, 2011-
Foreclosed assets	$18,921	—	—	18,921	6,689	2,705

December 31, 2010-
Foreclosed assets	$27,240	—	—	27,240	5,145	3,678

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes

Income tax benefit consisted of the following (in thousands):

	Current	Deferred	Total
Year Ended December 31, 2011:
Federal	$(1)	(1,885)	(1,886)
State	—	(302)	(302)
Valuation allowance	—	1,389	1,389

Total	$(1)	(798)	(799)

Year Ended December 31, 2010:
Federal	—	(3,693)	(3,693)
State	—	(603)	(603)

Total	$—	(4,296)	(4,296)

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

	Year Ended December 31,
	2011		2010
	Amount	% of Pretax Loss	Amount	% of Pretax Loss
Income tax benefit at statutory rate	$(1,971)	(35.0)%	$(3,921)	(35.0)%
Increase (decrease) resulting from:
State taxes, net of Federal benefit	(196)	(3.5)	(392)	(3.5)
Tax-exempt interest	(67)	(1.2)	(70)	(.6)
Valuation allowance	1,389	24.7	—	—
Other	46	.8	87	.8

Income tax benefit	$(799)	(14.2)%	$(4,296)	(38.3)%

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	At December 31,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$4,225	5,998
Impaired securities	3,519	2,130
Foreclosed real estate	3,402	2,618
Net operating loss carryforwards	7,176	5,916
Stock-based compensation	293	293
Unrealized losses on securities available for sale	384	2,528
Other	349	292

Gross deferred tax assets	19,348	19,775
Less: valuation allowance	1,389	—

Net deferred tax assets	17,959	19,775

Deferred tax liabilities:
Premises and equipment	(708)	(878)
Deferred loan costs, net	(615)	(815)
Prepaid expenses	(294)	(345)
Mortgage servicing rights	(71)	(120)

Deferred tax liabilities	(1,688)	(2,158)

Net deferred tax asset	$16,271	17,617

At December 31, 2011, the Company has net operating loss carryforwards of approximately $18.1 million for Federal and $23.3 million for Florida available to offset future taxable income. These carryforwards will begin to expire in 2028.

The Company believes it is more likely than not that it will realize the net deferred tax asset and that no allowance is necessary at December 31, 2011. This determination is based on forecasted earnings and is supported by a strong earnings history exclusive of the loan losses that occurred during 2008, 2009, 2010 and 2011 which created the future deductible amount. Management believes the magnitude of these loan losses occurred because of the current economic downturn and the situation is unusual and infrequent and an aberration rather than a continuing condition.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes, Continued

The Company did record a valuation allowance at December 31, 2011 related to the other-than-temporary impairment loss that was taken at the Holding Company. This loss was taken on a capital asset which would result in a capital loss when the underlying stock is disposed. For corporations, capital losses can only be offset by capital gains for tax purposes. Since the Company believes that it is more likely than not that it will not be able to generate sufficient capital gains in the future to realize the tax benefit from the capital loss, a corresponding valuation allowance has been recorded.

During the first quarter of 2012, the Internal Revenue Service completed an examination of the Company’s 2008 tax returns. As a result of the examination, the Company recorded a tax benefit of approximately $882,000 related to timing differences between tax years. This tax benefit was recorded by the Company in the first quarter of 2012.

The Company files U.S. and Florida income tax returns. With few exceptions, the Company is no longer subject to U.S. Federal or state and local income tax examinations by taxing authorities for years before 2008.

(12) Related Party Transactions

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. These loans are summarized as follows (in thousands):

	Year Ended December 31,
	2011	2010
Beginning balance	$3,792	14,320
Additions	—	142
Repayments	(483)	(2,409)
Loans to individuals who are no longer officers or directors	—	(8,261)

Ending balance	$3,309	3,792

Other significant related party transactions are as follows (in thousands):

	At or During the Year Ended December 31,
	2011	2010
Deposits from related parties at year end	$1,179	1,056

Premiums paid on insurance policies through a related party insurance agency	$1,036	1,193

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(13) Stock Options

The Company sponsors a 2005, 2008 and a 2010 Stock Option Plan (the “Option Plans”) under which certain key officers and employees of the Company have been granted incentive stock options to purchase the Company’s common stock. The expiration of the options range from thirty days from the date they become fully vested to the tenth anniversary of the date of grant. The options vest over periods up to ten years. At December 31, 2011, 14,015 options remain available for grant.

There were no options granted in 2011. The fair value of each option granted during 2010 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	2.22%
Expected dividend yield	—
Expected stock volatility	9.9%
Expected life in years	6.5
Per share grant-date fair value of options issued during the year	$.01

The Company used the guidance in Staff Accounting Bulletin No. 107 to determine the estimated life of options issued subsequent to the adoption of ASC 718. Expected volatility is based on volatility of similar companies. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payments.

A summary of stock option transactions follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2009	21,050	$523.79
Granted	17,985	50.00
Cancelled	(1,750)	425.00
Forfeited	(17,695)	503.61

Outstanding at December 31, 2010	19,590	115.88
Cancelled	(150)	538.18
Forfeited	(555)	835.74

Outstanding at December 31, 2011	18,885	$91.37	8.19 years

Exercisable at December 31, 2011	4,101	$145.85	7.61 years

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(13) Stock Options, Continued

There were no options exercised during 2011 and 2010. The total fair value of shares vested and recognized as compensation expense was $119,000 and $120,000 during the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, the Company had 14,784 stock options not fully vested and there was $429,000 of total unrecognized compensation cost related to these nonvested options. The cost is expected to be recognized over a weighted-average period of 3.6 years.

As part of the Option Plans, participants have the option to receive shares of the Company’s common stock in an amount equal to the excess of current market value of the stock over the option’s exercise price. This “cashless-exercise” option requires the Company to record compensation expense as the value of the underlying stock increases on options expected to be settled through this “cashless exercise” option. No options holders had elected the “cashless-exercise” option during the years ended December 31, 2011 and 2010.

(14) Other Employee Benefit Plans

The Company sponsors a 401(k) Profit Sharing Plan (“Plan”) for all employees who have attained age eighteen with at least one month of service. In general, the Company contributes 50% of the first 6% contributed to the Plan by the participant. The Company incurred costs related to the Plan of approximately $137,000 and $136,000 for the years ended December 31, 2011 and 2010, respectively.

(15) Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the Federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(15) Regulatory Matters, Continued

As of December 31, 2011, the Holding Company has failed to maintain the minimum regulatory capital. Therefore, the Federal Reserve considers the Holding Company to be under capitalized. Absent clear extenuating circumstances, the Federal Reserve will require the Holding Company to submit a comprehensive capital plan that includes a program for achieving compliance with the required minimum ratios within a reasonable time period. The Federal Reserve may institute appropriate supervisory and/or administrative enforcement action, which may include the issuance of a capital directive or denial of applications, unless a capital plan acceptable to the Federal Reserve has been adopted by the Holding Company.

As of December 31, 2011, the Bank is subject to a Consent Order issued by the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulation, and accordingly is deemed to be “adequately capitalized” even though its capital ratios exceed those generally required to be a “well capitalized” bank. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands).

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
December 31, 2011:
Total Capital to risk weighted assets:
Company	$13,652	2.67%	$40,850	8.00%	—	—
Bank	58,224	11.44	40,724	8.00	$50,905	10.00%
Tier I Capital to risk weighted assets:
Company	6,826	1.34	20,425	4.00	—	—
Bank	47,781	9.39	20,362	4.00	30,543	6.00
Tier I Capital to average assets:
Company	6,826	0.88	31,128	4.00	—	—
Bank	47,781	6.18	30,929	4.00	38,661	5.00
December 31, 2010:
Total Capital to risk weighted assets:
Company	27,770	4.62	48,128	8.00	N/A	—
Bank	60,362	10.16	47,512	8.00	59,390	10.00
Tier I Capital to risk weighted assets:
Company	13,885	2.31	24,064	4.00	N/A	—
Bank	47,794	8.05	23,756	4.00	35,634	6.00
Tier I Capital to average assets:
Company	13,885	1.67	33,323	4.00	N/A	—
Bank	47,794	5.77	33,115	4.00	41,394	5.00

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

On June 28, 2010, the Bank entered into a Consent Order with the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulation (collectively referred to as “Supervisory Authorities”). Among other things, the Consent Order requires the Board of Directors to cause the Bank to comply with the following: continue Board of Director participation in the affairs of the Bank, maintain qualified management, maintain minimum capital ratios as follows: leverage ratio of 8% and risk-weighted ratios of 12%, review its written asset/liability management policy, reduce classified assets, submit a written plan for expenses and profitability, continue to review and determine the adequacy of the allowance for loan and lease losses and not declare or pay any dividends, bonuses or interest and principal on subordinated debentures without written approval of the Supervisory Authorities.

On July 26, 2010, the Company entered into a Written Agreement with the Federal Reserve Bank of Atlanta (referred to as “Reserve Bank”). Among other things, the Written Agreement requires the Board of Directors to cause the Company to comply with the following: utilize the Company’s financial and managerial resources and to serve as a source of strength to the Bank, not declare or pay any dividends or interest and principal on subordinated debentures without the prior written approval of the Reserve Bank, not incur, increase or guarantee any debt without the prior written approval of the Reserve Bank, submit a written plan to maintain sufficient capital on a consolidated statement, submit a written statement of the Company’s planned sources and uses of cash for operating expenses and other purposes and not purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Management believes the Company to be in substantial compliance with the Consent Order and the Written Agreement with the exception of the required capital levels. Management intends to vigorously seek full compliance with all the provisions of the Consent Order and Written Agreement. Management does not believe that the Consent Order or Written Agreement will have a material impact on the Company’s financial statements.

(16) Dividend Restrictions

The Company is limited in the amount of cash dividends that may be paid by the amount the Bank may pay to the Holding Company. The amount of cash dividends that may be paid by the Bank is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice. At December 31, 2011, the Bank and Holding Company could not pay cash dividends without written approval of the Supervisory Authorities and Reserve Bank.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(17) Fair Value of Financial Instruments

The approximate carrying amounts and estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At December 31,
	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$41,336	41,336	62,066	62,066
Securities	176,558	176,558	134,147	134,147
Loans, net	470,451	490,739	536,360	553,358
Federal Home Loan Bank stock	8,902	8,902	9,403	9,403
Accrued interest receivable	2,681	2,681	2,747	2,462
Mortgage servicing rights, net	185	185	311	311
Financial liabilities:
Deposits	532,149	533,071	588,794	590,132
Federal Home Loan Bank advances	165,000	182,561	165,000	180,350
Other borrowings	31,984	31,984	35,430	35,430
Junior subordinated debentures	30,415	30,415	30,415	30,415
Accrued interest payable	5,849	5,849	5,081	5,081
Off-balance-sheet financial instruments	—	—	—	—

(18) Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, construction loans in process, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for available lines of credit, construction loans in process and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(18) Off-Balance-Sheet Financial Instruments, Continued

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Standby letters of credit and commitments to extend credit typically result in loans with a market interest rate when funded.

A summary of the contractual amounts of the Company’s financial instruments with off-balance-sheet risk follows (in thousands):

	At December 31,
	2011	2010
Commitments to extend credit	$8,636	8,692

Construction loans in process	$2,743	4,035

Unused lines of credit	$19,594	25,021

Standby letters of credit	$182	169

(19) Legal Contingencies

Various legal claims also arise from time to time in the normal course of business. In the opinion of management of the Company, none have occurred that will have a material effect on the Company’s consolidated financial statements.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Only Financial Statements

Condensed unconsolidated financial statements of the Holding Company are presented below (in thousands):

Condensed Balance Sheets

	At December 31,
	2011	2010
Assets
Cash	$697	708
Securities available for sale	14	22
Accrued interest receivable	106	65
Investment in subsidiaries	60,915	57,334
Deferred tax asset	3,036	2,347
Other assets	1,315	5,105

Total	$66,083	65,581

Liabilities and Stockholders’ Equity
Borrowings	15,000	15,000
Junior subordinated debentures	30,415	30,415
Accrued interest payable	3,903	2,242
Other liabilities	14	14
Stockholders’ equity	16,751	17,910

Total	$66,083	65,581

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Only Financial Statements, Continued

Condensed Statements of Operations

	Year Ended December 31,
	2011	2010
Interest expense	$1,661	1,504

Net interest expense	1,661	1,504
Other income	41	35
Other-than-temporary impairment on other assets	(3,600)	—
Other expenses	320	238

Loss before earnings (loss) of subsidiaries	(5,540)	(1,707)
Earnings (loss) of subsidiaries	23	(5,984)

Income tax benefit	685	783

Net loss	$(4,832)	(6,908)

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Only Financial Statements, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(4,832)	(6,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in (earnings) loss of subsidiaries	(23)	5,984
Increase in deferred tax asset	(685)	(783)
Net decrease (increase) in accrued interest receivable and other assets	3,749	(225)
Net increase in accrued interest payable and other liabilities	1,661	1,264
Stock compensation expense	119	120
Net cash used in operating activities	(11)	(548)

Cash flows from investing activities:
Investment in subsidiaries	—	(1,080)
Dividends received from subsidiaries	—	680

Net cash used in investing activities	—	(400)

Net decrease in cash	(11)	(948)
Cash at beginning of year	708	1,656

Cash at end of year	$697	708

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(21) Consolidating Financial Statements

Consolidating Balance Sheet

At December 31, 2011

(In thousands)

	The Prosperity Banking Company	Prosperity Bank	Prosperity Land Holdings, LLC	Eliminations		Consolidated
Assets
Cash and cash equivalents	$697	41,336	370	(1,067	)(b)	41,336
Securities available for sale	14	176,544	—	—		176,558
Loans, net	—	470,451	—	—		470,451
Premises and equipment, net	—	41,435	—	—		41,435
Federal Home Loan Bank stock	—	8,902	—	—		8,902
Accrued interest receivable	106	2,575	—			2,681
Investment in subsidiaries	60,915	—	—	(60,915	)(a)	—
Deferred tax asset	3,036	13,235	—	—		16,271
Mortgage servicing rights, net	—	185	—	—		185
Foreclosed assets	—	18,921	—	—		18,921
Other assets	1,315	5,687	—	—		7,002

Total	$66,083	779,271	370	(61,982)		783,742

Liabilities and Stockholders’ Equity
Deposits	—	533,216	—	(1,067	)(b)	532,149
Federal Home Loan Bank advance	—	165,000	—	—		165,000
Other borrowings	15,000	16,984	—	—		31,984
Junior subordinated debentures	30,415	—	—	—		30,415
Accrued interest payable	3,903	1,946	—	—		5,849
Other liabilities	14	1,580	—	—		1,594
Stockholders’ equity	16,751	60,545	370	(60,915	)(a)	16,751

Total	$66,083	779,271	370	(61,982)		783,742

(a)	To eliminate investment in subsidiaries
(b)	To eliminate intercompany cash balances

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(21) Consolidating Financial Statements, Continued

Consolidating Statement of Operations

Year Ended December 31, 2011

(In thousands)

	The Prosperity Banking Company	Prosperity Bank	Prosperity Land Holdings, LLC	Eliminations		Consolidated
Interest income:
Loans	$—	29,710	—	—		29,710
Securities	—	5,179	—	—		5,179
Other	—	85	—	—		85

Total interest income	—	34,974	—	—		34,974

Interest expense:
Deposits	—	2,951	—	—		2,951
Other borrowings	1,661	5,789	—	—		7,450

Total interest expense	1,661	8,740	—	—		10,401

Net interest (expense) income	(1,661)	26,234	—	—		24,573
Provision for loan losses	—	5,261	—	—		5,261

Net interest (expense) income after provision for loan losses	(1,661)	20,973	—	—		19,312

Noninterest income:
Fees and service charges on deposit accounts	—	7,817	—	—		7,817
Gain on sale of loans held for sale	—	648	—	—		648
Gain on sale of securities available for sale	—	291	—	—		291
Loss on sale of foreclosed assets	—	(2,140)	—	—		(2,140)
Write-down of foreclosed assets	—	(3,715)	—	—		(3,715)
Other	41	568	—	—		609
Other-than-temporary impairment on other assets	(3,600)	—	—	—		(3,600)
Earnings of subsidiaries	23	—	—	(23	) (a)	—

Total noninterest (expense) income	(3,536)	3,469	—	(23)		(90)

Noninterest expenses:
Salaries and employee benefits	119	10,773	—	—		10,892
Occupancy and equipment	—	3,865	—	—		3,865
Professional fees	198	2,255	—	—		2,453
Telephone	—	615	—	—		615
Data processing	—	788	—	—		788
ATM fees	—	788	—	—		788
Expenses of foreclosed assets	—	796	—	—		796
Regulatory assessments	—	1,968	—	—		1,968
Other	3	2,685	—	—		2,688

Total noninterest expenses	320	24,533	—	—		24,853

Income tax benefit	(685)	(114)	—	—		(799)

Net loss	$(4,832)	23	—	(23)		(4,832)

(a)	To eliminate earnings of subsidiaries.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands) (Unaudited)

	At March 31,	At December 31,
	2013	2012
Assets

Cash and Due From Banks	$6,437	$6,033
Interest-earning deposits	25,338	28,286

Total cash and cash equivalents	31,775	34,319

Securities available for sale	186,952	169,462
Loans, net of allowance for loan losses of $7,945 and $8,204	462,640	455,479
Premises and equipment, net	37,287	37,540
Federal Home Loan Bank stock	8,354	8,639
Accrued interest receivable	2,498	2,306
Deferred tax asset	17,824	17,164
Mortgage servicing rights, net	130	147
Foreclosed Assets	8,315	11,024
Other Assets	5,229	5,628

Total Assets	$761,005	$741,708

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing deposits	155,263	132,971
Savings, NOW and money-market deposits	203,571	205,157
Time Deposits	139,501	139,241

Total Deposits	498,335	477,369

Federal Home Loan Bank Advances	165,000	165,000
Other borrowings	40,553	41,780
Junior subordinated debentures	30,415	30,415
Accrued interest payable	7,405	7,177
Other liabilities	2,393	2,002

Total Liabilities	744,101	723,743

Stockholders’ equity:
Nonvoting common stock, $.01 par value, 57,000,000 shares authorized, none issued or outstanding	—	—
Voting common stock, $.01 par value, 3,000,000 shares authorized, 377,960 issued and outstanding	4	4
Additional paid-in capital	16,403	16,373
Retained Earnings	1,656	2,297
Accumulated other comprehensive loss	(1,159)	(709)

Total stockholders’ equity	16,904	17,965

Total liabilities and stockholders’ equity	$761,005	$741,708

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except per share amounts) (Unaudited)

	March 31, 2013	March 31, 2012
Interest Income:
Loans	$6,065	$6,815
Securities	838	1,130
Other	10	16

Total interest income	6,913	7,961

Interest Expense:
Deposits	295	521
Other borrowings	1,638	1,834

Total interest expense	1,933	2,355

Net Interest Income	4,980	5,606
Provision for loan losses	1,257	275

Net interest income after provision for loan losses	3,723	5,331

Noninterest income:
Fees and service charges on deposit accounts	1,510	1,716
Loss on sale of securities available for sale	(71)	74
Loss on sale of foreclosed assets	(925)	(691)
Write-downs of foreclosed assets	(194)	(802)
Other	133	182

Total noninterest income	453	479

Noninterest expenses:
Salaries and employee benefits	2,371	2,718
Occupancy and equipment	771	949
Professional fees	188	200
Telephone	143	158
Data processing	190	189
ATM fees	207	203
Expenses of foreclosed assets	35	107
Regulatory assessments	423	464
Other	877	910

Total noninterest expenses	5,205	5,898

(Loss) before income tax benefit	(1,029)	(88)
Income tax benefit	(388)	(922)

Net (loss) earnings	$(641)	$834

Basic (loss) earnings per common share	$(1.69)	$2.21

Diluted (loss) earnings per common share	$(1.69)	$2.21

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

($ in thousands) (Unaudited)

	Quarter Ended March 31,
	2013	2012
Net (loss) earnings	$(641)	$834

Other comprehensive loss:
Change in unrealized loss on investments:
Unrealized loss arising during the year	(792)	(184)
Reclassification adjustment for realized losses (gains)	71	(74)

Net change in unrealized loss	(721)	(258)

Deferred income taxes on above change	271	97

Total other comprehensive loss	(450)	(161)

Comprehensive (loss) income	$(1,091)	$673

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

($ in thousands) (Unaudited)

					Accumulated
	Voting		Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive
Description	Shares	Amount	Capital	Earnings	Loss	Total

Balance at December 31, 2011	377,960	$4	16,254	1,129	(636)	16,751

Net earnings	—	—	—	834	—	834

Change in net unrealized loss on securities available for sale, net of taxes	—	—	—	—	(161)	(161)

Stock compensation expense	—	—	30	—	—	30

Balance at March 31, 2012	377,960	$4	16,284	1,963	(797)	17,454

Balance at December 31, 2012	377,960	$4	16,373	2,297	(709)	17,965

Net loss	—	—	—	(641)	—	(641)

Change in net unrealized loss on securities available for sale, net of taxes	—	—	—	—	(450)	(450)

Stock compensation expense	—	—	30	—	—	30

Balance at March 31, 2013	377,960	$4	16,403	1,656	(1,159)	16,904

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Consolidated Statement of Cash Flows

($ in thousands) (Unaudited)

	Three months ended March 31,
	2013	2012
Cash flows from Operating Activities
Net (Loss) Earnings	$(641)	$834
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	388	469
Provision for loan losses	1,257	275
Deferred income tax benefit	(388)	(1,031)
Amortization of core deposit intangible	16	15
Amortization of deferred loan origination fees and costs	24	36
Amortization of premiums and discounts on securities	772	646
Amortization of mortgage servicing rights	17	9
Write-down of foreclosed assets	194	805
Loss on sale of foreclosed assets	925	701
Net loss (gain) on sale of securities available for sale	71	(74)
Net decrease in accrued interest receivable and other assets	190	157
Net increase in accrued interest payable and other liabilities	619	796
Stock compensation expense	30	30

Net cash provided by operating activities	3,474	3,668

Cash flows from investing activities
Purchases of securities available for sale	(65,533)	(33,246)
Proceeds from sales, maturities, and principal repayments of securities available for sale	46,479	14,485
Net increase in loans	(9,724)	(3,260)
Redemption of Federal Home Loan Bank stock	285	—
Purchases of premises and equipment	(135)	(173)
Capital improvements on foreclosed assets	—	(15)
Net proceeds from sales of foreclosed assets	2,871	1,854

Net cash used in investing activities	(25,757)	(20,355)

Cash flows from financing activities
Net increase in deposits	20,966	17,336
Net (decrease) increase in other borrowings	(1,227)	2,007

Net cash provided by financing activities	19,739	19,343

Net (decrease) increase in cash and cash equivalents	(2,544)	2,656

Cash and cash equivalents at beginning of period	34,319	41,336

Cash and cash equivalents at March 31, 2013 and 2012	$31,775	$43,997

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

March 31, 2013

(Unaudited)

(1) Summary of Significant Accounting Policies

General. The Prosperity Banking Company (the “Holding Company”) is a one-bank holding company. The Holding Company’s wholly-owned subsidiaries are Prosperity Bank (the “Bank”) and Prosperity Land Holdings, LLC (“PLH”). The Bank is state-(Florida) chartered and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individuals and businesses through twelve banking offices located in St. Johns, Duval, Flagler, Bay, Putnam and Volusia Counties, Florida. PLH was organized to facilitate certain land acquisition transactions.

Basis of Presentation. The consolidated financial statements include the accounts of the Holding Company, the Bank and PLH (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, the financial statements do not include all of the information and footnotes required by GAAP for complete financial statement presentation. The interim consolidated financial statements included herein are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods presented. The results of operations for the periods ended March 31, 2013 and 2012 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto and the independent auditors’ report included in the Company’s audited consolidated financial statements for the year ended December 31, 2012. The following summarizes the more significant of these policies and practices.

Use of Estimates. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred tax assets, the valuation of foreclosed assets and the determination of whether an investment security is other-than-temporarily impaired.

Subsequent Events. On May 1, 2013, the Company announced the signing of a definitive merger agreement under which the Company will be acquired by Ameris Bancorp, the parent company of Ameris Bank. Upon completion of the Holding Company merger, the Bank will be merged with and into Ameris Bank. Under the terms of the merger agreement, shareholders will have the option to elect to receive either 3.125 shares of Ameris Bancorp common stock or $41.50 in cash for each share of common stock, subject to the requirement that no more than 50% of the overall consideration will be in the form of cash. The transaction is expected to close in the third quarter of 2013 and is subject to customary closing conditions, regulatory approvals and approval by the shareholders.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued.

Securities. The fair values of securities are based on the framework for measuring fair value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for collateral dependent impaired loans are based on the framework for measuring fair value.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is its redemption value, which is its cost of $100 per share.

Accrued Interest Receivable and Payable. The carrying amounts of accrued interest approximate their fair values.

Mortgage Servicing Rights. The fair value of mortgage servicing rights is based on the framework for measuring fair value.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Federal Home Loan Bank Advances. Fair values are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior Subordinated debentures. The junior subordinated debentures are only transferrable in the case of a merger, therefore, the fair value is estimated to be their settlement value which approximates par.

Other Borrowings. The carrying amounts of other borrowings approximate fair value.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(1) Summary of Significant Accounting Policies, Continued

Comprehensive Income (Loss). Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net earnings (loss), are components of comprehensive income (loss).

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Value Measurements, Continued.

Impaired Loans and Foreclosed Assets. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans and foreclosed assets are classified as Level 3.

Mortgage Servicing Rights. Mortgage servicing rights (“MSRs”) do not trade in an active, open market with readily observable prices. While sales of MSRs do occur, the precise terms and conditions typically are not readily available. Accordingly, the Company estimates the fair value of MSRs using discounted cash flow (“DCF”) models.

For MSRs, the Company uses an option adjusted spread (“OAS”) valuation model in conjunction with the Company proprietary prepayment model to project MSR cash flows over multiple interest rate scenarios, which are then discounted at risk-adjusted rates to estimate an expected fair value of the MSRs. The OAS model considers portfolio characteristics, contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, costs to service and other economic factors. Due to the nature of the valuation inputs, MSRs are classified as Level 3.

Recent Pronouncements. In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220). The amendments in this update remove the option to present the components of other comprehensive income as part of the consolidated statements of stockholders’ equity. ASU No. 2011-05 was effective for annual periods, beginning on January 1, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Reclassifications. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(2) Securities

The amortized cost of securities available for sale and their fair value are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At March 31, 2013:
Mortgage-backed securities	$170,520	2,415	(246)	172,689
Collateralized mortgage obligations	13,758	245	—	14,003
Trust preferred securities	4,460	—	(4,390)	70
Corporate stock	70	120	—	190

	$188,808	2,780	(4,636)	186,952

At December 31, 2012:
Mortgage-backed securities	151,934	2,850	(68)	154,716
Collateralized mortgage obligations	14,178	298	(47)	14,429
Trust preferred securities	4,417	—	(4,270)	147
Corporate stock	70	100	—	170

	$170,599	3,248	(4,385)	169,462

The following summarizes sales of securities available for sale (in thousands):

	Three Months Ended March 31,
	2013	2012
Proceeds received from sales	$36,683	5,626

Gross gains	95	74
Gross losses	(166)	—

Net (losses) gains from sale of securities	$(71)	74

Carrying value of securities pledged to secure Federal Home Loan Bank advances, other borrowings, public deposits or for other purposes required or permitted by law, at period end	$138,156	128,477

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(2) Securities, Continued

Information pertaining to securities with gross unrealized losses at March 31, 2013, December 31, 2012 and March 31, 2012, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (in thousands):

	Less Than Twelve Months		Twelve Months or Over
	Gross Unrealized Losses	Approximate Fair Value	Gross Unrealized Losses	Approximate Fair Value
As of March 31, 2013:
Mortgage-backed securities	$(246)	39,253	—	—
Trust preferred securities	—	—	(4,390)	70

Total	$(246)	39,253	(4,390)	70

	Less Than Twelve Months		Twelve Months or Over
	Gross Unrealized Losses	Approximate Fair Value	Gross Unrealized Losses	Approximate Fair Value
As of December 31, 2012:
Mortgage-backed securities	$(68)	62,996	—	—
Collateralized mortgage obligations	(47)	1,918	—	—
Trust preferred securities	—	—	(4,270)	147

Total	$(115)	64,914	(4,270)	147

	Less Than Twelve Months		Twelve Months or Over
	Gross Unrealized Losses	Approximate Fair Value	Gross Unrealized Losses	Approximate Fair Value
As of March 31, 2012:
Mortgage-backed securities	$(319)	33,483	—	—
Collateralized mortgage obligations	(30)	6,718	—	—
Trust preferred securities	—	—	(4,187)	92

Total	$(349)	40,201	(4,187)	92

There were no other-than-temporary impairments recognized on trust preferred securities during the periods ended March 31, 2013 and 2012. However, cumulative OTTI losses recognized in previous years total $5,522,000.

Management will continue to evaluate the investment ratings in the securities portfolio, severity in pricing declines, market price quotes along with timing and receipt of amounts contractually due. Based upon these and other factors, the securities portfolio may experience further impairment.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(2) Securities, Continued

The unrealized losses with respect to mortgage-backed securities, collateralized mortgage obligations and trust preferred securities that are not deemed other-than-temporarily impaired are considered by management to be principally attributable to changes in market interest rates, and not to credit risk or deterioration on the part of the issuer. Since the Company has the intent and ability to hold their investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3) Loans

Loans are summarized as follows (in thousands):

	March 31, 2013	December 31, 2012
Residential real estate	$199,083	192,476
Commercial real estate	199,711	199,890
Construction and land development	32,957	34,158
Commercial	31,150	28,848
Consumer and other	7,145	7,998

Total loans	470,046	463,370

Allowance for loan losses	(7,945)	(8,204)
Net deferred loan costs	539	313

Loans, net	$462,640	455,479

The Company has divided the loan portfolio into five portfolio segments and classes, each with different risk characteristics and methodologies for assessing risk. The portfolio segments and classes are identified by the Company as follows:

Residential Real Estate Loans. The Company originates adjustable-rate and fixed-rate, residential real estate loans for the construction, purchase or refinancing of a mortgage. These loans are collateralized by owner-occupied properties located in the Company’s market area. Residential real estate loans are underwritten in accordance with polices set forth and approved by the Company’s board of directors. Such standards include repayment capacity and source, value of the underlying property, credit history stability.

Commercial Real Estate Loans. Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans are secured by first liens on office buildings, apartments, farms, retail and mixed-use properties, churches, warehouses and restaurants located within the market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

Construction and Land Development Loans. Construction loans consist of loans to builders and commercial borrowers and, to a limited extent, loans to individuals for the construction of their primary residences. These loans are categorized as construction and land development loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction and land development loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. The funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. To the extent construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project.

Commercial. Commercial loans consist of loans to small- and medium-sized companies in the Company’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Primarily all of the Company’s commercial loans are secured loans, along with a small amount of unsecured loans. The Company’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory and equipment. Commercial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business. The Company seeks to minimize these risks through our underwriting standards.

Consumer and Other. Consumer loans mainly consist of variable-rate and fixed-rate home equity lines-of-credit secured by a lien on the borrower’s primary residence. Most of the Company’s consumer loans share approximately the same level of risk as residential mortgages.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

An analysis of the change in allowance for loan losses follows (in thousands):

	Residential Real Estate	Commercial Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total
Quarter Ended March 31, 2013:
Beginning balance	$4,080	979	2,561	488	96	8,204
Provision for loan losses	905	97	245	(18)	28	1,257
Charge-offs	(924)	(102)	(540)	(28)	(166)	(1,760)
Recoveries	21	46	43	3	131	244

Ending balance	$4,082	1,020	2,309	445	89	7,945

Individually evaluated for impairment:
Recorded investment	$8,873	6,325	8,337	150	115	23,800

Balance in allowance for loan losses	$1,087	474	926	135	1	2,623

Collectively evaluated for impairment:
Recorded investment	$190,210	193,386	24,620	31,000	7,030	446,246

Balance in allowance for loan losses	$2,995	546	1,383	310	88	5,322

Year Ended December 31, 2012:
Beginning balance	6,417	686	2,973	678	198	10,952
Provision for loan losses	147	1,386	1,647	91	312	3,583
Charge-offs	(2,692)	(1,178)	(2,188)	(393)	(836)	(7,287)
Recoveries	208	85	129	112	422	956

Ending balance	$4,080	979	2,561	488	96	8,204

Individually evaluated for impairment:
Recorded investment	$8,418	6,431	9,336	150	101	24,436

Balance in allowance for loan losses	$1,134	436	1,003	136	2	2,711

Collectively evaluated for impairment:
Recorded investment	$184,058	193,459	24,822	28,698	7,897	438,934

Balance in allowance for loan losses	$2,946	543	1,558	352	94	5,493

Quarter Ended March 31, 2012:
Beginning balance	$6,417	686	2,973	678	198	10,952
Provision for loan losses	(654)	279	701	(97)	46	275
Charge-offs	(521)	(106)	(895)	(14)	(244)	(1,780)
Recoveries	83	41	49	52	169	394

Ending balance	$5,325	900	2,828	619	169	9,841

Individually evaluated for impairment:
Recorded investment	$9,820	4,004	9,331	205	130	23,490

Balance in allowance for loan losses	$1,054	491	766	191	15	2,517

Collectively evaluated for impairment:
Recorded investment	$182,733	208,685	29,440	29,097	9,253	459,208

Balance in allowance for loan losses	$4,271	409	2,062	428	154	7,324

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Residential Real Estate	Commercial Real Estate	Construction and Land Development	Commercial	Consumer and Other	Total
Credit Risk Profile by Internally Assigned Grade:
At March 31, 2013:
Grade:
Pass	$167,400	167,595	19,819	30,289	6,586	391,689
Special mention	13,960	13,224	2,930	417	269	30,800
Substandard	17,723	18,892	10,208	444	290	47,557
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$199,083	199,711	32,957	31,150	7,145	470,046

At December 31, 2012:
Grade:
Pass	$161,584	169,115	19,674	28,032	7,341	385,746
Special mention	14,350	12,387	3,171	311	379	30,598
Substandard	16,542	18,388	11,313	505	278	47,026
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$192,476	199,890	34,158	28,848	7,998	463,370

At March 31, 2012:
Grade:
Pass	$158,921	174,935	21,829	27,972	8,483	392,140
Special mention	12,031	13,784	4,352	847	410	31,424
Substandard	21,601	23,970	12,590	427	490	59,078
Doubtful	—	—	—	56	—	56
Loss	—	—	—	—	—	—

Total	$192,553	212,689	38,771	29,302	9,383	482,698

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

Pass – A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard – A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful – A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At March 31, 2013:
Residential real estate	$3,039	581	—	3,620	189,943	5,520	199,083
Commercial real estate	1,018	154	—	1,172	196,096	2,443	199,711
Construction and land development	320	—	—	320	29,575	3,062	32,957
Commercial	290	61	—	351	30,799	—	31,150
Consumer and other	78	50	—	128	7,006	11	7,145

Total	$4,745	846	—	5,591	453,419	11,036	470,046

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2012:
Residential real estate	$5,431	3,828	—	9,259	178,803	4,414	192,476
Commercial real estate	1,349	1,179	—	2,528	195,162	2,200	199,890
Construction and land development	840	193	—	1,033	28,218	4,907	34,158
Commercial	55	12	—	67	28,781	—	28,848
Consumer and other	220	21	—	241	7,735	22	7,998

Total	$7,895	5,233	—	13,128	438,699	11,543	463,370

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At March 31, 2012:
Residential real estate	$1,603	1,094	—	2,697	186,221	3,635	192,553
Commercial real estate	143	3,411	—	3,554	208,472	663	212,689
Construction and land development	235	—	—	235	34,254	4,282	38,771
Commercial	—	3	—	3	29,243	56	29,302
Consumer and other	64	61	—	125	9,131	127	9,383

Total	$2,045	4,569	—	6,614	467,321	8,763	482,698

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
	Recorded Investment	Unpaid Contractual Principal Balance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
At March 31, 2013:
Residential real estate	$3,888	5,469	4,985	5,034	1,087	8,873	10,503	1,087
Commercial real estate	2,187	2,468	4,138	4,138	474	6,325	6,606	474
Construction and land development	5,303	7,858	3,034	3,058	926	8,337	10,916	926
Commercial	—	—	150	150	135	150	150	135
Consumer and other	107	107	8	8	1	115	115	1

	$11,485	15,902	12,315	12,388	2,623	23,800	28,290	2,623

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

At December 31, 2012:
Residential real estate	$3,181	4,166	5,237	5,237	1,134	8,418	9,403	1,134
Commercial real estate	1,372	1,705	5,059	5,059	436	6,431	6,764	436
Construction and land development	5,579	7,894	3,757	4,086	1,003	9,336	11,980	1,003
Commercial	—	—	150	150	136	150	150	136
Consumer and other	86	86	15	15	2	101	101	2

	$10,218	13,851	14,218	14,547	2,711	24,436	28,398	2,711

At March 31, 2012:
Residential real estate	$5,315	6,860	4,505	4,647	1,054	9,820	11,507	1,054
Commercial real estate	2,773	2,964	1,231	1,231	491	4,004	4,195	491
Construction and land development	6,283	8,343	3,048	3,525	766	9,331	11,868	766
Commercial	—	—	205	205	191	205	205	191
Consumer and other	20	20	110	110	15	130	130	15

	$14,391	18,187	9,099	9,718	2,517	23,490	27,905	2,517

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Quarter Ended March 31, 2013:
Residential real estate	$7,899	39	91
Commercial real estate	5,664	48	56
Construction and land development	8,839	44	63
Commercial	15	1	2
Consumer and other	120	1	4

	$22,537	133	216

Year Ended December 31, 2012:
Residential real estate	$7,678	221	335
Commercial real estate	4,083	155	150
Construction and land development	8,197	181	237
Commercial	24	6	6
Consumer and other	143	4	9

	$20,125	567	737

Quarter Ended March 31, 2012:
Residential real estate	$8,989	61	98
Commercial real estate	3,303	39	36
Construction and land development	8,950	56	71
Commercial	19	1	2
Consumer and other	123	0	2

	$21,384	157	209

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

The following is a summary of loans determined to be troubled debt restructuring during the periods ended March 31, 2013, December 31, 2012 and March 31, 2012 (dollars in thousands):

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Period Ended March 31, 2013:
Residential real estate:
Modified interest rate and amortization	1	251	251
Consumer and other-
Modified amortization	1	21	21
Modified interest rate	1	11	11

	3	$283	283

Year Ended December 31, 2012:
Residential real estate:
Modified interest rates	1	$165	165
Modified interest rate and amortization	6	1,151	1,736
Modified principal	2	419	270
Commercial real estate:
Modified interest rates	1	713	713
Modified interest rate and amortization	5	2,875	2,875
Modified principal	2	1,154	660
Construction and land development:
Modified interest rate and amortization	5	1,386	1,386
Modified principal	1	701	450
Consumer and other-
Modified interest rate	1	90	90

	24	$8,654	8,345

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

Period Ended March 31, 2012:
Residential real estate:
Modified interest rate and amortization	2	177	256
Construction and land development:
Modified interest rate and amortization	3	977	977
Consumer and other:
Modified interest rate	1	90	90

	6	$1,244	1,323

The allowance for loan losses on residential real estate, commercial real estate, construction and land development, commercial and consumer and other loans that have been restructured and are considered trouble debt restructurings (“TDR”) is included in the Company’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. TDR’s that have subsequently defaulted are considered collateral-dependent.

	Number of Contracts	Recorded Investment
Troubled debt restructurings that subsequently defaulted which were restructured during the last twelve months (dollars in thousands)-

Year Ended December 31, 2012:
Residential real estate	1	$369
Construction and land development	2	415

	3	$784

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(3) Loans, Continued

Loans serviced for other entities are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans were approximately $28.2 million and $31.9 million at March 31, 2013 and December 31, 2012, respectively. Loan servicing income, net of amortization of mortgage servicing rights, was $8,000 and $24,000 for the periods ended March 31, 2013 and 2012, respectively, and is included in other noninterest income on the consolidated statements of operations.

The balance of capitalized servicing rights at March 31, 2013 and December 31, 2012 was $130,000 and $147,000, respectively. The fair value of servicing rights was determined from a third-party valuation as of December 31, 2012 using discount rates ranging from 8% to 10% and prepayment speeds ranging from 17.46% to 25.68%, depending upon the stratification of the specific right.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (in thousands):

	March 31, 2013	December 31, 2012
Mortgage servicing rights capitalized	$—	—
Mortgage servicing rights amortized	$17	38
Valuation allowances	$—	—

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(4) Federal Home Loan Bank Advances

Federal Home Loan Bank (“FHLB”) advances are as follows (in thousands):

Maturing in Year Ending December 31,	Interest Rate		At March, 31 2013	At December 31, 2012
2015	2.54%		$5,000	5,000
2015	2.75%		25,000	25,000
2015	2.54%		25,000	25,000
2016	3.05%		10,000	10,000
2016	2.30%		25,000	25,000
2018	4.04	%(b)	15,000	15,000
2018	4.00	%(b)	25,000	25,000
2018	3.86	%(b)	10,000	10,000
2018	3.97	%(b)	25,000	25,000

			$165,000	165,000

(b)	Callable quarterly.

The advances are collateralized by the Company’s FHLB stock, mortgage-backed securities and qualifying residential and commercial real estate mortgages pledged as collateral under a blanket floating lien agreement. As of March 31, 2013 and December 31, 2012, the Company had $20 million and $20 million, respectively, available on their line with the FHLB.

(5) Other Borrowings

The Company offers retail repurchase agreements to its customers that sweep funds from deposit accounts to investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for borrowings under these agreements. The Company pledged securities with carrying values of approximately $30.5 million and $22.7 million at March 31, 2013 and December 31, 2012, respectively, as collateral for these agreements.

During 2006, the Company issued subordinated debt for Tier II capital. The debentures have a ten year term and mature in 2016. Interest is paid quarterly. The amount of subordinated debt qualifying for Tier II treatment is reduced by 20% in each year of the last five years of the debenture term.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(5) Other Borrowings, Continued

Provisions of a Consent Order issued by the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation, effective June 28, 2010, prevent the Bank from making any distributions of interest on subordinated debentures. As such, the Bank did not make the September 2010 and December 2010 quarterly payments or any of the 2011, 2012 or 2013 quarterly payments. Interest payments deferred on the Bank’s subordinated debt totaled $288,000 and $263,000 at March 31, 2013 and December 31, 2012, respectively. In addition, provisions of a Written Agreement issued by the Federal Reserve Bank of Atlanta, effective, July 26, 2010, prevent the Company from making any distributions of interest on subordinated debentures. As such, the Company did not make the December 2010 quarterly payment or any of the 2011, 2012 or 2013 quarterly payments for the holding company subordinated debt. Interest payments deferred on the holding company subordinated debt at March 31, 2013 and December 31, 2012, respectively, totaled $831,000 and $752,000, respectively.

The following summarizes the Company’s other borrowings ($ in thousands).

	Interest Rate	Borrowings Outstanding at		Total Interest Expense For the Period Ended March 31,
Name		Mar 31, 2013	Dec 31, 2012	2013	2012
Retail repurchase agreements	0.17-.21%(a)	$20,553	21,780	8	7
Fed funds purchased	0.94-94%(a)	—	—	—	—
Subordinated debt (holding co.)	90-day LIBOR +1.75%	15,000	15,000	358	316
Subordinated debt (bank)	90-day LIBOR +1.60%	5,000	5,000	26	30

Total		$40,553	41,780	392	353

(a)	Average rate.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(6) Fair Value Measurement

Financial assets measured at fair value on a recurring basis, are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2013:
Mortgage-backed securities	$172,689	—	172,689	—
Collateralized mortgage obligations	14,003	—	14,003	—
Trust preferred securities	70	—	—	70
Corporate stock	190	190	—	—

	$186,952	190	186,692	70

December 31, 2012:
Mortgage-backed securities	$154,716	—	154,716	—
Collateralized mortgage obligations	14,429	—	14,429	—
Trust preferred securities	147	—	—	147
Corporate stock	170	170	—	—

	$169,462	170	169,145	147

March 31, 2012:
Mortgage-backed securities	178,924	—	178,924	—
Collateralized mortgage obligations	15,315	—	15,315	—
Trust preferred securities	92	—	—	92
Corporate stock	158	158	—	—

	$194,489	158	194,239	92

No securities were transferred in or out of Level 1, Level 2 or Level 3 during 2012 and 2013.

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(6) Fair Value Measurement

A reconciliation of all available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods ended March 31, 2013, December 31, 2012 and March 31, 2012 are as follows (in thousands):

Trust Preferred Securities
Balance, December 31, 2012	$147
Total gains or losses (realized/unrealized):
Included in operations	—
Included in other comprehensive loss	(119)
Capitalized interest	42

Balance, March 31, 2013	70

Balance, December 31, 2011	$92
Total gains or losses (realized/unrealized):
Included in operations	—
Included in other comprehensive loss	(129)
Capitalized interest	184

Balance, December 31, 2012	147

Balance, December 31, 2011	$92
Total gains or losses (realized/unrealized):
Included in operations	—
Included in other comprehensive loss	(44)
Capitalized interest	44

Balance, March 31, 2012	92

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(6) Fair Value Measurement

Impaired loans measured at fair value or a nonrecurring basis are as follows (in thousands):

	At Year End					Losses Recorded During the Period
	Fair Value	Level 1	Level 2	Level 3	Total Losses
March 31, 2013:
Residential real estate	7,322	—	—	7,322	2,866	741
Commercial real estate	5,013	—	—	5,013	1,249	—
Construction and land development	5,335	—	—	5,335	3,505	406
Commercial	150	—	—	150	135	—
Consumer and other	8	—	—	8	1	—

	$17,828	—	—	17,828	7,756	1,147

December 31, 2012:
Residential real estate	$5,963	—	—	5,963	2,269	1,537
Commercial real estate	5,834	—	—	5,834	1,263	793
Construction and land development	5,005	—	—	5,005	3,898	1,948
Commercial	13	—	—	13	136	1
Consumer and other	12	—	—	12	2	—

	$16,827	—	—	16,827	7,568	4,279

March 31, 2012:
Residential real estate	6,389	—	—	6,389	2,742	217
Commercial real estate	1,768	—	—	1,768	682	106
Construction and land development	6,761	—	—	6,761	3,303	590
Commercial	205	—	—	205	190	—
Consumer and other	110	—	—	110	15	—

	$15,233	—	—	15,233	6,932	913

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(6) Fair Value Measurement

Foreclosed assets are recorded at fair value less estimated selling costs. Foreclosed assets which are measured at fair value on a nonrecurring basis are as follows (in thousands):

	At Period End					Losses Recorded During the Period
	Fair Value	Level 1	Level 2	Level 3	Total Losses
March 31, 2013-
Foreclosed assets	$8,315	—	—	8,315	4,297	218

December 31, 2012-
Foreclosed assets	$11,024	—	—	11,024	6,349	1,369

March 31, 2012-
Foreclosed assets	$16,064	—	—	16,064	6,080	391

Fair Value of Financial Instruments

The approximate carrying amounts and estimated fair values of the Company’s financial instruments are as follows (in thousands):

	At March 31, 2013		At December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$31,775	31,775	34,319	34,319
Securities	186,952	186,952	169,462	169,462
Loans, net	462,640	479,087	455,479	471,673
Federal Home Loan Bank stock	8,354	8,354	8,639	8,639
Accrued interest receivable	2,498	2,498	2,306	2,306
Mortgage servicing rights, net	130	130	147	147

Financial liabilities:
Deposits	498,335	498,966	477,369	477,974
Federal Home Loan Bank advances	165,000	182,252	165,000	181,258
Other borrowings	40,553	40,553	41,780	41,780
Junior subordinated debentures	30,415	30,415	30,415	30,415
Accrued interest payable	7,405	7,405	7,177	7,177

Off-balance-sheet financial instruments	—	—	—	—

(continued)

THE PROSPERITY BANKING COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited), Continued

(7) Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, construction loans in process, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for available lines of credit, construction loans in process and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Standby letters of credit and commitments to extend credit typically result in loans with a market interest rate when funded.

A summary of the contractual amounts of the Company’s financial instruments with off-balance-sheet risk follows (in thousands):

	At March 31, 2013	At December 31, 2012
Commitments to extend credit	$8,999	9,133

Construction loans in process	$4,576	4,134

Unused lines of credit	$14,083	13,816

Standby letters of credit	$214	214

(continued)

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

AMERIS BANCORP

and

THE PROSPERITY BANKING COMPANY

Dated as of May 1, 2013

(continued)

(continued)

Page
9.4	Interpretation	A-54
9.5	Counterparts	A-54
9.6	Entire Agreement	A-54
9.7	Governing Law	A-55
9.8	Publicity	A-55
9.9	Assignment; Third Party Beneficiaries	A-55
9.10	Specific Performance; Time of the Essence	A-55
9.11	Disclosure Schedule	A-55

Exhibit A – Form of Shareholder Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	6.7(e)
Action	3.15
Agreement	Preamble
Ameris	Preamble
Ameris Bank	1.8
Ameris Bylaws	4.1(b)
Ameris Charter	4.1(b)
Ameris Common Stock	1.4(a)
Ameris Regulatory Agreement	4.7(b)
Ameris SEC Reports	4.5(b)
Ameris Termination Fee	8.4(c)
Articles of Merger	1.2
Average Ameris Stock Price	8.1(c)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Business Day	9.1
Cancelled Shares	1.4(c)
Cash Election Shares	2.1(b)
Certificate	1.4(b)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.3(d)
Confidentiality Agreement	6.2(e)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Derivative Transaction	3.21(b)
Determination Date	8.1(c)
Determination Period	8.1(c)
Director Restrictive Covenant Agreements	7.2(f)
Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Election Deadline	2.1(b)
Election Statement	2.1(a)
Employee Agreements	7.2(e)
Environmental Law	3.17(b)
EPCRS	3.11(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Ewing	3.13
Exchange Act	3.5(b)
Exchange Agent	2.2
Exchange Agent Agreement	2.2

Exchange Fund	2.2
FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1(c)
Form S-4	3.4
FRB	3.4
GAAP	3.1(c)
GBCC	1.1
Governmental Entity	3.4
Hazardous Substance	3.17(c)
Indemnified Parties	6.6(a)
Initial Index Price	8.1(c)
Intellectual Property	3.19(b)
IRS	3.11(a)
Letter of Transmittal	2.3(a)
Liens	3.2(c)
Material Adverse Effect	3.7(a)
Maximum Cash Shares	2.1(e)(i)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	3.4
No Election Shares	2.1(b)
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.8(b)
Per Share Cash Consideration	1.4(b)
Per Share Stock Consideration	1.4(b)
Person	3.2(c)
Previously Disclosed	9.11
Pricing Differential	8.1(c)
Prosperity	Preamble
Prosperity Bank	1.8
Prosperity Benefit Plans	6.5(e)
Prosperity Board Confidential Matters	6.2(d)
Prosperity Board Recommendation	6.3
Prosperity Bylaws	3.1(b)
Prosperity Charter	3.1(b)
Prosperity Common Stock	1.4(b)
Prosperity Confidential Information	6.7(a)
Prosperity Financial Statements	3.6(a)
Prosperity Individuals	6.7(a)
Prosperity Insurance Policies	3.25
Prosperity Material Contract	3.9(a)
Prosperity Regulatory Agreement	3.8(b)
Prosperity Representatives	6.7(a)
Prosperity Shareholder Approval	3.3(a)
Prosperity Shareholder Meeting	6.3
Prosperity Shareholder Meeting Notice Date	6.3
Prosperity Stock Option	1.5(a)

Prosperity Stock Plans	1.5(a)
Prosperity Termination Fee	8.4(a)
Proxy Statement	3.4
Record Date	2.1(a)
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Stock Designated Shares	2.1(e)(i)
Stock Election Shares	2.1(b)
Subsidiary	3.1(c)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Taxes	3.23(j)
Tax Returns	3.23(k)
Trust Account Common Shares	1.4(c)
Voting Agreement	Recitals
Voting Debt	3.2(a)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 1st day of May, 2013, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and The Prosperity Banking Company, a Florida corporation (“Prosperity” and, together with Ameris, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Prosperity will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Ameris (the “Merger”), with Ameris as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of Ameris to enter into this Agreement, all of the directors of Prosperity have agreed to enter into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Ameris, pursuant to which each such director has agreed, among other things, to vote all of the Prosperity Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the “GBCC”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time, Prosperity shall merge with and into Ameris. Ameris shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of Prosperity shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and Ameris shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Georgia, articles of merger as provided in the FBCA and the GBCC (the “Articles of Merger”). The Merger shall become effective at such time as the last of the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the General Corporation Law and Business Organization Code of the states of incorporation of Prosperity and Ameris.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of Prosperity, Ameris or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $1.00 per share, of Ameris (“Ameris Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $1.00, of the Surviving Company.

(b) Subject to Sections 1.4(c) and 1.4(d), each share of the voting common stock, par value $0.01 per share, of Prosperity (the “Prosperity Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.1, either: (i) 3.125 shares of Ameris Common Stock (the “Per Share Stock Consideration”), or (ii) $41.50 (the “Per Share Cash Consideration”) (together with the Per Share Stock Consideration and any cash in lieu of fractional shares as specified in Section 2.3(f), the “Merger Consideration”). All of the shares of Prosperity Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Prosperity Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration (or cash in lieu of fractional shares) into which the shares of Prosperity Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Prosperity Common Stock become entitled in accordance with Section 2.3(c).

(c) All shares of Prosperity Common Stock that are owned by Prosperity or Ameris (other than (i) shares of Prosperity Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of Prosperity Common Stock held, directly or indirectly, by Prosperity or Ameris in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no stock of Ameris or other consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Prosperity Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of Prosperity Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Prosperity Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Stock Consideration for each such share of Prosperity Common Stock, in accordance with Section 1.4(b), without any interest thereon. Prosperity shall give Ameris (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Prosperity Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by Prosperity relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. Prosperity shall not, except with the prior written consent of Ameris, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of Prosperity Common Stock for which dissenters’ rights have been perfected shall be returned to Ameris upon demand.

(e) If Ameris changes the number of shares of Ameris Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

1.5 Stock Options. Prior to the Effective Time, Prosperity shall cause all outstanding and unexercised options to purchase shares of Prosperity Common Stock (each, a “Prosperity Stock Option”) awarded under the Prosperity 2005 Stock Option and Incentive Plan and the Prosperity 2010 Officers’ and Employees’ Stock Option Plan (collectively, the “Prosperity Stock Plans”) to be cancelled. Ameris shall not assume any outstanding Prosperity Stock Options or the Prosperity Stock Option Plan, and none of the outstanding Prosperity Stock Options shall be converted to, or represent rights to acquire, Ameris Common Stock. At the Closing, Ameris shall issue to Eddie Creamer, Christopher J. Kamienski, Shirley P. Fiano and Kevin Haynie, under Ameris’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan, 1.90 restricted shares of Ameris Common Stock (not to exceed 25,000 shares of Ameris Common Stock in the aggregate) for each Prosperity Stock Option issued under the Prosperity 2010 Officers’ and Employees’ Stock Option Plan held by such employee as of the date hereof and cancelled pursuant to this Section 1.5, with the aggregate of each employee’s award rounded up to the nearest whole share of Ameris Common Stock and with such restricted shares of Ameris Common Stock subject to vesting ninety (90) days after the Closing Date.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of Ameris in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of Ameris in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. Subject to applicable law, the directors of Ameris immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Ameris immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Prosperity Bank (“Prosperity Bank”), a Florida state-chartered bank and wholly owned first-tier subsidiary of Prosperity, shall be merged (the “Bank Merger”) with and into Ameris Bank, a Georgia state-chartered bank and wholly owned first-tier subsidiary of Ameris (“Ameris Bank”), in accordance with the provisions of applicable federal and state banking laws and regulations, and Ameris Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall approve, and shall cause the Boards of Directors of Prosperity Bank and Ameris Bank, respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger

Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. As provided in the Bank Merger Agreement, the Bank Merger shall be abandoned at the election of Ameris Bank at any time whether before or after filings are made for regulatory approval of the Bank Merger.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Election and Proration Procedures.

(a) Ameris shall cause an election statement permitting each holder of an Exchangeable Share the ability to elect consideration pursuant to Section 2.1(b) and subject to Section 2.1(e) (the “Election Statement”) to be mailed with the Proxy Statement on the date of mailing of the Proxy Statement to each holder of record of Prosperity Common Stock as of the record date for the Prosperity Shareholder Meeting (the “Record Date”).

(b) Each Election Statement shall permit the holder to specify (i) the number of Exchangeable Shares owned by such holder with respect to which such holder desires to receive the Per Share Stock Consideration (“Stock Election Shares”) and (ii) the number of Exchangeable Shares owned by such holder with respect to which such holder desires to receive the Per Share Cash Consideration (“Cash Election Shares”). If a holder makes no election with respect to any portion of such holder’s Exchangeable Shares, or if there are any Exchangeable Shares with respect to which the Exchange Agent has not otherwise received an effective, properly completed Election Statement on or before 5:00 p.m., Eastern Time, on the date prior to the Determination Date (or such other time and date as Ameris and Prosperity may mutually agree) (the “Election Deadline”), such shares shall be deemed to be “No Election Shares.”

(c) Ameris shall make available one or more Election Statements as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Prosperity Common Stock between the Record Date and the close of business on the Business Day immediately prior to the Election Deadline, and Prosperity shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Statement by the Election Deadline and such election is not revoked or changed prior to the Election Deadline. Any Election Statement may be revoked or changed by the Person submitting such Election Statement at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Statement, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Statements, and any good faith decisions of Ameris regarding such matters shall be binding and conclusive. Neither Ameris nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Statement. To the extent the holder of Dissenting Shares submits an Election Statement, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Statement and the Dissenting Shares shall be paid or converted in accordance with Section 1.4(d).

(e) Within ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Ameris shall cause the Exchange Agent to effect the allocation among the holders of Exchangeable Shares of rights to receive Ameris Common Stock or cash in the Merger in accordance with the Election Statements as follows:

(i) If (x) the aggregate number of Cash Election Shares plus Dissenting Shares exceeds (y) 50% of the aggregate number of Exchangeable Shares plus Dissenting Shares (the number of shares in this clause (y), the “Maximum Cash Shares”), then: (A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration; (B) all Dissenting Shares shall be deemed, for the purposes of this Section 2.1(e)(i), to be converted into the right to receive the Per Share Cash Consideration; (C) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate number of Cash Election Shares and Dissenting Shares equals as closely as practicable the Maximum Cash Shares, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and (D) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) If the aggregate number of Cash Election Shares and Dissenting Shares is less than or equal to the Maximum Cash Shares, then: (A) the immediately preceding subparagraph (i) shall not apply; (B) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration; and (C) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes consistent with the foregoing and as shall be determined in good faith by Ameris and reasonably satisfactory to Prosperity.

2.2 Deposit of Merger Consideration. Prior to the Effective Time, Ameris shall (a) appoint, at its election, an unrelated bank or trust company reasonably acceptable to Prosperity, or Ameris’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder and (b) deposit, or cause to be deposited, with the Exchange Agent (i) stock certificates representing the number of shares of Ameris Common Stock sufficient to deliver the aggregate of the Per Share Stock Consideration to be delivered pursuant to Section 2.1(e), (ii) cash equal to the aggregate of the Per Share Cash Consideration to be paid pursuant to Section 2.1(e) and (iii) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”).

2.3 Delivery of Merger Consideration.

(a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of Prosperity Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration, any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Prosperity Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor in respect of the shares of Prosperity Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Ameris Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Ameris Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Ameris Common Stock represented by such Certificate and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Ameris Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Ameris Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Prosperity Common Stock that is not registered in the stock transfer records of Prosperity, the shares of Ameris Common Stock and cash in lieu of fractional shares of Ameris Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Prosperity Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Ameris that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Ameris) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Ameris Common Stock otherwise payable pursuant to this Agreement to any holder of Prosperity Common Stock such amounts as the Exchange Agent or Ameris, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Ameris, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Prosperity Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Ameris, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Prosperity of the shares of Prosperity Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Prosperity Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Ameris Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Ameris Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Ameris Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Ameris. In lieu of the issuance of any such fractional share, Ameris shall pay to each former shareholder of Prosperity who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Ameris Stock Price by (ii) the fraction of a share (after taking into account all shares of Prosperity Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Ameris Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Prosperity at the expiration of six (6) months after the Effective Time may be paid to Ameris. In such event, any former shareholders of Prosperity who have not theretofore complied with this Article II shall thereafter look only to Ameris with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Ameris Common Stock deliverable in respect of each share of Prosperity Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Ameris, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Prosperity Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Ameris or the Exchange Agent, the posting by such Person of a bond in such amount as Ameris may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Except as Previously Disclosed, Prosperity hereby represents and warrants to Ameris as follows:

3.1 Organization, Standing and Power.

(a) Each of Prosperity and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Prosperity.

(b) Prosperity has previously made available to Ameris true and complete copies of Prosperity’s articles of incorporation (the “Prosperity Charter”) and bylaws (the “Prosperity Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither Prosperity nor any of its Subsidiaries is in violation of any provision of the Prosperity Charter or Prosperity Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of (i) 3,000,000 shares of Prosperity Common Stock, of which 377,960 shares are issued and outstanding as of the date hereof, (ii) 57,000,000 shares of non-voting common stock, par value $0.01 per share, none of which are issued or outstanding as of the date hereof, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding as of the date hereof. As of the date hereof, Prosperity held no shares of Prosperity Common Stock in its treasury. As of the date hereof, there were 18,660 shares of Prosperity Common Stock reserved for issuance under the Prosperity Stock Plans. All of the issued and outstanding shares of Prosperity Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Prosperity may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b), Prosperity does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Prosperity Common Stock, Voting Debt or any other equity securities of Prosperity or any securities representing the right to purchase or otherwise receive any shares of Prosperity Common Stock, Voting Debt or other equity securities of Prosperity. There are no contractual obligations of Prosperity or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Prosperity or any equity security of Prosperity or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Prosperity or its Subsidiaries or (ii) pursuant to which Prosperity or any of its Subsidiaries is or could be required to register shares of Prosperity capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than 18,600 Prosperity Stock Options, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a Prosperity Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been previously provided or made available to Ameris or its representatives.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Prosperity are owned by Prosperity, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Prosperity has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of Prosperity Subsidiaries, readily marketable securities, securities held-to-maturity in Prosperity Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), neither Prosperity nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) Prosperity does not have a dividend reinvestment plan or any shareholder rights plan.

3.3 Authority; No Violation.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Prosperity. As of the date of this Agreement, the Board of Directors of Prosperity has determined that this Agreement is advisable and in the best interests of Prosperity and its shareholders and has directed that this Agreement be submitted to Prosperity’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of Prosperity Common Stock at a meeting called therefor (the “Prosperity Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Prosperity and (assuming due authorization, execution and delivery by Ameris) constitutes the valid and binding obligations of Prosperity, enforceable against Prosperity in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Prosperity or the Bank Merger Agreement by Prosperity Bank nor the consummation by Prosperity of the transactions contemplated in this Agreement or by Prosperity Bank of the transactions in the Bank Merger Agreement, nor compliance by Prosperity or Prosperity Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the Prosperity Shareholder Approval is duly obtained or given, violate any provision of the Prosperity Charter or Prosperity Bylaws or the organizational documents of Prosperity Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to Prosperity, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on Prosperity or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Prosperity or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) in which a proxy statement relating to the meeting of the shareholders of Prosperity to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Ameris Common Stock pursuant to this Agreement and approval of listing of such Ameris Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Prosperity or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Prosperity of this Agreement.

3.5 Reports.

(a) Prosperity and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Prosperity has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither Prosperity nor any of its Subsidiaries has filed or furnished to the SEC any final registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by Prosperity to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.
(a) The audited consolidated balance sheets (including related notes and schedules, if any) of Prosperity and its Subsidiaries as of December 31, 2012, 2011 and 2010 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Prosperity and its Subsidiaries for each of the three (3) years ended December 31, 2012, 2011 and 2010, and the unaudited interim consolidated financial statements of Prosperity and its Subsidiaries as of March 31, 2013 and for the period then ended (collectively, the “Prosperity Financial Statements”) have been previously made available to Ameris or its representatives. The Prosperity Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Prosperity and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto. As of the date of this Agreement, the financial and accounting books and records of Prosperity and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of Prosperity Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between Prosperity or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Prosperity Financial Statements.

(d) The records, systems, controls, data and information of Prosperity and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Prosperity or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Prosperity’s (or any Prosperity Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2009, (i) neither Prosperity nor, to the knowledge of Prosperity, any director, officer, employee, auditor, accountant or representative of Prosperity or Prosperity Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Prosperity or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Prosperity or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Prosperity or any of its Subsidiaries, or other Person, whether or not employed by Prosperity or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Prosperity or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Prosperity or any of its Subsidiaries or any committee thereof or to any director or officer of Prosperity or any of its Subsidiaries.

3.7 Absence of Changes.

(a) Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Ameris or Prosperity, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, or (D) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since December 31, 2011, (i) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither Prosperity nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of Prosperity Stock Options), or (B) declared or paid any distribution on, or repurchased, any of its capital stock. Since December 31, 2012, neither Prosperity nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds.

3.8 Compliance with Applicable Law.

(a) Prosperity and each of its Subsidiaries are, and at all times since December 31, 2009, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. Prosperity is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. Prosperity and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2009 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Prosperity’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. Prosperity is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of Prosperity Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Prosperity, threatened.

(b) Since December 31, 2009, neither Prosperity nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Prosperity or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Prosperity Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither Prosperity nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Prosperity nor any of its Subsidiaries is party to or subject to any Prosperity Regulatory Agreement, other than the Consent Order between Prosperity Bank, the FDIC and the Florida Office of Financial Regulation dated June 23, 2010, and the Written Agreement between Prosperity and the Federal Reserve Bank of Atlanta dated July 21, 2010.

(c) Neither Prosperity nor any of its Subsidiaries (nor, to the knowledge of Prosperity, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Neither Prosperity nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “Prosperity Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, Prosperity or any of its Subsidiaries may conduct its business, (B) obligates Prosperity or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of Prosperity or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of Ameris or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $15,000 or more or (y) aggregate payments of $50,000 or more, other than contracts that can be terminated by Prosperity or a Prosperity Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither Prosperity nor any of its Subsidiaries, nor, to Prosperity’s knowledge, any counterparty or counterparties, is in breach of any Prosperity Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws. The Board of Directors of Prosperity has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 Prosperity Benefit Plans.

(a) With respect to each Prosperity Benefit Plan, Prosperity has provided to Ameris a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the Prosperity Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Prosperity Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any oral communications), other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by Prosperity and its Subsidiaries to any current or former employee or director of Prosperity or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a Prosperity

Benefit Plan; (iv) all communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each Prosperity Benefit Plan; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) (i) Each Prosperity Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other laws; (ii) each Prosperity Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the knowledge of Prosperity, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Prosperity Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Prosperity Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any Prosperity Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Prosperity or any of its Subsidiaries with respect to any Prosperity Benefit Plan that has resulted, or is expected to result, in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) (whether or not waived) has occurred with respect to any Prosperity Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by Prosperity or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Prosperity or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by Prosperity that any Prosperity Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Prosperity or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any Prosperity Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) Prosperity and its Subsidiaries have not incurred any current or projected liability under any Prosperity Benefit Plan (or any other plan or arrangement to which Prosperity or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Prosperity or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the Prosperity Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no Prosperity Benefit Plan is funded through a “welfare benefit fund,” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any Prosperity Benefit Plan or pursuant to ERISA and the Code have been timely made, and, to the extent required, all obligations in respect of each Prosperity Benefit Plan have been properly accrued and reflect in the Prosperity Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each of the Prosperity Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such Prosperity Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Prosperity Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither Prosperity nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten (10) years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with Prosperity or Ameris, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any Prosperity Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Prosperity, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any Prosperity Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of Prosperity, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Prosperity Benefit Plan or any fiduciary thereof (other than rules of general applicability). With respect to each Prosperity Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) no Prosperity Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any Prosperity Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 403 of the Code or Section 303 of ERISA). None of the assets of Prosperity, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.

(f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Prosperity or any of its Subsidiaries from Prosperity or any of its Subsidiaries under any Prosperity Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any Prosperity Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of Prosperity or any of its Subsidiaries to (A) amend, merge or terminate any Prosperity Benefit Plan or related trust or (B) receive a reversion of assets from any Prosperity Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of Prosperity or any of its Subsidiaries, or (vii) any payments under any of the Prosperity Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither Prosperity nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Prosperity Benefit Plan or resulted, or will result, in any limitation on the right of Prosperity or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Prosperity Benefit Plan or related trust.

(g) Each Prosperity Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008, has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

3.12 Approvals. As of the date of this Agreement, Prosperity knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Prosperity has received the opinion of Allen C. Ewing & Co. (“Ewing”) to the effect that, as of April 26, 2013, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Prosperity Common Stock in the Merger is fair from a financial point of view to such holders.

3.14 Prosperity Information. None of the information supplied or to be supplied by Prosperity for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Prosperity’s shareholders or at the time Prosperity’s shareholders vote on the matters constituting the Prosperity Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Prosperity in this Section 3.14 with respect to statements made or incorporated by reference therein based on information supplied by Ameris or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Prosperity or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Prosperity shall promptly so inform Ameris.

3.15 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the knowledge of Prosperity, threatened against or affecting Prosperity or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the knowledge of Prosperity, former) officer, director or employee of Prosperity or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of Prosperity and its Subsidiaries. Neither Prosperity nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.16 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of Prosperity or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Prosperity, threat thereof, by or with respect to any employees of Prosperity or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2009. To the knowledge of Prosperity, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Prosperity or any of its Subsidiaries. Prosperity and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that Prosperity or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel Prosperity or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of Prosperity, threatened with respect to Prosperity or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither Prosperity nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Prosperity, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to Prosperity or any of its Subsidiaries and, to the knowledge of Prosperity, no such investigation is in progress.

3.17 Environmental Matters.

(a) (i) Neither Prosperity’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by Prosperity or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2009, neither Prosperity nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that Prosperity or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Prosperity or any of its Subsidiaries or as a result of any operations or activities of Prosperity or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to Prosperity or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to Prosperity or any of its

Subsidiaries under any Environmental Law; and (v) neither Prosperity or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Prosperity’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.18 Loan Matters.

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of Prosperity or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by Prosperity or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained, in accordance with the relevant notes or other credit or security documents, Prosperity’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(c) None of the agreements pursuant to which Prosperity or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(e) With respect to the loans held by Prosperity or any of its Subsidiaries, Prosperity has provided or made available to Ameris the following: (i) all loans (including loan participants) that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve (12) months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Prosperity, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectibility of principal or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(f) The allowance for loan losses reflected in the Prosperity Financial Statements was (and will be for periods ended after December 31, 2012) adequate, as of the dates thereof, under GAAP.

3.19 Intellectual Property.

(a) Prosperity and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither Prosperity nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. None of the Intellectual Property used by Prosperity or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending or, to the knowledge of Prosperity, threatened, which challenges the rights of Prosperity or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.20 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Prosperity or any of its Subsidiaries, on the one hand, and any (i) officer or director of Prosperity or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Prosperity, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Prosperity, on the other hand, except those of a type available to non-affiliates of Prosperity generally and compensation or benefit arrangements with officers and directors.

3.21 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for Prosperity’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of Prosperity or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither Prosperity nor its Subsidiaries, nor, to Prosperity’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Trust Business. Each of Prosperity and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.23 Taxes.

(a) All Tax Returns required to have been filed by or with respect to Prosperity or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Prosperity or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Prosperity Financial Statements or will be established in financial statements of Prosperity to be provided to Ameris after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against Prosperity or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of Prosperity or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which Prosperity or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Prosperity or its Subsidiaries have been properly accrued on the financial books and records of Prosperity and its Subsidiaries in accordance with GAAP. None of Prosperity or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Prosperity and its Subsidiaries).

(b) Prosperity and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. Prosperity and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the knowledge of Prosperity, threatened against or with respect to Prosperity or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Neither Prosperity nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Prosperity or any of its Subsidiaries.

(f) Neither Prosperity nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of Prosperity or any Prosperity Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(h) Neither Prosperity nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is Prosperity or a Prosperity Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than Prosperity and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(j) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.24 Community Reinvestment Act Compliance. Prosperity Bank is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and Prosperity has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.25 Insurance. Prosperity and each of its Subsidiaries are presently insured, with what Prosperity believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to Prosperity and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “Prosperity Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by Prosperity or any of its Subsidiaries under any of the Prosperity Insurance Policies or, to the knowledge of Prosperity, by any other party to the Prosperity Insurance Policies. Neither Prosperity nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any Prosperity Insurance Policy nor, to the knowledge of Prosperity, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by Prosperity or any of its Subsidiaries pending under any of such Prosperity Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Prosperity Insurance Policies or in respect of which such underwriters have reserved their rights.

3.26 Title. Prosperity and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all Liens, except for Liens reflected in the Prosperity Financial Statements and statutory Liens for amounts not yet due and payable. Any real property and facilities held under lease by Prosperity or its Subsidiaries are valid, subsisting and enforceable leases. None of such real property or facilities leases will be adversely affected by the consummation of the Merger or the Bank Merger.

3.27 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB stock, none of the investment securities reflected in the Prosperity Financial Statements and none of the investment securities since acquired by Prosperity or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Prosperity or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28 Books and Records. The corporate record books of Prosperity and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of Prosperity and its Subsidiaries.

3.29 Indemnification. To the knowledge of Prosperity, no action or failure to take action by any present or former director, officer, employee or agent of Prosperity or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Prosperity or any of its Subsidiaries.

3.30 Broker’s Fees. Neither Prosperity nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Ewing pursuant to a letter agreement between Ewing and Prosperity, a true, complete and correct copy of which has been previously delivered to Ameris.

3.31 Representations Not Misleading. No representation or warranty by Prosperity in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMERIS

Except as (i) Previously Disclosed or (ii) disclosed in any Ameris SEC Reports or other publicly available document filed with or furnished by Ameris to the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Ameris hereby represents and warrants to Prosperity as follows:

4.1 Organization, Standing and Power.

(a) Each of Ameris and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Ameris.

(b) Ameris has previously made available to Prosperity true and complete copies of Ameris’s articles of incorporation (the “Ameris Charter”) and bylaws (the “Ameris Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither Ameris nor any of its Subsidiaries is in violation of any provision of the Ameris Charter or Ameris Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of Ameris consists of 100,000,000 shares of Ameris Common Stock of which, as of the date hereof, 23,876,680 shares were issued and outstanding, and 5,000,000 shares of preferred stock, 28,000 of which are issued and outstanding as Fixed Rate Cumulative Perpetual Preferred Stock, Series A. All of the issued and outstanding shares of Ameris Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Ameris is issued and outstanding. As of the date hereof, Ameris held 1,362,955 shares of Ameris Common Stock in its treasury. As of December 31, 2012, except as disclosed in the Ameris SEC Reports, Ameris does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Ameris Common Stock, Voting Debt of Ameris or any other equity securities of Ameris or any securities representing the right to purchase or otherwise receive any shares of Ameris Common Stock, Voting Debt of Ameris or other equity securities of Ameris. The shares of Ameris Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Ameris are owned by Ameris, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Ameris has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Ameris does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) Ameris has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of Ameris has determined that this Agreement is advisable and in the best interests of Ameris and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Ameris, and no other corporate action is necessary on the part of Ameris. This Agreement has been duly and validly executed and delivered by Ameris and (assuming due authorization, execution and delivery by Prosperity) constitutes the valid and binding obligation of Ameris, enforceable against Ameris in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Ameris or the Bank Merger Agreement by Ameris Bank, nor the consummation by Ameris of the transactions contemplated in this Agreement or by Ameris Bank of the transactions in the Bank Merger Agreement, nor compliance by Ameris or Ameris Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the Ameris Charter or the Ameris Bylaws or the organizational documents of Ameris Bank, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to Ameris, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on Ameris, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Ameris or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Ameris or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Ameris Common Stock pursuant to this Agreement and approval of listing of such Ameris Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Ameris or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Ameris of this Agreement.

4.5 Reports.

(a) Ameris and each of its Subsidiaries have filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which Ameris has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Ameris pursuant to the Securities Act or the Exchange Act since December 31, 2009 and prior to the date of this Agreement (the “Ameris SEC Reports”) is publicly available. No such Ameris SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Ameris SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Ameris has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of Ameris and its Subsidiaries included (or incorporated by reference) in the Ameris SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Ameris and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Ameris and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Ameris and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) There is no transaction, arrangement or other relationship between Ameris or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the Ameris SEC Reports.

(c) The records, systems, controls, data and information of Ameris and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Ameris or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Ameris’s (or any Ameris Subsidiary’s) system of internal accounting controls.

(d) Since December 31, 2009, (i) neither Ameris nor, to the knowledge of Ameris, any director, officer, employee, auditor, accountant or representative of Ameris or Ameris Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ameris or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Ameris or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Ameris or any of its Subsidiaries, or other Person, whether or not employed by Ameris or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Ameris or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Ameris or any of its Subsidiaries or any committee thereof or to any director or officer of Ameris or any of its Subsidiaries.

4.7 Compliance with Applicable Law.

(a) Ameris and each of its Subsidiaries are, and at all times since December 31, 2009, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. Ameris and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2009, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to Ameris’s knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of Ameris Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of Ameris, threatened.

(b) Since December 31, 2009, neither Ameris nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring Ameris or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “Ameris Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the knowledge of Ameris, neither Ameris nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither Ameris nor any of its Subsidiaries is party to or subject to any Ameris Regulatory Agreement.

(c) Neither Ameris nor any of its Subsidiaries (nor, to the knowledge of Ameris, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Approvals. As of the date of this Agreement, Ameris knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.9 Ameris Information. None of the information supplied or to be supplied by Ameris for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Prosperity’s shareholders or at the time Prosperity’s shareholders vote on the matters constituting the Prosperity Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Ameris in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Prosperity or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Ameris which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Ameris shall promptly so inform Prosperity.

4.10 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Ameris or any of its Subsidiaries, on the one hand, and any (i) officer or director of Ameris or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Ameris, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Ameris, on the other hand, except those of a type available to non-affiliates of Ameris generally, and compensation or benefit arrangements with officers and directors.

4.11 Broker’s Fees. Neither Ameris nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc.

4.12 Representations Not Misleading. No representation or warranty by Ameris in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

4.13 Absence of Changes.

(a) Since December 31, 2011, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameris.

(b) Since December 31, 2011, Ameris and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.14 Litigation. There is no Action pending or, to the knowledge of Ameris, threatened against or affecting Ameris or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the knowledge of Ameris, former) officer, director or employee of Ameris or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of Ameris and its Subsidiaries. Neither Ameris nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Prosperity Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Ameris, during the period from the date of this Agreement to the Effective Time, Prosperity shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Prosperity or Ameris or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 Prosperity Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, Prosperity shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Ameris (which shall not be unreasonably withheld, conditioned or delayed with respect to subsections (f), (g), (m) and (q)), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to Prosperity Stock Options outstanding on the date hereof.

(b) Other Securities. Issue any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Prosperity or to another wholly owned Subsidiary of Prosperity); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d) Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of Prosperity or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, and (C) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e) Benefit Plans. Enter into, establish, adopt, modify, amend, renew, or terminate any Prosperity Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Ameris or Ameris Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except to the extent permitted by Section 5.2(g), enter into or terminate any Prosperity Material Contract or amend or modify in any material respect or renew any existing Prosperity Material Contract.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to Prosperity or any of its Subsidiaries under any insurance policy maintained by Prosperity or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to Prosperity and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of Prosperity Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $50,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any unsecured loan or extension of credit in excess of $125,000 or any secured loan or extension of credit in excess of $500,000 shall require the prior written approval of the President or Chief Credit Officer of Ameris Bank, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual. Notwithstanding the foregoing, Prosperity may, without the need to seek the prior written approval of Ameris Bank, (i) originate a loan or extension of credit up to $1,000,000 (provided such loan or extension of credit is secured by real estate and has no loan policy exceptions), (ii) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (iii) extend the loan maturity, grant payment deferrals and renew loans rated “Watch” or better where no additional credit is extended, and (iv) renew any unsecured loan of less than $250,000 in amount where no additional credit is extended.

(r) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Performance of Obligations. Take any action that is likely to materially impair Prosperity’s ability to perform any of its obligations under this Agreement or Prosperity Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(w) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of Ameris Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Prosperity, during the period from the date of this Agreement to the Effective Time, Ameris shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Prosperity or Ameris or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 Ameris Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Prosperity during the period from the date of this Agreement to the Effective Time, Ameris shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the Ameris Certificate or Ameris Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Prosperity or any of its Subsidiaries.

(b) Performance Obligations. Take any action that is likely to materially impair Ameris’s ability to perform any of its obligations under this Agreement or Ameris Bank to perform any of its obligations under the Bank Merger Agreement.

(c) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable (but in no event later than sixty (60) days) following the date of this Agreement, Ameris, with the assistance and cooperation of Prosperity, shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Each of Ameris and Prosperity shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Prosperity and Ameris shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Prosperity shall thereafter mail or deliver the Proxy Statement to its shareholders. Ameris shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Prosperity shall furnish all information concerning Prosperity and the holders of Prosperity Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Prosperity or Ameris, or any of their respective affiliates, directors or officers, should be discovered by Prosperity or Ameris that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Prosperity’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Prosperity and Ameris shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Ameris and Prosperity shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Ameris Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Prosperity and Ameris, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, Ameris and Prosperity shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Prosperity (in the case of Ameris) or Ameris (in the case of Prosperity) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Ameris shall, and shall cause Ameris Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the FDIC and applicable state banking agencies within thirty (30) days of the date hereof. Prosperity and Ameris shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Prosperity or Ameris, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of Ameris and Prosperity shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Ameris, Prosperity or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of Ameris and Prosperity shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(f) Notwithstanding the obligations of Ameris in this Section 6.1 or anything in this Agreement to the contrary, in no event shall Ameris be required hereby to raise common equity capital at the holding company level to resolve objections, if any, which may be asserted with respect to the Merger or the Bank Merger by any Governmental Entity, in an amount which would reduce the economic benefits of the transactions contemplated by this Agreement to Ameris to such a degree that Ameris would not have entered into this Agreement had such condition to raise common equity capital been known to it at the date hereof.

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither Prosperity nor Ameris or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Prosperity shall permit, and shall cause its Subsidiaries to permit, Ameris or an environmental consulting firm selected by Ameris, at the sole expense of Ameris, to conduct such phase I or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Prosperity or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted, Ameris shall indemnify Prosperity and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Prosperity shall, upon the request of Ameris, cause one or more of its designated officers to confer not less frequently than monthly with officers of Ameris regarding the financial condition, operations and business of Prosperity and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, Prosperity will deliver to Ameris all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC. Prosperity will also deliver to Ameris as soon as practicable all quarterly and annual financial statements of Prosperity and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2012. As soon as practicable after the end of each month, Prosperity will deliver to Ameris in electronic form (i) the monthly deposit and loan trial balances of Prosperity Bank, (ii) the monthly analysis of Prosperity Bank’s investment portfolio, (iii) the monthly balance sheet and income statement of Prosperity and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii).

(d) One director or officer of Ameris or Ameris Bank (but not to exceed one in total) designated by the Board of Directors of Ameris shall be invited and entitled to attend all meetings of the Boards of Directors of Prosperity and Prosperity Bank (and loan and executive committee meetings); provided, however, that such individual (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity, (C) discussion of matters that would result in a waiver of the attorney-client privilege or (D) discussion that the Board of Directors of Prosperity or Prosperity Bank reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law (together, “Prosperity Board Confidential Matters”). Board packages and notices shall be submitted by Prosperity and Prosperity Bank to the Chief Executive Officer of Ameris for distribution to Ameris’s designated attendee simultaneously with their submission to board members, and information relating to Prosperity Board Confidential Matters may be excluded therefrom.

(e) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of November 2, 2012 (the “Confidentiality Agreement”).

(f) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Meeting. Prosperity shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the Prosperity Charter and the Prosperity Bylaws necessary to (A) call and give notice of a special meeting of Prosperity’s shareholders (the “Prosperity Shareholder Meeting”) for the purpose of seeking the Prosperity Shareholder Approval within two (2) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “Prosperity Shareholder Meeting Notice Date”) and (B) schedule the Prosperity Shareholder Meeting to take place on a date that is within thirty (30) days after the Prosperity Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the Prosperity Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Prosperity Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of Prosperity approve this Agreement (the “Prosperity Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Prosperity shall not be required to hold the Prosperity Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Prosperity Shareholder Meeting.

6.4 Nasdaq Listing. Ameris shall use its commercially reasonable best efforts to cause the shares of Ameris Common Stock to be issued to the holders of Prosperity Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, Ameris shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Prosperity and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Ameris or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Ameris or its Subsidiaries. Ameris shall give the Covered Employees full credit for their prior service with Prosperity and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Ameris and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by Ameris.

(b) With respect to any employee benefit plan of Ameris that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, Ameris or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Ameris or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Prosperity Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, Prosperity shall take, and shall cause its Subsidiaries to take, all actions requested by Ameris that may be necessary or appropriate to (i) cause one or more Prosperity Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Prosperity Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Prosperity Benefit Plan for such period as may be requested by Ameris, or (iv) facilitate the merger of any Prosperity Benefit Plan into any employee benefit plan maintained by Ameris or an Ameris Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Ameris’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.5 shall be construed to limit the right of Ameris or any of its Subsidiaries (including, following the Closing Date, Prosperity and its Subsidiaries) to amend or terminate any Prosperity Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Ameris or any of its Subsidiaries (including, following the Closing Date, Prosperity and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by Ameris or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to Ameris’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “Prosperity Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of Prosperity or any of its Subsidiaries entered into, maintained or contributed to by Prosperity or any of its Subsidiaries or to which Prosperity or any of its Subsidiaries is obligated to contribute, or with respect to which Prosperity or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Prosperity or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f) If, within twelve (12) months after the Effective Time, any Covered Employee is terminated by Ameris or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then Ameris shall pay severance to such Covered Employee in an amount equivalent to the severance to which such employee would have been entitled in connection with such termination had it occurred under Prosperity’s severance policy in effect as of the date of this Agreement and as Previously Disclosed. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than twelve (12) months after the Effective Time will be as set forth in the severance policies of Ameris and its Subsidiaries as then in effect.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Effective Time, Ameris shall indemnify, defend and hold harmless the present and former directors, officers and employees of Prosperity and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for Prosperity occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the Prosperity Charter, the Prosperity Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of Prosperity’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify Ameris upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Ameris under this Section 6.6 unless, and only to the extent that, Ameris is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) Ameris shall have the right to assume the defense thereof and Ameris shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Ameris shall not be liable for any settlement effected without its prior written consent and (iv) Ameris shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of six (6) years following the Effective Time, Ameris will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of Prosperity or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by Prosperity; provided, however, that (i) if Ameris is unable to maintain or obtain the insurance called for by this Section 6.6(c), then Ameris will provide as much comparable insurance as is reasonably available, (ii) officers and directors of Prosperity or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), Ameris may require Prosperity to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not Ameris or Prosperity shall procure such coverage, in no event shall Prosperity expend, or Ameris be required to expend, for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by Prosperity for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then Prosperity or Ameris, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Ameris or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Ameris and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) Prosperity agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “Prosperity Individuals”) not to, and will use its commercially reasonable best efforts to cause Prosperity and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “Prosperity Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“Prosperity Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Prosperity will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Ameris with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any Prosperity Representative shall constitute a breach by Prosperity

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Prosperity Shareholder Approval, in the event Prosperity receives an unsolicited Acquisition Proposal and the Board of Directors of Prosperity determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, Prosperity may, and may permit its Subsidiaries and the Prosperity Individuals and the Prosperity Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Prosperity than the Confidentiality Agreement, (ii) furnish or cause to be furnished Prosperity Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Prosperity determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Prosperity shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Ameris, the Prosperity Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Ameris the Prosperity Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Prosperity (including any committee thereof) may, at any time prior to obtaining the Prosperity Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Prosperity determines in good faith (after consultation with counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c)) constitutes a Superior Proposal if, in the case of any such Change in Recommendation, the Board of Directors of Prosperity shall have determined in good faith (after consultation with counsel and taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c)) that, in light of such Superior Proposal, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties under applicable law; provided, however, that the Board of Directors of Prosperity may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(a)(vi), with respect to an Acquisition Proposal unless (i) Prosperity shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of Prosperity determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Ameris under this Section 6.7(c); (B) Prosperity has given Ameris at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Prosperity has negotiated, and has caused its representatives to negotiate, in good faith with Ameris during such notice period to the extent Ameris wishes to negotiate, to enable Ameris to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Prosperity shall, in each case, be required to deliver to Ameris a new written notice, the notice period shall have recommenced and Prosperity shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) Prosperity will advise Ameris in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Ameris apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Prosperity or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Prosperity or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Prosperity concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, Ameris acknowledging that Ewing is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to 20% in the definition of Acquisition Proposal shall be deemed to be references to 50%.

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 Correction of Information. Each of Prosperity and Ameris shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.10 System Integration. From and after the date hereof, Prosperity shall cause Prosperity Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Prosperity Bank’s data processing consultants and software providers to, cooperate and assist Prosperity Bank and Ameris Bank in connection with an electronic and systematic conversion of all applicable data of Prosperity Bank to the Ameris system, including the training of Prosperity Bank employees without undue disruption to Prosperity Bank’s business, during normal business hours and at the expense of Ameris (not to include Prosperity Bank’s standard employee payroll).

6.11 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Prosperity shall cause the Chief Executive Officer of Prosperity Bank to assist and confer with the officers of Ameris Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Ameris Bank, as the resulting institution in the Bank Merger.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Prosperity and Ameris, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The Prosperity Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of Ameris Common Stock to be issued in exchange for Prosperity Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, shall have been obtained without the imposition of any condition, or carryover of any condition applicable to Prosperity or Prosperity Bank, that would increase any of the minimum regulatory capital requirements of Ameris, as the Surviving Corporation in the Merger, or Ameris Bank, as the resulting institution in the Bank Merger, and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Ameris. The obligation of Ameris to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by Ameris, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Prosperity set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that (A) the representations and warranties in Sections 3.2(a) (Capitalization) regarding the number of outstanding shares of Prosperity Common Stock and 3.2(b) (Capitalization) regarding the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Prosperity Information) and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.14 (Prosperity Information) and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. Ameris shall have received a certificate signed on behalf of Prosperity by the Chief Executive Officer or the Chief Financial Officer of Prosperity to the foregoing effect.

(b) Performance of Obligations of Prosperity. Prosperity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Ameris shall have received a certificate signed on behalf of Prosperity by the Chief Executive Officer or the Chief Financial Officer of Prosperity to such effect.

(c) Prosperity Stock Options. All outstanding Prosperity Stock Options shall be terminated and no longer outstanding (by their own terms or otherwise) as of the Effective Time.

(d) Dissenting Shares. Dissenting Shares shall be less than 10% of the issued and outstanding Prosperity Common Stock.

(e) Employee Agreements. Each of Eddie Creamer, Christopher J. Kamienski, Shirley P. Fiano and Kevin Haynie shall have executed and delivered to Ameris an Employment Agreement and a Non-Competition and Non-Disclosure Agreement in a form that is mutually satisfactory to such individual and Ameris, and each of Randall D. Peterson, Heather B. Hunter and Jason Raymond shall have executed and delivered to Ameris a Non-Competition and Non-Disclosure Agreement in a form that is mutually satisfactory to such individual and Ameris (collectively, the “Employee Agreements”).

(f) Director Restrictive Covenant Agreements. Each non-employee member of the Board of Directors of Prosperity shall have executed and delivered to Ameris a Non-Competition and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

7.3 Conditions to Obligations of Prosperity. The obligation of Prosperity to effect the Merger is also subject to the satisfaction or waiver by Prosperity at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Ameris set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 4.9 (Ameris Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.9 (Ameris Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. Prosperity shall have received a certificate signed on behalf of Ameris by the Chief Executive Officer or the Chief Financial Officer of Ameris to the foregoing effect.

(b) Performance of Obligations of Ameris. Ameris shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Prosperity shall have received a certificate signed on behalf of Ameris by the Chief Executive Officer or the Chief Financial Officer of Ameris to such effect.

(c) Execution of Agreements. Provided the conditions set forth in Sections 7.2(e) and 7.2(f) have been satisfied, Ameris shall have executed and delivered the Employee Agreements and the Director Restrictive Covenant Agreements.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Prosperity Shareholder Approval:

(i) by mutual consent of Prosperity and Ameris in a written instrument authorized by the Boards of Directors of Prosperity and Ameris;

(ii) by either Prosperity or Ameris, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either Prosperity or Ameris, if the Merger shall not have been consummated on or before December 31, 2013, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either Prosperity or Ameris (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Prosperity, in the case of a termination by Ameris, or Ameris, in the case of a termination by Prosperity, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by Ameris if (i) the Board of Directors of Prosperity (or any committee thereof) shall have failed to make the Prosperity Board Recommendation or shall have made a Change in Recommendation, or (ii) Prosperity shall have materially breached any of the provisions set forth in Section 6.7;

(vi) by Prosperity prior to obtaining the Prosperity Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Prosperity has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(vii) by either Prosperity or Ameris, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of Prosperity fail to provide the Prosperity Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; and

(viii) by Prosperity in the event that both: (A) the Average Ameris Stock Price is less than $11.10 (with a proportionate adjustment in the event that outstanding shares of Ameris Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and (B) the number obtained by dividing the Average Ameris Stock Price by $13.87 is less than the number obtained by (A) dividing the Final Index Price by the Initial Index Price and then (B) multiplying the quotient so obtained by 0.80. On the Determination Date, Ameris shall provide Prosperity Ameris’s calculation of the Average Ameris Stock Price and the Final Index Price, and Prosperity shall have two (2) Business Days following its receipt of such calculations within which to give written notice of termination pursuant to this Section 8.1(a)(viii).

(b) The Party desiring to terminate this Agreement pursuant to any of Sections 8.1(a)(ii) through 8.1(a)(vii) shall give written notice of such termination to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

(c) If Prosperity elects to terminate this Agreement pursuant to Section 8.1(a)(viii) and provides written notice to Ameris in accordance therewith, then within two (2) Business Days following Ameris’s receipt of such notice, Ameris may elect by written notice to Prosperity to adjust the Merger Consideration by providing for the payment to holders of Stock Election Shares and No Election Shares, pro rata and in addition to their receipt of the Per Share Stock Consideration otherwise issuable in respect of such Stock Election Shares and No Election Shares, of cash equal in the aggregate to the Pricing Differential. If Ameris makes such election to increase, then no termination will occur pursuant to Section 8.1(a)(viii) and this Agreement will remain in effect according to its terms (except as to the payment of such cash to holders of Stock Election Shares and No Election Shares).

For purposes of this Agreement, the following terms have the meanings set forth below:

“Average Ameris Stock Price” means the average of the closing sale prices of one share of Ameris Common Stock on the Nasdaq, as reported by Bloomberg L.P., for the trading days included in the Determination Period, rounded to the nearest whole cent.

“Determination Date” means the fifth (5th) Business Day immediately preceding the Closing Date.

“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

“Final Index Price” means the average closing price of the KBW Regional Banking Index (KRX:IND) as reported by Bloomberg L.P. for the trading days including in the Determination Period.

“Initial Index Price” means $59.91, which is the closing price of the KBW Regional Banking Index (KRX:IND) as reported by Bloomberg L.P. on the trading day immediately prior to the date of this Agreement.

“Pricing Differential” means the amount of the difference between (i) the aggregate number of Stock Election Shares and No Election Shares, multiplied by $11.10 (with a proportionate adjustment in the event that outstanding shares of Ameris Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date), and (ii) the aggregate number of Stock Election Shares and No Election Shares, multiplied by the Average Ameris Stock Price.

8.2 Effect of Termination. In the event of termination of this Agreement by either Prosperity or Ameris as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Prosperity, Ameris, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) except as provided in Section 8.4(d), termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Prosperity, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by Ameris, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by Ameris while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), Prosperity shall, within three (3) Business Days after such termination, pay Ameris an amount equal to $2,250,000, and (ii) in the case of a termination under Section 8.1(a)(vi), Prosperity shall, simultaneously with such termination and as a condition thereof, pay Ameris an amount equal to $1,500,000 if such termination occurs within thirty (30) days after the date of this Agreement or an amount equal to $2,250,000 if such termination occurs thereafter, in each case by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “Prosperity Termination Fee”).

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior thereto there has been publicly announced an Acquisition Proposal, then if within six (6) months of such termination Prosperity or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, Prosperity shall, within three (3) Business Days after the first to occur of the foregoing, pay Ameris the Prosperity Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to 20% in the definition of Acquisition Proposal shall be deemed to be references to 50%.

(c) If this Agreement is terminated (i) by Prosperity under Section 8.1(a)(iv) as a result of a willful and material breach by Ameris of any of the covenants or agreements of Ameris set forth in this Agreement, then Ameris shall, within three (3) Business Days after such termination, pay

Prosperity an amount equal to $3,200,000 by wire transfer of same-day funds, or (ii) by Ameris under Section 8.1(a)(ii) if a Requisite Regulatory Approval has been denied by any Governmental Entity where such Governmental Entity had conditioned its provision of such Requisite Regulatory Approval solely on an increase in any of the minimum regulatory capital requirements of Ameris, as the Surviving Corporation in the Merger or Ameris Bank, as the resulting institution in the Bank Merger, as contemplated by Section 7.1(e), or if Ameris shall have withdrawn any application seeking a Requisite Regulatory Approval because such Requisite Regulatory Approval would have included a condition increasing any of such minimum regulatory capital requirements, then Ameris shall, within three (3) Business Days after such termination, pay Prosperity an amount equal to $1,250,000 by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “Ameris Termination Fee”).

(d) Notwithstanding anything to the contrary in this Agreement, the payment of the Prosperity Termination Fee or the Ameris Termination Fee, as the case may be, pursuant to this Section 8.4 shall fully discharge Prosperity or Ameris, respectively, from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall (i) Prosperity be required to pay the Prosperity Termination Fee on more than one occasion or (ii) Ameris be required to pay the Ameris Termination Fee on more than one occasion.

(e) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Prosperity; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Prosperity, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Atlanta, Georgia time, at the offices of Rogers & Hardin LLP, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which Ameris Bank is open for carrying on substantially all of its business functions.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Ameris, to:

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Attn: Mr. Edwin W. Hortman, Jr.

Fax: (229) 890-2235

with a copy (which shall not constitute notice to Ameris) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attn: Jody L. Spencer, Esq.

Fax: (404) 230-0972

(b)	if to Prosperity, to:

The Prosperity Banking Company

100 Southpark Boulevard

St. Augustine, Florida 32086

Attn: Mr. Eddie Creamer

Fax: (904) 810-3955

with a copy (which shall not constitute notice to Prosperity) to:

Smith Mackinnon, PA

255 South Orange Avenue

Suite 800

Orlando, Florida 32801

Attn: John P. Greeley, Esq.

Fax: (407) 843-2448

9.4 Interpretation.

(a) For the purposes of this Agreement, use of the phrase “to the knowledge” of Prosperity or Ameris, as applicable, or reference to the knowledge or awareness of Prosperity or Ameris, as applicable, means the actual knowledge of an executive officer of such Party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither Prosperity nor Ameris shall, and neither Prosperity nor Ameris shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Ameris, in the case of a proposed announcement or statement by Prosperity, or Prosperity, in the case of a proposed announcement or statement by Ameris; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Ameris and Prosperity have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.
President and Chief Executive Officer

THE PROSPERITY BANKING COMPANY

By:	/s/ Eddie Creamer
Eddie Creamer
President and Chief Operating Officer

Exhibit A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 1st day of May, 2013, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of The Prosperity Banking Company (“Prosperity”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, Ameris and Prosperity propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Prosperity will merge with and into Ameris (the “Merger”); and

WHEREAS, as a condition to the willingness of Ameris to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, Ameris entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Ameris in connection therewith, Shareholder and Ameris, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Prosperity, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Ameris, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Prosperity contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Prosperity, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as Ameris may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Ameris as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Ameris, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Prosperity other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any Prosperity Stock Options to be cancelled prior to the Effective Time in accordance with the Merger Agreement. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Prosperity, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Ameris) any information or data with respect to Prosperity or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Prosperity’s shareholders with respect to an Acquisition Proposal.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Ameris with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Prosperity, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Prosperity taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Ameris to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Ameris if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Ameris will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Ameris has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Ameris’s seeking or obtaining such equitable relief. In addition, Ameris shall have the right to inform any third party that Ameris reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Ameris hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with Ameris set forth in this Agreement may give rise to claims by Ameris against such third party. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought against either party hereto, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including, without limitation, reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Prosperity, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Prosperity or in any other capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Ameris, Prosperity or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at Ameris’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits Ameris to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

IN WITNESS WHEREOF, Ameris has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock

Subject to this Agreement:

Exhibit B

BANK PLAN OF MERGER AND MERGER AGREEMENT

This Bank Plan of Merger and Merger Agreement (this “Agreement”) is made and entered into as of the 21st day of May, 2013, by and between Ameris Bank, a Georgia state-chartered bank (the “Surviving Bank”), and Prosperity Bank, a Florida state-chartered bank (the “Merging Bank”) (the Merging Bank and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).

RECITALS

WHEREAS, Ameris Bancorp, a Georgia corporation and the sole shareholder of the Surviving Bank (“Ameris”), and The Prosperity Banking Company, a Florida corporation and the sole shareholder of the Merging Bank (“Prosperity”), have entered into that certain Agreement and Plan of Merger dated as of May 1, 2013 (the “Holding Company Agreement”), pursuant to which Prosperity would be merged with and into Ameris (the “Company Merger”);

WHEREAS, the Boards of Directors of the Constituent Banks deem it advisable and for the benefit of the Constituent Banks that the Merging Bank merge with and into the Surviving Bank immediately upon, and subject to, the consummation of the Company Merger (the “Merger”); and

WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of a bank organized under the Code and a bank having a different home state, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”);

NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:

I.

MERGER; EFFECTIVE TIME

1.1 Merger. At the Effective Time (as hereinafter defined), the Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code. The Surviving Bank shall survive the Merger, the separate existence of the Merging Bank shall cease and the Merger shall in all respects have the effect provided for in the applicable provisions of the Code.

1.2 Effective Time. Subject to the consummation of the Company Merger in accordance with the Holding Company Agreement, Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing in accordance with the Code. The Merger shall be effective upon the issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia (the “Effective Time”).

II.

NAME OF SURVIVING BANK; ARTICLES OF

INCORPORATION; BYLAWS; DIRECTORS; OFFICERS

2.1 Name of Surviving Bank. The name of the Surviving Bank shall be “Ameris Bank” or such other name as the Surviving Bank shall be operating under immediately prior to the Effective Time.

2.2 Articles of Incorporation of the Surviving Bank. The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank.

2.3 Bylaws of the Surviving Bank. The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.

2.4 Directors of the Surviving Bank. At the Effective Time, the directors of the Merging Bank immediately prior thereto shall cease to hold office, and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank and shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.

2.5 Executive Officers of the Surviving Bank. At the Effective Time, the executive officers of the Merging Bank immediately prior thereto shall cease to hold office, and each executive officer of the Surviving Bank immediately prior thereto shall remain an executive officer of the Surviving Bank, and each of the foregoing shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.

III.

SECURITIES

The shares of the capital stock of the Constituent Banks shall be converted as follows:

3.1 Stock of the Surviving Bank. At the Effective Time, each share of the common stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by Ameris.

3.2 Stock of the Merging Bank. At the Effective Time, each share of the common stock of the Merging Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be extinguished.

IV.

GENERAL

4.1 Approval of Shareholders and the Department. This Agreement is subject to approval by the shareholders of the Constituent Banks and by the Department.

4.2 Necessary Action. The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the merger of the Constituent Banks in accordance with this Agreement and the Code.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts may be delivered by facsimile or other electronic transmission.

4.4 Termination. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Holding Company Agreement by written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Holding Company Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officers, as of the date first written above.

ATTEST:	AMERIS BANK

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	PROSPERITY BANK

By:
Secretary	Its:

[CORPORATE SEAL]

Exhibit C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the      day of             , 2013, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and                     , an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of May 1, 2013 (the “Merger Agreement”) by and between Ameris and The Prosperity Banking Company, a Florida corporation (“Prosperity”), Prosperity will merge with and into Ameris (the “Merger”), as a result of which Prosperity Bank, a Florida state-chartered bank and wholly owned subsidiary of Prosperity (“Prosperity Bank”), will become a wholly owned subsidiary of Ameris that is to be subsequently merged with and into Ameris Bank, a Georgia state-chartered bank and wholly owned subsidiary of Ameris (“Ameris Bank”);

WHEREAS, Director is a shareholder of Prosperity and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Prosperity Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Prosperity and has been responsible for the management of the business and affairs of Prosperity and its subsidiaries, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, Ameris will succeed to all of the Confidential Information and Trade Secrets, for which Ameris, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of Prosperity, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Ameris and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) Ameris has separately bargained and paid additional consideration for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, Director covenants and agrees with Ameris as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose.

(ii) For a period of one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of Ameris), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Ameris, Ameris Bank, Prosperity or Prosperity Bank (each a “Protected Party”), including actively sought prospective customers of Prosperity or Prosperity Bank, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) For a period of one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of Ameris), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, perform within the Restricted Territory (as hereinafter defined) duties and responsibilities that are the same as or substantially similar to those Director performed for Prosperity for any business which is the same as or essentially the same as the business conducted by any Protected Party.

(iv) For a period of one (1) year after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Prosperity and its subsidiaries, including Prosperity Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with Prosperity;

(C) having value to Prosperity and, as a result of the consummation of the transactions contemplated by the Merger Agreement, Ameris; and

(D) not generally known to competitors of Prosperity or Ameris.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Prosperity or Ameris, except where such public disclosure has been made by Director without authorization from Prosperity or Ameris, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean the geographic territory within a fifty (50) mile radius of Prosperity’s office as of the date hereof located at 100 SouthPark Boulevard, St. Augustine, Florida 32086.

(iv) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to Ameris upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Ameris may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Additional Cash Consideration. In addition to the consideration payable to Director as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Ameris agrees to pay Director the sum of $30,000.00 within one (1) business day following the date hereof.

3. Return of Materials. Director shall deliver to Ameris within one (1) business day after the Effective Time all memoranda, notes, plans, records, reports and other documents relating to the business of Prosperity and its subsidiaries which he may then possess or have under his control, or, in the alternative, Director shall destroy all such memoranda, notes, plans, records, reports and other documents relating to the business of Prosperity and its subsidiaries and shall execute and deliver a certificate in form and substance satisfactory to Ameris to such effect within one (1) business day after the Effective Time.

4. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4) or (z) in the case of Ameris only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 4.

If to Ameris:	Ameris Bancorp 310 First Street, S.E. Moultrie, Georgia 31768 Attn: Chief Executive Officer Fax: (229) 890-2235

If to Director:	The address of Director’s principal residence as it appears in Prosperity’s records as of the date hereof.

5. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

6. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Ameris. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

7. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

8. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

10. No Right to Employment. Nothing in this Agreement shall give or be deemed to give Director the right to employment or employment benefits with Ameris.

11. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and Ameris has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.
President and Chief Executive Officer

Director:

APPENDIX B

OPINION OF ALLEN C. EWING & CO.

April 26, 2013

Board of Directors

The Prosperity Banking Company

100 Southpark Boulevard, Suite 104

St. Augustine, Florida 32086

Members of the Board of Directors:

The Prosperity Banking Company (“Prosperity”) and Ameris Bancorp (“Ameris”) anticipate entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Prosperity will merge with and into Ameris (the “Merger”). Under the terms of the Merger Agreement, each share of the voting common stock, par value $0.01 per share, of Prosperity shall be converted into the right to receive at the election of the holder either (i) 3.125 shares of common stock, par value $1.00 per share, of Ameris or (ii) $41.50 and cash in lieu of fractional shares (collectively, the “Merger Consideration”), subject to the requirement that no more than 50% of the Merger Consideration will be in the form of cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us to deliver an opinion as to whether the Merger Consideration is fair, from a financial point of view, to the shareholders of Prosperity.

In arriving at our opinion, we held discussions with members of senior management of Prosperity concerning Prosperity’s current business and its business outlook. We also held discussions with members of senior management of Ameris concerning Ameris’s current business, its business outlook and the expected benefits to be derived from the merger with Prosperity. We reviewed, analyzed and otherwise took into consideration certain financial information and other information available publicly, provided to us or prepared by us including, among other things, the following:

(i)	a draft of the Merger Agreement;

(ii)	current and historical consolidated financial statements of Prosperity;

(iii)	Prosperity’s internally prepared consolidated financial projections for the year ending December 31, 2013;

(iv)	other financial information relating to Prosperity that we deemed relevant;

(v)	a copy of the Consent Order, dated June 28, 2010, issued to Prosperity Bank by the Federal Deposit Insurance Corporation and the Florida Office of Financial Regulation;

Members of the Board of Directors

(vi)	a copy of the Written Agreement, dated July 26, 2010, by and between Prosperity and the Federal Reserve Bank of Atlanta;

(vii)	financial and market information relating to publicly traded commercial banking companies considered by us to be reasonably similar to Prosperity;

(viii)	the financial terms of recent business combinations in the commercial banking industry considered by us to be reasonably similar to those contemplated by the Merger;

(ix)	current and historical consolidated financial statements of Ameris;

(x)	recently published equity research reports relating to Ameris;

(xi)	publicly available information with respect to current and historical market prices and trading activity of Ameris common stock;

(xii)	other financial information relating to Ameris that we deemed relevant;

(xiii)	pro forma financial information showing the effect of a merger of Prosperity with and into Ameris;

(xiv)	assessment of the current market environment in general and the commercial banking sector environment in particular; and

(xv)	such other information, valuation techniques, analyses, inquiries and due diligence that we deemed relevant.

In preparing our opinion, we relied upon the accuracy and completeness of all publicly available information and all information provided to us, including the representations and warranties of Prosperity and Ameris included in the Merger Agreement, without independent verification. We did not conduct a physical inspection of the properties and facilities of Prosperity nor did we make or obtain any valuations or appraisals of the assets or liabilities, contingent or otherwise, of Prosperity.

We have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the terms of the Merger or the Merger Consideration.

Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Events occurring after the date hereof could materially affect this opinion. Our opinion is directed solely to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of Prosperity and does not address any other aspect of the Merger, nor does it constitute a recommendation to any shareholder of Prosperity as to how such shareholder should vote with respect to the Merger. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Prosperity nor does it address the effect of any other business combination in which Prosperity might engage.

This opinion letter may be reproduced and included in a proxy statement mailed to the shareholders of Prosperity provided that the opinion is reproduced in such document in its entirety and such document includes a summary of the opinion and related analysis in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written consent.

Members of the Board of Directors

Based upon, and subject to the foregoing, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of Prosperity.

Very truly yours,
/s/ Allen C. Ewing & Co. Allen C. Ewing & Co.

APPENDIX C

FLORIDA APPRAISAL RIGHTS STATUTES

607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries’ controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10% of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code, or the GBCC, provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.

Article XI of the articles of incorporation, as amended, of the registrant provides that, except as may be limited by the GBCC or any successor law, no director shall be personally liable to the registrant or any of its shareholders for monetary damages for breach of his or her duty of care or other duty as a director.

Article VII of the amended and restated bylaws of the registrant provides that every person (and the heirs and legal representatives of such person) who is or was a director or officer of the registrant or any other corporation of which he or she served as such at the request of the registrant and of which the registrant directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which the registrant is in any way interested, may be indemnified for any liability and expense resulting from any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative or investigative or derivative or otherwise, or in connection with any appeal relating thereto, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as a director or officer or as a member of any committee appointed by the board of directors of the registrant to act for, in the interest of, or on behalf of the registrant, whether or not he or she continues to be a director or officer at the time such liability or expense is incurred; provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The termination of any claim, action, suit or proceeding, by judgment, order, compromise, settlement (with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, does not create a presumption that a director or officer did not meet the standards of conduct set forth in the amended and restated bylaws. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Article VII of the bylaws of the registrant may be advanced by the registrant prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount, unless it is ultimately determined that he or she is entitled to indemnification under the bylaws.

Notwithstanding the foregoing, Article VII of the registrant’s bylaws provides that no officer or director who was or is a party to any action or suit by or in the right of the registrant to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of the registrant or such other corporation can be indemnified in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the registrant, unless the court in which such action or suit was brought determines that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Article VII of the registrant’s bylaws further provides that every person (and the heirs and legal representatives of such person) referred to above who has been wholly successful, on the merits or otherwise, with the respect to such claim, action, suit or proceeding is entitled to indemnification as of right without any further action or approval by the board of directors of the registrant, and any indemnification pursuant to the bylaws of the registrant will be made at the discretion of the registrant only if: (1) the board of directors, acting by majority vote of a quorum consisting of directors who were not parties to such claim, action, suit or proceeding, present or voting, finds that the director or officer met the standard of conduct set forth in the bylaws; or (2) no such quorum of the board of directors exists, independent legal counsel at the request of either the registrant or the person seeking indemnification, delivers to the registrant such counsel’s written opinion that such director or officer met such standards; or (3) the holders of a majority of stock then entitled to vote for the election of directors determines by affirmative vote that such director or officer met such standards.

The rights of indemnification provided in Article VII of the registrant’s bylaws are in addition to: (1) any rights to which any director or officer may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise; and (2) the power of the registrant to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the registrant would have the power to indemnify against such liability under the amended and restated bylaws or otherwise.

The registrant’s bylaws further provide that any repeal or modification of the bylaws by the shareholders of the registrant cannot adversely affect any right or protection of a director of the registrant existing at the time of such repeal or modification.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits. See Exhibit Index

(b)	Financial Statement Schedules. Not applicable.

(c)	Reports, Opinions or Appraisals.

(1) Opinion of Allen C. Ewing & Co. (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement).

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on July 10, 2013.

AMERIS BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Ameris Bancorp hereby severally constitute and appoint Edwin W. Hortman, Jr. and Dennis J. Zember Jr., and each of them singly, our true and lawful attorneys with full power to either of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Ameris Bancorp to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edwin W. Hortman, Jr. Edwin W. Hortman, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2013

/s/ Dennis J. Zember Jr. Dennis J. Zember Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 10, 2013

/s/ R. Dale Ezzell R. Dale Ezzell	Director	July 10, 2013

/s/ J. Raymond Fulp J. Raymond Fulp	Director	July 10, 2013

/s/ Leo J. Hill Leo J. Hill	Director	July 10, 2013

/s/ Daniel B. Jeter Daniel B. Jeter	Director	July 10, 2013

/s/ Robert P. Lynch Robert P. Lynch	Director	July 10, 2013

/s/ Brooks Sheldon Brooks Sheldon	Director	July 10, 2013

/s/ Jimmy D. Veal Jimmy D. Veal	Director	July 10, 2013

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of May 1, 2013, by and between Ameris Bancorp and The Prosperity Banking Company (attached as Appendix A to the proxy statement/prospectus included in this registration statement).

3.1	Articles of Incorporation of Ameris Bancorp, as amended (incorporated by reference to Exhibit 2.1 to Ameris Bancorp’s Regulation A Offering Statement on Form 1-A filed August 14, 1987).

3.2	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.7 to Ameris Bancorp’s Annual Report on Form 10-K filed with the SEC on March 26, 1999).

3.3	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.9 to Ameris Bancorp’s Annual Report on Form 10-K filed with the SEC on March 31, 2003).

3.4	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on December 1, 2005).

3.5	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on November 21, 2008).

3.6	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on June 1, 2011).

3.7	Amended and Restated Bylaws of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2005).

4.1	Placement Agreement between Ameris Bancorp, Ameris Statutory Trust I, FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc. dated September 13, 2006 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.2	Subscription Agreement between Ameris Bancorp, Ameris Statutory Trust I and First Tennessee Bank National Association dated September 20, 2006 (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.3	Subscription Agreement between Ameris Bancorp, Ameris Statutory Trust I and TWE, Ltd. dated September 20, 2006 (incorporated by reference to Exhibit 4.3 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.4	Indenture between Ameris Bancorp and Wilmington Trust Company dated September 20, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.5	Amended and Restated Declaration of Trust between Ameris Bancorp, the Administrators of Ameris Statutory Trust I signatory thereto and Wilmington Trust Company dated September 20, 2006 (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.6	Guarantee Agreement between Ameris Bancorp and Wilmington Trust Company dated September 20, 2006 (incorporated by reference to Exhibit 4.6 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.7	Floating Rate Junior Subordinated Deferrable Interest Debenture dated September 20, 2006 issued to Ameris Statutory Trust I (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).

4.8	Specimen Common Stock Certificate (incorporated by reference to Exhibit 1 to Ameris Bancorp’s Registration Statement on Form 8-A filed with the SEC on September 2, 1987).

5.1	Opinion of Rogers & Hardin LLP as to the legality of securities being registered.

10.1	Form of Shareholder Voting Agreement, dated as of May 1, 2013, by and between Ameris Bancorp and each of the directors of The Prosperity Banking Company (attached as Exhibit A to the Agreement and Plan of Merger which is Exhibit 2.1 to this registration statement).

10.2	Form of Non-Competition and Non-Disclosure Agreement, by and between Ameris Bancorp and each of the non-employee directors of The Prosperity Banking Company (attached as Exhibit C to the Agreement and Plan of Merger which is Exhibit 2.1 to this registration statement).

21.1	Schedule of Subsidiaries of Ameris Bancorp (incorporated by reference to Exhibit 21.1 to Ameris Bancorp’s Form 10-K filed with the SEC on March 1, 2013).

23.1	Consent of Porter Keadle Moore, LLP, Ameris Bancorp’s independent registered public accounting firm.

23.2	Consent of Hacker Johnson & Smith PA, The Prosperity Banking Company’s independent registered public accounting firm.

23.3	Consent of Rogers & Hardin LLP (included in Exhibit 5.1).

23.4	Consent of Allen C. Ewing & Co. (included in Exhibit 99.3)

24.1	Powers of Attorney (included on signature page).

99.1	Form of proxy to be mailed to shareholders of The Prosperity Banking Company.

99.2	Form of Election Statement to be mailed to shareholders of The Prosperity Banking Company.*

99.3	Opinion of Allen C. Ewing & Co. (attached as Appendix B to the proxy statement/ prospectus included in this registration statement).

*	To be filed by amendment.